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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

URS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
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	(4)	Proposed maximum aggregate value of transaction:
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	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

 Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-197822
September 17, 2014

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

           AECOM Technology Corporation and URS Corporation have entered into a merger agreement under which AECOM will acquire URS.

           In the proposed transaction, URS stockholders will have the right to elect to receive merger consideration in the form of cash or shares of AECOM common stock, subject to proration in the circumstances described in the enclosed joint proxy statement/prospectus. The stock consideration is expected to be generally tax-free to URS stockholders. AECOM stockholders will continue to own their existing shares of AECOM common stock after the merger.

           The value of the merger consideration will fluctuate with the market price of AECOM common stock and will be determined based on the five-day average (rounded to the nearest one tenth of a cent) of the closing sales prices on the NYSE of AECOM common stock ending on the day before the completion of the merger. Subject to the election, proration and adjustment procedures described in the enclosed joint proxy statement/prospectus, URS stockholders will be entitled to receive, in exchange for each share of URS common stock they hold at the effective time of the merger, either stock or cash consideration with a value equal to the sum of (i) 0.734 multiplied by the average (rounded to the nearest one tenth of a cent) of the closing sales prices on the NYSE for AECOM common stock during the five trading days ending the day before the completion of the merger and (ii) $33.00. As explained in more detail in the enclosed joint proxy statement/prospectus, whether a URS stockholder makes a cash election, a stock election or no election, the value of the consideration that such stockholder receives as of the date of completion of the merger will be approximately equivalent based on the average AECOM closing sales price used to calculate the merger consideration. However, because the value of the merger consideration will fluctuate with the market price of AECOM common stock, URS stockholders will not know at the time that they vote on the adoption of the merger agreement the number of shares of AECOM common stock or the amount of cash they will receive in the merger. It is the parties' expectation though that, subject to the satisfaction of the conditions to closing the merger, the merger will be consummated on the first business day following the AECOM and URS special stockholder meetings. As an example, based on the average of the closing prices of AECOM common stock for the five trading days ending on September 12, 2014, the most recent practicable trading day before filing of this joint proxy statement/prospectus, for each share of URS common stock held, a URS stockholder would receive approximately either $60.44 in cash or 1.6166 shares of AECOM common stock, subject to proration in the circumstances described in the enclosed joint proxy statement/prospectus.

           In addition, in the proposed transaction, outstanding and unvested URS restricted stock units and URS restricted stock awards that vest solely based on the passage of time and that do not vest by their terms upon the consummation of the merger (including any such equity awards that are granted following the execution of the merger agreement as specifically permitted pursuant to the terms of the merger agreement) (collectively, "URS roll-over award shares") will be converted into AECOM equity awards, on the same terms and conditions as applied to such awards prior to the proposed transaction, with the number of shares of AECOM common stock subject to such awards determined at the same implied exchange ratio as shares of URS common stock are converted into shares of AECOM common stock in the merger, assuming no proration. Holders of certain other URS equity awards ("URS election award shares") will have the right to elect to receive merger consideration in the form of cash or shares of AECOM common stock, subject to proration in the circumstances described in the enclosed joint proxy statement/prospectus.

           Based upon 68,545,117 outstanding shares of URS common stock (that are not URS election award shares), 1,591,993 outstanding URS election award shares (assuming for purposes of this joint proxy statement/prospectus that performance-based restricted stock unit awards issued in March 2013 with a two-year performance period ending January 2, 2015 will not achieve their applicable performance goals and will not vest prior to the consummation of the merger) and 1,361,164 outstanding URS roll-over award shares on the record date for the URS special meeting, AECOM will issue an aggregate of 50,419,214 shares of AECOM common stock to holders of URS common stock as of immediately prior to closing, issue an aggregate of 1,168,503 shares of AECOM common stock to holders of URS election award shares as of immediately prior to closing and reserve an aggregate of 2,200,458 shares of AECOM common stock in respect of AECOM equity awards issued to holders of URS roll-over award shares as of the consummation of the closing, in each case in connection with the merger, although these numbers may change based on the number of outstanding shares of URS common stock, URS election award shares and URS roll-over award shares on the closing date. AECOM will pay an aggregate cash consideration of $2,257,950,321 to holders of URS common stock as of immediately prior to closing in connection with the merger and, assuming 1,591,993 URS election award shares are outstanding as of immediately prior to closing, AECOM will pay an additional aggregate cash consideration of $52,535,769 to holders of URS election award shares. The amount of cash that is ultimately payable to holders of URS election award shares will depend on the number of URS election award shares that are outstanding immediately prior to the closing.

           Upon completion of the merger, we estimate that, on a fully diluted basis, current AECOM stockholders (together with holders of AECOM equity-based awards) will collectively own approximately 66% of the AECOM common stock and current URS stockholders, together with holders of URS election award shares and URS roll-over award shares, will collectively own approximately 34% of the AECOM common stock. A chart showing the cash and stock merger consideration at various hypothetical closing prices of AECOM common stock is provided on page 4 of the enclosed joint proxy statement/prospectus. The market prices of both AECOM common stock and URS common stock will fluctuate before the merger. You should obtain current stock price quotations for AECOM common stock and URS common stock. AECOM common stock, par value $0.01 per share, trades on the NYSE under the symbol "ACM" and URS common stock, par value $0.01 per share, trades on the NYSE under the symbol "URS."

           AECOM and URS will each hold a meeting of its respective stockholders in connection with the merger. AECOM stockholders will be asked to vote on a proposal to approve the issuance of shares of AECOM common stock in connection with the merger pursuant to the merger agreement (the "stock issuance proposal") and certain other related proposals. The AECOM Board of Directors has unanimously approved the merger agreement, has determined that the merger agreement and the transactions contemplated thereby, including the merger and the stock issuance proposal, are advisable and in the best interests of AECOM and its stockholders, and recommends that AECOM stockholders vote (i) "FOR" the stock issuance proposal and (ii) "FOR" the proposal to adjourn the AECOM special meeting, if necessary or appropriate, to solicit additional proxies in favor of the stock issuance.

           URS stockholders will be asked to vote on the adoption of the merger agreement and certain other related proposals. The URS Board of Directors has unanimously approved and adopted the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of URS and its stockholders, and unanimously recommends that URS stockholders vote (i) "FOR" the adoption of the merger agreement, (ii) "FOR" the proposal to adjourn the URS special meeting, if necessary or appropriate, to solicit additional proxies in favor of the adoption of the merger agreement and (iii) "FOR" the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to URS's named executive officers in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable.

           We cannot complete the merger unless the stockholders of each company approve the proposals related to the merger. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the AECOM or URS special meeting in person, please submit a proxy to vote your shares as promptly as practicable so that your shares may be represented and voted at the AECOM or URS special meeting, as applicable.

           We urge you to read the enclosed joint proxy statement/prospectus carefully. The obligations of AECOM and URS to complete the merger, and the transactions contemplated thereby, are subject to the satisfaction or waiver of several conditions set forth in the merger agreement. More information about AECOM, URS, the special meetings and the merger is included in the enclosed joint proxy statement/prospectus. You should also consider carefully the risks that are described in the "Risk Factors" section beginning on page 31.

           We look forward to the successful transaction involving AECOM and URS.

Sincerely,

/s/ MICHAEL S. BURKE Michael S. Burke President and Chief Executive Officer AECOM Technology Corporation	/s/ MARTIN M. KOFFEL Martin M. Koffel Chief Executive Officer and Chairman URS Corporation

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the enclosed joint proxy statement/prospectus or determined if the enclosed joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

           The enclosed joint proxy statement/prospectus is dated September 17, 2014 and is first being mailed to the stockholders of AECOM and URS on or about September 17, 2014.

AECOM TECHNOLOGY CORPORATION
1999 Avenue of the Stars, Suite 2600
Los Angeles, California 90067

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On October 16, 2014

Dear Stockholders of AECOM Technology Corporation:

        AECOM Technology Corporation and URS Corporation have entered into a merger agreement under which AECOM will acquire URS (the "merger"). We are pleased to invite you to attend a special meeting of stockholders of AECOM that is being held in connection with the merger. The meeting will be held at AECOM's headquarters located at 1999 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, on October 16, 2014, at 8:30 a.m., California time, to consider and vote upon the following matters:

  •
  a proposal to issue shares of AECOM common stock in connection with the merger pursuant to the merger agreement (the "stock issuance proposal"); and

  •
  a proposal to adjourn the AECOM special meeting, if necessary or appropriate, to solicit additional proxies in favor of the stock issuance if there are insufficient votes at the time of such adjournment to approve such proposal.

        Completion of the merger is conditioned on, among other things, approval by our stockholders of the stock issuance proposal.

        AECOM will transact no other business at the meeting except such business as may properly be brought before the AECOM special meeting or any adjournment or postponement thereof. Please refer to the joint proxy statement/prospectus of which this notice forms a part for further information with respect to the business to be transacted at the AECOM special meeting.

        The AECOM Board of Directors has unanimously approved the merger agreement and has determined that the merger agreement and the transactions contemplated thereby, including the merger and the stock issuance, are advisable and in the best interests of AECOM and its stockholders. The AECOM Board of Directors unanimously recommends that AECOM stockholders vote "FOR" each of the proposals set forth above.

        The AECOM Board of Directors has fixed the close of business on September 12, 2014 as the record date for determination of AECOM stockholders entitled to receive notice of, and to vote at, the AECOM special meeting and any adjournments of the special meeting. Only holders of record of AECOM common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the special meeting of AECOM stockholders. A list of stockholders of AECOM will be available for review for any purpose germane to the AECOM special meeting at AECOM's headquarters, at 1999 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, during regular business hours for a period of ten days before the AECOM special meeting. The list will also be available at the AECOM special meeting during the whole time thereof for examination by any stockholder of record present at the AECOM special meeting.

        The approval of the stock issuance proposal requires the affirmative vote of holders of a majority of the AECOM common stock, present in person or represented by proxy, at the AECOM special meeting and entitled to vote on the stock issuance proposal, assuming a quorum is present. Approval of the AECOM adjournment proposal requires the affirmative vote of the holders of a majority of the shares of AECOM common stock entitled to vote and present in person or represented by proxy at the AECOM special meeting, whether or not a quorum is present.

        Your vote is very important. Whether or not you expect to attend the AECOM special meeting in person, we urge you to submit a proxy to vote your shares as promptly as possible by either: (1) logging onto www.investorvote.com/ACM and following the instructions on your proxy card; (2) dialing 800-652-8683 and listening for further directions; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the AECOM special meeting. If your shares are held in the name of a bank, brokerage firm or other nominee, please follow the instructions on the voting instruction card furnished by the record holder, as appropriate.

        The enclosed joint proxy statement/prospectus provides a detailed description of the merger, the stock issuance and the merger agreement. We urge you to read carefully and in their entirety the joint proxy statement/prospectus of which this notice forms a part, including any documents incorporated by reference, and the Annexes. If you have any questions concerning the merger, the stock issuance or this joint proxy statement/prospectus, would like additional copies or need help voting your shares of AECOM common stock, please contact AECOM's proxy solicitor:

Georgeson Inc.
480 Washington Boulevard, 26th Floor
Jersey City, New Jersey 07310
Telephone: (888) 549-6618
E-mail: AECOM@georgeson.com

By Order of the Board of Directors,
/s/ CHRISTINA CHING Christina Ching, Vice President, Corporate Secretary

September 17, 2014

Los Angeles, California

URS CORPORATION
600 Montgomery Street, 26th Floor
San Francisco, California 94111

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On October 16, 2014

Dear Stockholders of URS Corporation:

        AECOM Technology Corporation and URS Corporation have entered into a merger agreement under which AECOM will acquire URS (the "merger"). We are pleased to invite you to attend a special meeting of stockholders of URS that is being held in connection with the merger. The meeting will be held at 600 Montgomery Street, 26th Floor, San Francisco, California 94111, on October 16, 2014, at 10:00 a.m., California time, to consider and vote upon the following matters:

  •
  a proposal to adopt the Agreement and Plan of Merger, dated as of July 11, 2014, as it may be amended from time to time (the "merger agreement"), by and among AECOM Technology Corporation, URS Corporation, ACM Mountain I, LLC and ACM Mountain II, LLC, a copy of which is included as Annex A to the joint proxy statement/prospectus of which this notice forms a part;

  •
  a proposal to adjourn the URS special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of such adjournment to approve such proposal; and

  •
  a proposal, on an advisory (non-binding) basis, to approve the compensation that may be paid or become payable to URS's named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable, as described in the section entitled "The Merger—Interests of URS's Directors and Executive Officers in the Merger—Golden Parachute Compensation."

        Completion of the merger is conditioned on, among other things, adoption of the merger agreement by our stockholders.

        URS will transact no other business at the URS special meeting except such business as may properly be brought before the URS special meeting or any adjournment or postponement thereof. Please refer to the joint proxy statement/prospectus of which this notice forms a part for further information with respect to the business to be transacted at the URS special meeting.

        The URS Board of Directors has unanimously approved and adopted the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of URS and its stockholders. The URS Board of Directors unanimously recommends that URS stockholders vote "FOR" each of the proposals set forth above.

        The URS Board of Directors has fixed the close of business on September 12, 2014 as the record date for determination of URS stockholders entitled to receive notice of, and to vote at, the URS special meeting or any adjournments thereof. Only holders of record of URS common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the URS special meeting. A list of the names of URS stockholders of record will be available for ten days prior to the URS special meeting for any purpose germane to the URS special meeting between the regular business hours of 9:00 a.m. and 5:00 p.m., California time, at URS's headquarters, 600 Montgomery Street, 26th Floor, San Francisco, California 94111. The URS stockholder list will also be available at the URS special meeting during the whole time thereof for examination by any stockholder present at such meeting.

        Adoption of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of URS common stock as of the record date for the URS special meeting. Approval of the proposal to adjourn the URS special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of such adjournment to approve such proposal requires the affirmative vote of the holders of a majority of the shares of URS common stock entitled to vote at the URS special meeting and present in person or represented by proxy, whether or not a quorum is present. Approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to URS's named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable, requires the affirmative vote of the holders of a majority of the shares of URS common stock present in person or represented by proxy at the URS special meeting and entitled to vote thereon, assuming a quorum is present.

        Your vote is very important. Whether or not you expect to attend the URS special meeting in person, we urge you to submit a proxy to vote your shares as promptly as possible by either: (1) logging onto www.proxyvote.com and following the instructions on your proxy card; (2) dialing (800)-690-6903 and listening for further directions; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the URS special meeting. If your shares are held in the name of a bank, brokerage firm or other nominee, please follow the instructions on the voting instruction card furnished by the record holder, as appropriate.

        The enclosed joint proxy statement/prospectus provides a detailed description of the merger and the merger agreement. We urge you to read carefully and in their entirety the joint proxy statement/prospectus of which this notice forms a part, including any documents incorporated by reference, and the Annexes. If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies or need help voting your shares of URS common stock, please contact URS's proxy solicitor:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
urs@dfking.com
Banks and brokers call collect: (212) 269-5550
Stockholders call toll-free: (800) 901-0068

By Order of the Board of Directors of URS Corporation,
/s/ JOSEPH MASTERS Joseph Masters, Secretary

September 17, 2014

San Francisco, California

ADDITIONAL INFORMATION

        This joint proxy statement/prospectus incorporates by reference important business and financial information about AECOM and URS from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

AECOM Technology Corporation 1999 Avenue of the Stars, Suite 2600 Los Angeles, California 90067 Telephone: (213) 593-8000 Attn: Investor Relations	URS Corporation 600 Montgomery Street, 26th Floor San Francisco, California 94111 Telephone: (415) 774-2700 Attn: Investor Relations
or	or
Georgeson Inc. 480 Washington Boulevard, 26th Floor Jersey City, New Jersey 07310 Telephone: (888) 549-6618 E-mail: AECOM@georgeson.com	D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, New York 10005 urs@dfking.com Banks and brokers call collect: (212) 269-5550 Stockholders call toll-free: (800) 901-0068

        Investors may also consult AECOM's and URS's websites for more information concerning the merger described in this joint proxy statement/prospectus. AECOM's website is www.AECOM.com and URS's website is www.URS.com. Additionally, information about the merger is available online at www.aecom-urs.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

        If you would like to request any documents, please do so by October 8, 2014 in order to receive them before the meetings.

        For more information, see "Where You Can Find More Information."

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

        This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the United States Securities and Exchange Commission (the "SEC") by AECOM, constitutes a prospectus of AECOM under Section 5 of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of AECOM common stock to be issued pursuant to the merger. This joint proxy statement/prospectus also constitutes a joint proxy statement for both AECOM and URS under Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). It also constitutes a notice of meeting with respect to the special meeting of AECOM stockholders and a notice of meeting with respect to the special meeting of URS stockholders.

        You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated September 17, 2014. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither our mailing of this joint proxy statement/prospectus to AECOM stockholders or URS stockholders nor the issuance by AECOM of shares of AECOM common stock in connection with the merger will create any implication to the contrary.

        This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in this joint proxy statement/prospectus regarding AECOM has been provided by AECOM and information contained in this joint proxy statement/prospectus regarding URS has been provided by URS.

        All references in this joint proxy statement/prospectus to "AECOM" refer to AECOM Technology Corporation, a Delaware corporation, and/or its consolidated subsidiaries, unless the context requires otherwise; all references in this joint proxy statement/prospectus to "URS" refer to URS Corporation, a Delaware corporation, and/or its consolidated subsidiaries, unless the context requires otherwise; all references to "Merger Sub" refer to ACM Mountain I, LLC, a Delaware limited liability company and direct wholly owned subsidiary of AECOM formed for the sole purpose of effecting the mergers; all references to "Merger Sub I" refer to ACM Mountain II, LLC, a Delaware limited liability company and direct wholly owned subsidiary of AECOM formed for the sole purpose of effecting the mergers; unless otherwise indicated or as the context requires, all references in this joint proxy statement/prospectus to "we," "our" and "us" refer to AECOM and URS, collectively; and, unless otherwise indicated or as the context requires, all references to the "merger agreement" refer to the Agreement and Plan of Merger, dated as of July 11, 2014, as it may be amended from time to time, by and among AECOM, Merger Sub, Merger Sub I and URS, a copy of which is included as Annex A to this joint proxy statement/prospectus. Also, in this joint proxy statement/prospectus, "$" and "USD" refer to U.S. dollars, and "California time" means the local time in California.

i

 QUESTIONS AND ANSWERS

        The following are some questions that you, as a stockholder of AECOM Technology Corporation, a Delaware corporation ("AECOM"), or URS Corporation, a Delaware corporation ("URS"), may have regarding the merger and the other matters being considered at the special meetings and the answers to those questions. AECOM and URS urge you to carefully read the remainder of this joint proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the special meetings. Additional important information is also contained in the Annexes to, and the documents incorporated by reference into, this joint proxy statement/prospectus.

Q:
Why am I receiving this joint proxy statement/prospectus?

A:
AECOM and its newly formed, direct wholly owned subsidiaries, ACM Mountain I, LLC ("Merger Sub") and ACM Mountain II, LLC ("Merger Sub I"), have entered into an Agreement and Plan of Merger, dated as of July 11, 2014 (as it may be amended from time to time, the "merger agreement"), with URS. Subject to the terms and conditions of the merger agreement, at the effective time of the merger, Merger Sub will be merged with and into URS, with URS surviving the merger as a wholly owned subsidiary of AECOM (the "merger"). At the effective time of the second merger, which will be immediately following the merger, and as part of a single integrated transaction with the merger, URS will be merged with and into Merger Sub I, with Merger Sub I surviving the second merger as a limited liability company and a wholly owned subsidiary of AECOM (the "second merger" and, together with the merger, the "mergers"). There are no conditions to the second merger other than consummation of the merger. A copy of the merger agreement is included in this joint proxy statement/prospectus as Annex A.

The merger cannot be completed unless, among other things:

•
holders of a majority of the shares of AECOM common stock present in person or represented by proxy at the AECOM special meeting vote to approve the issuance of shares of AECOM common stock in connection with the merger pursuant to the merger agreement (the "stock issuance"); and

•
holders of a majority of the shares of the outstanding URS common stock as of the record date for the URS special meeting vote to adopt the merger agreement.

  In addition, AECOM is soliciting proxies from its stockholders with respect to one additional proposal; completion of the merger is not conditioned upon receipt of this approval:

  •
  a proposal to adjourn the AECOM special meeting, if necessary or appropriate, to solicit additional proxies in favor of the stock issuance if there are insufficient votes at the time of such adjournment to approve such proposal (the "AECOM adjournment proposal").

  Furthermore, URS is soliciting proxies from its stockholders with respect to two additional proposals; completion of the merger is not conditioned upon receipt of these approvals:

  •
  a proposal to adjourn the URS special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of such adjournment to approve such proposal (the "URS adjournment proposal"); and

  •
  a proposal to approve, on an advisory (nonbinding) basis, the compensation that may be paid or become payable to URS's named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable (the "golden parachute proposal").

v

  Each of AECOM and URS will hold separate special meetings to obtain these approvals (the "AECOM special meeting" and the "URS special meeting," respectively). This joint proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the special meetings, and you should read it carefully. It is a joint proxy statement because both the AECOM and URS boards of directors are soliciting proxies from their respective stockholders. It is a prospectus because AECOM will issue shares of AECOM common stock in connection with the merger. The enclosed materials allow you to have your shares voted by proxy without attending your respective meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.

Q:
What will I receive in the merger in exchange for my shares of common stock?

A:
AECOM Stockholders:    If the merger is completed, AECOM stockholders will not receive any merger consideration and will continue to hold the shares of AECOM common stock which they currently hold. Following the merger, shares of AECOM common stock will continue to be traded on the New York Stock Exchange (the "NYSE") under the symbol "ACM."

URS Stockholders:    If the merger is completed, URS stockholders will be entitled to receive, in exchange for each share of URS common stock they hold at the effective time of the merger, either stock or cash consideration with a value equal to the sum of (i) 0.734 multiplied by the average (rounded to the nearest one tenth of a cent) of the closing sales prices on the NYSE for AECOM common stock during the five trading days ending the day before the completion of the merger (the "average five-day AECOM closing price") and (ii) $33.00. URS stockholders will have the right to elect to receive merger consideration for each of their shares of URS common stock in the form of cash or shares of AECOM common stock, subject to proration in the circumstances described below. In the event of proration, a URS stockholder may receive a portion of the merger consideration in a form other than that which such stockholder elected.

The value of the merger consideration will fluctuate with the market price of the AECOM common stock and will be determined based on the average five-day AECOM closing price. We urge you to obtain current market quotations of shares of AECOM and URS common stock. As explained in more detail in this joint proxy statement/prospectus, whether a URS stockholder makes a cash election or a stock election, the value of the consideration that such stockholder receives as of the date of completion of the merger will be approximately equivalent based on the average five-day AECOM closing price used to calculate the merger consideration. A URS stockholder may specify different elections with respect to different shares that such stockholder holds (e.g., if a URS stockholder owns 100 shares of URS common stock, that stockholder could make a cash election with respect to 50 shares and a stock election with respect to the other 50 shares).

The aggregate amount of cash to be paid to holders of URS common stock (not including, for this purpose, URS election award shares (as defined below)) as of immediately prior to closing is fixed in the merger agreement at $2,257,950,321. As a result, if the cash election is oversubscribed or undersubscribed, then certain adjustments will be made to the merger consideration to proportionately reduce the cash or stock amounts received by the URS stockholders in the manner described below in the section entitled "The Merger Agreement—Consideration to Be Received in the Merger—Proration." To the extent that the number of outstanding shares of URS increases between the date of the merger agreement and the effective time of the merger, due to the vesting of stock-settled awards or as otherwise permitted by the merger agreement, the aggregate number of shares of AECOM common stock to be issued as consideration in the merger will be increased accordingly, but the aggregate amount of cash to be paid as consideration to holders of URS common stock will not change. In addition, if the aggregate consideration to be paid to any holder of URS common stock would result in such holder receiving a fractional share of AECOM common stock, cash will be paid in lieu of such fractional share.

  As an example, based on the average (rounded to the nearest one tenth of a cent) of the closing sales prices of AECOM common stock for the five trading days ending on July 11, 2014 (the last trading date before announcement of the merger), for each share of URS common stock held, a URS stockholder would receive either approximately $56.41 in cash or 1.7687 shares of AECOM common stock, subject to proration if cash was oversubscribed or undersubscribed. As another example, based on the average (rounded to the nearest one tenth of a cent) of the closing sales prices of AECOM common stock for the five trading days ending on September 12, 2014 (the most recent practicable trading date before filing of this joint proxy statement/prospectus), for each share of URS common stock held, a URS stockholder would receive either approximately $60.44 in cash or 1.6166 shares of AECOM common stock, subject to proration if cash was oversubscribed or undersubscribed.

  The exact amount of cash and number of shares of AECOM common stock you receive will depend on the election you and other holders of URS common stock make and the formula in the merger agreement, including its election, proration and adjustment provisions. For a summary of the formula contained in the merger agreement, see "The Merger Agreement—Consideration to be Received in the Merger."

Q:
What will I receive in the merger in exchange for my equity awards?

A:
AECOM Stockholders:    If the merger is completed, holders of AECOM equity awards will not receive any merger consideration and will continue to hold the AECOM equity awards that they currently hold.

URS Stockholders:    If the merger is completed, certain URS equity awards ("URS roll-over award shares") will be assumed by AECOM and converted into AECOM equity awards as follows:

•
Certain URS Time Vesting Restricted Stock Units and Restricted Stock Awards.  Upon consummation of the merger, each outstanding and unvested URS restricted stock unit and URS restricted stock award that vests solely based on the passage of time and that does not vest by its terms upon the consummation of the merger will be assumed by AECOM and converted into restricted stock and restricted stock units with respect to whole shares of AECOM common stock, on the same terms and conditions as applied to such URS restricted stock unit and URS restricted stock awards immediately prior to the consummation of the merger, with the number of shares of AECOM common stock subject to each such assumed share of restricted stock and restricted stock unit determined based upon the exchange ratio, which is the quotient, rounded to the nearest one ten thousandth, obtained by dividing the per share cash amount (which is the amount obtained by adding (i) $33.00 and (ii) the product of 0.734 times the average five-day AECOM closing price) by the average five-day AECOM closing price. Any corresponding accrued but unpaid dividends and dividend equivalents with respect to such URS restricted stock units and URS restricted stock awards will also be assumed by AECOM and remain outstanding as an obligation with respect to the converted award.

In addition, if the merger is completed, holders of certain other URS equity awards ("URS election award shares") will have the right to elect to receive merger consideration in the form of cash or shares of AECOM common stock, subject to proration in the circumstances described in the enclosed joint proxy statement/prospectus:

•
Certain URS Time Vesting Restricted Stock Units and Restricted Stock Awards.  Immediately prior to the consummation of the merger, each outstanding URS restricted stock unit and URS restricted stock award that vests solely based on the passage of time and that either is vested, but not yet settled at the time the merger is consummated, or that vests by its terms upon the consummation of the merger will immediately and automatically vest and entitle the holder thereof to the merger consideration, subject to proration, and the holder will be entitled to any corresponding accrued but unpaid dividends or dividend equivalents (less applicable withholding), which will be paid and/or delivered, as applicable, within thirty (30) days after the closing date, subject to certain limited exceptions.

  •
  Performance Vesting Restricted Stock Units and Restricted Stock Awards.  Immediately prior to the consummation of the merger, each outstanding URS restricted stock unit and URS restricted stock award that vests, in whole or in part, based on the achievement of performance goals (other than the performance-based awards granted in March 2013 with a two-year performance period ending January 2, 2015, which will only vest if the applicable performance goal is determined to be achieved measured as of the month-end prior to the effective time), will immediately and automatically vest based on the deemed achievement of the performance goals at target level and entitle the holder thereof to the merger consideration, subject to proration, and the holder will be entitled to any corresponding accrued but unpaid dividends or dividend equivalents (less applicable withholding), which will be paid and/or delivered, as applicable, within forty-five (45) days after the closing date, subject to certain limited exceptions.

  •
  Deferred Stock Units and Deferred Restricted Stock Units.  Upon consummation of the merger, each outstanding URS deferred stock award held by a non-employee director and each outstanding URS deferred restricted stock unit, all of which are vested, will entitle the holder thereof to the merger consideration, subject to proration. The delivery and/or payment, as applicable, of the merger consideration and any dividend equivalents will be made on the first business day that follows the six (6) month anniversary of the holder's separation from service with URS and AECOM, subject to certain limited exceptions.

Based upon 1,591,993 outstanding URS election award shares on the record date for the URS special meeting, AECOM will issue an aggregate of 1,168,503 shares of AECOM common stock to holders of URS election award shares as of immediately prior to closing in connection with the merger, will pay an aggregate cash consideration of $52,535,769 to holders of URS election award shares as of immediately prior to closing in connection with the merger and will reserve an aggregate of 2,200,458 shares of AECOM common stock in respect of AECOM equity awards issued to holders of URS roll-over award shares as of immediately prior to the closing in connection with the merger (the "URS equity award merger consideration"), although these numbers may change based on the number of outstanding URS equity awards on the closing date. See "The Merger Agreement—Consideration to be Received in the Merger."

Q:
What are the details of the consideration election?

A:
You will be allowed to make a cash election with respect to any or all of your shares of URS common stock and/or a stock election with respect to any or all of your other shares of URS common stock (subject to proration if cash is oversubscribed or undersubscribed):

•
A cash election with respect to a share of URS common stock means a request to receive cash in the amount (the "per share cash amount") of (1) $33.00 plus (2) the product, rounded to the nearest one tenth of a cent, of 0.734 multiplied by the average, rounded to the nearest one tenth of a cent, of the average five-day AECOM closing price.

•
A stock election with respect to a share of URS common stock means a request to receive that number of shares of AECOM common stock equal to (1) the per share cash amount divided by (2) the average five-day AECOM closing price.

  The exact amount of cash and number of shares of AECOM common stock you receive will depend on the election you and other URS stockholders make and the formula in the merger agreement, including its election, proration and adjustment provisions. In addition, if the aggregate consideration to be paid to any holder of URS common stock would result in such holder receiving a fractional share of AECOM common stock, cash will be paid in lieu of such fractional share. For a summary of the formula contained in the merger agreement, see "The Merger Agreement—Consideration to be Received in the Merger."

Q:
How do I make an election?

A:
If you are the record holder of shares of URS common stock on September 12, 2014, the record date for the URS special meeting (the "URS record date"), you will receive an election form enclosed with this joint proxy statement/prospectus (the "election form") specifying the number of shares of URS common stock, if any, you desire to convert into the right to receive merger consideration in the form of cash or shares of AECOM common stock. You must deliver a completed election form by 2:00 p.m., California time, on October 15, 2014 (the "election deadline"), to Computershare Trust Company, N.A., as exchange agent (whom we refer to as the "exchange agent"). Such election form must be accompanied by the certificates representing the shares of URS common stock (or guarantee of delivery), unless such shares are in book-entry form ("book-entry shares"), in which case you should follow the instructions set forth in the election form. If you hold your shares of URS common stock through a bank, broker or other nominee, your bank, broker or other nominee, as applicable, will provide you with instructions on how to make an election. If your election form is received after the election deadline or you fail to comply with your bank's, broker's or nominee's instructions, your election will be disregarded, and you will receive consideration in whatever form or mix that remains after taking into account other URS stockholders' preferences.

  If you hold URS election award shares (including restricted stock), URS will provide you with separate instructions on how to make an election.

  If you hold shares of URS common stock through a URS Corporation 401(k) Retirement Plan account, you will receive separate instructions on how to make an election with respect to such shares.

Q:
How can I change my election?

A:
If you are a record holder of URS common stock, you may (i) change your election by written notice received by the exchange agent prior to the election deadline, accompanied by a properly completed and signed revised election form or (ii) revoke your election by written notice received by the exchange agent prior to the election deadline or by withdrawal, prior to the election deadline, of the certificates representing your shares of URS common stock, or of the guarantee of delivery of such certificates, previously deposited with the exchange agent. If your election form is revoked, the certificate(s) (or guarantees of delivery, as appropriate), if any, for the shares of URS common stock to which such election form relates will be promptly returned to you.

  If you hold URS election award shares (including restricted stock), URS will provide you with separate instructions on how to make or change your election.

Q:
Am I required to make an election in order to receive the merger consideration?

A:
No. If you do not make an election, you will still receive the merger consideration upon completion of a duly executed letter of transmittal and delivery of your stock certificates (or book-entry shares). However, if you have a preference for a specific form of merger consideration and do not make an election, the exchange agent will not take your preference into consideration.

  If you do not make an election, you will receive the merger consideration in whatever form or mix remains after giving effect to the preferences of the URS stockholders that do make elections. If the cash election is oversubscribed, you will receive shares of AECOM common stock; if the cash election option is undersubscribed, you will receive cash consideration.

Q:
When and where will the special meetings be held?

A:
AECOM Stockholders:    The AECOM special meeting will be held at AECOM's headquarters located at 1999 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, on October 16, 2014, at 8:30 a.m., California time.

URS Stockholders:    The URS special meeting will be held at 600 Montgomery Street, 26th Floor, San Francisco, California 94111, on October 16, 2014, at 10:00 a.m., California time.

Q:
What are the proposals on which I am being asked to vote?

A:
AECOM Stockholders:    AECOM is soliciting proxies from its stockholders with respect to two proposals:

•
the stock issuance proposal, approval of which is a condition to completion of the merger; and

•
the AECOM adjournment proposal, approval of which is not a condition to completion of the merger.

URS Stockholders:    URS is soliciting proxies from its stockholders with respect to three proposals:

•
a proposal to adopt the merger agreement, approval of which is a condition to completion of the merger;

•
the URS adjournment proposal, approval of which is not a condition to completion of the merger; and

•
the golden parachute proposal, approval of which is not a condition to completion of the merger.

Q:
What constitutes a quorum at the meetings?

A:
AECOM Stockholders:    Stockholders who hold a majority of the shares of AECOM common stock outstanding on September 12, 2014, the record date for the AECOM special meeting (the "AECOM record date"), and who are entitled to vote must be present in person or represented by proxy to constitute a quorum at the AECOM special meeting. Subject to consultation with URS pursuant to the terms of the merger agreement, the AECOM stockholders, by a majority vote at the meeting by the holders of AECOM common stock entitled to vote and present in person or represented by proxy, whether or not a quorum is present, may adjourn the meeting to another time or place without further notice. If the adjournment is for more than 30 days or, if after the adjournment, a new record date is fixed for the adjourned meeting, a new notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the adjourned meeting.

Failures to vote will not be included in the calculation of the number of shares of AECOM common stock represented at the AECOM special meeting for purposes of determining whether a quorum has been achieved. Abstentions will be included in the calculation of the number of shares of AECOM common stock represented at the AECOM special meeting for purposes of determining whether a quorum has been achieved. Under NYSE rules, if brokers do not have discretion to vote on any of the proposals at a stockholders' meeting, broker non-votes will not count toward the calculation of a quorum. As each of the proposals to be voted on at the AECOM special meeting is considered "non-routine" under NYSE rules, brokers do not have

x

  discretion to vote on such proposals and, as such, broker non-votes will not be included in the calculation of the number of shares of AECOM common stock represented at the AECOM special meeting for purposes of determining whether a quorum has been achieved.

  URS Stockholders:    Stockholders who hold shares representing at least a majority of the outstanding shares of URS common stock entitled to vote at the URS special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business at the URS special meeting. Subject to consultation with AECOM pursuant to the terms of the merger agreement, the URS stockholders, by a majority vote at the meeting by the holders of URS common stock entitled to vote and present in person or represented by proxy, whether or not a quorum is present, may adjourn the meeting to another time or place without further notice. If the adjournment is for more than 30 days or, if after the adjournment, a new record date is fixed for the adjourned meeting, a new notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the adjourned meeting.

  Failures to vote will not be included in the calculation of the number of shares of URS common stock represented at the URS special meeting for purposes of determining whether a quorum has been achieved. Abstentions will be included in the calculation of the number of shares of URS common stock represented at the URS special meeting for purposes of determining whether a quorum has been achieved. Under NYSE rules, if brokers do not have discretion to vote on any of the proposals at a stockholders' meeting, broker non-votes will not count toward the calculation of a quorum. As each of the proposals to be voted on at the URS special meeting is considered "non-routine" under NYSE rules, brokers do not have discretion to vote on such proposals and, as such, broker non-votes will not be included in the calculation of the number of shares of URS common stock represented at the URS special meeting for purposes of determining whether a quorum has been achieved.

Q:
How do I vote?

A:
AECOM Stockholders:    If you are a stockholder of record of AECOM as of the close of business on the AECOM record date, you may vote in person by attending the AECOM special meeting or, to ensure your shares are represented at the AECOM special meeting, you may authorize a proxy to vote by:

•
logging onto www.envisionreports.com/ACM and following the instructions on your proxy card to submit a proxy via the internet anytime up to 11:00 p.m., California time, on October 15, 2014, and following the instructions provided on that site;

•
dialing 800-652-8683 and listening for further directions to submit a proxy by telephone anytime up to 11:00 p.m., California time, on October 15, 2014, and following the instructions provided in the recorded message; or

•
signing and returning the accompanying proxy card in the enclosed postage-paid envelope. AECOM stockholders of record may submit their proxies through the mail by completing their proxy card and signing, dating and returning it in the enclosed, pre-addressed, postage-paid envelope. To be valid, a returned proxy card must be signed and dated.

URS Stockholders:    If you are a stockholder of record of URS as of the close of business on the URS record date, you may vote in person by attending the URS special meeting or, to ensure your shares are represented at the URS special meeting, you may authorize a proxy to vote by:

•
logging onto www.proxyvote.com and following the instructions on your proxy card to submit a proxy via the internet anytime up to 8:59 p.m., California time, on October 15, 2014, and following the instructions provided on that site;

  •
  dialing (800)-690-6903 and listening for further directions to submit a proxy by telephone anytime up to 8:59 p.m., California time, on October 15, 2014, and following the instructions provided in the recorded message; or

  •
  signing and returning the accompanying proxy card in the enclosed postage-paid envelope. URS stockholders of record may submit their proxies through the mail by signing, dating, completing and returning their proxy card in the enclosed, pre-addressed, postage-paid envelope. To be valid, a returned proxy card must be signed and dated.

If you hold shares of URS common stock through a URS Corporation 401(k) Retirement Plan account, you will receive separate instructions on how to vote such shares.

Q:
If my shares are held in a stock brokerage account, or in "street name" by my broker, bank or nominee, will my broker, bank or nominee automatically vote my shares for me?

A:
No. If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (that is, in "street name"), you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank, broker or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to AECOM or URS or by voting in person at your special meeting unless you provide a "legal proxy," which you must obtain from your bank, broker or other nominee. Further, brokers who hold shares of AECOM or URS common stock on behalf of their customers may not give a proxy to AECOM or URS to vote those shares without specific instructions from their customers.

Q:
What if I return my proxy card without indicating how to vote?

A:
If you sign and return your proxy card without indicating how to vote on any particular proposal, your shares will be voted in accordance with the recommendation of the AECOM or URS Board of Directors, as applicable, with respect to such proposal.

Q:
If I am a URS stockholder, should I send in my URS stock certificates with my proxy card?

A:
No. Please DO NOT send your URS stock certificates with your proxy card. You are being provided an election form and instructions regarding the surrender of your stock certificates. If you wish to make an election with respect to your shares of URS common stock, you should, prior to the election deadline, send your URS stock certificates (if any) to the exchange agent, together with your completed, signed election form.

Q:
How many votes do I have?

A:
AECOM Stockholders:    Holders of AECOM common stock are entitled to one vote for each share of AECOM common stock owned as of the AECOM record date. As of the close of business on the AECOM record date, there were 99,541,568 outstanding shares of AECOM common stock, approximately 2.03% of which were beneficially owned by the directors and executive officers of AECOM and their affiliates.

URS Stockholders:    Holders of URS common stock are entitled to one vote for each share of URS common stock owned as of the close of business on the URS record date. As of the close of business on the URS record date, there were 69,121,955 shares of URS common stock outstanding and entitled to vote at the URS special meeting, approximately 0.93% of which were beneficially owned by the directors and executive officers of URS and their affiliates.

Q:
What vote is required to approve each proposal?

A:
AECOM Stockholders:    Approval of the stock issuance proposal requires the affirmative vote of holders of the majority of shares of AECOM common stock present in person or represented by proxy at the AECOM special meeting and entitled to vote thereon, assuming a quorum is present, and is a condition to completion of the merger. Approval of the AECOM adjournment proposal requires the affirmative vote of the holders of a majority of the shares of AECOM common stock entitled to vote and present in person or represented by proxy at the AECOM special meeting, whether or not a quorum is present. Approval of the AECOM adjournment proposal is not a condition to completion of the merger.

URS Stockholders:    Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of URS common stock as of the URS record date, and is a condition to completion of the merger. Approval of the URS adjournment proposal requires the affirmative vote of the holders of a majority of the shares of URS common stock entitled to vote and present in person or represented by proxy at the URS special meeting, whether or not a quorum is present. Approval of the golden parachute proposal requires the affirmative vote of holders of the majority of shares of URS common stock present in person or represented by proxy at the URS special meeting and entitled to vote thereon, assuming a quorum is present. Neither approval of the URS adjournment proposal nor the golden parachute proposal is a condition to completion of the merger.

Q:
What will happen if I fail to vote or I abstain from voting?

A:
AECOM Stockholders:    If you are an AECOM stockholder and you fail to vote, it will have no effect on the AECOM adjournment proposal or, assuming a quorum is present, on the stock issuance proposal. If you abstain from voting, your shares will be counted as represented at the AECOM special meeting, and it will have the same effect as a vote "AGAINST" the stock issuance proposal and "AGAINST" the AECOM adjournment proposal.

URS Stockholders:    If you are a URS stockholder and you fail to vote, it will have the same effect as a vote "AGAINST" the proposal to adopt the merger agreement, but it will have no effect on the URS adjournment proposal or, assuming a quorum is present, on the golden parachute proposal. If you abstain from voting, your shares will be counted as represented at the URS special meeting, and it will have the same effect as a vote "AGAINST" the proposal to adopt the merger agreement, "AGAINST" the URS adjournment proposal and "AGAINST" the golden parachute proposal.

Q:
What will happen if I fail to instruct my broker, bank or nominee how to vote?

A:
AECOM Stockholders:    If you are an AECOM stockholder and you do not instruct your broker, bank or nominee on how to vote your shares, your broker may not vote your shares at the AECOM special meeting. This will have no effect on the AECOM adjournment proposal or, assuming a quorum is present, on the stock issuance proposal.

URS Stockholders:    If you are a URS stockholder and you do not instruct your broker, bank or nominee on how to vote your shares, your broker may not vote your shares at the URS special meeting. This will have the same effect as a vote "AGAINST" the adoption of the merger agreement, but will have no effect on the URS adjournment proposal or, assuming a quorum is present, on the golden parachute proposal.

Q:
Can I change my vote after I have returned a proxy or voting instruction card?

A:
AECOM Stockholders:    Yes. You can change your vote at any time before your proxy is voted at your special meeting. You can do this in one of three ways:

•
you can send a signed notice of revocation;

•
you can grant a new, valid proxy bearing a later date including by telephone or via the internet; or

•
if you are a holder of record, you can attend the AECOM special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the Corporate Secretary of AECOM no later than the beginning of the AECOM special meeting. If you have submitted a proxy for your shares by telephone or via the internet, you may revoke your prior telephone or internet proxy by any manner described above. If your shares are held in street name by your broker, bank or nominee, you should contact your broker, bank or nominee to change your vote.

URS Stockholders:    Yes. You can change your vote at any time before your proxy is voted at your special meeting. You can do this in one of three ways:

•
you can send a signed notice of revocation;

•
you can grant a new, valid proxy bearing a later date including by telephone or via the internet; or

•
if you are a holder of record, you can attend the URS special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the Secretary of URS no later than the beginning of the URS special meeting. If you have submitted a proxy for your shares by telephone or via the internet, you may revoke your prior telephone or internet proxy by any manner described above. If your shares are held in street name by your broker, bank or nominee, you should contact your broker, bank or nominee to change your vote.

Q:
How does the AECOM Board of Directors recommend that AECOM stockholders vote?

A:
The AECOM Board of Directors has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger and the stock issuance, are advisable and in the best interests of AECOM and its stockholders. The AECOM Board of Directors unanimously recommends that the AECOM stockholders vote (i) "FOR" the stock issuance proposal and (ii) "FOR" the AECOM adjournment proposal.

Q:
How does the URS Board of Directors recommend that URS stockholders vote?

A:
The URS Board of Directors has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of URS and its stockholders. The URS Board of Directors unanimously recommends that URS stockholders vote (i) "FOR" the adoption of the merger agreement, (ii) "FOR" the URS adjournment proposal and (iii) "FOR" the golden parachute proposal.

  Prior to any decision made by the URS Board of Directors, URS director Lydia Kennard disclosed to the URS Board of Directors that she is President and CEO of KDG Construction Consulting, which is currently a subcontractor to AECOM. Accordingly, she was not present at the meeting in which this transaction was considered by the board and therefore did not participate in any board decision with respect to a transaction with AECOM. Therefore, references in this joint proxy statement/prospectus to the URS Board of Directors are references to all URS directors with the exception of Ms. Kennard, and references to the unanimous approval of the URS Board of Directors are references to unanimous approval, with Ms. Kennard abstaining.

Q:
When do you expect the merger to be completed?

A:
AECOM and URS expect to complete the merger as soon as reasonably practicable and expect the closing of the merger to occur on October 17, 2014, the first business day following the AECOM and URS special stockholder meetings. However, the merger is subject to various regulatory approvals and the satisfaction or waiver of other conditions, and it is possible that factors outside the control of AECOM and URS could result in the merger being completed at a later time or not at all. As a result, there may be a substantial amount of time between the date on which the special meetings are held and the date of the completion of the merger.

Q:
Are stockholders entitled to appraisal rights?

A:
AECOM Stockholders:    No. Under Delaware law, you are not entitled to appraisal rights in connection with the merger.

URS Stockholders:    Depending upon the elections made by holders of shares of URS common stock with respect to the form of consideration to be received in the merger, Delaware law may entitle the holders of shares of URS common stock, who comply with the procedures specified in Section 262 of the Delaware General Corporation Law (the "DGCL"), to have their shares appraised by the Delaware Court of Chancery. Specifically, holders, if any, of shares of URS common stock who make a stock election (as more fully explained below under "The Merger Agreement—Consideration to Be Received in the Merger—Stock Election"), but are forced to accept cash consideration in respect of such shares by reason of proration (and not simply cash in lieu of fractional shares) (as more fully explained below under "The Merger Agreement—Consideration to Be Received in the Merger—Proration"), would be entitled to have the "fair value" of such shares appraised by the Delaware Court of Chancery if they otherwise comply with the procedures of Section 262. Under Delaware law, holders of shares of URS common stock who choose not to make an election with respect to the form of merger consideration to be received for their shares will not be entitled to appraisal rights.

As of the date of the mailing of this joint proxy statement/prospectus, we cannot definitively state whether appraisal rights will be available as a result of the merger because (i) the availability of appraisal rights depends on whether and the extent to which the cash consideration is undersubscribed, and (ii) we will not know whether the cash consideration is undersubscribed to the extent that appraisal rights would be available until the election deadline (as more fully explained below under "The Merger Agreement—Consideration to Be Received in the Merger"). In the event that the cash consideration is undersubscribed to the extent that appraisal rights would be available, URS stockholders who have otherwise complied with the requirements of Section 262 will be advised of the availability of appraisal rights within ten days of the merger in the notice of the effective date of the merger required by Section 262. If the cash consideration is not undersubscribed to the extent that appraisal rights would be available, AECOM will issue a public announcement and file a Current Report on Form 8-K with the SEC informing URS stockholders that appraisal rights will not be available in connection with the merger.

  Because URS stockholders may be entitled to appraisal rights under certain circumstances, we urge you to read the summary of appraisal rights contained in this joint proxy statement/prospectus under the section entitled "The Merger—Appraisal Rights," as well as DGCL Section 262, which has been attached hereto as Annex F. If you wish to preserve the ability to exercise appraisal rights, you must make a written demand for appraisal of your shares as described in the section entitled "The Merger—Appraisal Rights" and in DGCL Section 262.

Q:
Who can help answer my questions?

A:
AECOM stockholders or URS stockholders who have questions about the merger or the stock issuance, the other matters to be voted on at the special meetings, or how to submit a proxy, or desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact:

If you are an AECOM stockholder:	If you are a URS stockholder:
Georgeson Inc. 480 Washington Boulevard, 26th Floor Jersey City, New Jersey 07310 Telephone: (888) 549-6618 E-mail: AECOM@georgeson.com	D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, New York 10005 urs@dfking.com Banks and brokers call collect: (212) 269-5550 Stockholders call toll-free: (800) 901-0068
or	or
AECOM Technology Corporation 1999 Avenue of the Stars, Suite 2600 Los Angeles, California 90067 Attn: Investor Relations Telephone: (213) 593-8000	URS Corporation 600 Montgomery Street, 26th Floor San Francisco, California 94111 Attn: Investor Relations Telephone: (415) 774-2700

SUMMARY

        This summary highlights information contained elsewhere in this joint proxy statement/prospectus and may not contain all the information that is important to you with respect to the merger, the stock issuance and the other matters being considered at the AECOM and URS special meetings. AECOM and URS urge you to read the remainder of this joint proxy statement/prospectus carefully, including the attached Annexes, and the other documents to which we have referred you. See also the section entitled "Where You Can Find More Information." We have included page references in this summary to direct you to a more complete description of the topics presented below.

 The Companies

AECOM Technology Corporation (See page 40)

        AECOM is a leading provider of professional technical and management support services for public and private clients around the world. AECOM offers its services through two business segments: Professional Technical Services ("PTS") and Management Support Services ("MSS"). AECOM's PTS segment delivers planning, consulting, architectural and engineering design, and program and construction management services to commercial and government clients worldwide in major end markets such as transportation, facilities, environmental, energy, water and government. AECOM's MSS segment provides program and facilities management and maintenance, training, logistics, consulting, technical assistance and systems integration services, primarily for agencies of the U.S. government. AECOM completed the initial public offering of its common stock in May 2007.

        Shares of AECOM common stock are traded on the NYSE under the symbol "ACM." Following the merger, shares of AECOM common stock will continue to be traded on the NYSE under the symbol "ACM."

        The principal executive offices of AECOM are located at 1999 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, and its telephone number is (213) 593-8000.

URS Corporation (See page 40)

        URS provides a broad range of engineering, construction, and technical services to public agencies and private sector companies around the world. URS's Infrastructure & Environment Division provides program management, planning, design, engineering, construction and construction management, operations and maintenance, and decommissioning and closure services to a variety of U.S. and international government agencies and departments, as well as to private sector clients. URS's Federal Services Division provides program management, planning, design engineering, systems engineering and technical assistance, construction and construction management, operations and maintenance, management and operations, IT, and decommissioning and closure services to U.S. federal government agencies, as well as to national governments in other countries. URS's Energy & Construction Division provides program management, planning, design, engineering, construction and construction management, operations and maintenance, and decommissioning and closure services to private sector clients as well as federal, state, and local government agencies. URS's Oil & Gas Division provides oilfield services, such as rig transportation and fluid hauling; oil and gas production services, including mechanical, electrical and instrumentation services; pipeline and facility construction; module fabrication; and maintenance services for oil and gas industry clients throughout the U.S. and Canada.

        URS's common stock is traded on the NYSE under the symbol "URS." Upon completion of the merger, shares of URS common stock currently listed on the NYSE will cease to be listed on the NYSE and will subsequently be deregistered under the Exchange Act.

        The principal executive offices of URS are located at 600 Montgomery Street, 26th Floor, San Francisco, California 94111, and its telephone number is (415) 774-2700.

ACM Mountain I, LLC (See page 40)

        ACM Mountain I, LLC, or Merger Sub, is a wholly owned subsidiary of AECOM and a Delaware limited liability company. Merger Sub was formed on July 3, 2014 for the sole purpose of effecting the merger. In the merger, Merger Sub will be merged with and into URS, with URS surviving as a wholly owned subsidiary of AECOM.

        The principal executive offices of Merger Sub are located at 1999 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, and its telephone number is (213) 593-8000.

ACM Mountain II, LLC (See page 41)

        ACM Mountain II, LLC, or Merger Sub I, is a wholly owned subsidiary of AECOM and a Delaware limited liability company. Merger Sub I was formed on July 3, 2014 for the sole purpose of effecting the second merger. In the second merger, URS will be merged with and into Merger Sub I, with Merger Sub I surviving the second merger as a limited liability company and a wholly owned subsidiary of AECOM.

        The principal executive offices of Merger Sub I are located at 1999 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, and its telephone number is (213) 593-8000.

Risk Factors (See page 31)

        Before voting at the AECOM special meeting or the URS special meeting, you should carefully consider all of the information contained in or incorporated by reference into this joint proxy statement/prospectus, as well as the specific factors under the heading "Risk Factors," including the risks that:

  •
  Because the market price of AECOM common stock will fluctuate, URS stockholders cannot be sure of the value of the merger consideration they will receive at closing;

  •
  URS stockholders may receive a form of consideration different from what they elect, depending on the elections of other URS stockholders;

  •
  The merger is subject to a number of conditions, including certain governmental and regulatory conditions that may not be satisfied, and the merger may not be completed on a timely basis, or at all;

  •
  If AECOM's debt financing for the merger becomes unavailable, the merger may not be completed;

  •
  AECOM and URS may be unable to successfully integrate their businesses in order to realize the anticipated benefits of the merger or do so within the intended timeframe; and

  •
  AECOM expects to incur substantial additional indebtedness to finance the merger, which may decrease AECOM's business flexibility following the merger and adversely affect AECOM's financial results.

The Merger

The Merger Agreement (See page 135)

        AECOM and URS have entered into the merger agreement attached as Annex A to this joint proxy statement/prospectus. AECOM and URS encourage you to read the entire merger agreement carefully because it is the principal document governing the merger and the stock issuance.

Effects of the Merger (See page 58)

        Subject to the terms and conditions of the merger agreement, at the effective time of the merger, Merger Sub will be merged with and into URS, with URS surviving the merger as a wholly owned subsidiary of AECOM. At the effective time of the second merger, which will be immediately following the merger, and as part of a single integrated transaction with the merger, URS will be merged with and into Merger Sub I, with Merger Sub I surviving the second merger as a limited liability company and a wholly owned subsidiary of AECOM. There are no conditions to the second merger other than consummation of the merger. We expect that, on a fully diluted basis, following the merger, the existing stockholders of AECOM (together with holders of AECOM equity-based awards) will collectively own approximately 66% of the outstanding AECOM common stock, while the current stockholders of URS, together with the holders of URS election award shares and URS roll-over award shares, will collectively own approximately 34% of the outstanding AECOM common stock.

Consideration to Be Received in the Merger (See page 136)

        If the merger is completed, URS stockholders will have the right to elect to receive merger consideration for each of their shares of URS common stock in the form of cash or shares of AECOM common stock, subject to proration in the circumstances described below. In the event of proration, a URS stockholder may receive a portion of the merger consideration in a form other than that which such stockholder elected. If the aggregate consideration to be paid to any holder of URS common stock would result in such holder receiving a fractional share of AECOM common stock, cash will be paid in lieu of such fractional share.

        The value of the merger consideration will fluctuate with the market price of the AECOM common stock and will be determined based on the average five-day AECOM closing price. As explained in more detail in this joint proxy statement/prospectus, whether a URS stockholder makes a cash election, a stock election or no election, the value of the consideration that such stockholder receives as of the date of completion of the merger will be approximately equivalent based on the average five-day AECOM closing price used to calculate the merger consideration. A URS stockholder may specify different elections with respect to different shares that such stockholder holds (e.g., if a URS stockholder owns 100 shares of URS common stock, that stockholder could make a cash election with respect to 50 shares and a stock election with respect to the other 50 shares).

        The aggregate amount of cash to be paid to holders of URS common stock (not including, for this purpose, URS election award shares) as of immediately prior to closing is fixed in the merger agreement at $2,257,950,321. As a result, if the cash election is oversubscribed or undersubscribed, then certain adjustments will be made to the merger consideration to proportionately reduce the cash or stock amounts received by the URS stockholders in the manner described below in the section entitled "The Merger Agreement—Consideration to Be Received in the Merger—Proration." To the extent that the number of outstanding shares of URS increases between the date of the merger agreement and the effective time of the merger, due to the vesting of stock-settled awards or as otherwise permitted by the merger agreement, the aggregate number of shares of AECOM common stock to be issued as consideration in the merger will be increased accordingly, but the aggregate amount of cash to be paid as consideration will not change.

        As an example, based on the average (rounded to the nearest one tenth of a cent) of the closing prices of AECOM common stock for the five trading days ending on July 11, 2014 (the last trading day before announcement of the merger), for each share of URS common stock held, a URS stockholder would receive either approximately $56.41 in cash or 1.7687 shares of AECOM common stock, having a market value of $31.89 based on such average AECOM closing price, subject to proration if cash was oversubscribed or undersubscribed. As another example, based on the average (rounded to the nearest one tenth of a cent) of the closing prices of AECOM common stock for the five trading days ending on

September 12, 2014 (the most recent practicable trading date before filing of this joint proxy statement/prospectus), for each share of URS common stock held, a URS stockholder would receive either approximately $60.44 in cash or 1.6166 shares of AECOM common stock, having a market value of $37.388 based on such average AECOM closing price, subject to proration if cash was oversubscribed or undersubscribed. We will compute the actual amount of cash and number of shares of AECOM common stock that each URS stockholder will receive in the merger using the formula contained in the merger agreement. For a summary of the formula contained in the merger agreement, see "The Merger Agreement—Consideration to be Received in the Merger."

        The following table illustrates the value of the merger consideration for different hypothetical five-day average closing prices of the AECOM common stock on the NYSE for the five trading days immediately preceding the day on which the merger is completed and, for illustrative purposes only, the effects of proration assuming that 70% of URS shares elect cash consideration and 30% of URS shares elect stock consideration. For simplicity, the table assumes that there are 68,545,117 shares of URS common stock outstanding (which represents the number of shares of URS common stock outstanding on September 12, 2014, the most recent practicable day before filing of this joint proxy statement/prospectus), that all URS stockholders make elections and that no URS stockholders have exercised appraisal rights.

			Illustrative Effect of Proration Assuming 70% Cash Electing Shares 30% Stock Electing Shares
			A stockholder electing 100 shares for cash will receive approximately		A stockholder electing 100 shares for stock will receive approximately
5-day Average AECOM Closing Stock Price		Value of the Merger Consideration*
			Cash**	Shares	Cash**	Shares
$32.000		$56.49	$4,689	30	$17	176
33.000		57.22	4,699	31	13	173
34.000		57.96	4,708	32	16	170
35.000		58.69	4,714	33	24	167
36.000		59.42	4,718	34	3	165
37.000		60.16	4,721	35	22	162
37.388	***	60.44	4,736	35	25	161
38.000		60.89	4,721	36	9	160
39.000		61.63	4,720	37	1	158
40.000		62.36	4,716	38	36	155
41.000		63.09	4,751	38	36	153
42.000		63.83	4,745	39	41	151
*
Market value per share of URS common stock based on hypothetical five-day average AECOM closing price.

**
Cash amounts reflect that stockholders will receive cash in lieu of fractional shares.

***
Represents the average (rounded to the nearest one tenth of a cent) AECOM closing price for the five trading days ending September 12, 2014.

        The table above is illustrative only. The value of the merger consideration that a URS stockholder actually receives will be based on the actual average five-day AECOM closing price, as described below. The actual average five-day AECOM closing price may be outside the range of the amounts set forth above and, as a result, the actual value of the merger consideration per share of URS common stock may not be shown in the above table.

Election Form (See page 141)

        Record holders of shares of URS common stock (other than holders of URS restricted stock) on September 12, 2014, the URS record date, are receiving an election form enclosed with this joint proxy statement/prospectus with instructions for making cash and/or stock elections. URS stockholders must properly complete and deliver to the exchange agent an election form by 2:00 p.m., California time, on October 15, 2014, the election deadline, accompanied by their URS stock certificates (or a properly completed notice of guaranteed delivery). The election form also includes delivery instructions with respect to book-entry shares. URS stockholders should NOT send in their stock certificates with their proxy card. Once URS stockholders have tendered their URS stock certificates to the exchange agent, they may not transfer their shares of URS common stock represented by those stock certificates until the merger is completed, unless they revoke their election by written notice to the exchange agent, or withdraw the certificates representing their shares, prior to the election deadline. If the merger is not completed and the merger agreement is terminated, stock certificates will be returned by the exchange agent.

        If URS stockholders fail to submit a properly completed election form, together with their URS stock certificates (or a properly completed notice of guaranteed delivery), if any, prior to the election deadline, they will be deemed not to have made an election. As non-electing holders, they will be paid merger consideration in an amount per share that is approximately equivalent in value to the amount paid per share to holders making elections, but they may be paid in all cash, in all AECOM common stock, or in part cash and in part AECOM common stock, depending on the remaining pool of cash and AECOM common stock available for paying merger consideration after honoring the cash elections and stock elections that other stockholders have made, subject to proration, and without regard to the preferences of such non-electing holders.

Treatment of URS Restricted Stock, Restricted Stock Units and Other Equity-Based Incentive Awards (See page 143)

        If the merger is completed, URS roll-over award shares will be assumed by AECOM and converted into AECOM equity awards as follows:

  •
  Certain URS Time Vesting Restricted Stock Units and Restricted Stock Awards.  Upon consummation of the merger, each outstanding and unvested URS restricted stock unit and URS restricted stock award that vests solely based on the passage of time and that does not vest by its terms upon the consummation of the merger will be assumed by AECOM and converted into restricted stock and restricted stock units with respect to whole shares of AECOM common stock, on the same terms and conditions as applied to such URS restricted stock unit and URS restricted stock awards immediately prior to the consummation of the merger, with the number of shares of AECOM common stock subject to each such assumed share of restricted stock and restricted stock unit determined based upon the exchange ratio, which is the quotient, rounded to the nearest one ten thousandth, obtained by dividing the per share cash amount (which is the amount obtained by adding (i) $33.00 and (ii) the product of 0.734 times the average five-day AECOM closing price) by the average five-day AECOM closing price. Any corresponding accrued but unpaid dividends and dividend equivalents with respect to such URS restricted stock units and URS restricted stock awards will also be assumed by AECOM and remain outstanding as an obligation with respect to the converted award.

        In addition, if the merger is completed, holders of URS election award shares will have the right to elect to receive merger consideration in the form of cash or shares of AECOM common stock, subject to proration in the circumstances described in the enclosed joint proxy statement/prospectus:

  •
  Certain URS Time Vesting Restricted Stock Units and Restricted Stock Awards.  Immediately prior to the consummation of the merger, each outstanding URS restricted stock unit and URS restricted stock award that vests solely based on the passage of time and that either is vested, but not yet settled at the time the merger is consummated or that vests by its terms upon the consummation of the merger will immediately and automatically vest and entitle the holder thereof to the merger consideration, subject to proration, and the holder will be entitled to any corresponding accrued but unpaid dividends or dividend equivalents (less applicable withholding), which will be paid and/or delivered, as applicable, within thirty (30) days after the closing date, subject to certain limited exceptions.

  •
  Performance Vesting Restricted Stock Units and Restricted Stock Awards.  Immediately prior to the consummation of the merger, each outstanding URS restricted stock unit and URS restricted stock award that vests, in whole or in part, based on the achievement of performance goals (other than the performance-based awards granted in March 2013 with a two-year performance period ending January 2, 2015, which will only vest if the applicable performance goal is determined to be achieved measured as of the month-end prior to the effective time), will immediately and automatically vest based on the deemed achievement of the performance goals at target level and entitle the holder thereof to the merger consideration, subject to proration, and the holder will be entitled to any corresponding accrued but unpaid dividends or dividend equivalents (less applicable withholding), which will be paid and/or delivered, as applicable, within forty-five (45) days after the closing date, subject to certain limited exceptions.

  •
  Deferred Stock Units and Deferred Restricted Stock Units.  Upon consummation of the merger, each outstanding URS deferred stock award held by a non-employee director and each outstanding URS deferred restricted stock unit, all of which are vested, will entitle the holder thereof to the merger consideration, subject to proration. The delivery and/or payment, as applicable, of the merger consideration and any dividend equivalents will be made on the first business day that follows the six (6) month anniversary of the holder's separation from service with URS and AECOM, subject to certain limited exceptions.

Financing (See page 121)

        In connection with the merger agreement, on July 11, 2014, AECOM entered into a commitment letter with Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, which was amended by the parties on July 24, 2014. On August 2, 2014, AECOM entered into an amended and restated commitment letter (the "A&R commitment letter"), with Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, MUFG Union Bank, N.A., The Bank of Nova Scotia, BNP Paribas, BNP Paribas Securities Corp., JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, BBVA Compass, Wells Fargo Bank, National Association, Sumitomo Mitsui Banking Corporation, Crédit Agricole Corporate and Investment Bank, Morgan Stanley Senior Funding, Inc., HSBC Bank USA, National Association and HSBC Securities (USA) Inc. (the "debt financing sources"), pursuant to which the debt financing sources have committed, subject to customary conditions, to provide AECOM with $6.3 billion of debt financing in support of the transactions contemplated by the merger agreement. Prior to closing the merger, AECOM anticipates syndicating the committed debt financings which may modify the size of certain tranches of debt relative to those specified in the A&R commitment letter. The debt financing is currently anticipated to consist of a term loan A facility in an aggregate principal amount of $1.85 billion, a revolving credit facility in an aggregate principal amount of $1.05 billion, a $1.263 billion term loan B, and an incremental performance letter of credit facility in an aggregate amount of $500 million available solely for the issuance of performance letters of credit. In addition, AECOM anticipates that $1.6 billion of the $3.4 billion "term loan B" facility originally contemplated under the A&R commitment letter will be replaced by issuance of $800 million in 8-year senior unsecured notes, and $800 million in 10-year senior unsecured notes. The completion of the merger is not subject to a financing condition.

Recommendation of the Board of Directors of AECOM (See page 76)

        In evaluating the merger, the AECOM Board of Directors consulted with AECOM's management and legal and financial advisors, and in reaching its decision to approve the merger agreement and recommend approval by AECOM stockholders of the stock issuance, the AECOM Board of Directors also considered a number of factors that the AECOM Board of Directors views as supporting its decision, including, but not limited to, the following:

  •
  the combination of AECOM and URS is expected to create an industry leader with the ability to deliver more capabilities from a broad global platform to reach more clients in more industry end markets;

  •
  the merger is expected to create a company with a greater size and economies of scale, which should enable it to have the ability to respond to competitive pressures and an increased opportunity to compete profitably;

  •
  the merger accelerates AECOM's strategy of offering an integrated-delivery model by adding key capabilities and expertise in markets such as construction, oil & gas, power and government services;

  •
  the transaction is expected to be accretive to AECOM's earnings per share and more than 25% accretive to its cash earnings per share in fiscal year 2015, excluding transaction-related costs; and

  •
  annual cost synergies of $250 million are expected, nearly all of which AECOM expects to achieve by the end of fiscal year 2016.

        After careful consideration, the AECOM Board of Directors unanimously approved the merger agreement and the transactions contemplated thereby, including the mergers and the stock issuance, and determined that the merger agreement and the transactions contemplated thereby, including the merger and the stock issuance, are advisable and in the best interests of AECOM and its stockholders. For more information regarding the factors considered by the AECOM Board of Directors in reaching its decision to approve the merger agreement and the transactions thereby contemplated, see the section entitled "The Merger—AECOM's Reasons for the Merger; Recommendation of the AECOM Board of Directors."

        The AECOM Board of Directors unanimously recommends that the AECOM stockholders vote (i) "FOR" the stock issuance proposal and (ii) "FOR" the AECOM adjournment proposal.

Recommendation of the Board of Directors of URS (See page 96)

        In reaching its decision to approve the merger agreement and recommend adoption of the merger agreement by the URS stockholders, the URS Board of Directors consulted with URS's management, as well as with URS's legal and financial advisors, and also considered a number of factors that the URS Board of Directors views as supporting its decision, including, but not limited to, the following:

  •
  their perspectives on URS's projections and views on macroeconomic and industry trends, and their views that a transaction with AECOM could enhance URS's ability to compete with other globally expanding firms and pursue large projects;

  •
  their knowledge of URS's business, financial condition, results of operations, industry, competitors and prospects as a standalone company;

  •
  the financial terms of the merger, including the fact that, based on the closing price on the NYSE of AECOM common stock on July 10, 2014 (the last trading day prior to the execution of the merger agreement), the merger consideration represented an approximate 20% premium over the trailing 30-day average closing price of URS common stock on the NYSE ending on July 10, 2014;

  •
  their knowledge of AECOM's business, financial condition, results of operations, industry, competitors and prospects, taking into account the results of the URS Board of Directors' and the Value Creation Committee' due diligence review of AECOM; and

  •
  the review of strategic alternatives conducted by the URS Board of Directors and the Value Creation Committee of the URS Board of Directors (the "Value Creation Committee") and their financial advisors and the belief of the URS Board of Directors, following such review, that the merger would provide greater value to URS stockholders than other potential strategic alternatives available to URS.

        After careful consideration, the URS Board of Directors unanimously approved and adopted the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of URS and its stockholders. For more information regarding the factors considered by the URS Board of Directors in reaching its decision to approve the merger agreement and the merger, see the section entitled "The Merger—URS's Reasons for the Merger; Recommendation of the URS Board of Directors."

        The URS Board of Directors unanimously recommends that URS stockholders vote (i) "FOR" the adoption of the merger agreement, (ii) "FOR" the URS adjournment proposal and (iii) "FOR" the golden parachute proposal.

Opinion of AECOM's Financial Advisor—BofA Merrill Lynch (See page 78)

        In connection with the merger, Merrill Lynch, Pierce, Fenner & Smith Incorporated (which we refer to as "BofA Merrill Lynch"), a financial advisor to AECOM, delivered a written opinion, dated July 11, 2014, to the AECOM Board of Directors as to the fairness, from a financial point of view and as of the date of the opinion, to AECOM of the consideration to be paid by AECOM in the merger. The full text of BofA Merrill Lynch's written opinion is attached as Annex B to this joint proxy statement/prospectus and sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by BofA Merrill Lynch in rendering its opinion. BofA Merrill Lynch delivered its opinion to the AECOM Board of Directors for the benefit and use of the AECOM Board of Directors (in its capacity as such) in connection with and for purposes of its evaluation of the merger consideration from a financial point of view to AECOM. BofA Merrill Lynch's opinion did not address any other aspect of the mergers and no opinion or view was expressed as to the relative merits of the mergers in comparison to other strategies or transactions that might be available to AECOM or in which AECOM might engage or as to the underlying business decision of AECOM to proceed with or effect the mergers. BofA Merrill Lynch expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the mergers or any other matter.

Opinion of AECOM's Financial Advisor—Moelis & Company LLC (See page 87)

        In connection with the merger, AECOM's Board of Directors received a written opinion, dated July 11, 2014, from Moelis & Company LLC, referred to as Moelis, as to the fairness, from a financial point of view and as of the date of such opinion, to AECOM of the consideration to be paid by AECOM in the merger. The full text of Moelis' written opinion dated July 11, 2014, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. Stockholders are urged to read Moelis' written opinion carefully and in its entirety. Moelis' opinion was provided for the use and benefit of AECOM's Board of Directors (in its capacity as such) in its evaluation of the merger. Moelis' opinion is limited solely to the fairness, from a financial point of view and as of the date of such opinion, to AECOM of the consideration to be paid by AECOM in the merger and does not address AECOM's underlying business decision to effect the merger or the relative merits of the merger as compared to any alternative business strategies or transactions that might be available with respect to AECOM. Moelis' opinion does not constitute a recommendation to any stockholder of AECOM as to how such stockholder should vote or act with respect to the merger or any other matter.

Opinion of URS's Financial Advisor—Citigroup Global Markets Inc. (See page 101)

        In connection with the merger, the URS Board of Directors received an opinion, dated July 11, 2014, from Citigroup Global Markets Inc. ("Citigroup"), as to the fairness, from a financial point of view, of the cash consideration and the stock consideration, taken in the aggregate, to be received pursuant to the terms and subject to the conditions set forth in the merger agreement by holders of URS common stock (other than shares of URS common stock held in treasury by URS, or owned, directly or indirectly, by AECOM or Merger Sub or as to which dissenters' rights have been perfected).

        The full text of Citigroup's written opinion, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken in rendering its opinion is attached as Annex D to this joint proxy statement/prospectus. The opinion of Citigroup was provided for the information of the URS Board of Directors in connection with its evaluation of the proposed merger. The opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on, or make an election with respect to, any matters relating to the proposed merger. See also "The Merger—Opinion of URS's Financial Advisor—Citigroup Global Markets Inc."

Opinion of URS's Financial Advisor—Dean Bradley Osborne Partners LLC (See page 109)

        Dean Bradley Osborne Partners LLC ("DBO Partners") delivered its opinion to URS's Board of Directors that, as of July 11, 2014, and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be received by the holders of shares of URS common stock pursuant to the merger agreement was fair from a financial point of view to the holders of shares of URS common stock.

        The full text of the written opinion of DBO Partners, dated July 11, 2014, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex E to this joint proxy statement/prospectus. The opinion of DBO Partners was provided for the information and assistance of URS's Board of Directors and addresses only the fairness from a financial point of view of the consideration to be received by the holders of shares of URS common stock pursuant to the merger agreement. The DBO Partners opinion is not a recommendation as to how stockholders of URS or AECOM should vote at the stockholders' meetings or as to how stockholders of URS should make any election with respect to the mergers.

Interests of AECOM's Directors and Executive Officers in the Merger (See page 122)

        Other than continuing roles as executive officers of AECOM after the effective time of the merger, the members of the AECOM executive management team do not have any interests in the merger that are different from, or in addition to, the interests of AECOM stockholders generally. In addition, other than continuing membership on the Board of Directors of AECOM after the effective time of the merger, the members of the AECOM Board of Directors do not have any interests in the merger that are different from, or in addition to, the interests of AECOM stockholders generally. The AECOM Board of Directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement, including the merger and the stock issuance, and in recommending that AECOM stockholders vote to approve the stock issuance and AECOM adjournment. For additional information regarding the interests of AECOM directors and executive officers in the merger, please see the section entitled "The Merger—Interests of AECOM's Directors and Executive Officers in the Merger."

Interests of URS's Directors and Executive Officers in the Merger (See page 122)

        Executive officers and members of the URS Board of Directors have interests in the merger that may be in addition to, or different from, the interests of URS stockholders generally. URS's Board of Directors was aware of these interests and considered them, among other matters, in approving the merger and the merger agreement and in making the recommendations that the URS stockholders approve and adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement.

        As detailed below under "The Merger—Interests of URS's Directors and Executive Officers in the Merger," upon and following the merger, certain of URS's executive officers may become entitled to, among other things, (i) acceleration of vesting of certain equity-based awards, (ii) enhanced severance payments and/or benefits and, for one executive officer who is not a named executive officer, reimbursement of excise taxes and/or (iii) continuation of certain indemnification insurance.

        As detailed below under "The Merger—AECOM Board of Directors and Management Following the Merger," certain of URS's executive officers and members of the URS Board of Directors will continue to serve as officers or directors of the combined company or URS (as a subsidiary of AECOM) upon completion of the merger. Effective upon the completion of the merger, AECOM will expand the size of its Board of Directors from 11 to 13 directors and will elect two persons who were members of the URS Board of Directors immediately prior to the effective time of the merger to the AECOM Board of Directors. The election of these directors will be subject to the approval and related processes of AECOM's Nominating, Governance and Risk Committee. On July 3, 2014, Michael S. Burke, President and Chief Executive Officer of AECOM, sent Martin Koffel, Chief Executive Officer of URS, a signed letter to confirm AECOM's intentions for leadership appointments at the combined company, which included roles for certain of URS's executive officers, including in the combined company's integration activities. On September 2, 2014, AECOM and URS announced that URS executive officers, Tom Bishop, George Nash, Randy Wotring, and Wayne Shaw would each have prominent roles in the combined company with Mr. Bishop to lead the Design and Consulting Services Group in the Americas, Mr. Nash to be Group President of Energy, Infrastructure, and Industrial Construction, Mr. Wotring to be Group President of Management Services and Mr. Shaw to serve as President of the combined company's Canadian-based Oil & Gas business.

Governance Matters Following the Merger (See page 155)

        Effective upon completion of the merger, AECOM will expand the size of its Board of Directors from 11 to 13 directors and will elect two persons who were members of the URS Board of Directors immediately prior to the effective time of the merger to the AECOM Board of Directors. The parties have agreed that by August 25, 2014, URS's Chairman and CEO and Lead Independent Director will meet with AECOM's CEO, Chairman of the Nominating, Governance and Risk Committee and Lead Independent Director to develop mutually agreed qualifications for the two URS directors to be elected to the AECOM Board of Directors. The election of these directors will be subject to the approval and related processes of AECOM's Nominating, Governance and Risk Committee.

        Effective as of the effective time of the merger, all of the existing directors of URS will resign. In the event that the merger is not completed, the foregoing director elections and director resignations will not take effect.

        In addition, as described in "The Merger—Interests of URS's Directors and Executive Officers in the Merger—Positions with AECOM Following the Merger", certain of URS's executive officers are expected to continue to serve as officers of AECOM or URS (as a subsidiary of AECOM) upon completion of the merger.

Antitrust Clearances Required for the Merger (See page 129)

        AECOM and URS have each agreed to take certain actions in order to obtain regulatory clearance required to consummate the merger. Regulatory approvals required to complete the merger includes expiration or termination of the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), following required notifications and review by the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") and antitrust clearance for the merger under the Competition Act (Canada). The parties filed the required notifications with the Antitrust Division and the FTC on July 22, 2014 and received notice of early termination on August 4, 2014. AECOM and URS also filed notices with antitrust and competition authorities in Canada on August 8, 2014 and on August 21, 2014, the Canadian Competition Bureau issued a no action letter indicating the Commissioner of Competition does not at this time intend to the challenge the proposed transaction before the Canadian Competition Tribunal. While the merger agreement also provides that approval under the antitrust and competition laws of Ireland is a required condition to the merger, the parties have jointly determined that a filing in Ireland is not required and have waived such approval as a condition to closing of the merger. The parties also filed a notice with the antitrust and competition authority in the United Kingdom on August 15, 2014.

        While AECOM and URS expect to obtain all required regulatory clearances, we cannot assure you that these regulatory clearances will be obtained or that the granting of these regulatory clearances will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, or require changes to the terms of the merger agreement. These conditions or changes could result in the conditions to the merger not being satisfied.

Effective Time and Completion of the Merger (See page 136)

        AECOM and URS expect to complete the merger as soon as reasonably practicable and expect the closing of the merger to occur on October 17, 2014, the first business day following the AECOM and URS special stockholder meetings. However, the merger is subject to various regulatory approvals and the satisfaction or waiver of other conditions, and it is possible that factors outside the control of AECOM and URS could result in the merger being completed at a later time or not at all. As a result, there may be a substantial amount of time between the dates on which the special meetings are held and the date on which the merger is completed.

Conditions to Completion of the Merger (See page 157)

        The obligations of AECOM and URS to complete the merger are subject to the satisfaction of the following conditions:

  •
  approval by the AECOM stockholders of the stock issuance proposal;

  •
  adoption by the URS stockholders of the merger agreement;

  •
  authorization of the listing on the NYSE of the AECOM shares of common stock to be issued in the merger, subject to official notice of issuance;

  •
  the waiting period (and any extension thereof) applicable to the merger under the HSR Act having expired or been earlier terminated (which condition was satisfied on August 4, 2014 when the FTC granted early termination of the HSR waiting period);

  •
  receiving antitrust clearance for the merger under the Competition Act (Canada) (which condition was satisfied on August 21, 2014 when the Canadian Competition Bureau issued a no action letter) and the Ireland Competition Act (which Ireland clearance was waived by the parties);

  •
  effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and the absence of a stop order or proceedings threatened or initiated by the SEC for that purpose; and

  •
  no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition will be in effect, and no law will have been enacted, entered, promulgated, enforced or deemed applicable by any governmental entity that, in any such case, prohibits or makes illegal the consummation of the merger.

        In addition, AECOM's, Merger Sub's and Merger Sub I's obligations to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

  •
  certain of the representations and warranties of URS, including those regarding corporate organization, corporate authorization, the absence of any material adverse effect, SEC reports, information included in this joint proxy statement/prospectus, the absence of a shareholders rights' plan and the absence of any applicable state takeover statutes, must be true and correct as of July 11, 2014, and as of the closing date of the merger, as if made on the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

  •
  certain of the representations and warranties of URS related to capital stock must be true and correct (except for de minimis inaccuracies) as of July 11, 2014 and as of the closing date of the merger as if made as on the closing date of the merger (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

  •
  certain of the representations and warranties of URS related to the vesting of its equity awards must be true and correct in all material respects as of July 11, 2014, and as of the closing date of the merger as if made on the closing date;

  •
  each of the other representations and warranties of URS that are qualified as to materiality or material adverse effect (disregarding all materiality and material adverse effect qualifications contained therein) must be true and correct as of July 11, 2014, and as of the closing date of the merger as if made on the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

  •
  URS having performed or complied with, in all material respects, all of its obligations under the merger agreement at or prior to the effective time of the merger;

  •
  receipt of a certificate executed by an executive officer of URS as to the satisfaction of the conditions described in the preceding five bullet points;

  •
  the receipt of all consents or approvals of any governmental entity required to be obtained in connection with the merger (other than any consents or approvals under applicable antitrust or competition laws), which approvals will have been granted without any limitation, restriction or condition that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect;

  •
  the absence, since July 11, 2014, of any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on URS; and

  •
  AECOM having received from its counsel a written opinion to the effect that the mergers, taken together, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

        In addition, URS's obligations to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

  •
  certain of the representations and warranties of AECOM, Merger Sub and Merger Sub I, including those regarding corporate organization, corporate authorization, the absence of any material adverse effect, SEC reports, and information included in this joint proxy statement/prospectus, must be true and correct as of July 11, 2014, and as of the closing date of the merger, as if made on the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

  •
  certain of the representations and warranties of AECOM, Merger Sub and Merger Sub I related to capital stock must be true and correct (except for de minimis inaccuracies) as of July 11, 2014 and as of the closing date of the merger as if made as on the closing date of the merger (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

  •
  each of the other representations and warranties of AECOM, Merger Sub and Merger Sub I that are qualified as to materiality or material adverse effect (disregarding all materiality and material adverse effect qualifications contained therein) must be true and correct as of July 11, 2014, and as of the closing date of the merger as if made on the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

  •
  AECOM, Merger Sub and Merger Sub I having performed or complied with, in all material respects, all of their obligations under the merger agreement at or prior to the effective time of the merger;

  •
  receipt of a certificate executed by an executive officer of AECOM as to the satisfaction of the conditions described in the preceding four bullet points; and

  •
  URS having received from its counsel a written opinion to the effect that the mergers, taken together, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

        There are no conditions to the second merger other than consummation of the merger.

No Solicitation of Alternative Proposals (See page 150)

        The merger agreement precludes AECOM and URS from soliciting or engaging in discussions or negotiations with a third party with respect to a proposal for a competing transaction, including the acquisition of a significant interest in AECOM's or URS's common stock or assets. However, if AECOM or URS receives an unsolicited written proposal from a third party (which proposal was not received in violation of such party's non-solicitation obligations) for a competing transaction that AECOM's or URS's Board of Directors, as applicable, among other things, (i) determines in good faith (after consultation with its outside counsel and financial advisors) constitutes or is reasonably likely to lead to a proposal that is superior to the merger and (ii) determines in good faith (after consultation with outside counsel) with respect to which the failure to enter into discussions would result in a breach of its fiduciary duties under applicable law, AECOM or URS, as applicable, may, subject to certain conditions, including after providing four business days' advance notice to the other, furnish non-public information to and enter into discussions with, and only with, that third party regarding such competing transaction.

        See the section entitled "The Merger Agreement—No Solicitation of Alternative Proposals" for a further discussion of each party's covenant not to solicit alternative acquisition proposals.

Termination of the Merger Agreement (See page 159)

        Generally, the merger agreement may be terminated and the merger may be abandoned at any time prior to the completion of the merger (except as specified below, including after the required AECOM stockholder approval or URS stockholder approval are obtained):

  •
  by mutual written consent of AECOM and URS;

  •
  by either AECOM or URS:

  •
  if the merger is not consummated on or before April 11, 2015, subject to extension by either AECOM or URS to July 11, 2015, if all of the conditions to closing have been satisfied as of April 11, 2015, other than conditions related to the HSR Act (which condition was satisfied on August 4, 2014), Competition Act (Canada) (which condition was satisfied on August 21, 2014) and the Ireland Competition Act (which condition the parties have waived) (such date, as it may be extended, the "end date"); except that no party may so terminate the merger agreement if such party's failure to fulfill in any material respect any of its obligations under the merger agreement was the primary cause of the failure of the merger to be consummated by the end date;

  •
  if any court of competent jurisdiction or other governmental entity issues a final and nonappealable order enjoining or otherwise prohibiting the completion of the merger; except that neither AECOM nor URS may so terminate the merger agreement if it shall not have used its reasonable best efforts to contest, appeal and remove such order;

  •
  if the AECOM stockholders fail to approve the stock issuance at the AECOM special meeting (or any adjournment or postponement thereof);

  •
  if the URS stockholders fail to adopt the merger agreement at the URS special meeting (or any adjournment or postponement thereof);

  •
  if the other party shall have breached any covenant or agreement, or if any representation or warranty of the other party shall become untrue, in either case such that the conditions to the other party's obligations to complete the merger would not then be satisfied and such failure is not reasonably capable of being cured by the earlier of the end date or 30 days after the written notice of such failure; except that neither AECOM nor URS may so terminate the merger agreement if such party is then in material breach of its covenants or agreements under the merger agreement;

  •
  if the other party changes or withdraws its recommendation in favor of the merger agreement (in the case of URS) or the stock issuance proposal (in the case of AECOM);

  •
  if the other party shall have failed, upon a request to do so, to publicly reaffirm its recommendation of the merger agreement (if the other party is URS) or the stock issuance proposal (if the other party is AECOM) within ten business days after any competing acquisition proposal or material modification thereto is first announced, distributed or disseminated to the other party's stockholders;

  •
  if the other party shall have materially breached or failed to perform certain of its obligations related to non-solicitation or the requirement to hold a special meeting of its stockholders to approve the merger agreement (if the other party is URS) or the stock issuance proposal (if the other party is AECOM); or

  •
  prior to obtaining stockholder approval in favor of the merger agreement (in the case of URS) or the stock issuance proposal (in the case of AECOM), in order to enter into an agreement with respect to a superior proposal; or

  •
  by URS, if AECOM fails to consummate the merger by a permitted closing date because of failure to receive the proceeds from AECOM's debt financing, as long as the conditions to the merger would have been satisfied if the closing were held at the time of the termination, and URS stands ready, willing and able to consummate the merger at the time of termination.

        See the section entitled "The Merger Agreement—Termination of the Merger Agreement" for a further discussion of the rights of each of AECOM and URS to terminate the merger agreement.

Expenses and Termination Fees; Liability for Breach (See page 160)

        Each party will generally pay all fees and expenses incurred by it in connection with the merger and the other transactions contemplated by the merger agreement, except that AECOM and URS will share equally all fees and expenses in relation to the printing, filing and mailing of this joint proxy statement/prospectus and any filing or other fees paid to the SEC, in each case in connection with the merger (other than attorneys' fees, accountants' fees and related expenses). AECOM will generally reimburse URS for expenses incurred in cooperating with AECOM's debt financing.

        In certain circumstances in connection with the termination of the merger agreement, AECOM must pay to URS a termination fee equal to $140 million, or $240 million if the merger agreement is terminated by URS under circumstances where all closing conditions have been satisfied but AECOM's debt financing is not available to complete the merger and AECOM fails to close the merger. In certain circumstances in connection with the termination of the merger agreement, URS must pay to AECOM a termination fee equal to $140 million. If the merger agreement is terminated by a party as a result of certain breaches by the other party, then the non-terminating party will be required to reimburse the terminating party for its reasonable out-of-pocket fees and expenses up to $40 million.

        See the section entitled "The Merger Agreement—Expenses and Termination Fees; Liability for Breach" for a further discussion of the circumstances under which such termination fees and/or expense reimbursement will be required to be paid.

Accounting Treatment (See page 166)

        Each of AECOM and URS prepares its financial statements in accordance with GAAP. The merger will be accounted for using the acquisition method of accounting with AECOM treated as the acquiror of URS for accounting purposes.

        See the section entitled "Accounting Treatment" for a further discussion of the accounting treatment of the transaction.

Appraisal Rights (See page 130)

        Depending upon the elections made by holders of shares of URS common stock with respect to the form of consideration to be received in the merger, Delaware law may entitle the holders of shares of URS common stock, who comply with the procedures specified in Section 262 of the DGCL, to have their shares appraised by the Delaware Court of Chancery. Specifically, holders, if any, of shares of URS common stock who make a stock election (as more fully explained below under "The Merger Agreement—Consideration to Be Received in the Merger—Stock Election"), but are forced to accept cash consideration in respect of such shares by reason of proration (and not simply cash in lieu of fractional shares) (as more fully explained below under "The Merger Agreement—Consideration to Be Received in the Merger—Proration"), would be entitled to have the "fair value" of such shares appraised by the Delaware Court of Chancery if they otherwise comply with the procedures set forth in Section 262. Under Delaware law, holders of shares of URS common stock who choose not to make an election with respect to the form of merger consideration to be received for their shares will not be entitled to appraisal rights.

        As of the date of the mailing of this joint proxy statement/prospectus, we cannot definitively state whether appraisal rights will be available as a result of the merger because (i) the availability of appraisal rights depends on whether the cash consideration is undersubscribed to the extent that appraisal rights would be available, and (ii) we will not know whether the cash consideration is undersubscribed to the extent that appraisal rights would be available until the election deadline (as more fully explained below under "The Merger Agreement—Consideration to Be Received in the Merger"). In the event that the cash consideration is undersubscribed to the extent that appraisal rights would be available, URS stockholders who have otherwise complied with the requirements of Section 262 will be advised of the availability of appraisal rights within ten days of the merger in the notice of the effective date of the merger required by Section 262. If the cash consideration is not undersubscribed to the extent that appraisal rights would be available, AECOM will issue a public announcement and file a Current Report on Form 8-K with the SEC informing URS stockholders that appraisal rights will not be available in connection with the merger.

        Because URS stockholders may be entitled to appraisal rights under certain circumstances, we urge you to read the summary of appraisal rights contained in this joint proxy statement/prospectus under the section entitled "The Merger—Appraisal Rights," as well as Section 262 of the DGCL, which is attached hereto as Annex F. If you wish to preserve the ability to exercise appraisal rights, you must make a written demand for appraisal of your shares as described in the section entitled "The Merger—Appraisal Rights" and in DGCL Section 262.

Litigation Related to the Merger (See page 134)

        In connection with the merger, beginning on July 21, 2014, seven putative class action lawsuits were filed in the Court of Chancery of the State of Delaware by purported URS stockholders: Falato v. URS Corp., et al., Case No. 9921; City of Atlanta Firefighters' Pension Fund v. Creel, et al., Case No. 9924; Petroutson v. URS Corp., et al., Case No. 9938; Miller v. URS Corp., et al., Case No. 9939; Oklahoma Police Pension & Retirement System v. Creel, et al., Case No. 9975; Cambridge Retirement System v. Creel, et al., Case No. 9998; Sheet Metal Workers Local No. 33 Cleveland District Pension Plan v. URS Corp., et al., Case No. 9999. The actions named as defendants URS, the members of the URS board of directors, AECOM, Merger Sub, and Merger Sub I. Two of the actions also named as a defendant JANA Partners LLC. The complaints alleged, among other things, that some or all members of the URS board of directors breached their fiduciary duties by approving the merger, and that the other defendants aided and abetted those alleged breaches. The complaints sought, among other relief, class certification, preliminary and permanent injunctive relief, and damages.

        On August 5, 2014, the Delaware Court denied the motion for expedited proceedings made by plaintiffs in the first six actions, other than the Sheet Metal Workers action. On August 28, 2014, the plaintiffs in the first six actions filed a notice of voluntary dismissal of their actions, which also indicated that plaintiffs' counsel intended to apply for an award of attorneys' fees and reimbursement of expenses.

        On August 21, 2014, plaintiff in the Sheet Metal Workers action filed an amended class action complaint that asserted breach of fiduciary duties claims against the members of the URS board of directors, and claims of aiding and abetting those alleged breaches against AECOM, Merger Sub, Merger Sub I, JANA Partners LLC, and BAML. Plaintiff also filed a motion for expedited proceedings and discovery. At a hearing on August 28, 2014, the Delaware Court denied the motion for expedited proceedings and discovery in the Sheet Metal Workers action. On September 3, 2014, the plaintiff in Sheet Metal Workers filed a notice of voluntary dismissal.

Listing of AECOM Shares; Delisting and Deregistration of Shares of URS Common Stock (See page 130)

        It is a condition to the completion of the merger that the shares of AECOM common stock to be issued to URS stockholders pursuant to the merger be authorized for listing on the NYSE at the effective time of the merger, subject to official notice of issuance. Upon completion of the merger, shares of URS common stock currently listed on the NYSE will cease to be listed on the NYSE and will subsequently be deregistered under the Exchange Act.

        See the sections entitled "The Merger—Listing of AECOM Shares" and "The Merger—Delisting and Deregistration of URS Common Stock" for a further discussion of the listing of AECOM shares and de-listing of URS common stock in connection with the merger.

The Merger Will Generally Be Tax-Free to Holders of URS Common Stock Who Receive Only AECOM Common Stock and Taxable to Holders Who Receive Cash (See page 164)

        Neither AECOM nor URS will be required to complete the merger unless it receives a legal opinion to the effect that the mergers, taken together, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. Accordingly, we expect the transaction to generally be tax-free to holders of URS common stock for United States federal income tax purposes to the extent that such holders receive only shares of AECOM common stock pursuant to the merger. Those holders receiving solely cash for their URS common stock will generally recognize gain or loss equal to the difference between the amount of cash received and their tax basis in their shares of URS common stock. Those holders receiving both AECOM common stock and cash for their URS common stock will generally recognize gain, but not loss, equal to the lesser of (1) the amount of cash received and (2) the excess of the "amount realized" in the transaction (i.e., the fair market value of the AECOM common stock at the effective time of the merger plus the amount of cash received) over their tax basis in their URS common stock. In certain circumstances, such gain or, in the case of recipients of cash only, the entire amount of cash received, could be taxable as a dividend rather than capital gain. For a further summary of the United States federal income tax consequences of the merger to holders of URS common stock, please see "Material U.S. Federal Income Tax Consequences."

        The U.S. federal income tax consequences described above may not apply to all holders of URS common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

 The Meetings

The AECOM Special Meeting (See page 42)

        The AECOM special meeting will be held at AECOM's headquarters, located at 1999 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, on October 16, 2014, at 8:30 a.m., California time, to consider and vote upon the following matters:

  •
  the stock issuance proposal; and

  •
  the AECOM adjournment proposal.

        Completion of the merger is conditioned on, among other things, approval of the stock issuance proposal.

        The approval of the stock issuance proposal requires the affirmative vote of holders of a majority of the AECOM common stock, present in person or represented by proxy, at the AECOM special meeting and entitled to vote on the proposal, assuming a quorum is present. Approval of the AECOM adjournment proposal requires the affirmative vote of the holders of a majority of the shares of AECOM common stock entitled to vote and present in person or represented by proxy at the AECOM special meeting, whether or not a quorum is present.

        Only holders of record of AECOM common stock at the close of business on September 12, 2014, the AECOM record date, are entitled to notice of, and to vote at, the AECOM special meeting or any adjournments or postponements thereof. At the close of business on the AECOM record date, 99,541,568 shares of AECOM common stock were issued and outstanding, approximately 2.03% of which were held by AECOM's directors and executive officers and their affiliates. We currently expect that AECOM's directors and executive officers will vote their shares in favor of each of the proposals to be considered and voted upon at the AECOM special meeting, although no director or executive officer has entered into any agreement obligating him or her to do so.

        Under the merger agreement, AECOM may, without the prior consent of URS, postpone or adjourn its special meeting to a date that is no later than 10 business days after October 16, 2014 (but prior to the date that is two business days prior to the end date) if (i) as of October 16, 2014, there are insufficient shares of AECOM common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the AECOM special meeting, (ii) after consultation with URS, if the failure to adjourn or postpone the AECOM special meeting would reasonably be expected to be a violation of applicable law for the distribution of any required supplement or amendment to this joint proxy statement/prospectus, (iii) after consultation with URS, to solicit additional proxies if necessary to obtain the approval of the stock issuance proposal or (iv) AECOM has delivered to URS a bona fide written notice of its intention to make an adverse recommendation change or terminate the merger agreement in response to a superior proposal. In addition, URS may require AECOM to adjourn, delay or postpone the AECOM special meeting once for a period not to exceed 30 calendar days after October 16, 2014 (but prior to the date that is two business days prior to the end date) to solicit additional proxies necessary to obtain approval of the stock issuance proposal.

        The AECOM Board of Directors has unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger and the stock issuance, are advisable and in the best interests of AECOM and its stockholders. The AECOM Board of Directors unanimously recommends that AECOM stockholders vote "FOR" the stock issuance and "FOR" the AECOM adjournment proposal. See "The AECOM Special Meeting" for further discussion of the AECOM special meeting.

The URS Special Meeting (See page 49)

        The URS special meeting will be held at 600 Montgomery Street, 26th Floor, San Francisco, California 94111, on October 16, 2014, at 10:00 a.m., California time, to consider and vote upon the following matters:

  •
  the proposal to adopt the merger agreement;

  •
  the URS adjournment proposal; and

  •
  the advisory vote on the golden parachute proposal.

        Completion of the merger is conditioned on, among other things, adoption of the merger agreement.

        Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of URS common stock as of the record date for the URS special meeting. Approval of the URS adjournment proposal requires the affirmative vote of the holders of a majority of the shares of URS common stock entitled to vote and present in person or represented by proxy at the URS special meeting, whether or not a quorum is present. Approval of the golden parachute proposal requires the affirmative vote of holders of a majority of the shares of URS common stock present in person or represented by proxy at the URS special meeting and entitled to vote thereon, assuming a quorum is present. Neither approval of the URS adjournment proposal nor the golden parachute proposal is a condition to completion of the merger.

        Only holders of record of URS common stock at the close of business on September 12, 2014, the URS record date, are entitled to notice of, and to vote at, the URS special meeting or any adjournments thereof. At the close of business on the URS record date, 69,121,955 shares of URS common stock were issued and outstanding, approximately 0.93% of which were held by URS's directors and executive officers and their affiliates. We currently expect that URS's directors and executive officers will vote their shares in favor of each of the proposals to be considered and voted upon at the URS special meeting, although no director or executive officer has entered into any agreement obligating him or her to do so.

        Under the merger agreement, URS may, without the prior consent of AECOM, postpone or adjourn its special meeting to a date that is no later than 10 business days after October 16, 2014 (but prior to the date that is two business days prior to the end date) if (i) as of October 16, 2014, there are insufficient shares of URS common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the URS special meeting, (ii) after consultation with AECOM, if the failure to adjourn or postpone the URS special meeting would reasonably be expected to be a violation of applicable law for the distribution of any required supplement or amendment to this joint proxy statement/prospectus, (iii) after consultation with AECOM, to solicit additional proxies if necessary to obtain the approval of the proposal to adopt the merger agreement or (iv) URS has delivered to AECOM a bona fide written notice of its intention to make an adverse recommendation change or terminate the merger agreement in response to a superior proposal. In addition, AECOM may require URS to adjourn, delay or postpone the URS special meeting once for a period not to exceed 30 calendar days after October 16, 2014 (but prior to the date that is two business days prior to the end date) to solicit additional proxies necessary to obtain approval of the proposal to adopt the merger agreement.

        The URS Board of Directors has unanimously approved and adopted the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of URS and its stockholders. The URS Board of Directors unanimously recommends that URS stockholders vote "FOR" the adoption of the merger agreement, "FOR" the URS adjournment proposal and "FOR" the golden parachute proposal. See "The URS Special Meeting" for further discussion of the URS special meeting.

Comparison of Stockholders' Rights (See page 186)

        URS stockholders, whose rights are currently governed by the restated certificate of incorporation of URS (the "URS charter") and the amended URS bylaws (the "URS bylaws") will, to the extent such holders receive AECOM common stock in the merger, upon completion of the merger, become stockholders of AECOM and their rights will be governed by the amended and restated certificate of incorporation of AECOM (the "AECOM charter") and the amended and restated bylaws of AECOM (the "AECOM bylaws"). In general, the rights of URS's stockholders are very similar to the rights of AECOM's stockholders. The principal differences are that (i) AECOM stockholders are expressly prohibited from acting by written consent, whereas URS stockholders are permitted to take action by written consent, (ii) a business combination of AECOM requires approval of a supermajority of AECOM common stock, while only majority approval of URS common stock is required, and (iii) the AECOM Board of Directors is currently classified (though such classification is being phased out and all directors will be elected on an annual basis commencing at the 2017 annual stockholder meeting) while the URS Board of Directors is not classified. The differences between the URS governing documents and the AECOM governing documents are described in more detail under "Comparison of Stockholders' Rights."

Dividends (See page 129)

        Under the terms of the merger agreement, URS is generally prohibited from paying dividends on its common stock during the pendency of the merger. However, URS is permitted to pay to its common stockholders regular quarterly dividends consistent with past practice.

        AECOM is also generally prohibited from paying dividends on its common stock during the pendency of the merger. See "The Merger—Dividends" for further discussion on the ability of the parties to issue dividends.

 Comparative Per Share Market Price Information

        The following table presents the closing prices of AECOM common stock and URS common stock on the NYSE on July 11, 2014, the last trading day before announcement of the merger, and September 12, 2014, the most recent practicable date prior to the date of this joint proxy statement/prospectus. The table also presents the closing sales prices calculated by averaging the closing sales prices for shares of AECOM common stock on each of the trading days during the period of five trading days ending on such dates. The table also presents the approximately equivalent value of the per share merger consideration of URS common stock on those dates, calculated by multiplying the average five-day closing price of AECOM common stock ending on those dates by 0.734 and adding $33.00, representing the approximate value that URS stockholders will be entitled to receive in exchange for each share of URS common stock they hold at the effective time of the merger, assuming no proration.

	AECOM Common Stock (Close)	AECOM Common Stock (Five-Day Average Close)	URS Common Stock (Close)	Equivalent Per Share Value
July 11, 2014	$31.76	$31.894	$52.02	$56.41
September 12, 2014	$37.17	$37.388	$60.27	$60.44

        The market prices of shares of AECOM and URS common stock fluctuate. The value of the merger consideration will fluctuate with the market price of the AECOM common stock and will be determined based on the average five-day AECOM closing price. As a result, we urge you to obtain current market quotations of AECOM and URS common stock.

 Summary Consolidated Historical Financial Data of AECOM

        The following table sets forth selected historical consolidated financial data of AECOM. This data is derived from AECOM's consolidated financial statements as of and for the five years ended September 30, 2013, 2012, 2011, 2010 and 2009, respectively, and the unaudited quarterly financial statements as of and for the nine months ended June 30, 2014 and 2013, which in the opinion of management include all adjustments necessary for a fair statement of the results for the unaudited interim periods. AECOM reports results of operations based on 52- or 53-week periods ending on the Friday nearest September 30. For clarity of presentation, all periods are presented as if the year ended on September 30. Fiscal years 2013, 2012, 2011, 2010 and 2009 each contained 52 weeks and ended on September 27, September 28, September 30, September 30, October 1 and October 2, respectively. This selected financial data should be read in conjunction with AECOM's consolidated financial statements and related notes included in AECOM's Annual Report on Form 10-K for the fiscal year ended September 30, 2013, and AECOM's quarterly report on Form 10-Q for the quarter ended June 30, 2014, each of which is incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information."

	Unaudited Nine Months Ended June 30,		Year Ended September 30,
(In millions, except per share data)	2014	2013	2013	2012		2011	2010	2009
Consolidated Statement of Operations Data:
Revenue	$5,794	$6,074	$8,153	$8,218		$8,037	$6,546	$6,119
Cost of revenue	5,520	5,765	7,703	7,796		7,570	6,116	5,768

Gross profit	274	309	450	422		467	430	351
Equity in earnings of joint ventures	49	18	24	49		45	21	23
General and administrative expenses	(73)	(73)	(97)	(81)		(91)	(110)	(87)
Goodwill impairment	—	—	—	(336	)(1)	—	—	—

Income from operations	250	254	377	54		421	341	287
Other income	1	2	4	11		5	11	3
Interest expense	(31)	(34)	(45)	(47)		(42)	(11)	(12)
Income from continuing operations before income tax expense	220	222	336	18		384	341	278
Income tax expense	52	57	93	75		100	92	77

Income (loss) from continuing operations	168	165	243	(57)		284	249	201
Discontinued operations, net of tax	—	—	—	—		—	—	3

Net income (loss)	168	165	243	(57)		284	249	204
Noncontrolling interests in income of consolidated subsidiaries, net of tax	(2)	(2)	(4)	(2)		(8)	(12)	(14)

Net income (loss) attributable to AECOM	$166	$163	$239	$(59)		$276	$237	$190

Net income (loss) attributable to AECOM per share:
Basic
Continuing operations	$1.71	$1.60	$2.38	$(0.52)		$2.35	$2.07	$1.73
Discontinued operations	—	—	—	—		—	—	.03

	$1.71	$1.60	$2.38	$(0.52)		$2.35	$2.07	$1.76

Diluted
Continuing operations	$1.69	$1.58	$2.35	$(0.52)		$2.33	$2.05	$1.70
Discontinued operations	—	—	—	—		—	—	.03

	$1.69	$1.58	$2.35	$(0.52)		$2.33	$2.05	$1.73

Weighted average shares outstanding:
Basic	97	101	101	112		117	114	108
Diluted	98	103	102	112		118	115	110

(1)
During the year ended September 30, 2012, AECOM recorded a goodwill impairment charge of $336 million. On a net after-tax basis, this charge resulted in decrease to net income and diluted earnings per share of $317 million and $2.88, respectively, for the year ended September 30, 2012.

	Unaudited Nine Months Ended June 30,		Year Ended September 30,
(In millions, except employee data)	2014	2013	2013	2012	2011	2010	2009
Other Data:
Depreciation and amortization(1)	$70	$71	$94	$103	$110	$79	$84
Amortization expense of acquired intangible assets(2)	$17	$16	$21	$24	$36	$19	$26
Capital expenditures	$50	$37	$52	$63	$78	$68	$63
Contracted backlog	$9,600	$8,600	$8,753	$8,499	$8,881	$6,802	$5,356
Number of full-time and part-time employees	43,400	46,000	45,500	46,800	45,000	48,100	43,200

(1)
Includes amortization of deferred debt issuance costs.

(2)
Included in depreciation and amortization above.

	Unaudited As of June 30,		As of September 30,
(In millions)	2014	2013	2013	2012	2011	2010	2009
Consolidated Balance Sheet Data:
Cash and cash equivalents	$510	$508	$601	$594	$457	$613	$291
Working capital	1,068	1,108	1,078	1,069	1,176	1,094	658
Total assets	5,754	5,539	5,666	5,665	5,789	5,243	3,790
Long-term debt excluding current portion	977	1,135	1,089	907	1,145	915	142
AECOM Stockholders' equity	2,198	1,986	2,021	2,169	2,340	2,090	1,730

 Summary Consolidated Historical Financial Data of URS

        The following table sets forth selected historical consolidated financial data of URS. This data is derived from URS's Consolidated Financial Statements as of and for the five years ended January 3, 2014, December 28, 2012, December 30, 2011, December 31, 2010 and January 1, 2010, respectively, and the unaudited quarterly financial statements as of and for the six months ended July 4, 2014 and June 28, 2013, which in the opinion of management include all adjustments necessary for a fair statement of the results for the unaudited interim periods. This selected financial data should be read in conjunction with URS's Consolidated Financial Statements and related notes included elsewhere in URS's Current Report on Form 8-K, filed on August 1, 2014 and URS's quarterly report on Form 10-Q for the quarter ended July 4, 2014, each of which is incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information."

	Unaudited Six Months Ended		Year Ended
(In millions, except per share data)	July 4, 2014	June 28, 2013	January 3, 2014(1)	December 28, 2012(1)(2)	December 30, 2011(1)(2)	December 31, 2010(1)(2)	January 1, 2010(1)
Income Statement Data:
Revenues	$5,092	$5,595	$10,991	$10,973	$9,545	$9,177	$9,249
Cost of revenues	(4,854)	(5,293)	(10,416)	(10,295)	(8,989)	(8,609)	(8,772)
General and administrative expenses	(49)	(46)	(78)	(84)	(79)	(71)	(76)
Acquisition-related expenses(2)	—	—	—	(16)	(1)	(12)	—
Restructuring costs(3)	—	—	—	—	(6)	(11)	—
Goodwill impairment(4)	—	—	—	—	(351)	—	—
Impairment of an intangible asset(5)	—	—	—	—	—	—	(33)
Equity in income of unconsolidated joint ventures(6)	36	42	94	108	132	70	101
Operating income	225	298	591	686	251	544	469
Other income (expenses)(7)	(3)	(6)	(8)	1	—	—	48
Net income (loss) attributable to URS	115	139	247	311	(43)	288	269
Earnings (loss) per share:
Basic	$1.64	$1.88	$3.35	$4.18	$(0.56)	$3.56	$3.31

Diluted	$1.63	$1.87	$3.31	$4.17	$(0.56)	$3.54	$3.29

Cash dividends declared per share	$0.44	$0.42	$0.84	$0.80	$—	$—	$—

Balance Sheet Data (as of the end of the period):
Total assets	$8,655	$8,978	$8,718	$9,261	$7,337	$7,351	$6,904
Total long-term debt(9)	1,779	2,005	1,667	1,993	737	641	690
Total URS stockholders' equity(8)	3,943	4,009	4,081	4,044	3,800	4,117	3,906
Total noncontrolling interests	145	138	146	142	107	84	45
Total stockholders' equity	4,088	4,147	4,227	4,186	3,907	4,201	3,951

(1)
URS's fiscal year is the 52/53-week period ending on the Friday closest to December 31.

(2)
URS completed the acquisitions of Flint, Apptis and Scott Wilson Group plc in May 2012, June 2011 and September 2010, respectively.

(3)
For the years ended December 30, 2011 and December 31, 2010, URS recorded restructuring costs in its international businesses.

(4)
During the year ended December 30, 2011, URS recorded a goodwill impairment charge of $351.3 million. On a net, after-tax basis, this charge resulted in decreases to net income and diluted earnings per share ("EPS") of $309.4 million and $3.99, respectively, for the year ended December 30, 2011.

(5)
During fiscal year 2009, URS recorded a $32.8 million charge for the impairment of URS's intangible asset related to the "Washington" trade name. On a net, after-tax basis, this transaction resulted in decreases to net income and EPS of $19.6 million and $0.24, respectively, for the year ended January 1, 2010.

(6)
In October 2010, URS received notice of a ruling on the priority of claims against a bankrupt client made by one of URS's unconsolidated joint ventures related to the SR-125 road project in California. The judge ruled against the joint venture's position, finding that its mechanic's lien did not have priority over the senior lenders. As a result of the court's decision, URS recorded a pre-tax non-cash asset impairment charge of $25.0 million during fiscal year 2010. During the second quarter of 2011, URS recognized a pre-tax favorable claim settlement of $9.5 million on this project.

(7)
During fiscal year 2009, URS recorded $47.9 million of other income, net, consisting of a $75.6 million gain associated with the sale of URS's equity investment in MIBRA GmbH ("MIBRAG"), net of $5.2 million of sale-related costs. This gain was partially offset by a $27.7 million loss on the settlement of a foreign currency forward contract, which primarily hedged URS's net investment in MIBRAG. On a net, after-tax basis, these two transactions resulted in increases to net income and diluted EPS of $30.6 million and $0.37, respectively, for the year ended January 1, 2010.

(8)
On February 24, 2012, the URS Board of Directors approved the initiation of a regular quarterly cash dividend program and authorized a $0.20 per share quarterly dividend. On February 22, 2013, the URS Board of Directors approved the continuation of this program and authorized a $0.21 per share quarterly dividend. On February 28, 2014, the URS Board of Directors authorized a $0.22 per share quarterly dividend.

(9)
On December 19, 2013, URS entered into an amendment to its Credit Agreement dated as of October 19, 2011, entered into by and among URS, certain subsidiaries of URS party thereto, as borrowers, a syndicate of lenders party thereto and Wells Fargo Bank, National Association as administrative agent for the lenders, by extending the maturity date by two years to December 19, 2018. On December 27, 2013, Flint redeemed all of its outstanding senior notes ("Canadian Notes"). During fiscal year 2012, URS issued $1.0 billion of Senior Notes in connection with the acquisition of Flint. During fiscal year 2011, URS entered into the 2011 Credit Facility, which provided a term loan facility of $700.0 million and revolving credit facilities of $1.0 billion.

Summary Unaudited Pro Forma Condensed Combined
Financial Information of AECOM and URS

        The following tables present summary unaudited pro forma condensed combined financial information about AECOM's consolidated balance sheet and statements of operations, after giving effect to the merger between AECOM and URS. AECOM's historical financial and operating data for the year ended September 30, 2013 and the nine-month period ended June 30, 2014 is derived from the financial data in its audited consolidated financial statements for the year ended September 30, 2013 and from its unaudited consolidated financial statements for the nine-month period ended June 30, 2014. The historical financial and operating data for URS for the year ended September 27, 2013 is derived by adding the financial data from URS's audited consolidated financial statements for the year ended January 3, 2014 and URS's unaudited condensed consolidated statement of income for the three-month period ended December 28, 2012, and subtracting URS's unaudited condensed consolidated statement of income for the three-month period ended January 3, 2014. The historical financial and operating data for URS for the nine-month period ended July 4, 2014 is derived by adding the financial data from URS's unaudited condensed consolidated financial statements for the six months ended July 4, 2014 and URS's unaudited condensed consolidated statement of income for the three-month period ended January 3, 2014.

        The information under "Summary Unaudited Pro Forma Condensed Combined Statements of Income" in the table below gives effect to the merger as if it had been consummated on October 1, 2012 for AECOM and September 29, 2012 for URS, the beginning of the earliest period presented. The information under "Summary Unaudited Pro Forma Condensed Combined Balance Sheet" in the table below assumes the merger had been consummated on June 30, 2014. This unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting, with AECOM considered the acquiror of URS for accounting purposes. See "Accounting Treatment."

        In addition, the unaudited pro forma condensed combined financial information includes adjustments which are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes. The summary unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of results that actually would have occurred or that may occur in the future had the merger been completed on the dates indicated, nor is it necessarily indicative of the future operating results or financial position of AECOM after the merger.

        The information presented below should be read in conjunction with the historical consolidated financial statements of AECOM and URS including the related notes, filed by each of them with the SEC, and with the pro forma condensed combined financial information of AECOM and URS, including the related notes, appearing elsewhere in this joint proxy statement/prospectus. See "Where You Can Find More Information" and "Unaudited Pro Forma Condensed Combined Financial Information."

 Summary Unaudited Pro Forma Condensed Combined Balance Sheet
(dollars in millions)

As of June 30, 2014
Pro Forma Combined
Assets
CURRENT ASSETS:
Total cash and cash equivalents	$743
Net accounts receivable	5,284
Prepaid expenses and other current assets	411

TOTAL CURRENT ASSETS	6,438
PROPERTY AND EQUIPMENT—NET	900
INVESTMENTS IN UNCONSOLIDATED JOINT VENTURES	650
GOODWILL	5,416
INTANGIBLE ASSETS—NET	1,164
OTHER NON-CURRENT ASSETS	523

TOTAL ASSETS	$15,091

Liabilities and Stockholder's Equity
CURRENT LIABILITIES:
Short-term debt	28
Accounts payable	1,393
Accrued expenses and other current liabilities	1,711
Billings in excess of costs on uncompleted contracts	574
Current portion of long-term debt	155
Other current liabilities	—

TOTAL CURRENT LIABILITIES	3,861
OTHER LONG-TERM LIABILITIES	513
LONG-TERM DEBT	5,204
Deferred tax liabilities	758
Self-insurance reserves	—
Pension and post-retirement benefit obligations	466

TOTAL LIABILITIES	10,802
STOCKHOLDERS' EQUITY
Common stock	1
Additional paid-in capital	3,790
Accumulated other comprehensive income	(265)
Retained Earnings	493

TOTAL AECOM/URS STOCKHOLDERS' EQUITY	4,019
Noncontrolling interests	270

TOTAL STOCKHOLDERS' EQUITY	4,289

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$15,091

 Summary Unaudited Pro Forma Condensed Combined Statement of Income
For the Twelve Months Ended September 30, 2013
(dollars in millions, except per share amounts)

Twelve Months Ended September 30, 2013
Pro Forma Combined
Revenues	$19,456
Cost of revenue	18,476

Gross profit	980
Equity in earnings of joint ventures	114
General and administrative expenses	(252)

Income from operations	842
Other income (expense)	(4)
Interest expense	(265)

Income before income tax expense	573
Income tax expense	124

Net income	449
Noncontrolling interest, net of tax	(103)

Net income attributable to AECOM/URS	$346

Net income attributable per AECOM/URS share
Basic	$2.27
Diluted	$2.23
Weighted average shares outstanding (shares in thousands)
Basic	152,218
Diluted	155,266

 Summary Unaudited Pro Forma Condensed Combined Statement of Income
For the Nine Months Ended June 30, 2014
(dollars in millions, except per share amounts)

Nine Months Ended June 30, 2014
Pro Forma Combined
Revenues	$13,353
Cost of revenue	12,819

Gross profit	534
Equity in earnings of joint ventures	118
General and administrative expenses	(148)

Income from operations	504
Other income (expense)	(6)
Interest expense	(185)

Income before income tax expense	313
Income tax expense	64

Net income	249
Noncontrolling interest, net of tax	(59)

Net income attributable to AECOM/URS	$190

Net income attributable per AECOM/URS share
Basic	$1.28
Diluted	$1.25
Weighted average shares outstanding (shares in thousands)
Basic	148,533
Diluted	151,772

 Summary of Comparative Historical and Pro Forma Per Share Data

        Presented below is:

  •
  historical per share data for AECOM and URS;

  •
  pro forma per share information for the combined company after giving effect to the merger; and

  •
  equivalent pro forma per share information for URS.

        This information should be read together with the consolidated financial statements and related notes of AECOM and URS that are incorporated by reference in this joint proxy statement/prospectus and with the unaudited pro forma financial data included under "Unaudited Pro Forma Condensed Combined Financial Information." The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of AECOM after the merger.

        The historical book value per share is computed by dividing total stockholders' equity by the number of shares of common stock outstanding at the end of the period. The pro forma income per share of AECOM after the merger is computed by dividing the pro forma income by the pro forma weighted average number of shares outstanding. The pro forma book value per share of AECOM after the merger is computed by dividing total pro forma stockholders' equity by the pro forma number of shares of common stock outstanding at the end of the period.

        The information listed as the equivalent pro forma per share amount for URS was obtained by multiplying the pro forma per share amounts listed by AECOM by 1.6166, which is the number of shares of AECOM common stock that URS stockholders who only receive stock in the merger would receive for each share of URS common stock, assuming no proration and assuming the average (rounded to the nearest one tenth of a cent) of the closing prices of AECOM common stock on the NYSE for the five trading days immediately preceding the date on which the merger is consummated was $37.388, which was the average (rounded to the nearest one tenth of a cent) closing price of AECOM common stock for the five days ending on September 12, 2014, the most recent practicable date before the filing of this joint proxy statement/prospectus. The actual fraction of a share of AECOM common stock that URS stockholders who receive stock in the merger will receive may differ depending on the average of the closing stock prices for AECOM common stock during the five trading days immediately preceding the effective time of the merger.

	AECOM				URS
	Historical		Pro Forma Combined	Pro Forma Combined	Historical		Pro Forma Combined Equivalent	Pro Forma Combined Equivalent
	Unaudited nine months ended June 30, 2014	Year ended September 30, 2013	Unaudited nine months ended June 30, 2014	Unaudited twelve months ended September 30, 2013	Unaudited nine months ended July 4, 2014	Unaudited Twelve months ended September 27, 2013	Unaudited nine months ended July 4, 2014	Unaudited Twelve months ended September 27, 2013
Basic earnings per share	$1.71	$2.38	$1.28	$2.27	$1.88	$4.03	$2.07	$3.67
Diluted earnings per share	$1.69	$2.35	$1.25	$2.23	$1.86	$3.99	$2.02	$3.61
Cash dividends declared per common share	$—	$—	(1)	(1)	$0.65	$0.83	(1)	(1)
Book value per common share at period end	$22.80	$21.05	$27.15	(2)	$57.14	$55.13	$43.89	(2)

(1)
For the purpose of this pro forma financial information, no dividends are assumed to be paid. The holders of AECOM common stock will receive cash dividends if and when declared by the AECOM Board of Directors out of legally available funds.

(2)
Not applicable

RISK FACTORS

        In addition to the other information included and incorporated by reference in this joint proxy statement/prospectus, including the matters addressed in the section entitled "Special Note Regarding Forward-Looking Statements," you should carefully consider the following risks before deciding whether to vote for the adoption of the merger agreement, the URS adjournment proposal and the golden parachute proposal, in the case of URS stockholders, or for the stock issuance proposal and the AECOM adjournment proposal, in the case of AECOM stockholders. In addition, you should read and consider the risks associated with each of the businesses of AECOM and URS because these risks will also affect AECOM after the merger. These risks can be found in the Annual Reports on Form 10-K for AECOM for the fiscal year ended September 30, 2013, and for URS for the fiscal year ended January 3, 2014, and any amendments thereto, as such risks may be updated or supplemented in each company's subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K (including URS's Current Report on Form 8-K, filed on August 1, 2014), which are incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference in this joint proxy statement/prospectus. See the section entitled "Where You Can Find More Information."

Risk Factors Relating to the Merger

Because the market price of AECOM common stock will fluctuate, URS stockholders cannot be sure of the value of the merger consideration they will receive at the time of the URS special meeting or at any time prior to the closing of the merger.

        Upon completion of the merger, each share of URS common stock will be converted into the right to receive merger consideration consisting of shares of AECOM common stock and/or cash pursuant to the terms of the merger agreement. The value of the merger consideration to be received by URS stockholders will be based on the average five-day AECOM closing price at the time of completion of the merger. This average price may vary from the closing price of AECOM common stock on the date we announced the merger, on the date that this joint proxy statement/prospectus was mailed to AECOM stockholders and URS stockholders and on the date of the special meetings of the AECOM and URS stockholders. Any change in the market price of AECOM common stock prior to completion of the merger will affect the value of the merger consideration that URS stockholders will receive upon completion of the merger. Accordingly, at the time of the URS special meeting and prior to the election deadline, URS stockholders will not necessarily know or be able to calculate the amount of the cash consideration they would receive or the exchange ratio used to determine the number of any shares of AECOM common stock they would receive upon completion of the merger. Neither company is permitted to terminate the merger agreement or resolicit the vote of either company's stockholders solely because of changes in the market prices of either company's stock. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond our control. You should obtain current market quotations for shares of AECOM common stock and for shares of URS common stock.

URS stockholders may receive a form of consideration different from what they elect.

        The aggregate amount of cash to be paid to holders of URS common stock (not including, for this purpose, URS election award shares) as of immediately prior to closing is fixed at $2,257,950,321. As a result, if the cash elections are oversubscribed or undersubscribed, then certain adjustments will be made to the merger consideration to be paid to URS stockholders to proportionately reduce the cash or stock amounts received by such holders, in the manner described below in the section entitled "The Merger Agreement—Consideration to Be Received in the Merger—Proration." To the extent that the number of outstanding shares of URS common stock increases between the date of the merger agreement and the effective time of the merger, due to the vesting of stock-settled awards or as otherwise permitted by the merger agreement, the aggregate number of shares of AECOM common stock to be issued as consideration in the merger will be increased accordingly, but the aggregate amount of cash to be paid as consideration will not change. Thus, you might receive a portion of your consideration in the form you did not elect and that may have different tax consequences from the form of consideration you elected. In addition, if the aggregate consideration to be paid to any holder of URS common stock would result in such holder receiving a fractional share of AECOM common stock, cash will be paid in lieu of such fractional share.

If you are a URS stockholder and you tender your shares of URS common stock to make an election, you will not be able to sell those shares, unless you revoke your election prior to the election deadline.

        If you are a registered URS stockholder and want to make a valid cash or stock election, you will have to deliver your stock certificates (or follow the procedures for guaranteed delivery) and a properly completed and signed form of election to the exchange agent. Since the actual election deadline is not currently known, AECOM and URS will issue a press release announcing the date of the election deadline at least five business days before that deadline. For further details on the determination of the election deadline, see "The Merger Agreement—Conversion of Shares; Exchange of Certificates; Elections as to Form of Consideration—Election Form." The election deadline may be significantly in advance of the closing of the merger. You will not be able to sell any shares of URS common stock that you have delivered as part of your election unless you withdraw your stock certificates or revoke your election before the deadline by providing written notice to the exchange agent. If you do not revoke your election, you will not be able to liquidate your investment in URS common stock for any reason until you receive cash and/or common stock in the merger. In the time between the election deadline and the closing of the merger, the trading price of URS or AECOM common stock may decrease, and you might otherwise want to sell your shares of URS common stock to gain access to cash, make other investments or reduce the potential for a decrease in the value of your investment. The date that you will receive your merger consideration depends on the completion date of the merger, which is uncertain. The completion date of the merger might be later than expected due to unforeseen events, such as delays in obtaining regulatory approvals.

The merger is subject to a number of conditions, including certain governmental and regulatory conditions that may not be satisfied, and the merger may not be completed on a timely basis, or at all. Failure to complete the merger could have material and adverse effects on AECOM and URS.

        Completion of the merger is conditioned upon, among other matters, the receipt of certain governmental authorizations, consents, orders or other approvals, including the expiration or termination of the waiting period under the HSR Act (for which early termination was received on August 4, 2014), the receipt of antitrust clearance under the Competition Act (Canada) (which the parties received on August 21, 2014) and the Ireland Competition Act (which condition the parties have waived with respect to Ireland), the authorization of the listing on the NYSE of the AECOM shares of common stock to be issued in the merger, the declaration of the effectiveness of the Form S-4 to which this joint proxy statement/prospectus relates by the SEC under the Securities Act, and the receipt of any other consents or approvals of any governmental entity required to be obtained in connection with the merger.

        If the merger is not completed on a timely basis, or at all, AECOM's and URS's respective ongoing businesses may be adversely affected. Additionally, in the event the merger is not completed, AECOM and URS will be subject to a number of risks without realizing any of the benefits of having completed the merger, including (i) the payment of certain fees and costs relating to the merger, such as legal, accounting, debt financing source, financial advisor and printing fees, (ii) the potential decline in the market price of AECOM's and URS's shares of common stock, (iii) the risk that the parties may not find a party willing to enter into a merger agreement on terms equivalent to or more attractive than the terms set forth in the merger agreement and (iv) the loss of time and resources.

Uncertainties associated with the merger may cause a loss of management personnel and other key employees which could adversely affect the future business, operations and financial results of AECOM following the merger.

        Whether or not the merger is completed, the announcement and pendency of the merger could disrupt the businesses of AECOM and URS. AECOM and URS are dependent on the experience and industry knowledge of their senior management and other key employees to execute their business plans. AECOM's success after the merger will depend in part upon the ability of AECOM and URS to retain key management personnel and other key employees. Current and prospective employees of AECOM and URS may experience uncertainty about their roles within AECOM following the merger, which may have an adverse effect on the ability of each of AECOM and URS to attract or retain key management and other key personnel.

        Accordingly, no assurance can be given that AECOM will be able to attract or retain key management personnel and other key employees of AECOM and URS to the same extent that such companies have previously been able to attract or retain employees. In addition, AECOM following the merger might not be able to locate suitable replacements for any such key employees who leave AECOM or offer employment to potential replacements on reasonable terms.

The merger agreement contains provisions that could discourage a potential competing acquiror of either AECOM or URS.

        The merger agreement contains "no shop" provisions that, subject to limited exceptions, restrict each of AECOM's and URS's ability to solicit, initiate or endorse, encourage or facilitate competing third-party proposals for the acquisition of its company's shares or assets. Further, even if the AECOM Board of Directors or the URS Board of Directors, respectively, withdraws or changes its recommendation with respect to the merger, AECOM or URS, as the case may be, will still be required to submit each of its merger-related proposals to a vote at its stockholder meeting. In addition, AECOM generally has an opportunity to offer to modify the terms of the merger in response to any competing acquisition proposals before the Board of Directors of URS may withdraw or change its recommendation with respect to the merger. In certain circumstances in connection with the termination of the merger agreement, AECOM must pay to URS a termination fee equal to $140 million, or $240 million if the merger agreement is terminated by URS under circumstances where all closing conditions have been satisfied but AECOM's debt financing is not available to complete the merger and AECOM fails to close the merger. In certain circumstances in connection with the termination of the merger agreement, URS must pay to AECOM a termination fee equal to $140 million. If the merger agreement is terminated by a party as a result of certain breaches by the other party, then the non-terminating party will be required to reimburse the terminating party for its reasonable out-of-pocket fees and expenses up to $40 million. See "The Merger Agreement—No Solicitation of Alternative Proposals," "The Merger Agreement—Termination of the Merger Agreement" and "The Merger Agreement—Expenses and Termination Fees; Liability for Breach."

        These provisions could discourage a potential third-party acquiror that might have an interest in acquiring all or a significant portion of AECOM or URS from considering or proposing that acquisition, at a higher per share cash or market value than the market value proposed to be received or realized in the merger, or might result in a potential third-party acquiror proposing to pay a lower price to the stockholders than it might otherwise have proposed to pay because of the added expense of the termination fee and/or expense reimbursement that may become payable in certain circumstances.

URS's counterparties may acquire certain rights upon the merger, which could negatively affect AECOM following the merger.

        URS is party to numerous contracts, agreements, licenses, permits, authorizations and other arrangements that contain provisions giving counterparties certain rights (including, in some cases, termination rights) in the event of an "assignment" of the contract or agreement or a "change in control" of URS or its subsidiaries. The definitions of "assignment" and "change in control" vary from contract to contract and, in some cases, the "assignment" or "change in control" provisions may be implicated by the merger. If an "assignment" or "change in control" occurs, a counterparty may be permitted to terminate its contract with URS.

        Whether a counterparty would have cancellation rights in connection with the merger depends upon the language of its agreement with URS. Whether a counterparty exercises any cancellation rights it has would depend on, among other factors, such counterparty's views with respect to the financial strength and business reputation of AECOM following the merger and prevailing market conditions. URS cannot presently predict the effects, if any, if the merger is deemed to constitute a change in control under certain of its contracts and other arrangements, including the extent to which cancellation rights would be exercised, if at all, or the effect on AECOM's financial condition, results of operations or cash flows following the merger, but such effect could be material.

Risk Factors Relating to AECOM Following the Merger

        In addition to the risk factors set forth below, following the merger, AECOM likely will be subject to many of the risks described in URS's Annual Report on Form 10-K for the fiscal year ended January 3, 2014, as updated by URS's subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" for the location of information incorporated by reference in this joint proxy statement/prospectus.

Although AECOM and URS expect to realize certain benefits as a result of the merger, there is the possibility that AECOM following the merger may be unable to integrate successfully the businesses of AECOM and URS in order to realize the anticipated benefits of the merger or do so within the intended timeframe.

        AECOM will be required to devote significant management attention and resources to integrating the business practices and operations of URS with AECOM. Due to legal restrictions, AECOM and URS have been able to conduct limited planning regarding the integration of URS into AECOM after completion of the merger and have not yet determined the exact nature of how the businesses and operations of URS will be run following the merger. Potential difficulties AECOM may encounter as part of the integration process include the following:

  •
  the consequences of a change in tax treatment, including the costs of integration and compliance and the possibility that the full benefits anticipated to result from the merger will not be realized;

  •
  any delay in the integration of management teams, strategies, operations, products and services;

  •
  diversion of the attention of each company's management as a result of the merger;

  •
  differences in business backgrounds, corporate cultures and management philosophies that may delay successful integration;

  •
  the ability to retain key employees;

  •
  the ability to create and enforce uniform standards, controls, procedures, policies and information systems;

  •
  the challenge of integrating complex systems, technology, networks and other assets of URS into those of AECOM in a seamless manner that minimizes any adverse impact on customers, suppliers, employees and other constituencies;

  •
  potential unknown liabilities and unforeseen increased expenses or delays associated with the merger, including costs to integrate URS beyond current estimates; and

  •
  the disruption of, or the loss of momentum in, each company's ongoing businesses or inconsistencies in standards, controls, procedures and policies.

Any of these factors could adversely affect each company's ability to maintain relationships with customers, suppliers, employees and other constituencies or AECOM's and URS's ability to achieve the anticipated benefits of the merger or could reduce each company's earnings or otherwise adversely affect the business and financial results of AECOM after the merger.

Current AECOM stockholders and URS stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

        Current AECOM stockholders have the right to vote in the election of the AECOM Board of Directors and on other matters affecting AECOM. Current URS stockholders have the right to vote in the election of the URS Board of Directors and on other matters affecting URS. Immediately after the merger is completed, it is expected that, on a fully diluted basis, current AECOM stockholders (together with holders of AECOM equity-based awards) will collectively own approximately 66%, and current URS stockholders, together with holders of URS election award shares and URS roll-over award shares, will collectively own approximately 34%, of the outstanding shares of AECOM common stock. As a result of the merger, current AECOM stockholders and current URS stockholders will have less influence on the management and policies of AECOM post-merger than they now have on the management and policies of AECOM and URS, respectively.

The results of AECOM after the merger may suffer if AECOM does not effectively manage its expanded operations following the merger.

        Following the merger, the size of the business of AECOM will increase significantly beyond the current size of either AECOM's or URS's existing business. AECOM's future success depends, in part, upon its ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new global operations and associated increased costs and complexity. There can be no assurances that AECOM will be successful after completion of the merger or that it will realize the expected benefits currently anticipated from the merger.

The financial projections prepared by AECOM and URS in connection with the merger may not be realized, which may adversely affect the market price of AECOM shares following the merger.

        In connection with the merger, AECOM and URS prepared and considered, among other things, internal standalone and pro forma financial projections for AECOM and URS. See the sections entitled "The Merger—Certain AECOM Prospective Financial Information" and "The Merger—Certain URS Prospective Financial Information." None of these projections was prepared with a view towards public disclosure or compliance with the published guidelines of the SEC, GAAP or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. These projections are inherently based on various estimates and assumptions that are subject to the judgment of the respective managements of AECOM and URS. These projections are also subject to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of AECOM and URS. Accordingly, there can be no assurance that AECOM's or URS's financial condition or results of operations will be consistent with those set forth in such projections. Significantly worse financial results could have a material adverse effect on the market price of AECOM common stock following the merger.

The merger may not be accretive and may cause dilution to AECOM's earnings per share, which may negatively affect the market price of AECOM's common stock.

        AECOM currently anticipates that the merger will be accretive to GAAP earnings per share in fiscal year 2015. This expectation is based on preliminary estimates which may materially change. AECOM could also encounter additional transaction and integration-related costs or other factors such as the failure to realize all of the benefits anticipated in the merger. All of these factors could cause dilution to AECOM's earnings per share or decrease or delay the expected accretive effect of the merger, which could cause a decrease in the price of AECOM's stock price.

AECOM is expected to incur substantial expenses related to the merger.

        AECOM is expected to incur substantial expenses in connection with the merger. While AECOM and URS have assumed that a certain level of expenses would be incurred, there are many factors beyond the control of either AECOM or URS that could affect the total amount or the timing of the expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately.

Some of the executive officers and directors of AECOM and URS have interests in seeing the merger completed that are different from, or in addition to, those of the other AECOM and URS stockholders. Therefore, some of the executive officers and directors of AECOM and URS may have a conflict of interest in recommending the proposals being voted on at the special meetings.

        Certain of the executive officers of AECOM and URS may have arrangements that provide them with interests in the merger that are different from, or in addition to, those of stockholders of AECOM and URS generally. These interests include, among others, continued service as an executive officer of AECOM following the merger, and with respect to URS executive officers, may include the acceleration of vesting of certain equity-based awards, enhanced severance payments and/or benefits (and, for one executive officer who is not a named executive officer, reimbursement of excise taxes), and/or continuation of certain indemnification insurance in connection with the merger. These interests may influence the executive officers of AECOM and URS to support or approve the proposals to be presented at the special meetings.

        In addition, certain directors of AECOM and URS may have interests in the merger that are different from, or in addition to, those of stockholders of AECOM and URS generally, including with respect to URS directors, the acceleration of vesting of certain equity-based awards and service as a director of AECOM following the merger. These interests may influence the directors of AECOM to support or approve the proposals to be presented at the AECOM special meeting and the directors of URS to support or approve the proposals to be presented at the URS special meeting.

        See "The Merger—Interests of AECOM's Directors and Executive Officers in the Merger" and "The Merger—Interests of URS's Directors and Executive Officers in the Merger" for a more detailed description of these interests.

The shares of AECOM common stock to be received by URS stockholders as a result of the merger will have different rights from the shares of URS common stock.

        Upon completion of the merger, URS stockholders will become stockholders of AECOM, and their rights as stockholders will be governed by the AECOM charter and the AECOM bylaws. The rights associated with URS common stock are different in certain respects from the rights associated with shares of AECOM common stock. See "Comparison of Stockholders' Rights."

If AECOM's debt financing for the merger becomes unavailable, the merger may not be completed.

        AECOM intends to finance all or a portion of the cash component of the merger consideration with debt financing. AECOM has entered into a A&R commitment letter with the debt financing sources pursuant to which the debt financing sources have committed, subject to customary conditions, to provide AECOM with $6.3 billion of debt financing in support of the transactions contemplated by the merger agreement. Prior to closing the merger, AECOM anticipates syndicating the committed debt financings which may modify the size of certain tranches of debt relative to those specified in the A&R commitment letter. The debt financing is currently anticipated to consist of a term loan A facility in an aggregate principal amount of $1.85 billion, a revolving credit facility in an aggregate principal amount of $1.05 billion, a $1.263 billion term loan B, and an incremental performance letter of credit facility in an aggregate amount of $500 million available solely for the issuance of performance letters of credit. In addition, AECOM anticipates that $1.6 billion of the $3.4 billion "term loan B" facility originally contemplated under the A&R commitment letter will be replaced by issuance of $800 million in 8-year senior unsecured notes, and $800 million in 10-year senior unsecured notes. The proceeds from the debt financing will be used by AECOM to, among other things, fund all or a portion of the cash consideration to be paid in the merger, to refinance existing indebtedness of URS and its subsidiaries and certain existing indebtedness of AECOM and its subsidiaries and to pay transaction related fees and expenses. The obligations of the debt financing sources under the A&R commitment letter are contingent on the satisfaction of certain conditions as further described under "The Merger—Debt Financing."

        In the event that the debt financing contemplated by the A&R commitment letter is not available, other financing may not be available on acceptable terms, in a timely manner or at all. If other financing becomes necessary and AECOM is unable to secure such additional financing, the merger may not be completed and AECOM may be required to pay a termination fee of $240 million to URS. Completion of the merger is not subject to a financing condition.

AECOM expects to incur substantial additional indebtedness to finance the merger, which may decrease AECOM's business flexibility after the merger and adversely affect AECOM's financial results.

        AECOM expects to incur additional debt of approximately $4.4 billion to finance the cash portion of the merger consideration and to refinance certain existing URS debt obligations of approximately $1.7 billion, which will result in the combined company having total debt obligations of approximately $5.4 billion following the completion of the merger. Borrowings drawn at closing under AECOM's revolving credit facility will reflect the cash flow generated by URS and AECOM following the period ended June 30, 2014. The financial and other covenants to which AECOM has agreed or may agree in connection with the incurrence of such debt, and AECOM's increased indebtedness in comparison to that of AECOM on a recent historical basis may have the effect, among other things, of reducing AECOM's flexibility to respond to changing business and economic conditions, thereby making AECOM more vulnerable to general adverse economic and industry conditions. The increased indebtedness will also increase borrowing costs and the covenants pertaining thereto may also limit AECOM's ability to obtain additional financing to fund working capital, capital expenditures, additional acquisitions or general corporate requirements. AECOM will also be required to dedicate a larger portion of its cash flow from operations to payments on its indebtedness, thereby reducing the availability of its cash flow for other purposes, including working capital, capital expenditures and general corporate purposes.

        In addition, the terms and conditions of the indebtedness incurred to finance the merger may not be favorable to AECOM, and as such, could further increase the cost of the merger, as well as the overall burden of such debt upon AECOM and AECOM's business flexibility. It is anticipated that the debt financing will be secured, whereas AECOM's and URS's current debt facilities are unsecured. Further, if any portion of AECOM's borrowings is at variable rates of interest, AECOM will be exposed to the risk of increased interest rates. Although AECOM and URS expect that the combined company will use appropriate hedging strategies to manage this risk and that the combined company will generate significant cash flows that will be used to reduce the combined company's level of indebtedness, AECOM and URS cannot provide assurance that its hedging strategies will be successful in managing the combined company's interest rate related risks or that the combined company will generate the level of cash flows required to reduce its outstanding indebtedness. Any of the foregoing consequences could adversely affect AECOM's financial results.

Other Risk Factors of AECOM and URS

        AECOM's and URS's businesses are and will be subject to the risks described above. In addition, AECOM and URS are, and will continue to be, subject to the risks described in AECOM's Annual Report on Form 10-K for the fiscal year ended September 30, 2013, and URS's Annual Report on Form 10-K for the fiscal year ended January 3, 2014, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (including URS's Current Report on Form 8-K, filed on August 1, 2014), all of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" for the location of information incorporated by reference in this joint proxy statement/prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect AECOM's and URS's current beliefs, expectations or intentions regarding future events. These statements include forward-looking statements both with respect to AECOM and URS and the engineering and construction industry. Statements that are not historical facts, including statements that use terms such as "anticipates," "believes," "expects," "intends," "plans," "projects," "seeks" and "will" and that relate to our plans and objectives for future operations, are forward-looking statements. In light of the risks and uncertainties inherent in all forward-looking statements, the inclusion of such statements in this joint proxy statement/prospectus should not be considered as a representation by us or any other person that our objectives or plans will be achieved.

        Such forward-looking statements include, but are not limited to, statements about the benefits of the transaction involving AECOM and URS, including future financial and operating results, the combined company's plans, objectives, expectations and intentions. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future—including statements relating to creating value for stockholders, benefits of the transaction to customers and employees of the combined company, integrating our companies, cost savings, synergies, earnings per share, backlog, and the expected timetable for completing the proposed transaction—are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. For example, these forward-looking statements could be affected by factors including, without limitation, risks associated with the ability to consummate the merger and the timing of the closing of the merger; the failure to obtain the necessary debt financing arrangements set forth in the A&R commitment letter received in connection with the merger; the interest rate on any borrowings incurred in connection with the transaction; the impact of the indebtedness incurred to finance the transaction; the ability to successfully integrate our operations and employees; the ability to realize anticipated benefits and synergies of the transaction; the potential impact of announcement of the transaction or consummation of the transaction on relationships, including with employees, customers and competitors; the outcome of any legal proceedings that have been or may be instituted against URS and/or AECOM and others following announcement of the transaction; the ability to retain key personnel; the amount of the costs, fees, expenses and charges related to the merger and the actual terms of the financings that will be obtained for the merger; changes in financial markets, interest rates and foreign currency exchange rates; and those additional risks and factors discussed in reports filed with the SEC by AECOM and URS.

        Additional information concerning these and other risk factors is contained in AECOM's and URS's most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K (including URS's Current Report on Form 8-K, filed on August 1, 2014) and other SEC filings. All subsequent written and oral forward-looking statements concerning AECOM, URS, the proposed transaction or other matters attributable to AECOM or URS or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. You are cautioned not to place undue reliance on these forward-looking statements, which speak only to the date they are made. AECOM and URS are under no obligation (and expressly disclaim any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise.

 THE COMPANIES

AECOM Technology Corporation

        AECOM is a leading provider of professional technical and management support services for public and private clients around the world. AECOM offers its services through two business segments: Professional Technical Services ("PTS") and Management Support Services ("MSS"). AECOM's PTS segment delivers planning, consulting, architectural and engineering design, and program and construction management services to commercial and government clients worldwide in major end markets such as transportation, facilities, environmental, energy, water and government. AECOM's MSS segment provides program and facilities management and maintenance, training, logistics, consulting, technical assistance and systems integration services, primarily for agencies of the U.S. government. AECOM completed the initial public offering of its common stock in May 2007.

        Shares of AECOM common stock are traded on the NYSE under the symbol "ACM." Following the merger, shares of AECOM common stock will continue to be traded on the NYSE under the symbol "ACM."

        The principal executive offices of AECOM are located at 1999 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, and its telephone number is (213) 593-8000. Additional information about AECOM and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information."

URS Corporation

        URS provides a broad range of engineering, construction, and technical services to public agencies and private sector companies around the world. URS's Infrastructure & Environment Division provides program management, planning, design, engineering, construction and construction management, operations and maintenance, and decommissioning and closure services to a variety of U.S. and international government agencies and departments, as well as to private sector clients. URS's Federal Services Division provides program management, planning, design engineering, systems engineering and technical assistance, construction and construction management, operations and maintenance, management and operations, IT, and decommissioning and closure services to U.S. federal government agencies, as well as to national governments in other countries. URS's Energy & Construction Division provides program management, planning, design, engineering, construction and construction management, operations and maintenance, and decommissioning and closure services to private sector clients as well as federal, state, and local government agencies. URS's Oil & Gas Division provides oilfield services, such as rig transportation and fluid hauling; oil and gas production services, including mechanical, electrical and instrumentation services; pipeline and facility construction; module fabrication; and maintenance services for oil and gas industry clients throughout the U.S. and Canada.

        URS's common stock is traded on the NYSE under the symbol "URS." Upon completion of the merger, shares of URS common stock currently listed on the NYSE will cease to be listed on the NYSE and will subsequently be deregistered under the Exchange Act.

        The principal executive offices of URS are located at 600 Montgomery Street, 26th Floor, San Francisco, California 94111, and its telephone number is (415) 774-2700. Additional information about URS and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information."

ACM Mountain I, LLC

        ACM Mountain I, LLC, or Merger Sub, is a wholly owned subsidiary of AECOM and a Delaware limited liability company. Merger Sub was formed on July 3, 2014, for the sole purpose of effecting the merger. In the merger, Merger Sub will be merged with and into URS, with URS surviving as a wholly owned subsidiary of AECOM.

        The principal executive offices of Merger Sub are located at 1999 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, and its telephone number is (213) 593-8000.

ACM Mountain II, LLC

        ACM Mountain II, LLC, or Merger Sub I, is a wholly owned subsidiary of AECOM and a Delaware limited liability company. Merger Sub I was formed on July 3, 2014, for the sole purpose of effecting the second merger. In the second merger, URS will be merged with and into Merger Sub I, with Merger Sub I surviving as a limited liability company and a wholly owned subsidiary of AECOM.

        The principal executive offices of Merger Sub I are located at 1999 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, and its telephone number is (213) 593-8000.

 THE AECOM SPECIAL MEETING

        This joint proxy statement/prospectus is being provided to the stockholders of AECOM as part of a solicitation of proxies by the AECOM Board of Directors for use at the AECOM special meeting to be held at the time and place specified below, and at any properly convened meeting following an adjournment or postponement thereof. This joint proxy statement/prospectus and the documents incorporated herein by reference provide stockholders of AECOM with the information they need to know to be able to vote or instruct their vote to be cast at the AECOM special meeting.

 Date, Time and Place

        The AECOM special meeting will be held at AECOM's headquarters located at 1999 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, on October 16, 2014, at 8:30 a.m. California time.

Purpose of the AECOM Special Meeting

        At the AECOM special meeting, AECOM stockholders will be asked to consider and vote on:

  •
  the stock issuance proposal; and

  •
  the AECOM adjournment proposal.

        Completion of the merger is conditioned on, among other things, approval of the stock issuance proposal.

Recommendation of the Board of Directors of AECOM

        The AECOM Board of Directors has unanimously approved the merger agreement and has determined that the merger agreement and the transactions contemplated thereby, including the merger and the stock issuance, are advisable and in the best interests of AECOM and its stockholders.

        The AECOM Board of Directors unanimously recommends that the AECOM stockholders vote "FOR" the stock issuance proposal and "FOR" the AECOM adjournment proposal.

 AECOM Record Date; Stockholders Entitled to Vote

        Only holders of record of AECOM common stock at the close of business on September 12, 2014, the record date for the AECOM special meeting, are entitled to notice of, and to vote at, the AECOM special meeting or any adjournments thereof. At the close of business on the AECOM record date, 99,541,568 shares of AECOM common stock were issued and outstanding, approximately 2.03% of which were held by AECOM's directors and executive officers and their affiliates. A list of stockholders of AECOM will be available for review for any purpose germane to the AECOM special meeting at AECOM's headquarters, at 1999 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, during regular business hours for a period of 10 days before the AECOM special meeting. The list will also be available at the AECOM special meeting during the whole time thereof for examination by any stockholder of record present at the AECOM special meeting.

Voting by AECOM's Directors and Executive Officers

        At the close of business on the AECOM record date, directors and executive officers of AECOM and their affiliates were entitled to vote 2,021,530 shares of AECOM common stock, or approximately 2.03% of the shares of AECOM common stock outstanding on that date. We currently expect that AECOM's directors and executive officers will vote their shares in favor of each of the proposals to be considered and voted upon at the AECOM special meeting, although no director or executive officer has entered into any agreement obligating him or her to do so.

 Quorum

        In order to transact business at the AECOM special meeting, a quorum is required. Stockholders who hold a majority of the AECOM common stock outstanding on the record date and who are entitled to vote must be present in person or represented by proxy to constitute a quorum at the AECOM special meeting. The AECOM stockholders, by a majority vote at the meeting by the holders of AECOM common stock entitled to vote and present in person or represented by proxy at the AECOM special meeting, whether or not a quorum is present, may adjourn the meeting to another time or place without further notice unless the adjournment is for more than 30 days or, if after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the adjourned meeting.

        Failures to vote will not be included in the calculation of the number of shares of AECOM common stock represented at the AECOM special meeting for purposes of determining whether a quorum has been achieved. Abstentions will be included in the calculation of the number of shares of AECOM common stock represented at the AECOM special meeting for purposes of determining whether a quorum has been achieved. Under NYSE rules, if brokers do not have discretion to vote on any of the proposals at a stockholders' meeting, broker non-votes will not count toward the calculation of a quorum. As each of the proposals to be voted on at the special meeting are considered "non-routine" under NYSE rules, brokers do not have discretion to vote on such proposals and, as such, broker non-votes will not be included in the calculation of the number of shares represented at the AECOM special meeting for purposes of determining whether a quorum has been achieved.

Required Vote

        The approval of the stock issuance proposal requires the affirmative vote of holders of a majority of the shares of AECOM common stock, present in person or represented by proxy, at the AECOM special meeting and entitled to vote on the proposal, assuming a quorum is present. Approval of the AECOM adjournment proposal requires the affirmative vote of the holders of a majority of the shares of AECOM common stock entitled to vote and present in person or represented by proxy at the AECOM special meeting, whether or not a quorum is present. Approval of the AECOM adjournment proposal is not a condition to completion of the merger.

Failures to Vote, Broker Non-Votes and Abstentions

        Under the rules of the NYSE, banks, brokerage firms or other nominees holding shares of record may vote those shares in their discretion on certain routine proposals when they do not receive timely voting instructions from the beneficial holders. A "broker non-vote" occurs under these NYSE rules when a bank, brokerage firm or other nominee holding shares of record is not permitted to vote on a non-routine matter without instructions from the beneficial owner of the shares and no instruction is given.

        In accordance with these NYSE rules, banks, brokers and other nominees who hold shares of AECOM common stock in "street name" for their customers, but do not have discretionary authority to vote the shares, may not exercise their voting discretion with respect to the approval of the stock issuance proposal or the AECOM adjournment proposal. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to the stock issuance proposal or the AECOM adjournment proposal. For shares of AECOM common stock held in "street name," only shares of AECOM common stock affirmatively voted "FOR" the stock issuance proposal and the AECOM adjournment proposal will be counted as affirmative votes therefor.

        Abstentions will have the same effect as a vote "AGAINST" the stock issuance and "AGAINST" the AECOM adjournment proposal. Failures to vote and broker non-votes, if any, will have no effect on the approval of the stock issuance proposal, assuming a quorum is present, or on the AECOM adjournment proposal.

Voting at the AECOM Special Meeting

        Whether or not you plan to attend the AECOM special meeting, please submit a proxy for your shares. If you are a registered or "record" holder, you may vote in person at the AECOM special meeting or by proxy. If your shares are held in "street name," which means your shares are held of record in an account with a bank, brokerage firm or other nominee, you must follow the instructions from your bank, brokerage firm or other nominee in order to vote.

Voting in Person

        If you plan to attend the AECOM special meeting and wish to vote in person, you will be given a ballot at the AECOM special meeting. Please note, however, that if your shares are held in "street name," and you wish to vote at the AECOM special meeting, you must bring to the AECOM special meeting a proxy executed in your favor from the record holder (your bank, brokerage firm or other nominee) of the shares authorizing you to vote at the AECOM special meeting.

        In addition, if you are a registered or "record" AECOM stockholder, please be prepared to provide proper identification, such as a driver's license, in order to be admitted to the AECOM special meeting. If you hold your shares in "street name," you will need to provide proof of ownership, such as a recent account statement or letter from your bank, brokerage firm or other nominee, along with proper identification.

Voting by Proxy

        If you are a holder of record, a proxy card is enclosed for your use. AECOM requests that you submit a proxy by:

  •
  logging onto www.envisionreports.com/ACM and following the instructions on your proxy card to submit a proxy via the internet anytime up to 11:00 p.m., California time, on October 15, 2014, and following the instructions provided on that site;

  •
  dialing 800-652-8683 and listening for further directions to submit a proxy by telephone anytime up to 11:00 p.m., California time, on October 15, 2014, and following the instructions provided in the recorded message; or

  •
  signing and returning the accompanying proxy card in the enclosed postage-paid envelope. AECOM stockholders of record may submit their proxies through the mail by completing their proxy card, and signing, dating and returning it in the enclosed, pre-addressed, postage-paid envelope. To be valid, a returned proxy card must be signed and dated.

        You should submit your proxy in advance of the AECOM special meeting even if you plan to attend the AECOM special meeting. You can always change your vote at the AECOM special meeting.

        If you hold your shares of AECOM common stock in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank, brokerage firm or other nominee. Please note that you may not vote shares of AECOM common stock held in street name by returning a proxy card directly to AECOM or by voting in person at the AECOM special meeting unless you have a "legal proxy," which you must obtain from your bank, brokerage firm or other nominee. Further, brokers who hold shares of AECOM common stock on behalf of their customers may not give a proxy to AECOM to vote those shares without specific instructions from their customers.

        If you are an AECOM stockholder and you do not instruct your bank, brokerage firm or other nominee on how to vote your shares your bank, brokerage firm or other nominee, as applicable, may not vote your shares on any of the proposals to be considered and voted upon at the AECOM special meeting as all such matters are deemed "non-routine" matters pursuant to applicable NYSE rules.

        If a proxy is returned without an indication as to how the AECOM shares represented are to be voted with regard to a particular proposal, the shares of AECOM common stock represented by the proxy will be voted in accordance with the recommendation of the AECOM Board of Directors and, therefore, "FOR" the stock issuance proposal and "FOR" the AECOM adjournment proposal. As of the date hereof, management has no knowledge of any business that will be presented for consideration at the AECOM special meeting and which would be required to be set forth in this joint proxy statement/prospectus or the related proxy card other than the matters set forth in AECOM's notice of special meeting. If any other matter is properly presented at the AECOM special meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

        Your vote is important. Accordingly, please sign, date and return the enclosed proxy card whether or not you plan to attend the AECOM special meeting in person.

 How Proxies Are Counted

        All shares of AECOM common stock represented by properly executed proxies received in time for the AECOM special meeting will be voted at the meeting in the manner specified by the stockholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted "FOR" the stock issuance proposal and the AECOM adjournment proposal.

        Only shares of AECOM common stock affirmatively voted for the applicable proposal, and properly executed proxies that do not contain voting instructions, will be counted as favorable votes for approval of the stock issuance proposal and the AECOM adjournment proposal. Abstentions will have the same effect as a vote "AGAINST" the stock issuance proposal and "AGAINST" the AECOM adjournment proposal. Failures to vote and broker non-votes, if any, will have no effect on the approval of the stock issuance proposal, assuming a quorum is present, or the AECOM adjournment proposal.

Revocation of Proxies

        If you are the record holder of shares of AECOM common stock, you can change or revoke your proxy at any time before your proxy is voted at the AECOM special meeting. You can do this by:

  •
  timely delivering a new, valid proxy bearing a later date by submitting instructions via the internet, by telephone or by mail as described on the proxy card;

  •
  timely delivering a signed written notice of revocation to the Corporate Secretary of AECOM; or

  •
  attending the AECOM special meeting and voting in person, which will automatically cancel any proxy previously given, or you can revoke your proxy in person. Simply attending the AECOM special meeting without voting will not change or revoke any proxy that you have previously given.

        A registered AECOM stockholder may revoke a proxy by any of these methods, regardless of the method used to deliver the AECOM stockholder's previous proxy.

        Written notices of revocation and other communications with respect to the revocation of proxies should be addressed as follows:

    AECOM Technology Corporation
    1999 Avenue of the Stars, Suite 2600
    Los Angeles, California 90067
    Attention: Corporate Secretary

        If your shares are held in street name by your broker, bank or nominee, you should contact your broker, bank or nominee to change your vote.

Solicitation of Proxies

        AECOM is soliciting proxies for the AECOM special meeting. In accordance with the merger agreement, AECOM and URS will share equally all fees and expenses in relation to the printing, filing and mailing of this joint proxy statement/prospectus. AECOM will pay all of its other costs of soliciting proxies. In addition to solicitation by use of mails, proxies may be solicited by AECOM directors, officers and employees in person or by telephone or other means of communication. These individuals will not be additionally compensated, but may be reimbursed for out-of-pocket expenses associated with this solicitation.

        AECOM has engaged Georgeson Inc. to assist in the solicitation of proxies for the AECOM special meeting. AECOM estimates that it will pay Georgeson Inc. a fee of approximately $15,000. AECOM will also reimburse Georgeson Inc. for reasonable out-of-pocket expenses and will indemnify Georgeson Inc. and its affiliates against certain claims, liabilities, losses, damages and expenses. AECOM will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of shares held of record by them. AECOM will also reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.

Adjournments or Postponements

        Any adjournment of the AECOM special meeting may be made from time to time by the AECOM stockholders, by the affirmative vote of the holders of a majority of the shares of AECOM common stock entitled to vote and present in person or represented by proxy, whether or not a quorum is present, without further notice other than by an announcement made at the AECOM special meeting. If a quorum is not present at the AECOM special meeting, or if a quorum is present at the AECOM special meeting but there are not sufficient votes at the time of the AECOM special meeting to approve the stock issuance, then AECOM stockholders may be asked to vote to adjourn the AECOM special meeting so as to permit the further solicitation of proxies.

        Under the merger agreement, AECOM may, without the prior written consent of URS, postpone or adjourn its special meeting to a date that is no later than 10 business days after October 16, 2014 (but prior to the date that is two business days prior to the end date) if (i) as of October 16, 2014, there are insufficient shares of AECOM common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the AECOM special meeting, (ii) after consultation with URS, if the failure to adjourn or postpone the AECOM special meeting would reasonably be expected to be a violation of applicable law for the distribution of any required supplement or amendment to this joint proxy statement/prospectus, (iii) after consultation with URS, to solicit additional proxies if necessary to obtain the approval of the stock issuance proposal or (iv) AECOM has delivered to URS a bona fide written notice of its intention to make an adverse recommendation change or terminate the merger agreement in response to a superior proposal. In addition, URS may require AECOM to adjourn, delay or postpone the AECOM special meeting once for a period not to exceed 30 calendar days after October 16, 2014 (but prior to the date that is two business days prior to the end date) to solicit additional proxies necessary to obtain approval of the stock issuance proposal.

AECOM PROPOSALS

AECOM Proposal 1: Approval of the Stock Issuance Proposal

        The AECOM Board of Directors proposes the AECOM stockholders approve the issuance of the shares of AECOM common stock to URS stockholders and holders of URS election award shares, as required by NYSE rules, in connection with the merger and as contemplated by the merger agreement, also referred to herein as the stock issuance proposal. The merger agreement provides that, as a condition to the closing of the merger, that the AECOM shares to be issued to URS stockholders and holders of URS election award shares be authorized for listing on the NYSE, subject to official notice of issuance. NYSE listing policies require prior stockholder approval of issuances of common stock which would constitute more than 20% of the outstanding shares of common stock on a post-transaction basis. URS stockholders, together with holders of URS election award shares and URS roll-over award shares, are expected to collectively own approximately 34% of the outstanding shares of AECOM common stock, on a fully diluted basis, after giving effect to the merger. In the event that the AECOM stockholders approve the stock issuance proposal, but URS stockholders do not approve the proposal to adopt the merger agreement, the stock issuance will not occur and the merger will not be consummated.

Required Vote

        The approval of the stock issuance proposal requires the affirmative vote of the holders of a majority of shares entitled to vote on the proposal and present in person or represented by proxy at the AECOM special meeting, assuming a quorum is present. For purposes of this vote, an abstention will have the same effect as a vote "AGAINST" the proposal, and a failure to vote or broker non-vote will have no effect on the proposal.

        The AECOM Board of Directors unanimously recommends that AECOM stockholders vote "FOR" approval of the stock issuance proposal.

 AECOM Proposal 2: Adjournment of the AECOM Special Meeting

        AECOM stockholders are being asked to adjourn the AECOM special meeting, if necessary or appropriate, to solicit additional proxies to approve the stock issuance proposal if there are insufficient votes at the time of such adjournment to approve such proposal.

        If, at the AECOM special meeting, there is an insufficient number of shares of AECOM common stock present in person or represented by proxy and voting in favor of the stock issuance proposal, AECOM may move to adjourn the AECOM special meeting, subject to the terms and conditions of the merger agreement, in order to enable the AECOM Board of Directors to solicit additional proxies for approval of such proposal.

        AECOM is asking its stockholders to authorize the holder of any proxy solicited by the AECOM Board of Directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the AECOM special meeting to another time and place for the purpose of soliciting additional proxies. If the AECOM stockholders approve this proposal, AECOM could adjourn the AECOM special meeting and any adjourned session of the AECOM special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from AECOM stockholders who have previously voted. If the adjournment is for more than 30 days or, if after the adjournment, a new record date is fixed for the adjourned meeting, a new notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the adjourned meeting.

Required Vote

        The approval of the AECOM adjournment proposal requires the affirmative vote of the holders of a majority of the shares of AECOM common stock entitled to vote and present in person or represented by proxy, whether or not a quorum is present. For the purposes of this vote, an abstention will have the same effect as a vote "AGAINST" the proposal, and a failure to vote or broker non-vote will have no effect on the proposal.

        The AECOM Board of Directors unanimously recommends that AECOM stockholders vote "FOR" the AECOM adjournment proposal.

 THE URS SPECIAL MEETING

        This joint proxy statement/prospectus is being provided to the stockholders of URS as part of a solicitation of proxies by the URS Board of Directors for use at the URS special meeting to be held at the time and place specified below, and at any properly convened meeting following an adjournment or postponement thereof. This joint proxy statement/prospectus and the documents incorporated herein by reference provide stockholders of URS with the information they need to know to be able to vote or instruct their vote to be cast at the URS special meeting.

 Date, Time and Place

        The URS special meeting will be held at 600 Montgomery Street, 26th Floor, San Francisco, California 94111, on October 16, 2014, at 10:00 a.m.

Purpose of the URS Special Meeting

        At the URS special meeting, URS stockholders will be asked to consider and vote on:

  •
  the proposal to adopt the merger agreement;

  •
  the URS adjournment proposal; and

  •
  the golden parachute proposal.

        Completion of the merger is conditioned on, among other things, adoption of the merger agreement.

Recommendation of the Board of Directors of URS

        The URS Board of Directors has unanimously approved and adopted the merger agreement and has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of URS and its stockholders.

        The URS Board of Directors unanimously recommends that the URS stockholders vote "FOR" the adoption of the merger agreement, "FOR" the URS adjournment proposal and "FOR" the golden parachute proposal.

 URS Record Date; Stockholders Entitled to Vote

        Only holders of record of URS common stock at the close of business on September 12, 2014, the URS record date, are entitled to notice of, and to vote at, the URS special meeting or any adjournments thereof.

        At the close of business on the URS record date, 69,121,955 shares of URS common stock were issued and outstanding and held by 2,273 holders of record. Holders of record of URS common stock on the URS record date are entitled to one vote per share at the URS special meeting on each proposal. A list of stockholders of URS will be available for review for any purpose germane to the URS special meeting at URS's headquarters, at 600 Montgomery Street, 26th Floor, San Francisco, California 94111, during regular business hours for a period of ten days before the URS special meeting. The list will also be available at the URS special meeting during the whole time thereof for examination by any stockholder of record present at the URS special meeting.

Voting by URS's Directors and Executive Officers

        At the close of business on the URS record date, directors and executive officers of URS and their affiliates were entitled to vote 641,123 shares of URS common stock, or approximately 0.93% of the shares of URS common stock outstanding on that date, which represents approximately 1.86% of the votes required for the adoption of the merger agreement. We currently expect that URS's directors and executive officers will vote their shares in favor of each of the proposals to be considered and voted upon at the URS special meeting, although none of them has entered into any agreement obligating them to do so.

Quorum

        No business may be transacted at the URS special meeting unless a quorum is present. Attendance in person or by proxy at the URS special meeting of holders of record of a majority of the outstanding shares of URS common stock entitled to vote at the meeting will constitute a quorum. If a quorum is not present, or if fewer shares of URS common stock are voted in favor of the proposal to adopt the merger agreement than the number required for its adoption, the URS special meeting may be adjourned to allow additional time for obtaining additional proxies or votes. At any subsequent reconvening of the URS special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the URS special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent meeting.

        Failures to vote will not be included in the calculation of the number of shares of URS common stock represented at the URS special meeting for purposes of determining whether a quorum has been achieved. Abstentions will be included in the calculation of the number of shares of URS common stock represented at the URS special meeting for purposes of determining whether a quorum has been achieved. Under NYSE rules, if brokers do not have discretion to vote on any of the proposals at a stockholders' meeting, broker non-votes will not count toward the calculation of a quorum. As each of the proposals to be voted on at the URS special meeting is considered "non-routine" under NYSE rules, brokers do not have discretion to vote on such proposals and as such, broker non-votes will not be included in the calculation of the number of shares of URS common stock represented at the URS special meeting for purposes of determining whether a quorum has been achieved.

Required Vote

        The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of URS common stock as of the record date for the URS special meeting. Failures to vote, votes to abstain and broker non-votes, if any, will have the effect of a vote "AGAINST" the proposal.

        The approval of the URS adjournment proposal requires the affirmative vote of the holders of a majority of the shares of URS common stock entitled to vote and present in person or represented by proxy at the URS special meeting, whether or not a quorum is present. Abstaining will have the same effect as a vote "AGAINST" the proposal. Failures to vote and broker non-votes, if any, will not be voted, but this will not have an effect on the URS adjournment proposal.

        The approval of the golden parachute proposal requires the affirmative vote of the holders of a majority of the shares of URS common stock present in person or represented by proxy and entitled to vote thereon at the URS special meeting, assuming a quorum is present. Abstentions will have the effect of a vote "AGAINST" the proposal. Failures to vote and broker non-votes, if any, will not be voted, but this will not have an effect on the proposal, assuming a quorum is present.

Failures to Vote, Broker Non-Votes and Abstentions

        Under the rules of the NYSE, banks, brokerage firms or other nominees holding shares of record may vote those shares in their discretion on certain routine proposals when they do not receive timely voting instructions from the beneficial holders. A "broker non-vote" occurs under these NYSE rules when a bank, brokerage firm or other nominee holding shares of record is not permitted to vote on a non-routine matter without instructions from the beneficial owner of the shares and no instruction is given.

        In accordance with these NYSE rules, banks, brokers and other nominees who hold shares of URS common stock in "street name" for their customers, but do not have discretionary authority to vote the shares, may not exercise their voting discretion with respect to the adoption of the merger agreement, the URS adjournment proposal or the golden parachute proposal. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to the adoption of the merger agreement, the URS adjournment proposal or the golden parachute proposal. For shares of URS common stock held in "street name," only shares of URS common stock affirmatively voted "FOR" the adoption of the merger agreement, the URS adjournment proposal and the golden parachute proposal will be counted as affirmative votes therefor.

        Abstentions, failures to vote and broker non-votes, if any, will have the same effect as a vote "AGAINST" the adoption of the merger agreement. Abstentions will have the same effect as a vote "AGAINST" the URS adjournment proposal. Failures to vote and broker non-votes, if any, will have no effect on the approval of the URS adjournment proposal. Abstentions will have the same effect as a vote "AGAINST" the golden parachute proposal. Failures to vote and broker non-votes, if any, will not have an effect on the golden parachute proposal, assuming a quorum is present.

Voting at the URS Special Meeting

        Whether or not you plan to attend the URS special meeting, please submit a proxy for your shares. If you are a registered or "record" holder, which means your shares are registered in your name with Computershare Trust Company, N.A., URS's transfer agent and registrar, you may vote in person at the URS special meeting or by proxy. If your shares are held in "street name," which means your shares are held of record in an account with a bank, brokerage firm or other nominee, you must follow the instructions from your bank, brokerage firm or other nominee in order to vote.

Voting in Person

        If you plan to attend the URS special meeting and wish to vote in person, you will be given a ballot at the URS special meeting. Please note, however, that if your shares are held in "street name," and you wish to vote at the URS special meeting, you must bring to the URS special meeting a proxy executed in your favor from the record holder (your bank, brokerage firm or other nominee) of the shares authorizing you to vote at the URS special meeting.

        In addition, if you are a registered URS stockholder, please be prepared to provide proper identification, such as a driver's license, in order to be admitted to the URS special meeting. If you hold your shares in "street name," you will need to provide proof of ownership, such as a recent account statement or letter from your bank, brokerage firm or other nominee, along with proper identification.

Voting by Proxy

        If you are a holder of record, a proxy card is enclosed for your use. URS requests that you submit a proxy by:

  •
  logging onto www.proxyvote.com and following the instructions on your proxy card to submit a proxy via the internet anytime up to 8:59 p.m., California time, on October 15, 2014, and following the instructions provided on that site;

  •
  dialing (800)-690-6903 and listening for further directions to submit a proxy by telephone anytime up to 8:59 p.m., California time, on October 15, 2014, and following the instructions provided in the recorded message; or

  •
  signing and returning the accompanying proxy card in the enclosed postage-paid envelope. URS stockholders of record may submit their proxies through the mail by signing, dating, completing and returning their proxy card in the enclosed, pre-addressed, postage-paid envelope. To be valid, a returned proxy card must be signed and dated.

        You should submit your proxy in advance of the URS special meeting even if you plan to attend the URS special meeting. You can always change your vote at the URS special meeting.

        If you hold your shares of URS common stock in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank, brokerage firm or other nominee. Please note that you may not vote shares of URS common stock held in street name by returning a proxy card directly to URS or by voting in person at the URS special meeting unless you have a "legal proxy," which you must obtain from your bank, brokerage firm or other nominee. Further, brokers who hold shares of URS common stock on behalf of their customers may not give a proxy to URS to vote those shares without specific instructions from their customers.

        If you are a URS stockholder and you do not instruct your bank, brokerage firm or other nominee on how to vote your shares, your bank, brokerage firm broker or other nominee, as applicable, may not vote your shares on any of the proposals to be considered and voted upon at the URS special meeting as all such matters are deemed "non-routine" matters pursuant to applicable NYSE rules.

        If a proxy is returned without an indication as to how the shares of URS common stock represented are to be voted with regard to a particular proposal, the shares of URS common stock represented by the proxy will be voted in accordance with the recommendation of the URS Board of Directors and, therefore, "FOR" each of the proposals to be considered and voted upon at the URS special meeting. As of the date hereof, management has no knowledge of any business that will be presented for consideration at the URS special meeting and that would be required to be set forth in this joint proxy statement/prospectus or the related proxy card other than the matters set forth in URS's Notice of Special Meeting of Stockholders. If any other matter is properly presented at the URS special meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

        Your vote is important. Accordingly, please sign, date and return the enclosed proxy card whether or not you plan to attend the URS special meeting in person.

 How Proxies Are Counted

        All shares of URS common stock represented by properly executed proxies received in time for the URS special meeting will be voted at the meeting in the manner specified by the stockholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted "FOR" the adoption of the merger agreement, the URS adjournment proposal and the golden parachute proposal.

        Only shares of URS common stock affirmatively voted for the applicable proposal, and properly executed proxies that do not contain voting instructions, will be counted as favorable votes for adoption of the merger agreement, the URS adjournment proposal and the golden parachute proposal. Abstentions, failures to vote and broker non-votes, if any, will have the same effect as votes "AGAINST" the adoption of the merger agreement. Abstentions will have the same effect as a vote "AGAINST" the URS adjournment proposal. Failures to vote and broker non-votes, if any, will have no effect on the approval of the URS adjournment proposal. Abstentions will have the same effect as a vote "AGAINST" the golden parachute proposal. Failures to vote and broker non-votes, if any, will not be voted, but this will not have an effect on the golden parachute proposal, assuming a quorum is present.

Revocation of Proxies

        If you are the record holder of shares of URS common stock, you can change or revoke your proxy at any time before your proxy is voted at the URS special meeting. You can do this by:

  •
  timely delivering a new, valid proxy bearing a later date by submitting instructions via the internet, by telephone or by mail as described on the proxy card;

  •
  timely delivering a signed written notice of revocation to the Corporate Secretary of URS; or

  •
  attending the URS special meeting and voting in person, which will automatically cancel any proxy previously given, or you can revoke your proxy in person. Simply attending the URS special meeting without voting will not change or revoke any proxy that you have previously given.

        A registered URS stockholder may revoke a proxy by any of these methods, regardless of the method used to deliver the URS stockholder's previous proxy.

        Written notices of revocation and other communications with respect to the revocation of proxies should be addressed as follows:

    URS Corporation
    600 Montgomery Street, 26th Floor
    San Francisco, California 94111
    Attention: Corporate Secretary

        If your shares are held in street name by your broker, bank or nominee, you should contact your broker, bank or nominee to change your vote.

Solicitation of Proxies

        URS is soliciting proxies for the URS special meeting from its stockholders. In accordance with the merger agreement, URS and AECOM will share equally all fees and expenses in relation to the printing, filing and mailing of this joint proxy statement/prospectus. URS will pay all of its other costs of soliciting proxies. In addition to solicitation by use of the mails, proxies may be solicited by URS's directors, officers and employees in person or by telephone or other means of communication. These persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses in connection with this solicitation.

        URS has engaged D.F. King & Co. to assist in the solicitation of proxies for the URS special meeting. URS estimates that it will pay D.F. King & Co. a fee of approximately $25,000 for proxy solicitation services. URS will also reimburse D.F. King & Co. for reasonable out-of-pocket expenses and will indemnify D.F. King & Co. and its affiliates against certain claims, liabilities, losses, damages and expenses. URS will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of shares of URS common stock held of record by them. URS will also reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.

 Adjournments or Postponements

        Any adjournment of the URS special meeting may be made from time to time by the URS stockholders, by the affirmative vote of the holders of a majority of shares of URS common stock entitled to vote and present in person or represented by proxy, whether or not a quorum is present, without further notice other than by an announcement made at the URS special meeting. If a quorum is not present at the URS special meeting, or if a quorum is present at the URS special meeting but there are not sufficient votes at the time of the URS special meeting to approve the adoption of the merger agreement, then URS stockholders may be asked to vote to adjourn the URS special meeting so as to permit the further solicitation of proxies.

        Under the merger agreement, URS may, without the prior written consent of AECOM, postpone or adjourn its special meeting to a date that is no later than 10 business days after October 16, 2014 (but prior to the date that is two business days prior to the end date) if (i) as of October 16, 2014, there are insufficient shares of URS common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the URS special meeting, (ii) after consultation with AECOM, if the failure to adjourn or postpone the URS special meeting would reasonably be expected to be a violation of applicable law for the distribution of any required supplement or amendment to this joint proxy statement/prospectus, (iii) after consultation with AECOM, to solicit additional proxies if necessary to obtain the approval of the proposal to adopt the merger agreement or (iv) URS has delivered to AECOM a bona fide written notice of its intention to make an adverse recommendation change or terminate the merger agreement in response to a superior proposal. In addition, AECOM may require URS to adjourn, delay or postpone the URS special meeting once for a period not to exceed 30 calendar days after October 16, 2014 (but prior to the date that is two business days prior to the end date) to solicit additional proxies necessary to obtain approval of the proposal to adopt the merger agreement.

URS PROPOSALS

URS Proposal 1: Adoption of the Merger Agreement

        URS is asking its stockholders to adopt the merger agreement. For a detailed discussion of the terms and conditions of the merger agreement, see "The Merger Agreement." As discussed in the section entitled "The Merger—URS's Reasons for the Merger; Recommendation of the URS Board of Directors," after careful consideration, the URS Board of Directors unanimously approved and adopted the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interest of URS and the URS stockholders.

Required Vote

        The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of URS common stock entitled to vote thereon. Failures to vote, votes to abstain and broker non-votes, if any, will have the effect of a vote "AGAINST" the proposal.

        The URS Board of Directors unanimously recommends that URS stockholders vote "FOR" the adoption of the merger agreement.

 URS Proposal 2: Adjournment of the URS Special Meeting

        URS stockholders are being asked to adjourn the URS special meeting, if necessary or appropriate, to solicit additional proxies in favor of the adoption of the merger agreement if there are insufficient votes at the time of such adjournment to approve such proposal.

        If, at the URS special meeting, there are an insufficient number of shares of URS common stock present in person or represented by proxy and voting in favor of the adoption of the merger agreement, URS may move to adjourn the URS special meeting, subject to the terms and conditions of the merger agreement, in order to enable the URS Board of Directors to solicit additional proxies for approval of such proposal.

        URS is asking its stockholders to authorize the holder of any proxy solicited by the URS Board of Directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the URS special meeting to another time and place for the purpose of soliciting additional proxies. If the URS stockholders approve this proposal, URS could adjourn the URS special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from URS stockholders who have previously voted. If the adjournment is for more than 30 days or, if after the adjournment, a new record date is fixed for the adjourned meeting, a new notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the adjourned meeting.

Required Vote

        The approval of the URS adjournment proposal requires the affirmative vote of the holders of a majority of the shares of URS common stock entitled to vote and present in person or represented by proxy, whether or not a quorum is present. Abstaining will have the same effect as a vote "AGAINST" the proposal. Failures to vote and broker non-votes, if any, will not be voted, but this will not have an effect on the URS adjournment proposal.

        The URS Board of Directors unanimously recommends that URS stockholders vote "FOR" the URS adjournment proposal.

 URS Proposal 3: Approval of Golden Parachute Compensation

        Section 14A of the Exchange Act requires that URS provide its stockholders with the opportunity to vote to approve, on an advisory (nonbinding) basis, the "golden parachute" compensation arrangements for URS's named executive officers, as disclosed in the section entitled "The Merger—Interests of URS's Directors and Executive Officers in the Merger—Golden Parachute Compensation."

        In accordance with Section 14A of the Exchange Act, in this proposal URS stockholders are being asked to approve the following nonbinding resolution at the URS special meeting:

  RESOLVED, that the stockholders of URS approve, on an advisory (non-binding) basis, the compensation that is to be paid or may become payable by URS to URS's named executive officers that is based on or otherwise relates to the merger with AECOM, as disclosed in the table and related notes and narrative disclosure in the section of the joint proxy statement/prospectus for the merger entitled "The Merger—Interests of URS's Directors and Executive Officers in the Merger—Golden Parachute Compensation."

        Approval of this proposal is not a condition to completion of the merger, and the vote with respect to this proposal is advisory only. Accordingly, the vote will not be binding on URS or AECOM, or the Board of Directors or the compensation committee of URS or AECOM. Because URS or AECOM will be contractually obligated to pay the "golden parachute" compensation, if the merger agreement is adopted and the merger is completed, the "golden parachute" compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the advisory vote.

Required Vote

        The approval of the golden parachute proposal requires the affirmative vote of the holders of a majority of the shares of URS common stock present in person or represented by proxy and entitled to vote thereon at the URS special meeting, assuming a quorum is present. Abstentions will have the effect of a vote "AGAINST" the proposal. Failures to vote and broker non-votes, if any, will not be voted, but this will not have an effect on the proposal, assuming a quorum is present.

        The URS Board of Directors unanimously recommends that URS stockholders vote "FOR" the golden parachute proposal.

 THE MERGER

        The following is a discussion of the merger and the material terms of the merger agreement between AECOM and URS. You are urged to read the merger agreement carefully and in its entirety, a copy of which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein.

 Effects of the Merger

        Subject to the terms and conditions of the merger agreement, at the effective time of the merger, Merger Sub will be merged with and into URS, with URS surviving the merger as a wholly owned subsidiary of AECOM. At the effective time of the second merger, which will be immediately following the merger, and as part of a single integrated transaction with the merger, URS will be merged with and into Merger Sub I, with Merger Sub I surviving the merger as a limited liability company and a wholly owned subsidiary of AECOM.

        In the merger, each outstanding share of URS common stock (other than URS roll-over award shares and URS election award shares, which will be treated as provided under "The Merger Agreement—Treatment of URS Equity Awards" below, and other than shares held in treasury by the Company or owned, directly or indirectly, by AECOM, Merger Sub or any of their respective subsidiaries, which shares will be cancelled) will be converted into the right to receive the merger consideration consisting of either cash or shares of AECOM common stock which the holder of such share has validly elected to receive (subject to proration if the aggregate cash consideration available in the merger is oversubscribed or undersubscribed). If the aggregate consideration to be paid to any holder of URS common stock would result in such holder receiving a fractional share of AECOM common stock, cash will be paid in lieu of such fractional share. AECOM stockholders will continue to hold their existing shares of AECOM common stock.

Background of the Merger

        The URS Board of Directors and management team regularly review and assess URS's business strategies and objectives, and the URS Board of Directors regularly reviews and discusses URS's performance, risks and opportunities, all with the goal of enhancing stockholder value. The URS Board of Directors and management team regularly review and evaluate pursuing various strategic alternatives as part of these ongoing efforts, taking into account expected economic, competitive and other market conditions. These strategic alternatives include the continued operation of URS as an independent standalone company, a recapitalization of URS combined with a return of capital to its stockholders, acquiring new businesses to complement or expand existing URS businesses, the divestiture of one or more of URS's businesses, forming joint ventures or entering into formal alliances with respect to one or more of URS's businesses and the sale of URS. The URS Board of Directors and management team utilize both internal resources and external advisors in these reviews and evaluations.

        In this regard, from time to time, representatives of URS have been approached by representatives of other companies regarding possible transactions with URS. URS also has considered strategic alternatives that involve URS acquiring other companies or making other strategic acquisitions to enhance its mix of businesses, including the acquisitions by URS of Flint Energy Services Ltd., Apptis Holdings, Inc. and Scott Wilson Group plc in May 2012, June 2011 and September 2010, respectively.

        In 2012 and 2013, URS's senior management and representatives of DBO Partners, URS's financial advisor, held a number of informal, preliminary conversations with representatives of several private equity firms regarding the possible acquisition of URS. In each case, URS believed, based on these conversations, that the private equity firms were not interested in, or capable of, offering a price at which URS would be interested in a transaction. In addition, during recent years, URS had informal discussions with many potential strategic acquirors, none of which expressed interest in a transaction with URS. During 2013, in executive sessions, the URS Board of Directors and Martin M. Koffel,

URS's President, Chief Executive Officer and Chairman of the Board, met with outside consultants to identify and evaluate the skills and capabilities of potential internal succession candidates to succeed Mr. Koffel as URS's Chief Executive Officer. As a result of this process, the URS Board of Directors developed and approved a Chief Executive Officer-succession plan in 2013, and, on May 28, 2013, the URS Board of Directors appointed William J. (Bill) Lingard as Chief Operating Officer of URS, H. Thomas Hicks as Executive Vice President of URS and Wayne Shaw as the President of URS's Oil & Gas division.

        On August 6, 2013, URS reported its financial results for the second quarter of its 2013 fiscal year, which missed consensus Wall Street earnings per share ("EPS") expectations by approximately 5% and consensus Wall Street revenue expectations by approximately 3%. The next week, on August 14, 2013, JANA Partners LLC ("JANA") filed a Schedule 13F, disclosing beneficial ownership of 6.4% of URS's outstanding common stock.

        On September 12, 2013, URS announced that its Board of Directors had approved new capital allocation priorities for 2014 and 2015, including returning at least $500 million to URS stockholders in the form of share repurchases and dividends by the end of the 2015 fiscal year. In addition, the URS Board of Directors appointed Mr. Lingard as President of URS, effective October 1, 2013, and announced that each of URS's four divisions would report to Mr. Lingard directly. Mr. Lingard assumed that position from Mr. Koffel, who continued as URS's Chief Executive Officer and Chairman of the Board.

        On November 5, 2013, URS reported its financial results for the third quarter of its 2013 fiscal year, which missed consensus Wall Street revenue expectations by approximately 7%. URS announced that it was lowering its 2013 fiscal year EPS guidance by approximately 5% (at the midpoint of guidance). The next week, on November 14, 2013, JANA filed a Schedule 13F, disclosing that it had increased its beneficial ownership from 6.4% to 9.9% of URS's outstanding common stock.

        On January 17, 2014, based on its recent underperformance, URS requested that DBO Partners review and assess strategic alternatives that would be reasonably available to URS.

        On February 12, 2014, URS announced preliminary results for its 2013 fiscal year, which missed URS's revised EPS guidance for the year by approximately 22%. URS also offered a preliminary outlook on its 2014 fiscal year, with the midpoint of guidance on EPS that was approximately 22% below consensus Wall Street estimates. URS announced that it was "extremely disappointed" with its fourth quarter financial performance and explained that execution issues in its Oil & Gas division, which were identified during a review of the fourth quarter of 2013, led to a significant deterioration in earnings. URS also disclosed that Mr. Lingard had resigned as President and Chief Operating Officer of URS, effective February 10, 2014. Simultaneously, URS announced that it was accelerating its previously declared share repurchase program, and that it was now expecting to spend approximately $350 million on stock repurchases in its 2014 fiscal year.

        AECOM pursues growth via acquisitions, and regularly reviews potential acquisitions. On or around February 13, 2014, AECOM began discussions with BofA Merrill Lynch, one of AECOM's long-standing financial advisors, regarding a potential acquisition of URS and requested BofA Merrill Lynch's assistance in AECOM's review of URS as a potential acquisition target.

        On February 14, 2014, JANA filed a Schedule 13F and Schedule 13G amendment disclosing beneficial ownership of 9.6% of URS's outstanding common stock, and on February 18, 2014, representatives of JANA sent a letter to URS requesting a nominee questionnaire and nominee representation and agreement from URS. On February 20, 2014, the URS Board of Directors met telephonically to discuss developments with JANA. At such meeting, to allow time for constructive discussions with JANA, the URS Board of Directors approved an amendment to the Bylaws of URS that extended from February 22, 2014 to March 14, 2014 the deadline for stockholders to nominate directors to the URS Board of Directors at URS's 2014 annual meeting of stockholders. The members of the URS Board of Directors authorized Mr. Koffel to engage in discussions with JANA regarding a cooperation agreement to avoid a proxy contest.

        On February 27, 2014, JANA converted its Schedule 13G to a Schedule 13D, which indicated that JANA was changing from a passive to an active investor in URS. The Schedule 13D reported that JANA beneficially owned 9.7% of URS's outstanding common stock and disclosed that JANA intended to have discussions with URS's representatives regarding the composition of the URS Board of Directors, URS's management, capital structure, corporate structure and other matters impacting stockholder value creation.

        On February 28, 2014, the URS Board of Directors met telephonically and authorized Mr. Koffel to continue discussions with, and enter into a cooperation agreement with, JANA. In addition, in light of Mr. Lingard's resignation, the URS Board of Directors established a special CEO Succession Committee focused on identifying and recommending qualified candidates to succeed as URS's Chief Executive Officer. Representatives of DBO Partners discussed preliminary observations on strategic alternatives available to URS.

        On March 3, 2014, URS entered into a confidentiality agreement with JANA. Following execution of the confidentiality agreement, during March 2014, at JANA's request, representatives of JANA and URS held discussions regarding the composition of the URS Board of Directors, URS's management, capital structure, corporate structure and other matters impacting stockholder value creation. During these discussions, representatives of JANA suggested that URS consider contacting private equity firms in order to explore a potential sale of URS, and that URS should also explore strategic alternatives available to it.

        On March 4, 2014, Michael S. Burke, President and Chief Executive Officer of AECOM, contacted representatives of URS to propose an initial meeting between the companies to discuss a potential strategic combination.

        On March 6, 2014, representatives of URS's senior management and the URS Board of Directors requested that DBO Partners contact three private equity firms, Firm A, Firm B and Firm C, regarding their interest in a potential transaction with URS. These firms were identified based on their reputation and financial position (each being perceived as having sufficient capital to consummate a transaction with URS) and prior interest (each having previously expressed a preliminary interest in a transaction with URS). During March 2014, URS entered into confidentiality agreements with each of these three private equity firms, each of which included standstill restrictions on the private equity firm and restrictions on the ability of the private equity firm to request a waiver of that provision (two of these agreements provided for the expiration of the standstill in the event that URS entered into an agreement providing for its change-of-control and, with respect to the third agreement, URS has waived the standstill). Following execution of the confidentiality agreements, URS participated in a series of telephonic discussions with representatives of these private equity firms in order to discuss, among other things, transaction structure and the potential terms of a transaction.

        On March 11, 2014, at Mr. Burke's request, Mr. Koffel met with Mr. Burke. During the meeting, Mr. Burke expressed verbal interest in acquiring URS at a proposed price of $57.00 per share (consisting of 50% in cash and 50% in AECOM stock).

        On March 13, 2014, URS and JANA entered into a cooperation agreement (the "cooperation agreement") by which URS agreed, effective as of March 27, 2014, to expand its Board of Directors from 10 to 14 members and to add Diane C. Creel, William H. Schumann, III, David N. Siegel and V. Paul Unruh (the "new directors") to fill the vacancies, as well as to include the new directors on URS's slate of director nominees for URS's 2014 annual meeting of stockholders. Pursuant to the cooperation agreement, URS agreed, among other things, to form a Value Creation Committee of the URS Board of Directors the purpose of which would be to evaluate all options for enhancing stockholder value, including conducting a strategic review of URS's business, operations and capital structure, and to add two of the new directors to such committee, in each case, as of March 27, 2014. The cooperation agreement also included additional commitments by URS, as well as standstill and other commitments by JANA. These arrangements were announced publicly by URS on March 17, 2014.

        On March 18, 2014, following up on previous discussions, AECOM sent URS a written non-binding proposal to acquire URS for $57.00 per share (consisting of 50% in cash and 50% in AECOM stock).

        Between March 24 and March 31, 2014, representatives of DBO Partners contacted representatives of Firm A, Firm B and Firm C to request that they submit written indications of interest by April 16, 2014 with respect to the terms of a possible negotiated transaction with URS.

        On March 26 and 27, 2014, the URS Board of Directors met. Pursuant to the cooperation agreement, the URS Board of Directors expanded its size by four members and appointed Diane C. Creel, William H. Schumann, III, David N. Siegel and V. Paul Unruh to fill the vacancies created by the increase in the size of the Board of Directors. The URS Board of Directors also established the Value Creation Committee, and appointed Timothy R. McLevish, Chairman, John D. Roach, William H. Schumann, III and David N. Siegel as its members. In addition, at the March 26 and 27 meetings, representatives of URS's management reported to the URS Board of Directors on URS's business drivers, market conditions, business and financial plan and capital structure. Representatives of DBO Partners reviewed strategic alternatives available to URS. The members of the URS Board of Directors discussed the various strategic alternatives, including AECOM's indication of interest. Prior to any decision made by the URS Board of Directors, URS director Lydia Kennard disclosed to the board that she is President and CEO of KDG Construction Consulting, which is currently a subcontractor to AECOM. Accordingly, she was not present at the meeting in which this transaction was considered by the board and therefore did not participate in any board decision with respect to a transaction with AECOM. Therefore, references in this joint proxy statement/prospectus to the URS Board of Directors are references to all URS directors with the exception of Ms. Kennard and references to the unanimous approval of the URS Board of Directors are references to unanimous approval, with Ms. Kennard abstaining.

        On March 27, 2014, URS made available to representatives of Firm A, Firm B and Firm C an online data room with due diligence materials regarding URS.

        On March 28, 2014, Mr. Koffel called Mr. Burke and told him that, while URS found the possible synergies (including economies of scale, cost savings, cross marketing opportunities, and revenue opportunities) offered by a potential strategic transaction with AECOM compelling, URS was requesting that AECOM increase its proposed price. On the same date, representatives of URS relayed a similar message to BofA Merrill Lynch, financial advisor to AECOM.

        On March 31, 2014, URS and AECOM entered into a mutual confidentiality agreement. Following execution of the confidentiality agreement and continuing until the execution of the merger agreement, URS's management team, together with URS's advisors, participated in a series of meetings and telephonic discussions with representatives of AECOM's management team, together with AECOM's advisors, in order to discuss, among other things, due diligence matters, transaction structure and the potential terms of a transaction.

        Later on March 31, 2014, Mr. Koffel called Mr. Burke to further discuss the terms of a possible strategic transaction and requested that AECOM submit an enhanced proposal by April 16, 2014 based on AECOM's due diligence review of URS.

        On April 1, 2014, the Value Creation Committee met telephonically. Mr. Koffel discussed with the Value Creation Committee the steps that had been taken to date with respect to URS's strategic review process, including the status of discussions with AECOM and the three private equity firms. The members of the Value Creation Committee discussed engaging Citigroup as its financial advisor, in lieu of BofA Merrill Lynch, which was acting as financial advisor to AECOM (pursuant to the cooperation agreement, the Value Creation Committee was required to engage BofA Merrill Lynch, or if BofA Merrill Lynch were unavailable, another investment bank mutually agreeable to URS and JANA). Following further discussions of Citigroup's qualifications and previous engagements, the members of the Value Creation Committee authorized the engagement of Citigroup as financial advisor for the Value Creation Committee. The members of the Value Creation Committee authorized management and its legal and financial advisors to engage in further discussions with AECOM and the three private equity firms, as well as to continue analyzing the full range of other strategic alternatives available to URS. Representatives of Wachtell reviewed with the members of the Value Creation Committee the applicable legal standards in connection a possible transaction.

        Also on April 1, 2014, URS made available to representatives of AECOM an online data room with due diligence materials regarding URS.

        On April 3, 2014, representatives of AECOM (including Mr. Burke and Steve Kadenacy, AECOM's Chief Financial Officer), and representatives of BofA Merrill Lynch met with URS's management, Citigroup and DBO Partners to discuss URS's business. In addition, during the first week of April 2014, representatives of URS's management, Citigroup and DBO Partners met with representatives of Firm A, Firm B and Firm C to discuss URS's business.

        At the request of members of the Value Creation Committee, on April 4, 2014, URS's management prepared and provided to the members of the Value Creation Committee additional materials describing management's views on URS's financial drivers, URS's secular growth opportunities and the assumptions underlying the standalone business projections for URS that URS's management had prepared at the direction of the URS Board of Directors during February and March 2014 in connection with its strategic review process and had finalized on March 31, 2014 (the "URS "Case 1" standalone business projections"). See "—Certain URS Prospective Financial Information—URS "Case 1" Standalone Business Projections."

        In addition, at the further request of the Value Creation Committee, on April 7, 2014, URS's management provided to the members of the Value Creation Committee additional materials describing management's strategic priorities from 2013 to 2016, URS's secular growth opportunities, URS's long-term growth strategy and projection drivers by division and a historical comparison of URS's actual performance versus projected performance.

        On April 7, 2014, the Value Creation Committee met telephonically. Mr. Koffel updated the Value Creation Committee on developments since the Value Creation Committee's last meeting, including the status of discussions with AECOM and the three private equity firms. The Value Creation Committee discussed with URS's management the URS "Case 1" standalone business projections. The members of the Value Creation Committee directed URS's management to develop an alternative version of URS's "Case 1" standalone business projections (the "URS "Case 2" standalone business projections"), assuming that URS would (1) accelerate its investments into emerging markets, (2) expand further into underserved markets and geographies and (3) adjust its risk profile in markets where URS has a significant competitive advantage. See "—Certain URS Prospective Financial Information—URS "Case 2" Standalone Business Projections." The members of the Value Creation Committee authorized management and its advisors to engage in further discussions with AECOM and the three private equity firms, as well as to further develop URS's standalone business plans, financial model and projections. The members of the Value Creation Committee also requested that URS's management prepare additional background materials on AECOM. The members of the Value Creation Committee also authorized management and its advisors to engage in discussions with Firm D (a private equity firm). Firm D was identified by URS's management, after consultation with representatives of DBO Partners, as potentially interested based on its reputation and financial position (being perceived as having sufficient capital to consummate a transaction) and its expected interest (having a history of making large investments in the infrastructure and professional services sector).

        Following the meeting of the Value Creation Committee, on April 9, 2014, representatives of DBO Partners contacted Firm D regarding its interest in a potential acquisition of URS.

        On April 9, 2014, representatives of Firm B informed representatives of DBO Partners that Firm B was no longer interested in pursuing a transaction with URS.

        Also on April 9, 2014, as part of their continuing due diligence review of URS, representatives of AECOM met with representatives of URS to discuss URS's financial projections and growth initiatives. On April 10, 2014, representatives of the Value Creation Committee discussed with Citigroup their request that Citigroup analyze the URS "Case 1" standalone business projections, including by analyzing the projections under different scenarios.

        On April 10, 2014, URS entered into a confidentiality agreement with Firm D, which included standstill restrictions on Firm D and restrictions on the ability of Firm D to request a waiver of that provision (and URS has waived the standstill). In addition, URS made available to representatives of Firm D an online data room with due diligence materials regarding URS.

        Also on April 10, 2014, the Planning, Finance and Investment Committee of the AECOM Board of Directors met. At this meeting, the Committee discussed AECOM's April 3, 2014 meeting with URS and reviewed the strategic rationales for a potential acquisition of URS. The Committee also discussed continuing the due diligence review of URS in preparation of presenting a revised proposal prior to URS's Value Creation Committee meeting on April 16, 2014.

        On April 11, 2014, at the request of the Value Creation Committee, URS's management provided additional background materials on AECOM to the Value Creation Committee, based on publicly available information, including a summary of AECOM's businesses, organizational structure, long-term strategy, segments, markets, sectors and geography, backlog and contact mix, financial statements and capital allocations. In addition, URS's management provided to the Value Creation Committee publicly available equity research reports on AECOM and AECOM's publicly available investor relations materials.

        On April 14, 2014, representatives of Firm C informed representatives of DBO that Firm C was no longer interested in pursuing a transaction with URS.

        Also on April 14, 2014, Messrs. Koffel and Burke met in person to further discuss the merits of a possible strategic transaction between URS and AECOM. Among other matters, Messrs. Koffel and Burke discussed the fact that a combination of AECOM and URS could create a company with greater size and economies of scale, a broader global platform, cross-marketing opportunities between the company's end markets and the potential for significant revenue opportunities by combining two global enterprises with distinct but complementary capabilities. The next day, at AECOM's direction, representatives of BofA Merrill Lynch called representatives of Citigroup and verbally indicated that AECOM could potentially improve its proposal to a price of $58.50 per share (consisting of 50% in cash and 50% in AECOM common stock). Subsequently, Mr. Koffel called Mr. Burke and requested that AECOM further improve its proposal to $60.00 per share (consisting of 60% in cash and 40% in AECOM stock). Mr. Burke indicated that AECOM might be able to do so depending on the results of AECOM's due diligence review of URS, including AECOM's views on the achievability of URS's projections.

        On the next day, April 15, 2014, Firm A sent URS a preliminary indication of interest to acquire URS at a proposed price range of $51.50 to $53.50 per share in cash.

        On April 16, 2014, the Value Creation Committee met telephonically and in person. Mr. Koffel updated the Value Creation Committee on developments since the Value Creation Committee's last meeting, including on the status of discussions with AECOM and the three private equity firms. Representatives of Citigroup reviewed with the Value Creation Committee their preliminary analysis of strategic alternatives available to URS, including: (1) a spin-off/sale of one or more of URS's divisions, (2) a recapitalization of URS combined with a return of capital to its stockholders, (3) the continued operation of URS as an independent standalone company and (4) a transaction with a strategic company or a sale to a private equity firm. In addition, representatives of Citigroup reviewed with the Value Creation Committee their preliminary analysis of the URS "Case 1" standalone business projections under different sensitivities. The members of the Value Creation Committee discussed their views on the URS "Case 1" standalone business projections and the assumptions underlying such projections. Mr. Koffel provided an update to the Value Creation Committee on the preparation of the URS "Case 2" standalone business projections. The members of the Value Creation Committee discussed with the representatives of URS's management their views on the assumptions that should be considered in the preparation of the URS "Case 2" standalone business projections. The members of the Value Creation Committee discussed their views on potential strategic and financial buyers. The members of the Value Creation Committee discussed that the universe of possible strategic buyers was limited for a variety of reasons, including their views that (1) few strategic buyers were large enough to consummate an acquisition of URS, (2) certain other strategic buyers recently had completed acquisitions that they were focused on integrating, (3) the nature of URS's Federal Services division may limit potential acquirors, including certain foreign or international acquirors, (4) no strategic party, other than AECOM, had contacted URS or its advisors to express serious interest in acquiring URS in recent years (including after URS formed the Value Creation Committee in March 2014 and publicly announced its intention to evaluate alternatives to enhance stockholder value) and (5) URS previously already had informal discussions with many strategic buyers in its peer group in recent years and none had expressed interest in a transaction with URS. The members of the Value Creation Committee authorized management to keep all options open regarding strategic alternatives available to URS and to contact additional private equity firms regarding a possible transaction.

        Following the meeting of the Value Creation Committee, on April 16 and 17, 2014, representatives of DBO Partners contacted six additional private equity firms regarding their interest in a potential acquisition of URS. These firms were identified by URS's management, after consultation with representatives of DBO Partners, as potentially interested based on their reputations and financial positions (each being perceived as having sufficient capital to consummate a transaction) and their expected interest (each having previously expressed a preliminary interest in URS or having a history of making large investments in the infrastructure and professional services sector and/or broader industrial sector). During April 2014, URS entered into confidentiality agreements with three of these six newly contacted private equity firms, each of which included standstill restrictions on the private equity firm and restrictions on the ability of the private equity firm to request a waiver of that provision (all of these agreements provided for the expiration of the standstill in the event that URS entered into an agreement providing for its change-of-control). In addition, URS made available to representatives of the three newly contacted private equity firms that entered into confidentiality agreements an online data room with due diligence materials regarding URS. Also, during April 2014, representatives of URS and DBO Partners participated in a series of meetings and telephonic discussions with representatives of one of the newly contacted private equity firms (Firm E), in order to discuss, among other things, due diligence, transaction structure and the potential terms of a transaction. During April and May 2014, the two other newly contacted private equity firms that entered into confidentiality agreements with URS informed representatives of URS and DBO Partners that they had withdrawn from URS's strategic review process. Also, during April 2014, representatives of URS and DBO Partners continued meetings and telephonic discussions with representatives of Firm A, Firm D and AECOM to discuss, among other things, due diligence, transaction structure and the potential terms of a transaction.

        On April 16, 2014, Mr. Hicks received a call from a representative of a publicly-listed engineering and construction company ("Company X") to discuss possible strategic ventures between Company X and URS. Following this call, Mr. Koffel called the chief executive officer of Company X to request an in person meeting in order to determine whether Company X would be interested in a possible acquisition of URS. The chief executive officer of Company X informed Mr. Koffel that the timing was not right for a transaction involving the two companies. The chief executive officer of Company X was unable to meet in person with Mr. Koffel until June 10, 2014 (which meeting is described below).

        On April 23, 2014, the Value Creation Committee met telephonically. The members of the Value Creation Committee discussed the status of conversations with AECOM and the private equity firms. The members of the Value Creation Committee noted that all of the potential private equity candidates identified by URS's financial advisors as potential acquirors already had been contacted by URS's financial advisors. The members of the Value Creation Committee noted that no strategic party, other than AECOM, had contacted URS or its advisors to express serious interest in acquiring URS in recent years (including after URS formed the Value Creation Committee in March 2014 and publicly announced its intention to evaluate alternatives to enhance stockholder value). The members of the Value Creation Committee discussed their preliminary analysis of the potential strategic options available to URS, noting that divesting one of URS's businesses was not likely a value-enhancing option for a variety of reasons, including the associated tax implications, the belief that each of URS's businesses did not have a materially different valuation profile, the modest level of synergies from sharing resources and clients across each of URS's business and the fact that no formal, written interest had been received from any third parties to acquire any of URS's businesses. The members of the Value Creation Committee discussed URS's current operating plans and their views on URS's risk profile. The members of the Value Creation Committee directed management and URS's financial advisors to further refine their analysis of URS's standalone business plan and to evaluate each of URS's operating segments against the relevant industry. The members of the Value Creation Committee directed management to manage the strategic review process with AECOM and the private equity firms on a parallel timetable.

        On April 25, 2014, AECOM orally suggested the potential to increase its proposal value up to $60.00 per share, depending on the outcome of AECOM's due diligence review of URS.

        At the request of the Value Creation Committee, on April 28, 2014, Citigroup discussed with the Value Creation Committee, among other things, a preliminary financial analysis of a peer benchmarking of URS's operating divisions (based on historical and projected results).

        In addition, during the last week of April 2014, representatives of URS's management, Citigroup and DBO met with representatives of Firm D and Firm E to discuss URS's business.

        On May 2, 2014, the Value Creation Committee met telephonically. Mr. Koffel and the representatives of management, Citigroup and DBO Partners updated the Value Creation Committee on developments since the Value Creation Committee's last meeting, including regarding the status of discussions with AECOM, Company X and the private equity firms. Mr. Koffel and the representatives of management, Citigroup and DBO Partners reiterated that Firm B and Firm C were no longer interested in pursuing a transaction and that Firm A was currently proposing a price in the "low $50s." Mr. Koffel noted that, to his recollection, no strategic party other than AECOM, had contacted URS or its advisors to express serious interest in acquiring URS in recent years (including after URS formed the Value Creation Committee in March 2014 and publicly announced its intention to evaluate alternatives to enhance stockholder value). Representatives of Wachtell reviewed with the members of the Value Creation Committee the applicable legal standards in connection a possible transaction. Mr. Koffel presented additional materials to the members of the Value Creation Committee regarding the URS "Case 1" standalone business projections, which he noted were heavily dependent on external developments. Douglas W. Stotlar, Chairman of the CEO Succession Committee of the URS Board of Directors, updated the Value Creation Committee on developments by the CEO Succession Committee, noting that it was the opinion of the recruiting firms and the committee that it would be difficult to find an appropriate candidate to succeed Mr. Koffel as Chief Executive Officer while the Value Creation Committee process was pending.

        On May 5, 2014, Firm E expressed a preliminary view on a per share valuation of URS at $55.00 per share, subject to additional due diligence on URS. On May 6, 2014, Firm D indicated that it was no longer interested in pursuing a transaction.

        On May 7, 2014, the URS Board of Directors held a telephonic meeting, at which URS's management presented a summary on the current status of discussions with the private equity firms and AECOM. The URS Board of Directors authorized URS management to proceed with discussions with Firm A, Firm E and AECOM. On May 12, 2014, DBO Partners contacted Firm A and Firm E to request revised written indications of interest by May 20, 2014.

        On May 12, 2014, representatives of Firm A contacted representatives of DBO Partners and indicated that Firm A would need to partner with another party to pursue an acquisition with URS. The representatives of Firm A requested that they be permitted to partner with Firm C (which previously had withdrawn from URS's strategic review process). Representatives of DBO Partners discussed this request with Mr. Koffel and Mr. McLevish. On May 14, 2014, following these discussions, URS gave permission for Firm A to partner with Firm C.

        On May 13, 2014, URS reported its financial results for the first quarter of fiscal 2014, which missed consensus Wall Street EPS expectations by approximately 45%. In its earnings release, URS reported that the Value Creation Committee was continuing to evaluate alternatives to enhance stockholder value, and that there was no timetable for the completion of the Value Creation Committee's work or for the potential implementation of its recommendations, but that the Value Creation Committee intended to work expeditiously.

        On May 17, 2014, representatives of AECOM sent URS a revised, written indication of interest (which was characterized as "best and final") with per share consideration consisting of $33.00 in cash and a fixed exchange ratio of 0.7180 of a share of AECOM common stock (as of May 17, 2014, the total consideration was valued at $55.00 per share and was comprised of 60% in cash and 40% in AECOM common stock), based on AECOM's due diligence review to date, including on the achievability of URS's projections.

        On May 17, 2014, after receiving AECOM's revised indication of interest, Mr. Koffel called Mr. Burke for clarification regarding AECOM's use of the terminology "best and final." During this conversation, Mr. Burke expressed that he did not intend to propose a higher price under any circumstances, including if another party offered more consideration. Mr. Burke told Mr. Koffel that he wanted to make sure that URS's Board of Directors understood that there was no further room for negotiation and, that if this price was not of interest, AECOM was prepared to withdraw its offer.

        On May 20, 2014, Firm E sent URS a preliminary indication of interest to acquire URS at a proposed price range of $50.00 to $53.00 per share in cash, subject to significant additional due diligence with at least a 45-day window to confirm its price range. In addition, on the same date, Firm A and Firm C sent a joint indication of interest to acquire URS, which did not include a proposed price range and noted that significant additional due diligence would be required before they could provide a perspective on value.

        On May 21, 2014, the URS Board of Directors held a telephonic meeting, at which URS's management discussed with the URS Board of Directors a summary on the current status of discussions with the private equity firms and AECOM. Mr. Koffel noted that Mr. Burke had asked if he could make a presentation at a meeting of the URS Board of Directors. The URS Board of Directors authorized Mr. Burke to make a presentation at the May 28, 2014 meeting of the URS Board of Directors. In addition, the URS Board of Directors directed management to conduct a due diligence review of AECOM and authorized the Value Creation Committee to continue to review and analyze all viable strategic alternatives.

        On May 23, 2014, representatives of AECOM distributed to representatives of URS a draft commitment letter with respect to AECOM's debt financing for the proposed transaction.

        On May 26, 2014, representatives of Wachtell Lipton, Citigroup and DBO Partners discussed their preliminary views regarding the draft commitment letter to URS. Also on May 26, 2014, Mr. Koffel called Mr. Burke to discuss the presentation that Mr. Burke was scheduled to give to the URS Board of Directors on May 28, 2014.

        On May 27, 2014, AECOM distributed a draft merger agreement to representatives of URS and Citigroup.

        Also on May 27, 2014, the chief executive officer of Company Y, a privately held environmental services company, requested a call with Mr. Koffel to discuss an acquisition of one of URS's divisions and/or an acquisition of URS. Subsequently, Mr. Koffel held a preliminary conversation with the chief executive officer of Company Y about a transaction with Company Y's private equity owner. The chief executive officer of Company Y did not express an indication of value at which Company Y's private equity owner would be willing to acquire URS.

        In addition, on May 27, 2014, URS's management provided the URS Board of Directors, Value Creation Committee and representatives of Citigroup and DBO Partners with the URS "Case 2" standalone projections. Later that day, the members of the Value Creation Committee met with representatives of Citigroup to discuss various topics that would be covered in greater detail at the meeting held on May 28, 2014.

        On May 28, 2014, the Value Creation Committee met. Mr. Koffel updated the members of the Value Creation Committee on developments since its last meeting, including the approach from Company Y and including that representatives of AECOM had indicated that AECOM was not interested in teaming with a private equity bidder. The representatives of Wachtell reviewed with the directors the applicable legal standards in connection with a possible transaction. The members of the Value Creation Committee discussed their analysis of potential strategic options available to URS, including: (1) a spin-off/sale of one or more of URS's divisions, (2) a recapitalization of URS combined with a return of capital to its stockholders, (3) the continued operation of URS as an independent standalone company pursuant to either of the URS "Case 1" standalone business projections or the URS "Case 2" standalone business projections and (4) a transaction with a strategic company or a sale to a private equity firm. The members of the Value Creation Committee determined that a spin-off/sale of one or more of URS's divisions was not likely a value-enhancing option for a variety of reasons, including related tax implications, the belief that each of URS's businesses did not have a materially different valuation profile, the modest synergies from sharing resources and clients across each of URS's business and the fact that no formal, written interest had been received from any third parties to acquire any of URS's businesses. The members of the Value Creation Committee also determined that a recapitalization of URS combined with a return of capital to its stockholders was not a viable option for a variety of reasons, including their views that an accelerated share purchase program could positively impact price, but the magnitude may be mitigated by a lower trading multiple, and any significant leveraged share repurchase would likely warrant a downgrade to a non-investment grade credit, which could impose a higher cost of borrowing on URS, could increase URS's solvency risk if there were an unexpected downturn in the North American economy, could limit URS's revolver capacity and could require additional pledges of security by URS. The members of the Value Creation Committee also discussed that URS historically traded at a lower PE multiple during periods of elevated leverage and that URS's cost of equity should be expected to increase with higher leverage. Representatives of URS's management presented to the Value Creation Committee on the URS "Case 2" standalone business projections. The members of the Value Creation Committee determined that the continued operation of URS as an independent standalone company pursuant to either the URS "Case 1" standalone business projections or the URS "Case 2" standalone business projections was still a viable option. The members of the Value Creation Committee also determined that a transaction with a strategic company or a sale to a private equity firm was still a viable option, although it was not likely that a private equity bidder could pay more than a strategic bidder given the lack of synergies with private equity firms. In addition, the members of the Value Creation Committee discussed their views that a strategic bidder would likely be more comfortable with URS's near-term underperformance. The members of the Value Creation Committee noted that no strategic party, other than AECOM and Company Y, had contacted URS or its advisors to express serious interest in acquiring URS in recent years (including after URS formed the Value Creation Committee in March 2014 and publicly announced its intention to evaluate alternatives to enhance stockholder value). The members of the Value Creation Committee authorized management to engage in further discussions with all interested parties.

        In addition, on May 28, 2014, the URS Board of Directors held a meeting at which Mr. Burke made a presentation regarding AECOM, the proposed merger and the financial and strategic benefits that Mr. Burke believed the proposed merger would bring to the stockholders, customers and employees of both companies. Mr. Burke presented a structure chart to the members of the URS Board of Directors indicating that certain of URS's executive officers would have roles in the new organization, including in the combined company's integration activities. Following a discussion about the presentation, Mr. Burke left the meeting and the URS Board of Directors discussed Mr. Burke's presentation, AECOM's offer and the other strategic alternatives available to URS. Mr. Stotlar, Chairman of the CEO Succession Committee of the URS Board of Directors, updated the Board of Directors on developments by the CEO Succession Committee, noting that it was the opinion of the recruiting firms and the committee that it would be difficult to find an appropriate candidate to succeed Mr. Koffel as Chief Executive Officer with the Value Creation Committee process going on. The URS Board of Directors discussed their views that AECOM should confirm in writing AECOM's intentions for leadership appointments at the combined company, which the URS Board of Directors believed would positively impact the value of the stock component of the merger consideration by facilitating business continuity and the integration of the operations of the combined company (e.g., URS had certain businesses in which AECOM has no operations).

        On May 29, 2014, the URS Board of Directors held a meeting at which the Value Creation Committee and URS's management and advisors presented a summary on the current status of discussions with the private equity firms and AECOM. The directors discussed the adequacy of the price offered by AECOM and the possibility of seeking a higher offer; risks associated with closing a transaction with AECOM and executing the integration plan to achieve the expected synergies; the experience and effectiveness of both the executive leadership that would be responsible for guiding the combined company if the AECOM transaction was pursued and the executive leadership of URS should it decide to remain independent; the URS financial projections, underlying assumptions and risk profiles related to both the combined company and URS on a standalone basis; the possibility of alternative financial or strategic bidders emerging; the optimal timing for proceeding with any decision; and related matters. In addition, members of URS's management presented to the URS Board of Directors regarding the URS "Case 2" standalone business projections and discussed growth drivers for URS, including accelerating investment into emerging markets, expanding further into underserved markets and geographies, and adjusting risk profile in markets where URS has significant competitive advantage. The URS Board of Directors directed URS's management and advisors to conduct additional due diligence on AECOM.

        On June 2, 2014, AECOM made available to representatives of URS an online data room with due diligence materials on AECOM.

        From June 2, 2014 and continuing until the execution of the commitment letter and the merger agreement, URS and AECOM negotiated the provisions of the commitment letter and the financing provisions of the merger agreement.

        On June 3, 2014, representatives of Wachtell Lipton sent representatives of Gibson Dunn a revised draft of the merger agreement which, among other things, proposed structuring the merger consideration as a stock/cash election with a mechanism to equalize the per share values of the cash and stock components; proposed requiring that AECOM maintain certain employee benefits for current URS employees for a period after closing; proposed additional restrictions on the conduct of AECOM between signing and closing; proposed additional exceptions to the restrictions on the conduct of URS between signing and closing; proposed changes to AECOM's obligations to seek financing; proposed removing a provision that would have allowed AECOM to not close the merger if a specified percentage of URS stockholders exercised dissenters' rights; proposed making the termination fee and expense reimbursement fee triggers mutual; proposed requiring that AECOM make additional representations and warranties, including a representation as to the solvency of the combined company after closing; proposed making the merger agreement's non-solicitation obligations mutual; proposed changes to the treatment of equity provisions; proposed deleting the provision of the merger agreement that required URS to enter into a standstill agreement before providing any diligence materials to, or engaging with, any third party bidder with respect to a competing acquisition proposal; proposed changes to AECOM's obligations to maintain insurance and indemnify URS directors and officers; and proposed deleting the requirement on URS to describe to AECOM within 24 hours the material terms and conditions of and facts surrounding any proposal or offer received by URS that is or is reasonably likely to lead to an alternative acquisition proposal. From June 3, 2014 and continuing until the execution of the merger agreement, representatives of URS, Wachtell Lipton, AECOM and Gibson Dunn negotiated the provisions of the merger agreement, including the representations and warranties, covenants, non-solicitation provisions, conditions to closing, termination rights, termination fees and the expense reimbursement provisions.

        On June 3, 2014, Mr. Koffel and representatives of DBO Partners met with the chief executive officer of Company Y to discuss a transaction with Company Y's private equity owner. During June 2014, representatives of URS and DBO Partners held additional conversations with representatives of Company Y and Company Y's private equity owner. During the course of these conversations, representatives of Company Y did not express any indication of the value, if any, at which it would be willing to acquire URS. Following these conversations, URS determined not to pursue a transaction with Company Y's private equity owner because URS perceived Company Y's private equity owner as not having sufficient capital to consummate a transaction with URS and because Company Y did not express an indication of the value, if any, at which it would be willing to acquire URS.

        On June 5, 2014, the Value Creation Committee met. Representatives of Wachtell reviewed with the directors the applicable legal standards in connection with a possible transaction. The members of the Value Creation Committee discussed amongst themselves and the representatives of Wachtell their due diligence review of AECOM. The members of the Value Creation Committee discussed amongst themselves and with the representatives of Wachtell Lipton, Citigroup and DBO Partners potential strategic options available to URS, including: (1) a spin-off/sale of one or more of URS's divisions, (2) a recapitalization of URS combined with a return of capital to its stockholders, (3) continuing on a standalone basis and implementing URS's standalone business plan and (4) a transaction with a strategic company or a sale to a private equity firm. The representatives of Citigroup reviewed preliminary financial analysis with URS's management regarding their preliminary valuation of potential strategic alternatives available to URS, including a sale to AECOM, a recapitalization of URS combined with a return of capital to its stockholders and continuing on a standalone basis. In addition, members of URS's management shared their perspectives on URS's projections and offered their views on macroeconomic and industry trends and the potential synergies and other strategic benefits available from a transaction with AECOM. The members of the Value Creation Committee discussed amongst themselves and with the representatives of URS's management their views that there was not a significant difference between the URS "Case 1" standalone business projections and the URS "Case 2" standalone business projections in the long-term value of the business and so determined to instruct Citigroup and DBO Partners to rely on the "Case 1" projections in their analysis of the strategic alternatives available to URS.

        As part of their continuing due diligence review of AECOM, representatives of URS and AECOM met telephonically on June 6, 2014, followed by in-person meetings on June 9 and 10, 2014 at AECOM's offices.

        On June 9, 2014, Mr. Koffel and Mr. Burke met to discuss the potential transaction. At this meeting, Mr. Koffel asked that AECOM increase the value of the transaction consideration by increasing the proposed exchange ratio for the stock component from 0.7180 to 0.8000.

        Following Mr. Koffel's request for an in person meeting with the chief executive officer of Company X, the chief executive officer and other executives of Company X met in person with Mr. Koffel on June 10, 2014 to discuss Mr. Koffel's inquiry as to whether Company X would be interested in a possible acquisition of URS. The chief executive officer of Company X informed Mr. Koffel that the timing was not right for an acquisition of URS and that Company X was unable to engage in further discussions with URS at that time.

        On June 11, 2014, representatives of Gibson Dunn sent representatives of Wachtell Lipton a revised draft of the merger agreement which, among other things, agreed to structure the merger consideration as a stock/cash election; proposed additional restrictions on the conduct of URS between signing and closing; proposed changes to AECOM's obligations to seek financing; proposed including a provision that would have allowed AECOM to not close the merger if a specified percentage of URS stockholders exercised dissenters' rights; proposed removing certain triggers that would have permitted URS to terminate the merger agreement and receive a termination fee and/or expense reimbursement from AECOM; proposed requiring that URS make additional representations and warranties; proposed that AECOM would not be subject to non-solicitation obligations; proposed changes to the treatment of equity provisions; proposed including a provision that would require URS to enter into a standstill agreement before providing any diligence materials to, or engaging with, any third party bidder with respect to a competing acquisition proposal; proposed changes to AECOM's obligations to maintain insurance and indemnify URS directors and officers; and proposed requiring URS to describe to AECOM within 24 hours the material terms and conditions of and facts surrounding any proposal or offer received by URS that is or is reasonably likely to lead to an alternative acquisition proposal.

        Also on June 11, 2014, at the request of the URS Board of Directors, Mr. Koffel spoke telephonically with Mr. Burke and once again asked that AECOM increase the value of the transaction consideration by increasing the proposed exchange ratio for the stock component from 0.7180 to 0.8000. After separate telephonic discussions with individual members of the AECOM Board of Directors, Mr. Burke responded to Mr. Koffel later that day that AECOM was unwilling to increase its price beyond the terms that already had been discussed and that several members of the AECOM Board of Directors were of the view that the price should be adjusted downward to a fixed value of $55.00.

        On June 12, 2014, at the recommendation of the Planning, Finance and Investment Committee of the AECOM Board of Directors, AECOM contacted Moelis to provide a second fairness opinion to the AECOM Board of Directors in connection with a potential acquisition of URS.

        On June 13, 2014, representatives of Wachtell Lipton and Gibson Dunn telephonically negotiated the provisions of the merger agreement, including the representations and warranties, covenants, non-solicitation provisions, conditions to closing, termination rights and the expense reimbursement provisions.

        On June 17, 2014, representatives of Wachtell Lipton sent representatives of Gibson Dunn a revised draft of the merger agreement which, among other things, proposed structuring the merger consideration as a stock/cash election with a mechanism to equalize the per share values of the cash and stock components; proposed expanding AECOM's requirement to maintain certain employee benefits for current URS employees for a period after closing; proposed additional restrictions on the conduct of AECOM between signing and closing; proposed additional exceptions to the restrictions on the conduct of URS between signing and closing; proposed changes to AECOM's obligations to seek financing; proposed removing a provision that would have allowed AECOM to not close the merger if a specified percentage of URS stockholders exercised dissenters' rights; proposed changes to the treatment of equity provisions; proposed making the termination fee and expense reimbursement fee triggers mutual; proposed requiring that AECOM make additional representations and warranties, including a representation as to the solvency of the combined company after closing; proposed making the merger agreement's non-solicitation obligations mutual; proposed deleting the provision of the merger agreement that required URS to enter into a standstill agreement before providing any diligence materials to, or engaging with, any third party bidder with respect to a competing acquisition proposal; proposed changes to AECOM's obligations to maintain insurance and indemnify URS directors and officers; and proposed deleting the requirement on URS to describe to AECOM within 24 hours the material terms and conditions of and facts surrounding any proposal or offer received by URS that is or is reasonably likely to lead to an alternative acquisition proposal.

        Also on June 17, 2014, a telephonic meeting of the URS Board of Directors was held at which the URS Board of Directors received an update from the representatives of URS's management and the Value Creation Committee on the steps taken to date with respect to a possible transaction with AECOM. Under AECOM's latest proposal, URS stockholders immediately prior to the merger would hold approximately 33% of the voting power of the combined company immediately following completion of the merger, thus providing URS stockholders with meaningful participation in the upside potential of the combined company. The URS Board of Directors discussed their views that it would be important for AECOM to commit to appoint members of URS's management to prominent leadership roles in the combined company, which the URS Board of Directors believed would positively impact the value of the stock component of the merger consideration by facilitating business continuity and the integration of the operations of the combined company. In addition, representatives of URS's management discussed with the URS Board of Directors the strategic rationale for a transaction with AECOM, including potential synergies, as well as the preliminary results of the due diligence review on AECOM that had been undertaken to date, and possible next steps, timetable and negotiating strategy should the URS Board of Directors determine that a transaction with AECOM should be further pursued. The representatives of the Value Creation Committee offered their views that the price offered by AECOM should be negotiated higher, and recommended that URS's management be directed to take further steps in this direction. The URS Board of Directors directed URS's management to continue pursuing the transaction with AECOM. In addition, the members of the URS Board of Directors discussed their analysis of the URS "Case 1" standalone business projections and the URS "Case 2" standalone business projections, including their respective underlying assumptions.

        On June 20, 2014, representatives of Wachtell Lipton and Gibson Dunn telephonically negotiated the provisions of the merger agreement, including the representations and warranties, covenants, non-solicitation provisions, conditions to closing, termination rights and the expense reimbursement provisions.

        On June 20 and 21, 2014, the AECOM Board of Directors and Planning, Finance and Investment Committee met, together with AECOM's management and BofA Merrill Lynch. At these meetings, the AECOM Board of Directors and Planning, Finance and Investment Committee reviewed and discussed the strategic rationale and risks of a potential acquisition of URS, financing considerations, regulatory requirements and key next steps.

        On June 22, 2014, Messrs. Koffel and Burke met to discuss outstanding points (including the value of the merger consideration, treatment of URS equity awards in the merger, conditions to closing, termination fees, obligations on AECOM to maintain certain employee benefits for current URS employees and the number of URS directors to be appointed to the AECOM Board of Directors), and to discuss their views on the expected synergies of a combination (including economies of scale, cost savings, cross marketing opportunities, and revenue opportunities).

        On June 23, 2014, representatives of Gibson Dunn sent representatives of Wachtell Lipton a revised draft of the merger agreement which, among other things, agreed to delete the requirement on URS to describe to AECOM within 24 hours the material terms and conditions of and facts surrounding any proposal or offer received by URS that is or is reasonably likely to lead to an alternative acquisition proposal; agreed to structure the merger consideration as a stock/cash election with a mechanism to equalize the per share values of the cash and stock components; agreed that AECOM would make certain additional representations and warranties, including a representation as to the solvency of the combined company after closing; agreed that AECOM would be subject to certain non-solicitation obligations; proposed additional restrictions on the conduct of URS between signing and closing; proposed additional exceptions to the restrictions on the conduct of AECOM between signing and closing; proposed changes to AECOM's obligations to seek financing; proposed including a provision that would have allowed AECOM to not close the merger if a specified percentage of URS stockholders exercised dissenters' rights; proposed changes to the treatment of equity provisions; proposed removing certain triggers that would have permitted URS to terminate the merger agreement and receive a termination fee and/or expense reimbursement from AECOM; proposed requiring that URS make additional representations and warranties; and proposed including a provision that required URS to enter into a standstill agreement before providing any diligence materials to, or engaging with, any third party bidder with respect to a competing acquisition proposal.

        On June 25, 2014, representatives of Wachtell Lipton sent representatives of Gibson Dunn a revised draft of the merger agreement which, among other things, proposed expanding AECOM's requirement to maintain certain employee benefits for current URS employees for a period after closing; proposed additional restrictions on the conduct of AECOM between signing and closing; proposed additional exceptions to the restrictions on the conduct of URS between signing and closing; proposed changes to AECOM's obligations to seek financing; proposed removing a provision that would have allowed AECOM to not close the merger if a specified percentage of URS stockholders exercised dissenters' rights; proposed making the termination fee and expense reimbursement fee triggers mutual; proposed changes to the treatment of equity; proposed requiring that AECOM make additional representations and warranties; proposed additional non-solicitation obligations on AECOM; proposed that URS should have the right to seek specific performance of AECOM's obligations in the merger agreement to seek to obtain debt financing; and proposed deleting the provision of the merger agreement that required URS to enter into a standstill agreement before providing any diligence materials to, or engaging with, any third party bidder with respect to a competing acquisition proposal.

        On June 26, 2014, Mr. Koffel met with John M. Dionsio, Executive Chairman of the AECOM Board of Directors, to discuss value, synergy savings commitments and related matters.

        In addition, on June 26, 2014, representatives of Wachtell Lipton and Gibson Dunn telephonically negotiated the provisions of the merger agreement, including the representations and warranties, covenants, non-solicitation provisions, conditions to closing, termination rights and the expense reimbursement provisions.

        Also on June 28, 2014, at the request of members of the URS Board of Directors Citigroup and DBO Partners discussed with members of the URS Board of Directors the potential impact of the contemplated transaction with AECOM based on different potential synergy assumptions, various discounts to AECOM management projects and the impact of using Wall Street estimates for both URS and AECOM.

        On June 30, 2014, representatives of Gibson Dunn sent representatives of Wachtell Lipton a revised draft of the merger agreement which, among other things, proposed including a provision that would have allowed AECOM to not close the merger if a specified percentage of URS stockholders exercised dissenters' rights; proposed changes to the treatment of equity; and proposed including a provision that required URS to enter into a standstill agreement before providing any diligence materials to, or engaging with, any third party bidder with respect to a competing acquisition proposal.

        On July 1 and 2, 2014, representatives of AECOM met with representatives of URS to review diligence matters relating to URS. At these meetings, representatives of AECOM and URS also discussed potential cost synergies relating to the transaction, including approaches to quantifying such cost synergies. Based on these discussions, AECOM management forecasted annual cost synergies of approximately $250 million from a combination of AECOM and URS.

        On July 1, 2014 and July 3, 2014, representatives of Wachtell Lipton and Gibson Dunn telephonically negotiated the provisions of the merger agreement, including the representations and warranties, covenants, non-solicitation provisions, conditions to closing, termination rights and the expense reimbursement provisions. At the request of the URS Board of Directors, representatives of URS asked representatives of AECOM that AECOM confirm in writing AECOM's intentions for leadership appointments at the combined company, which the representatives of Wachtell Lipton noted that the URS Board of Directors believed this would positively impact the value of the stock component of the merger consideration by facilitating business continuity and the integration of the operations of the combined company (e.g., URS had certain businesses in which AECOM had no operations).

        On July 3, 2014, Messrs. Koffel and Burke met to negotiate certain transaction terms, including the value of the merger consideration, treatment of URS equity awards in the merger, conditions to closing, termination fees, obligations of AECOM to maintain certain employee benefits for current URS employees and the number of URS directors to be appointed to the AECOM Board of Directors, and to discuss their views on the expected synergies of a combination, including economies of scale, cost savings, cross marketing opportunities, and revenue opportunities. At the request of the URS Board of Directors, Mr. Koffel asked Mr. Burke that AECOM commit in writing to confirm AECOM's intentions for leadership appointments at the combined company, which he noted that the URS Board of Directors believed would positively impact the value of the stock component of the merger consideration by facilitating business continuity and the integration of the operations of the combined company (e.g., URS had certain businesses in which AECOM has no operations). Subsequently, on the same day, Mr. Burke sent Mr. Koffel a signed letter to confirm AECOM's intentions for leadership appointments at the combined company. The letter included a structure chart indicating that certain of URS's executive officers would have roles in the new organization, including in the combined company's integration activities. On July 3, 2014, representatives of AECOM contacted representatives of URS to discuss their views on URS's projected 2014 cash flow.

        On July 5, 2014, representatives of Wachtell Lipton sent representatives of Gibson Dunn a revised draft of the merger agreement which, among other things, proposed increasing AECOM's requirement to maintain certain employee benefits for current URS employees for a period after closing; proposed fewer restrictions on the conduct of URS between signing and closing; proposed additional restrictions on the conduct of AECOM between signing and closing; proposed removing a provision that would have allowed AECOM to not close the merger if a specified percentage of URS stockholders exercised dissenters' rights; proposed changes to the treatment of URS equity awards; proposed that URS should have the right to seek specific performance of AECOM's obligations in the merger agreement to seek to obtain debt financing; and proposed deleting the provision of the merger agreement that required URS to enter into a standstill agreement before providing any diligence materials to, or engaging with, any third party bidder with respect to a competing acquisition proposal.

        On July 7, 2014, representatives of URS's management, DBO Partners and Citigroup held a call with members of the URS Board of Directors that had questions regarding the potential impact to stockholder value from a combination with AECOM in advance of the upcoming board meeting.

        Also on July 7, 2014, Tom Hicks, URS's Chief Financial Officer, met with representatives of AECOM to discuss the financial impact of accelerating URS equity awards in the potential transaction.

        On July 8, 2014, the URS Board of Directors held a meeting with directors that would be unable to attend the July 11, 2014 meeting in person to preview topics that would be discussed at the July 11, 2014 meeting. In addition, that same day, the URS Board of Directors met telephonically and instructed Mr. Koffel to request a higher price from AECOM and discussed a negotiating strategy with Mr. Koffel to that end.

        Also on July 8, 2014, members of the AECOM diligence team met with members of AECOM management to present their summary findings regarding their due diligence review of URS.

        On July 9, 2014, representatives of Gibson Dunn sent representatives of Wachtell Lipton a revised draft of the merger agreement which, among other things, agreed to remove a provision that would have allowed AECOM to not close the merger if a specified percentage of URS stockholders exercised dissenters' rights; proposed changes to the treatment of URS equity awards; and proposed including a provision that required URS to enter into a standstill agreement before providing any diligence materials to, or engaging with, any third party bidder with respect to a competing acquisition proposal.

        Also on July 9, 2014, representatives of Wachtell Lipton delivered to representatives of Gibson Dunn a list of URS's remaining issues with the merger agreement, including, among other things, that URS proposed requiring that AECOM maintain certain employee benefits for current URS employees for a period after closing; that URS proposed certain changes to the treatment of equity awards; that URS proposed that it should have the right, prior to the termination of the merger agreement, to seek specific performance of AECOM's obligations in the merger agreement to seek to obtain debt financing; and that URS proposed deleting the provision of the merger agreement that required URS to enter into a standstill agreement before providing any diligence materials to, or engaging with, any third party bidder with respect to a competing acquisition proposal. Later that day, representatives of Wachtell Lipton and Gibson Dunn discussed these issues on multiple telephone calls.

        In addition, on July 9 and 10, 2014, Messrs. Koffel and Burke met to negotiate certain transaction terms. At the request of the URS Board of Directors, Mr. Koffel asked Mr. Burke to increase the value of AECOM's offer. Following extensive negotiations, Mr. Burke agreed to increase the value of AECOM's offer by increasing the stock exchange ratio from 0.718 to 0.734, which increased the offer value by approximately $0.50 per URS share (based on AECOM's $31.66 closing price on July 10, 2014). Messrs. Koffel and Burke agreed that two current members of the URS Board of Directors would be appointed to the AECOM Board of Directors following the merger and that AECOM would be obligated to maintain certain employee benefits for current URS employees through the end of 2015.

        On July 10, 2014, representatives of Wachtell Lipton sent representatives of Gibson Dunn a revised draft of the merger agreement which, among other things, proposed changes to the treatment of URS equity awards; and proposed that URS should have the right, prior to the termination of the merger agreement, to seek specific performance of AECOM's obligations in the merger agreement to seek to obtain debt financing. Continuing throughout July 10 and July 11, 2014, representatives of Wachtell Lipton and Gibson Dunn exchanged drafts of the merger agreement and negotiated these provisions, among others.

        On July 11, 2014, the URS Board of Directors met. The representatives of URS's management, Wachtell, Citigroup and DBO Partners updated the URS Board of Directors as to the events that had occurred since the URS Board of Directors' last meeting. Members of URS's management shared their perspectives on URS's projections and offered their views on macroeconomic and industry trends and the potential synergies and other strategic benefits available from a transaction with AECOM. Members of URS's management reported to the URS Board of Directors on their due diligence review of AECOM.

        Representatives of Wachtell Lipton discussed with the URS Board of Directors the legal standards applicable to its decisions and actions with respect to the proposed merger. The representatives of Wachtell discussed with the URS Board of Directors the terms of the proposed merger agreement and financing commitments. The members of the URS Board of Directors discussed their views that it was highly unlikely that another strategic buyer or private equity firm would come forward with a potentially superior proposal once the merger with AECOM was announced, in light of the extensive publicity over the past several months about the formation of the Value Creation Committee and the consideration by URS of strategic alternatives, which suggested that if another party had any such interest, it would have come forward already.

        Each of Citigroup and DBO Partners reviewed with the URS Board of Directors their financial analyses relating to the proposed merger with AECOM and each subsequently delivered its opinion orally to the URS Board of Directors, and subsequently confirmed in writing by delivery of a written opinion dated the same date, to the effect that, as of that date and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in such written opinion, the cash consideration and the stock consideration, taken in the aggregate was fair, from a financial point of view, to the holders of URS common stock (other than shares of URS common stock held in treasury by URS, or owned, directly or indirectly, by AECOM or Merger Sub or as to which dissenters' rights have been perfected). Following these discussions, the URS Board of Directors determined that the proposed transaction with AECOM was advisable to and in the best interests of URS and its stockholders, and unanimously voted to approve the merger agreement. The URS Board of Directors also unanimously resolved to recommend that URS's stockholders vote in favor of the adoption and approval of the merger agreement.

        On July 11, 2014, the AECOM Board of Directors also met. Representatives of AECOM's management, Gibson Dunn, and BofA Merrill Lynch updated the AECOM Board of Directors as to the events that had occurred since the AECOM Board of Directors' last meeting, including the proposed increase in the stock exchange ratio from 0.718 to 0.734, which increased the offer value by approximately $0.50 per URS share (based on AECOM's $31.66 closing price on July 10, 2014). Members of AECOM's management shared their perspectives on URS's projections and offered their views on macroeconomic and industry trends and the potential synergies and other strategic benefits available from a transaction with URS. Members of AECOM's management reported to the AECOM Board of Directors on their due diligence review of URS.

        Representatives of Gibson Dunn discussed in detail with the AECOM Board of Directors the legal standards applicable to its decisions and actions with respect to the proposed merger. The representatives of Gibson Dunn discussed with the AECOM Board of Directors the terms of the proposed merger agreement and financing commitments.

        Also at this meeting, BofA Merrill Lynch and Moelis each separately reviewed with the AECOM Board of Directors its financial analysis of the merger consideration and delivered to the AECOM Board of Directors their respective oral opinions, confirmed by delivery of their respective written opinions each dated July 11, 2014, to the effect that, as of that date and based on and subject to various assumptions and limitations described in such opinions, such merger consideration was fair, from a financial point of view, to AECOM.

        Following these discussions, the AECOM Board of Directors determined that the proposed transaction with AECOM was advisable to and in the best interests of AECOM and its stockholders, and unanimously voted to approve the merger agreement, including the issuance of AECOM common stock in the merger. The AECOM Board of Directors also unanimously resolved to recommend to the AECOM stockholders the issuance of AECOM common stock in the merger.

        Following the URS and AECOM Board of Director meetings on July 11, 2014 and after the securities markets in the United States closed for the day, the merger agreement was finalized and executed by URS, AECOM, Merger Sub and Merger Sub I. On the afternoon of July 13, 2014, URS and AECOM issued a joint press release announcing the entry into the merger agreement.

        On July 14, 2014, JANA publicly announced its support of the merger and converted its Schedule 13D filing to a passive Schedule 13G filing.

AECOM's Reasons for the Merger; Recommendation of the AECOM Board of Directors

        In evaluating the merger, the AECOM Board of Directors consulted with AECOM's management and legal and financial advisors, and in reaching its decision to approve the merger agreement and recommend approval by AECOM stockholders of the stock issuance, the AECOM Board of Directors also considered a number of factors that the AECOM Board of Directors views as supporting its decision, including, but not limited to, the following:

  •
  the combination is expected to create an industry leader with the ability to deliver more capabilities from a broad global platform to reach more clients in more industry end markets;

  •
  the merger is expected to create a company with a greater size and economies of scale, which should enable it to have the ability to respond to competitive pressures and an increased opportunity to compete profitably;

  •
  the merger allows for cross-marketing opportunities between AECOM's and URS's end markets, and the potential for significant revenue opportunities by combining two global enterprises with distinct but complementary capabilities;

  •
  the merger accelerates AECOM's strategy of offering an integrated-delivery model by adding key capabilities and expertise in markets such as construction, oil & gas, power and government services;

  •
  the transaction is expected to be accretive to AECOM's earnings per share and more than 25% accretive to its cash earnings per share in fiscal year 2015, excluding transaction-related costs;

  •
  annual cost synergies of $250 million are expected, nearly all of which AECOM expects to achieve by the end of fiscal year 2016;

  •
  the addition of the strong and experienced management team from URS;

  •
  the opinion, dated July 11, 2014, of BofA Merrill Lynch to the AECOM Board of Directors as to the fairness, from a financial point of view and as of such date, to AECOM of the consideration to be paid by AECOM in the merger, which opinion was based on and subject to the assumptions made, procedures followed, factors considered and limitations on the review undertaken as more fully described in the section entitled "Opinion of AECOM's Financial Advisors—Opinion of BofA Merrill Lynch;" and

  •
  the opinion of Moelis, dated July 11, 2014, addressed to AECOM's Board of Directors as to the fairness, from a financial point of view and as of the date of such opinion, and based upon and subject to the conditions and limitations set forth in the opinion to AECOM of the consideration to be paid in the merger, as more fully described below under the caption "Opinion of Moelis & Company LLC (Financial Advisor to the Board of Directors)."

        In addition to the factors described above, the AECOM Board of Directors also considered the following factors:

  •
  its knowledge of AECOM's business, operations, financial condition, earnings and prospects and of URS's business, operations, financial condition, earnings and prospects, taking into account AECOM's due diligence review of URS;

  •
  the amount of cash consideration to be issued in the merger is fixed and, even though the value of the merger consideration will fluctuate based on the average of the closing sales prices of shares of AECOM common stock on the NYSE for the five trading days immediately preceding the effective time, the number of shares of AECOM common stock issuable in connection with the transaction is also fixed (subject to adjustment if the number of shares of URS common stock, the number of URS election award shares or the number of URS roll-over award shares as of closing increases or decreases);

  •
  the terms and conditions of the merger agreement and the likelihood of receiving the required stockholder and regulatory approvals and of completing the merger on the anticipated schedule; and

  •
  the provisions in the merger agreement relating to termination of the merger agreement, payment of termination fees and expense reimbursement (including the amounts of such fees) and URS's agreement not to solicit alternative proposals.

        The AECOM Board of Directors weighed the foregoing against a number of potentially negative factors, including:

  •
  the value of the merger consideration fluctuates with the price of AECOM common stock and poor performance of AECOM common stock during the pendency of the merger could result in the value of the merger consideration being unattractive to URS stockholders;

  •
  the dilution of existing AECOM stockholders who, together with holders of AECOM equity-based awards, will own 66% of the combined company following the merger;

  •
  the risk that URS's loss reserves may prove to be inadequate and reserve charges may be taken in the future;

  •
  the risk of a more leveraged capital structure due to the significant indebtedness that AECOM will incur to finance the merger, including greater exposure to interest rate fluctuations and potential covenant breaches;

  •
  the risk that the financing contemplated by the debt commitment letters is not provided;

  •
  the possibility that AECOM would be obligated to pay a termination fee to URS under certain circumstances, including a $240 million termination fee if there is a financing failure;

  •
  the risks and costs to AECOM if the closing of the merger is not timely, or if the merger does not close at all, including the potential impact on AECOM's relationships with employees and third parties;

  •
  the costs to be incurred in connection with the merger, including the costs of integrating the businesses of AECOM and URS and the transaction expenses arising from the merger;

  •
  the challenges inherent in combining the businesses, operations and workforces of the two companies, including the potential for the possible distraction of management attention for an extended period of time;

  •
  the risk that, despite the combined efforts of AECOM and URS prior to consummation of the merger, URS may lose key personnel;

  •
  the restrictions on the conduct of AECOM's business during the period between execution of the merger agreement and the consummation of the merger, including the inability to make acquisitions or investments that would impede the merger;

  •
  the risk that governmental entities may oppose or refuse to approve the merger or impose conditions on AECOM and/or URS prior to approving the merger, including a divestiture of certain assets, properties or business of AECOM, URS or any of their respective subsidiaries

  •
  the risk of not realizing the anticipated benefits of the merger;

  •
  the risk of lost revenues following the consummation of the merger due to, one or more of the following, organizational conflicts of interest, revenue cannibalization, and change of control provisions in URS contracts, particularly contracts with the federal government;

  •
  the risk that AECOM may not be able to obtain sufficient bonding capacity for the combined company;

  •
  the risks of increased exposure to U.S. government clients;

  •
  the risks relating to URS's contingent liabilities;

  •
  the risks of assuming URS's defined benefit plans; and

  •
  the risks of the type and nature described under the heading "Risk Factors," and the matters described under the heading "Special Note Regarding Forward-Looking Statements."

        This discussion of the information and factors considered by the AECOM Board of Directors includes the material positive and negative factors considered by the AECOM Board of Directors, but is not intended to be exhaustive and may not include all of the factors considered by the AECOM Board of Directors. The AECOM Board of Directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the stock issuance, the merger and the merger agreement and the other transactions contemplated by the merger agreement are advisable to and in the best interests of AECOM and its stockholders. Rather, the AECOM Board of Directors conducted an overall review of the factors described above, and considered the factors overall to be favorable to, and to support, its determination. In addition, individual members of the AECOM Board of Directors may have given different weight to different factors. It should be noted that this explanation of the reasoning of the AECOM Board of Directors and certain information presented in this section, is forward-looking in nature and, therefore, such information should be read in light of the "Special Note Regarding Forward-Looking Statements."

        The AECOM Board of Directors unanimously declared advisable the merger agreement and the transactions contemplated thereby, including the merger and the stock issuance, and determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger and the stock issuance, are advisable and in the best interests of AECOM and its stockholders. The AECOM Board of Directors unanimously recommends that the AECOM stockholders vote "FOR" the stock issuance proposal.

 Opinion of AECOM's Financial Advisor—BofA Merrill Lynch

        AECOM retained BofA Merrill Lynch to act as a financial advisor to AECOM in connection with the merger. At the July 11, 2014 meeting of the AECOM Board of Directors held to evaluate the merger, BofA Merrill Lynch rendered to the AECOM Board of Directors an oral opinion, confirmed by delivery of a written opinion dated July 11, 2014, to the effect that, as of that date and based on and subject to various assumptions and limitations described in the opinion, the consideration to be paid by AECOM in the merger was fair, from a financial point of view, to AECOM.

        The full text of BofA Merrill Lynch's written opinion, dated July 11, 2014, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. The written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by BofA Merrill Lynch in rendering its opinion. The following summary of BofA Merrill Lynch's opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to the AECOM Board of Directors for the benefit and use of the AECOM Board of Directors (in its capacity as such) in connection with and for purposes of its evaluation of the merger consideration from a financial point of view to AECOM. BofA Merrill Lynch's opinion did not address any other aspect of the mergers and no opinion or view was expressed as to the relative merits of the mergers in comparison to other strategies or transactions that might be available to AECOM or in which AECOM might engage or as to the underlying business decision of AECOM to proceed with or effect the mergers. BofA Merrill Lynch expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the mergers or any other matter.

        In connection with its opinion, BofA Merrill Lynch, among other things:

  •
  reviewed certain publicly available business and financial information relating to URS and AECOM;

  •
  reviewed certain internal financial and operating information with respect to the business, operations and prospects of URS furnished to or discussed with BofA Merrill Lynch by the management of URS, including certain financial projections relating to URS prepared by the management of URS (such projections referred to as the "URS projections"), reviewed an alternative version of the URS projections incorporating certain adjustments thereto prepared by the management of AECOM (such projections, as adjusted, referred to as the "adjusted URS projections"), and discussed with management of AECOM its assessments as to the relative likelihood of achieving the future financial results reflect in the URS projections and the adjusted URS projections;

  •
  reviewed certain internal financial and operating information with respect to the business, operations and prospects of AECOM furnished to or discussed with BofA Merrill Lynch by the management of AECOM, including certain financial forecasts relating to AECOM prepared by the management of AECOM (such forecasts referred to as the "AECOM forecasts");

  •
  reviewed certain estimates as to the amount and timing of cost savings (referred to as the "cost savings") anticipated by the management of AECOM to result from the merger;

  •
  discussed the past and current business, operations, financial condition and prospects of URS with members of senior managements of URS and AECOM, and discussed the past and current business, operations, financial condition and prospects of AECOM with members of senior management of AECOM;

  •
  reviewed the potential pro forma financial impact of the merger on the future financial performance of AECOM, including the potential effect on AECOM's estimated earnings per share;

  •
  reviewed the trading histories for AECOM common stock and URS common stock and a comparison of such trading histories with each other and with the trading histories of other companies BofA Merrill Lynch deemed relevant;

  •
  compared certain financial and stock market information of AECOM and URS with similar information of other companies BofA Merrill Lynch deemed relevant;

  •
  compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

  •
  reviewed a draft, dated July 11, 2014, of the merger agreement (referred to as the "draft agreement"); and

  •
  performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

        In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the managements of AECOM and URS that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the URS projections, BofA Merrill Lynch was advised and assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of URS as to the future financial performance of URS. With respect to the adjusted URS projections, BofA Merrill Lynch assumed, at AECOM's direction, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of AECOM as to the future financial performance of URS and, based on the assessments of the management of AECOM as to the relative likelihood of achieving the future financial results reflected in the URS projections and the adjusted URS projections, BofA Merrill Lynch relied, at AECOM's direction, on the adjusted URS projections for purposes of BofA Merrill Lynch's analyses and opinion. With respect to the adjusted URS projections and cost savings, BofA Merrill Lynch assumed, at AECOM's direction, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of AECOM as to the future financial performance of AECOM, such cost savings and the other matters covered thereby, and BofA Merrill Lynch further assumed, with the consent of AECOM, that such cost savings would be realized in the amounts and at the times projected. At AECOM's direction, BofA Merrill Lynch relied upon the assessments of the management of AECOM as to (i) the potential impact on AECOM and URS of certain market and other trends and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the engineering and construction industry, (ii) the existing and future relationships, agreements and arrangements with, and the ability to retain key employees, commercial arrangements and contracts of AECOM and URS and (iii) the ability to integrate the businesses and operations of AECOM and URS. BofA Merrill Lynch assumed, at AECOM's direction, that there would be no developments with respect to any such matters that would have an adverse effect on AECOM, URS or the mergers (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to its analyses or opinion.

        BofA Merrill Lynch did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of AECOM, URS or any other entity, nor did BofA Merrill Lynch make any physical inspection of the properties or assets of AECOM, URS or any other entity. BofA Merrill Lynch did not evaluate the solvency or fair value of AECOM, URS or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at AECOM's direction, that the mergers would be consummated in accordance with their respective terms and in accordance with all applicable laws or other requirements, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the mergers, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on AECOM, URS or the mergers (including the contemplated benefits thereof). BofA Merrill Lynch also assumed, at AECOM's direction, that the merger and second merger, taken together, would be treated as a single integrated transaction and would qualify for U.S. federal income tax purposes as a "reorganization" under the provisions of Section 368(a) of the Code. BofA Merrill Lynch further assumed, at AECOM's direction, that the final executed merger agreement would not differ in any material respect from the draft agreement reviewed by BofA Merrill Lynch.

        BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects or implications of the mergers (other than the merger consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the mergers or any terms, aspects or implications of any arrangements, agreements or understandings entered into in connection with or related to the mergers or otherwise. BofA Merrill Lynch's opinion was limited to the fairness, from a financial point of view, to AECOM of the merger consideration and no opinion or view was expressed with respect to any consideration received in connection with the mergers by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any officers, directors or employees of any party to the mergers, or class of such persons, relative to the merger consideration or otherwise. BofA Merrill Lynch also did not express any view or opinion with respect to, and BofA Merrill Lynch relied, with the consent of AECOM, upon the assessments of representatives of AECOM regarding, legal, regulatory, accounting, tax and similar matters relating to AECOM, URS and the mergers (including the contemplated benefits thereof) as to which BofA Merrill Lynch understood that AECOM obtained such advice as it deemed necessary from qualified professionals. BofA Merrill Lynch further did not express any opinion as to what the value of AECOM common stock actually would be when issued or the prices at which AECOM common stock or URS common stock would trade at any time, including following announcement or consummation of the mergers.

        BofA Merrill Lynch's opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. BofA Merrill Lynch expressed no opinion or view as to the potential effects of any volatility in the credit, financial and stock markets on AECOM, URS or the mergers. It should be understood that subsequent developments may affect BofA Merrill Lynch's opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch's opinion was approved by BofA Merrill Lynch's Americas Fairness Opinion Review Committee. Except as described in this summary, AECOM imposed no other instructions or limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

        The following represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to the AECOM Board of Directors in connection with its opinion, dated July 11, 2014. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch. For purposes of the financial analyses summarized below, the term "implied per share merger consideration" refers to $56.24 per share calculated as (i) the cash consideration of $33.00 per share and (ii) the implied value of the stock consideration of $23.24 based on the 0.734x exchange ratio and the closing price of AECOM common stock of $31.66 per share on July 10, 2014 (the last trading day prior to execution of the merger agreement).

URS Financial Analyses

        Selected Public Companies Analysis.    BofA Merrill Lynch reviewed publicly available financial and stock market information of URS and the following eight selected companies which BofA Merrill Lynch in its professional judgment considered generally relevant for comparative purposes as publicly traded companies with operations in the engineering and construction industry (the "URS selected companies"):

  •
  AECOM

  •
  AMEC plc

  •
  Chicago Bridge & Iron Company N.V.

  •
  Fluor Corporation

  •
  Jacobs Engineering Group Inc.

  •
  KBR, Inc.

  •
  Tetra Tech, Inc.

  •
  The Babcock & Wilcox Company

  •
  WorleyParsons Limited

        BofA Merrill Lynch reviewed, among other things, enterprise values, calculated as equity values based on closing stock prices on July 10, 2014 (the last trading day prior to execution of the merger agreement) plus debt and less cash and cash equivalents, as a multiple of calendar year 2014 and calendar year 2015 estimated earnings before interest, taxes, depreciation and amortization less minority interest expense ("EBITDA"). BofA Merrill Lynch also reviewed equity values, based on closing stock prices on July 10, 2014, as multiples of calendar year 2014 and calendar year 2015 estimated earnings per share ("EPS") and estimated EPS plus after-tax per share amortization of acquisition intangibles ("cash EPS"). Financial data of the URS selected companies were based on publicly available research analysts' estimates, public filings and other publicly available information. Financial data of URS was based on publicly available research analysts' estimates, public filings and the adjusted URS projections. For purposes of this analysis, AECOM was excluded from mean calculations. The overall low to high calendar year 2014 and calendar year 2015 estimated EBITDA multiples observed for the URS selected companies were 7.7x to 9.5x (with a mean of 8.7x) and 6.2x to 8.9x (with a mean of 7.4x), respectively. The overall low to high calendar year 2014 and calendar year 2015 estimated EPS multiples observed for the URS selected companies were 13.2x to 18.3x (with a mean of 15.1x) and 11.4x to 15.1x (with a mean of 13.2x), respectively, and the overall low to high calendar year 2014 and calendar year 2015 estimated cash EPS multiples observed for the URS selected companies were 11.7x to 18.3x (with a mean of 14.3x) and 10.5x to 15.1x (with a mean of 12.6x), respectively. BofA Merrill Lynch then applied a range of selected multiples of calendar year 2014 and calendar year 2015 estimated EBITDA of 7.5x to 9.5x and 7.0x to 8.0x, respectively, calendar year 2014 and calendar year 2015 estimated EPS of 13.5x to 16.5x and 12.0x to 15.0x, respectively, and calendar year 2014 and calendar year 2015 estimated cash EPS of 12.5x to 15.5x and 11.0x to 14.0x, respectively, derived from the URS selected companies to corresponding data of URS based on the adjusted URS projections. This analysis indicated the following approximate implied per share equity value reference ranges for URS, as compared to the implied per share merger consideration:

Implied Per Share Equity Value Reference Ranges
Based on 2014E EBITDA	Based on 2015E EBITDA	Based on 2014E EPS	Based on 2015E EPS	Based on 2014E Cash EPS	Based on 2015E Cash EPS	Implied Per Share Merger Consideration
$43.71 - $61.36	$39.99 - $48.92	$37.10 - $45.34	$38.21 - $47.76	$45.49 - $56.41	$43.71 - $55.63	$56.24

        No company used in this analysis is identical or directly comparable to URS. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which URS was compared.

        Selected Precedent Transactions Analysis.    Using publicly available information, BofA Merrill Lynch reviewed financial data relating to the following 24 selected transactions which BofA Merrill Lynch in its professional judgment considered generally relevant for comparative purposes as transactions involving target companies with operations in the engineering and construction industry (the "selected transactions"):

Announcement Date	Acquiror	Target
June 2014	• SNC-Lavalin Group Inc.	• Kentz Corporation Limited
March 2014	• WSP Global Inc.	• Focus Group Holding Inc.
January 2014	• AMEC plc	• Foster Wheeler AG
September 2013	• Jacobs Engineering Group Inc.	• Sinclair Knight Merz Ltd.
July 2013	• Integrated Mission Solutions, LLC	• Michael Baker Corporation
January 2013	• Energy Capital Partners II, LLC	• EnergySolutions, Inc.
July 2012	• Chicago Bridge & Iron Company N.V.	• The Shaw Group Inc.
June 2012	• GENIVAR Inc.	• WSP Group PLC
February 2012	• URS Corporation	• Flint Energy Services Ltd.
September 2011	• CH2M HILL Companies, Ltd.	• Halcrow Holdings Limited
May 2011	• AMEC plc	• MACTEC Inc.
May 2011	• Charterhouse Capital Partners LLP	• Environmental Resources Management Limited
December 2010	• Jacobs Engineering Group Inc.	• Aker Solutions ASA (Process and Construction Businesses)
December 2010	• John Wood Group PLC	• PSN Limited
August 2010	• WS Atkins plc	• The PBSJ Corporation
July 2010	• AECOM Technology Corporation	• McNeil Technologies, Inc.
June 2010	• URS Corporation	• Scott Wilson Group plc.
April 2010	• Cerberus Capital Management, L.P.	• DynCorp International Inc.
March 2010	• Babcock International Group PLC	• VT Group plc
September 2009	• Balfour Beatty plc	• Parsons Brinckerhoff Group Inc.
February 2008	• AECOM Technology Corporation	• Earth Tech, Inc.
May 2007	• URS Corporation	• Washington Group International, Inc.
May 2007	• CH2M HILL Companies, Ltd.	• VECO Corporation
February 2007	• WorleyParsons Limited	• Colt Engineering Corporation

        BofA Merrill Lynch reviewed, among other things, transaction values of the selected transactions, calculated as the purchase prices paid for the target companies plus debt, preferred stock and minority interests and less cash and cash equivalents, as a multiple of such target companies' latest 12 months EBITDA. Financial data of the selected transactions were based on public filings and other publicly available information. Financial data of URS was based on public filings and the adjusted URS projections. The overall low to high latest 12 months EBITDA multiples observed for the selected transactions were 6.0x to 15.9x (with a mean of 8.9x). BofA Merrill Lynch then applied a range of selected latest 12 months EBITDA multiples of 8.0x to 10.0x derived from the selected transactions to the latest 12 months (as of September 30, 2014) estimated EBITDA of URS. This analysis indicated the following approximate implied per share equity value reference range for URS, as compared to the implied per share merger consideration:

Implied Per Share Equity Value Reference Range	Implied Per Share Merger Consideration
$49.76 - $67.83	$56.24

        No company, business or transaction used in this analysis is identical or directly comparable to URS or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which URS and the merger were compared.

        Discounted Cash Flow Analysis.    BofA Merrill Lynch performed a discounted cash flow analysis of URS by calculating the estimated present value of the standalone unlevered, after-tax free cash flows that URS was projected to generate during the fourth quarter of the fiscal year ending December 31, 2014 through the full fiscal year ending December 31, 2019 based on the adjusted URS projections, both excluding and including potential cost savings. For purposes of this analysis, stock-based compensation was treated as a cash expense. BofA Merrill Lynch calculated terminal values for URS by applying a range of terminal value EBITDA multiples of 7.5x to 9.5x to the fiscal year 2019 estimated EBITDA of URS. The present values (as of March 31, 2014) of the cash flows and terminal values were then calculated using discount rates ranging from 8.0% to 10.0%. This analysis indicated the following approximate implied per share equity value reference ranges for URS, both excluding and including potential cost savings, as compared to the implied per share merger consideration:

Implied Per Share Equity Value Reference Range (Excluding Potential Cost Savings)	Implied Per Share Equity Value Reference Range (Including Potential Cost Savings)	Implied Per Share Merger Consideration
$47.65 - $66.84	$64.47 - $88.97	$56.24

AECOM Financial Analyses

        Selected Public Companies Analysis.    BofA Merrill Lynch reviewed publicly available financial and stock market information of AECOM and the following nine selected companies which BofA Merrill Lynch in its professional judgment considered generally relevant for comparative purposes as publicly traded companies with operations in the engineering and construction industry (the "AECOM selected companies"):

  •
  AMEC plc

  •
  Chicago Bridge & Iron Company N.V.

  •
  Fluor Corporation

  •
  Jacobs Engineering Group Inc.

  •
  KBR, Inc.

  •
  Tetra Tech, Inc.

  •
  The Babcock & Wilcox Company

  •
  URS Corporation

  •
  WorleyParsons Limited

        BofA Merrill Lynch reviewed, among other things, enterprise values, calculated as equity values based on closing stock prices on July 10, 2014 (the last trading day prior to execution of the merger agreement) plus debt and less cash and cash equivalents, as a multiple of calendar year 2014 and calendar year 2015 estimated EBITDA. Financial data of the AECOM selected companies were based on publicly available research analysts' estimates, public filings and other publicly available information. Financial data of AECOM was based on publicly available research analysts' estimates, public filings and the AECOM forecasts as calendarized. BofA Merrill Lynch also reviewed equity values, based on closing stock prices on July 10, 2014, as multiples of calendar year 2014 and calendar year 2015 estimated EPS and estimated cash EPS. BofA Merrill Lynch then compared the overall observed low to high calendar years 2014 and 2015 estimated EBITDA, calendar years 2014 and 2015 estimated EPS and calendar years 2014 and 2015 estimated cash EPS multiples of the AECOM selected companies with corresponding multiples for AECOM based both on publicly available research analysts' estimates and the AECOM forecasts as calendarized:

	Implied Overall Multiples of Selected Companies	Implied AECOM Multiples (Wall Street Research)	Implied AECOM Multiples (AECOM Forecasts)
Enterprise Value as a Multiple of:
Estimated Calendar Year 2014E EBITDA	7.7x - 9.5x	8.0x	8.2x
Estimated Calendar Year 2015E EBITDA	6.2x - 8.9x	7.4x	7.5x
Equity Value as a Multiple of:
Estimated Calendar Year 2014E EPS	13.2x - 18.3x	13.0x	13.3x
Estimated Calendar Year 2015E EPS	11.4x - 15.1x	12.1x	11.4x
Equity Value as a Multiple of:
Estimated Calendar Year 2014E Cash EPS	11.5x - 18.3x	12.3x	12.3x
Estimated Calendar Year 2015E Cash EPS	10.5x - 15.1x	12.0x	10.8x

        No company used in this analysis is identical or directly comparable to AECOM. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which AECOM was compared.

Other Information.

        BofA Merrill Lynch also observed certain additional information that was not considered part of BofA Merrill Lynch's financial analyses with respect to its opinion but was referenced for informational purposes, including, among other things, the following:

  •
  historical trading performance of AECOM common stock and URS common stock relative to each other and to the average historical trading performance of the AECOM selected companies and the Standard & Poor's 500 index from May 10, 2007 (the date of the initial public offering of AECOM common stock) to July 10, 2014 (the last trading day prior to execution of the merger agreement), which indicated that, during such period, the stock price of AECOM common stock increased by approximately 50%, the stock price of URS common stock increased by approximately 7.6%, the stock price of shares of such selected companies increased by an average of approximately 42.5% and the Standard & Poor's 500 index increased by approximately 31.7%;

  •
  historical trading performance of and implied exchange ratios for AECOM common stock and URS common stock from May 10, 2007 to July 10, 2014, which indicated an implied exchange ratio as of July 10, 2014 of 1.61x, 52-week low and 52-week high implied exchange ratios of 1.36x and 1.85x, respectively, and average 30 days, 90 days, one year, three years and five years implied exchange ratios ranging from 1.44x to 1.69x;

  •
  publicly available Wall Street research analysts' stock price targets for AECOM common stock and URS common stock, which indicated overall low and high stock price targets for AECOM common stock of $30.00 to $38.00 (with a mean of $34.00 per share) and for URS common stock of $43.00 to $54.00 per share (with a mean of $48.00 per share); and

  •
  the potential pro forma financial impact of the merger, based on the AECOM forecasts and the adjusted URS projections, on AECOM's fiscal years ending September 30, 2015 through September 30, 2018 estimated EPS and estimated cash EPS after taking into account the proposed financing for the merger and potential cost savings (both including and excluding certain non-recurring costs to achieve such potential cost savings), which indicated that the merger could be dilutive to AECOM's fiscal year 2015 estimated EPS and estimated cash EPS (taking into account non-recurring costs to achieve potential cost savings) and otherwise accretive to AECOM's estimated EPS and estimated cash EPS in each of the fiscal years 2015 through 2018.

Miscellaneous

        As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Merrill Lynch to the AECOM Board of Directors in connection with its opinion and is not a comprehensive description of all analyses undertaken or factors considered by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that the analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses considered or focusing on information presented in tabular format, without considering all analyses or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch's analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

        In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of AECOM and URS. The estimates of the future performance of AECOM and URS in or underlying BofA Merrill Lynch's analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch's analyses. These analyses were prepared solely as part of BofA Merrill Lynch's analysis of the fairness, from a financial point of view, to AECOM of the consideration to be paid by AECOM in the merger and were provided to the AECOM Board of Directors in connection with the delivery of BofA Merrill Lynch's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or acquired or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch's view of the actual value of AECOM or URS.

        The type and amount of consideration payable in the merger was determined through negotiations between AECOM and URS, rather than by any financial advisor, and was approved by the AECOM Board of Directors. The decision to enter into the merger agreement was solely that of the AECOM Board of Directors. As described above, BofA Merrill Lynch's opinion and analyses were only one of many factors considered by the AECOM Board of Directors in its evaluation of the merger and should not be viewed as determinative of the views of AECOM's Board of Directors, management or any other party with respect to the mergers or the merger consideration.

        In connection with BofA Merrill Lynch's services as AECOM's financial advisor, AECOM has agreed to pay BofA Merrill Lynch an aggregate fee of up to $21 million, of which a portion was payable upon delivery of BofA Merrill Lynch's opinion and up to $19.5 million is payable contingent upon consummation of the merger. BofA Merrill Lynch and certain of its affiliates also are participating in the financing for the merger, for which services BofA Merrill Lynch and its affiliates will receive compensation, including acting as (i) arranger and book manager for certain amendments to AECOM's existing credit facilities proposed to be undertaken in connection with the merger (referred to as the "Amended Credit Facilities"), (ii) arranger, book manager, administrative agent and collateral agent for, and lender under, certain new senior secured credit facilities of AECOM proposed to be entered into in connection with the merger (referred to as the "New Credit Facilities") and certain incremental term loans and performance letters of credit under the Amended Credit Facilities or New Credit Facilities and/or (iii) bookrunner and initial purchaser for the proposed debt offering by AECOM in connection with the merger. In addition, AECOM has agreed to reimburse BofA Merrill Lynch for its expenses, including fees and expenses of BofA Merrill Lynch's legal counsel, incurred in connection with BofA Merrill Lynch's engagement and to indemnify BofA Merrill Lynch and related persons against liabilities, including liabilities under the federal securities laws, arising out of BofA Merrill Lynch's engagement.

        BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of business, BofA Merrill Lynch and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of AECOM, URS and certain of their respective affiliates.

        BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to AECOM and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as bookrunner, arranger and administrative agent for, and as a lender under, certain credit facilities, term loans and lines of credit of AECOM and its affiliates, (ii) having provided or providing certain foreign exchange trading services to AECOM and (iii) having provided or providing certain treasury and management products and services to AECOM.

        BofA Merrill Lynch and its affiliates also in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to URS and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as bookrunner, arranger and syndication agent for, and as a lender under, certain credit facilities, term loans, lines of credit and leasing facilities of URS and its affiliates, (ii) having acted as agent for a share repurchase by URS in connection with its stock repurchase program, (iii) having provided or providing certain foreign exchange trading services to URS and (iv) having provided or providing certain treasury and management products and services to URS.

        BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in providing financial advisory services in connection with mergers and acquisitions. AECOM selected BofA Merrill Lynch as its financial advisor in connection with the merger on the basis of BofA Merrill Lynch's experience in similar transactions, its reputation in the investment community and its familiarity with AECOM and its business.

Opinion of AECOM's Financial Advisor—Moelis & Company LLC

        At the meeting of AECOM's Board of Directors on July 11, 2014 to evaluate and approve the merger, Moelis delivered an oral opinion, which was confirmed by delivery of a written opinion, dated July 11, 2014, addressed to AECOM's Board of Directors to the effect that, as of the date of the opinion and based upon and subject to the conditions and limitations set forth in the opinion, the consideration to be paid by AECOM in the merger is fair to AECOM, from a financial point of view.

        The full text of Moelis' written opinion dated July 11, 2014, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. Stockholders are urged to read Moelis' written opinion carefully and in its entirety. Moelis' opinion was provided for the use and benefit of AECOM's Board of Directors (in its capacity as such) in its evaluation of the merger. Moelis' opinion is limited solely to the fairness, from a financial point of view and as of the date of such opinion, to AECOM of the consideration to be paid by AECOM in the merger and does not address AECOM's underlying business decision to effect the merger or the relative merits of the merger as compared to any alternative business strategies or transactions that might be available with respect to AECOM. Moelis' opinion does not constitute a recommendation to any stockholder of AECOM as to how such stockholder should vote or act with respect to the merger or any other matter. Moelis' opinion was approved by a Moelis fairness opinion committee.

        In arriving at its opinion, Moelis, among other things:

  •
  reviewed certain publicly available business and financial information relating to AECOM and URS;

  •
  reviewed certain information relating to the business, earnings, cash flow, assets, liabilities and prospects of URS, including (i) financial projections prepared by URS and provided to Moelis by AECOM, and (ii) adjustments made to those financial projections by AECOM's management (the "Adjusted Projections") and due diligence information prepared by AECOM and provided to Moelis by AECOM;

  •
  reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of AECOM furnished to Moelis by AECOM, including financial forecasts provided to or discussed with Moelis by AECOM's management;

  •
  reviewed certain internal information relating to cost savings, synergies and related expenses expected to result from the merger (the "Expected Synergies") and certain other pro forma financial effects of the merger furnished to Moelis by AECOM;

  •
  conducted discussions with members of the senior management and representatives of AECOM concerning the information described above, as well as the businesses and prospects of AECOM and URS generally;

  •
  reviewed publicly available financial and stock market data of certain other companies in lines of business that Moelis deemed relevant;

  •
  reviewed the financial terms of certain other transactions that Moelis deemed relevant;

  •
  reviewed a draft, dated July 11, 2014, of the merger agreement; and

  •
  conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.

        In connection with its review, Moelis did not assume any responsibility for independent verification of any of the information supplied to, discussed with or reviewed by Moelis for the purpose of its opinion and has, with the consent of AECOM's Board of Directors, relied on such information being complete and accurate in all material respects. In addition, with AECOM's consent, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of URS or AECOM, nor was Moelis furnished with any such evaluation or appraisal. With respect to the financial projections (in the case of URS, the Adjusted Projections) and other information relating to URS and AECOM, Expected Synergies and other pro forma financial effects referred to above, Moelis assumed, at the direction of AECOM's Board of Directors, that such financial and other information was reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of URS and AECOM as to the future performance of URS and AECOM, such Expected Synergies (including the amount, timing and achievability thereof) and such other pro forma financial effects. Moelis also assumed, at the direction of AECOM's Board of Directors, that the future financial results (including Expected Synergies) reflected in such forecasts and other information will be achieved at the times and in the amounts projected. In addition, at the direction of AECOM's Board of Directors, Moelis relied on the assessments of AECOM's management as to AECOM's ability to retain key employees of URS and to integrate the businesses of URS and AECOM.

        Moelis' opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date of the opinion. Moelis' opinion did not address the fairness of the merger or any aspect or implication of the merger, other than the fairness, from a financial point of view and as of the date of such opinion, to AECOM of the consideration to be paid by AECOM in the merger. At the direction of AECOM's Board of Directors, Moelis was not asked to, nor did it, offer any opinion as to any terms of the merger agreement or any aspect or implication of the transaction, except for the consideration to the extent expressly specified in Moelis' opinion. Moelis' opinion relates to the relative values of AECOM and URS. With the consent of AECOM's Board of Directors, Moelis expressed no opinion as to what the value of AECOM common stock actually will be when issued pursuant to the merger or the prices at which AECOM common stock or URS common stock may trade at any time. Moelis is not a tax, legal, regulatory or accounting expert and assumed and relied upon, without independent verification, the assessments of AECOM and its other advisors with respect to tax, legal, regulatory and accounting matters. In rendering its opinion, Moelis assumed, with the consent of AECOM's Board of Directors, that the final executed form of the merger agreement would not differ in any material respect from the draft that Moelis reviewed, that the merger would be consummated in accordance with its terms and that the parties to the merger agreement would comply with all the material terms of the merger agreement. Moelis also assumed, with the consent of AECOM's Board of Directors, that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without the imposition of any delay, limitation, restriction, divestiture or condition that would be adverse in a way that would be material to Moelis' analysis. In addition, representatives of AECOM advised Moelis, and Moelis assumed, with the consent of AECOM's Board of Directors, that the mergers, taken together, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. Moelis was not authorized to solicit and did not solicit indications of interest in a possible transaction with AECOM from any party. Moelis also was not requested to, and did not, participate in the structuring or negotiation of the transaction. Except as described in this summary, AECOM and its Board of Directors imposed no other instructions or limitations on Moelis with respect to the investigations made or procedures followed by Moelis in rendering its opinion.

        The following is a summary of the material financial analyses presented by Moelis to the AECOM Board of Directors at its meeting held on July 11, 2014, in connection with its opinion.

        Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis' analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis' analyses.

Financial Analyses of URS

        For purposes of the financial analyses described below, the term "implied merger consideration" refers to the implied value of the per share consideration provided for in the merger of $56.24 consisting of the cash portion of the consideration of $33.00 and the implied value of the stock portion of the consideration of 0.7340 shares of AECOM's common stock based on AECOM's closing stock price of $31.66 per share on July 10, 2014.

        Trading History.    Moelis reviewed the historical trading prices for URS's common stock for the 52-week period ended July 10, 2014. Moelis observed that the 52-week range of trading prices was $41.62-$55.79. Moelis also noted that based on closing prices for the common stock of AECOM as of July 10, 2014, the implied merger consideration was $56.24.

        Selected Public Companies Analysis.    Moelis reviewed financial and stock market information of the following selected publicly traded companies, which Moelis, in its professional judgment, considered generally relevant for comparative purposes given their operations in the engineering and construction services industry, their geographic and business mix, and other factors:

  •
  Fluor Corporation

  •
  Chicago Bridge & Iron Company N.V.

  •
  Quanta Services, Inc.

  •
  Jacobs Engineering Group Inc.

  •
  AMEC plc

  •
  WorleyParsons Limited

  •
  AECOM Technology Corporation

  •
  The Babcock & Wilcox Company

  •
  KBR, Inc.

  •
  Tetra Tech Inc.

        Moelis reviewed, among other things, enterprise values of the selected companies (calculated as market value of the relevant company's fully diluted common equity based on its closing stock price on July 10, 2014, plus preferred stock, plus, as of the relevant company's most recently reported quarter end, short-term and long-term debt, less unrestricted cash) as a multiple of estimated EBITDA (defined as earnings before interest, taxes, depreciation, amortization less non-controlling interest, where applicable) for calendar years 2014 and 2015. Moelis also reviewed closing stock prices of the selected companies on July 10, 2014 as a multiple of estimated GAAP and cash earnings per share (cash earnings per share defined as GAAP earnings per share plus after-tax amortization, divided by the weighted average number of shares outstanding) for calendar years 2014 and 2015. Financial data for the selected companies was based on publicly available consensus research analysts' estimates, public filings and other publicly available information. The mean, median, high and low multiples for the selected companies were 8.7x, 8.8x, 9.8x and 7.1x, respectively, in the case of the enterprise value/EBITDA metric for calendar year 2014, 7.5x, 7.4x, 8.8x and 4.8x, respectively, in the case of the enterprise value/EBITDA metric for calendar year 2015, 15.6x, 15.2x, 18.3x and 13.2x, respectively, in the case of the price/earnings per share (GAAP) metric for calendar year 2014, 13.2x, 12.9x, 15.3x and 11.3x, respectively, in the case of the price/earnings per share (GAAP) metric for calendar year 2015, 14.4x, 14.3x, 18.3x and 11.7x, respectively, in the case of the price/earnings per share (cash) metric for calendar year 2014, and 12.4x, 12.0x, 15.1x and 10.6x, respectively, in the case of the price/earnings per share (cash) metric for calendar year 2015. Moelis then applied ranges of selected multiples derived from the selected companies of 8.0x to 10.0x in the case of the enterprise value/EBITDA metric for calendar year 2014, 7.0x to 8.5x in the case of the enterprise value/EBITDA metric for calendar year 2015, 14.0x to 18.0x in the case of the price/earnings per share (GAAP) metric for calendar year 2014, 12.0x to 15.5x in the case of the price/earnings per share (GAAP) metric for calendar year 2015, 13.0x to 17.0x in the case of the price/earnings per share (cash) metric for calendar year 2014 and 11.5x to 14.5x in the case of the price/earnings per share (cash) metric for calendar year 2015 to corresponding financial data of URS. Financial data for URS was based on financial projections and other information and data provided by AECOM's management. This analysis indicated the following implied per share reference ranges for URS, as compared to the implied merger consideration of $56.24:

Metric	Adjusted Projections	Implied Per Share Reference Range
Enterprise Value / Calendar Year 2014 EBITDA	$631M	$43.15 - $60.81
Enterprise Value / Calendar Year 2015 EBITDA	$638M	$35.02 - $48.42
Price / Calendar Year 2014 GAAP EPS	$2.89	$40.42 - $51.96
Price / Calendar Year 2015 GAAP EPS	$3.55	$42.65 - $55.09
Price / Calendar Year 2014 Cash EPS	$3.82	$49.70 - $64.99
Price / Calendar Year 2015 Cash EPS	$4.43	$51.00 - $64.30

        Precedent Transactions Analysis.    Moelis reviewed financial information of the following selected transactions which Moelis, in its professional judgment, considered generally relevant for comparative purposes given their operations in the engineering and construction services industry, where financial information was available, and which were announced between February 8, 2007 and June 23, 2014:

Date Announced	Acquirer	Target
06/23/14	SNC-Lavalin Group Inc.	Kentz Corporation Ltd*
01/13/14	AMEC plc	Foster Wheeler AG*
09/08/13	Jacobs Engineering Group Inc.	Sinclair Knight Merz Management Pty Limited
07/29/13	Integrated Mission Solutions, LLC	Michael Baker Corporation
01/07/13	Energy Capital Partners	Energy Solutions Inc.
07/30/12	Chicago Bridge & Iron Company N.V.	The Shaw Group Inc.
06/07/12	GENIVAR Inc.	WSP Group plc
02/20/12	URS Corporation	Flint Energy Services Ltd.
12/21/10	Jacobs Engineering Group Inc.	Aker Solutions (Process & Construction Business)
12/13/10	John Wood Group plc	PSN Limited
07/30/10	AECOM Technology Corporation	McNeil Technologies Inc.
06/30/10	URS Corporation	Scott Wilson Group plc
03/23/10	Babcock International Group plc	VT Group plc
09/17/09	Balfour Beatty plc	Parsons Brinckerhoff Group Inc.
05/27/07	URS Corporation	Washington Group International Inc.
02/08/07	WorleyParsons Limited	Colt Engineering Corporation

*
Transaction announced; not closed

        Moelis reviewed, among other things, announced transaction values of the selected transactions as a multiple, to the extent information was publicly available, of the target's EBITDA for the latest 12 months. The mean, median, high and low enterprise value/LTM EBITDA multiples for the selected transactions were 9.4x, 9.0x, 15.9x and 6.0x, respectively. Moelis then applied a range of selected multiples derived from the selected transactions of 8.0x to 10.0x to URS's LTM EBITDA of $715 million. Financial data for URS was based on financial forecasts and other information and data provided by AECOM's management. This analysis indicated the following implied per share reference range for URS, as compared to the implied merger consideration of $56.24:

Metric	Implied Per Share Reference Range
Enterprise Value / LTM EBITDA	$52.61 - $72.64

        Discounted Cash Flow Analysis.    Moelis performed a discounted cash flow ("DCF") analysis of URS using financial projections and other information and data provided by AECOM's management to calculate the present value of the estimated future unlevered free cash flows to be generated by the Company, both on a standalone basis and including synergies. As directed by AECOM's management, Moelis assumed that annual cost synergies of $250 million were expected to be achieved within the five year projection period and that certain expenses would be incurred in achieving the cost synergies. In performing the DCF analysis of URS, Moelis utilized a range of discount rates of 8.5% to 9.5% (based on estimates of URS's weighted average cost of capital) to calculate estimated present values as of June 30, 2014 of URS's estimated after tax unlevered free cash flows for the period June 30, 2014 through December 31, 2019, and estimated terminal values derived by growing the adjusted projected 2019 unlevered after-tax free cash flow at an annual rate of 2.25% to 2.75% into perpetuity. This analysis indicated the following implied per share reference ranges for URS, as compared to the implied merger consideration of $56.24:

Metric	Implied Per Share Reference Range
Standalone	$46.63 - $62.13
Including Synergies	$67.36 - $88.44

Financial Analyses of AECOM

        Trading History.    Moelis reviewed the historical trading prices for AECOM's common stock for the 52-week period ended July 10, 2014. Moelis observed that the 52-week range of trading prices was $27.35-$35.24. Moelis noted that as of July 10, 2014, the closing price of AECOM's common stock was $31.66 per share.

        Selected Public Companies Analysis.    Moelis reviewed financial and stock market information of ten selected engineering and construction services companies, including URS and the selected companies (excluding AECOM) referred to above under the heading "Financial Analyses of URS—Selected Public Companies Analysis."

        Moelis reviewed, among other things, enterprise values of the selected companies (calculated as market value of the relevant company's fully diluted common equity based on its closing stock price on July 10, 2014, plus preferred stock, plus, as of the relevant company's most recently reported quarter end, short-term and long-term debt, less unrestricted cash) as a multiple of estimated EBITDA for calendar years 2014 and 2015. Moelis also reviewed closing stock prices of the selected companies on July 10, 2014 as a multiple of earnings per share for calendar years 2014 and 2015. Financial data for the selected companies was based on publicly available consensus research analysts' estimates, public filings and other publicly available information. The mean, median, high and low multiples for the selected companies were 8.7x, 8.8x, 9.8x and 7.1x, respectively, in the case of the enterprise value/EBITDA metric for calendar year 2014, 7.6x, 7.7x, 8.8x and 4.8x, respectively, in the case of the enterprise value/EBITDA metric for calendar year 2015, 15.8x, 16.0x, 18.3x and 13.2x, respectively, in the case of the price/earnings per share (GAAP) metric for calendar year 2014, and 13.5x, 13.6x, 15.3x and 11.3x, respectively, in the case of the price/earnings per share (GAAP) metric for calendar year 2015. Moelis then applied ranges of selected multiples derived from the selected companies of 8.0x to 10.0x in the case of the enterprise value/EBITDA metric for calendar year 2014, 7.0x to 8.5x in the case of the enterprise value/EBITDA metric for calendar year 2015, 14.0x to 18.0x in the case of the price/earnings per share (GAAP) metric for calendar year 2014 and 12.0x to 15.5x in the case of the price/earnings per share (GAAP) metric for calendar year 2015 to corresponding financial data of AECOM. Financial data for AECOM was based on financial forecasts and other information and data provided by AECOM's management.

        This analysis indicated the following implied per share reference ranges for AECOM, as compared to AECOM's closing stock price of $31.66 per share on July 10, 2014:

Metric	Adjusted Projections	Implied Per Share Reference Range
Enterprise Value / Calendar Year 2014 EBITDA	$462M	$30.27 - $39.41
Enterprise Value / Calendar Year 2015 EBITDA	$508M	$28.85 - $36.38
Price / Calendar Year 2014 GAAP EPS	$2.38	$33.33 - $42.86
Price / Calendar Year 2015 GAAP EPS	$2.72	$32.69 - $42.23

Other Information

        Moelis also noted for AECOM's Board of Directors certain additional factors that were not considered part of Moelis' financial analysis with respect to its opinion but were referenced for informational purposes, including, among other things:

  •
  implied historical trading ratios for URS and AECOM derived by dividing daily closing stock prices of URS common stock and AECOM common stock during the two-year period ended July 10, 2014, which reflected high and low implied trading ratios during such period ranging from approximately 2.226x and 1.342x; and

  •
  stock price targets for URS common stock in recently published, publicly available Wall Street research analysts' reports, which indicated target prices ranging from $43.00 to $54.00 per share; and

  •
  stock price targets for AECOM common stock in recently published, publicly available Wall Street research analysts' reports, which indicated price targets ranging from $30.00 to $38.00 per share.

Miscellaneous

        This summary of the analyses is not a complete description of Moelis' opinion or the analyses underlying, and factors considered in connection with, Moelis' opinion. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis' opinion. In arriving at its fairness determination, Moelis considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Moelis made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses.

        No company or transaction used in the analyses described above is identical to URS, AECOM or the transaction. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither AECOM, nor Moelis or any other person assumes responsibility if future results are materially different from those forecast.

        The consideration to be paid by AECOM in the merger was determined through arms' length negotiations between URS and AECOM and was approved by the AECOM Board of Directors.

        Moelis was engaged by the AECOM Board of Directors on behalf of AECOM to render its opinion and received its fee of $1.0 million upon delivery thereof. In addition, AECOM has agreed to indemnify Moelis for certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

        Moelis' affiliates, employees, officers and partners may at any time own securities (long or short) of AECOM and URS. During the past two years, Moelis has not been retained to provide investment banking or other services to AECOM or to URS. Moelis may in the future provide investment banking and/or other services to AECOM unrelated to the merger and may receive compensation for such services. Additionally, Moelis has provided investment banking and other services to significant stockholders of URS unrelated to the merger and currently and in the future may provide such services to significant stockholders of URS and have received and may receive compensation for such services.

        The AECOM Board of Directors selected Moelis as its financial advisor in connection with the merger because Moelis has substantial experience in similar transactions. Moelis is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, and valuations for corporate and other purposes.

Certain AECOM Prospective Financial Information

        AECOM does not, as a matter of course, make public long-term forecasts as to future performance or other prospective financial information beyond the current fiscal year, and AECOM is especially wary of making forecasts or projections for multiple years due to the unpredictability of the underlying assumptions and estimates. However, in connection with the merger, AECOM's management prepared and provided to the AECOM Board of Directors certain non-public, internal financial forecasts regarding AECOM's projected future operations for fiscal years 2014 through 2019. These forecasts were also provided to AECOM's financial advisors, BofA Merrill Lynch and Moelis, for use in connection with their respective financial analyses and opinions described in the section titled "—Opinions of AECOM's Financial Advisors." The projections with respect to fiscal years 2014 through 2018 were also provided to URS, Citigroup and DBO Partners. AECOM has included below a summary of these forecasts for the purpose of providing stockholders and investors access to certain non-public information that was furnished to certain parties in connection with the merger, and such information may not be appropriate for other purposes and is not intended to influence your decision, if you are a URS stockholder, to vote for the adoption of the merger agreement, or, if you are an AECOM stockholder, to vote for the stock issuance proposal. The AECOM Board of Directors also considered non-public financial projections prepared by URS regarding URS's projected future operations for fiscal years 2014 through 2018 and an alternative version of the URS projections for fiscal years 2014 through 2019, incorporating certain adjustments thereto prepared by AECOM's management, in each case for purposes of evaluating URS and the merger (which alternative version is summarized below). See the section entitled "—Certain URS Prospective Financial Information" for more information about the projections prepared by URS and the alternative URS projections prepared by AECOM's management.

        The AECOM internal financial forecasts were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, GAAP, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentations of financial forecasts. The AECOM prospective financial information included in this joint proxy statement/prospectus has been prepared by, and is the responsibility of, AECOM's management. Ernst & Young LLP ("E&Y"), AECOM's independent accounting firm, has neither examined, compiled nor performed any procedures with respect to the accompanying AECOM prospective financial information and, accordingly, E&Y does not express an opinion or any other form of assurance with respect thereto. E&Y's report incorporated by reference in this joint proxy statement/prospectus relates to AECOM's historical financial information only. It does not extend to the AECOM prospective financial information and should not be read to do so.

        While presented with numeric specificity, these internal financial forecasts were based on numerous variables and assumptions (including, but not limited to, those related to industry performance and competition and general business, economic, market and financial conditions and additional matters specific to AECOM's businesses) that are inherently subjective and uncertain and are beyond the control of AECOM's management. Important factors that may affect actual results and cause these internal financial forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to AECOM's business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions, political and sovereign government risks in the jurisdictions where AECOM operates, the occurrence of unpredictable catastrophe events and other factors described in the sections entitled "Special Note Regarding Forward-Looking Statements" and "Risk Factors." These internal financial forecasts also reflect numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in these internal financial forecasts. Accordingly, there can be no assurance that the forecasted results summarized below will be realized.

        The inclusion of a summary of these internal financial forecasts in this joint proxy statement/prospectus should not be regarded as an indication that any of AECOM, URS or their respective officers, directors, affiliates, advisors or other representatives considered these internal financial forecasts to be necessarily predictive of actual future events, and these internal financial forecasts should not be relied upon as such nor should the information contained in these internal financial forecasts be considered appropriate for other purposes. None of AECOM, URS or their respective officers, directors, affiliates, advisors, or other representatives can give you any assurance that actual results will not differ materially from these internal financial forecasts. AECOM undertakes no obligation to update or otherwise revise or reconcile these internal financial forecasts to reflect circumstances existing after the date these internal financial forecasts were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying these forecasts are shown to be in error. Since the AECOM forecasts cover multiple years, such information by its nature becomes less predictive with each successive year.

        AECOM has not made and makes no representation to URS or any stockholder, in the merger agreement or otherwise, concerning the AECOM internal financial forecasts or regarding AECOM's ultimate performance compared to the information contained in these internal financial forecasts or that the forecasted results will be achieved. The below forecasts do not give effect to the merger. AECOM urges all stockholders to review AECOM's most recent SEC filings for a description of AECOM's reported financial results.

        The following is a summary of the unaudited AECOM prospective financial information for fiscal years 2014 through 2019 prepared by AECOM's management on June 5, 2014, based solely on the information available at that time to AECOM's management.

	Year Ended September 30,
($ in millions)	2014E	2015E	2016E	2017E	2018E	2019E
Revenue	8,122	8,823	9,367	9,954	10,589	11,275
EBITDA(1)	478	481	557	644	739	781
Free Cash Flow(2)	308	300	318	377	455	475
Net Income Attributable to AECOM	246	254	310	372	448	473

(1)
EBITDA is defined as earnings before interest expense, tax, depreciation and amortization, less non-controlling interests. EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance.

(2)
Free cash flow is defined herein as operating cash flow less capital expenditures. Free cash flow is a non-GAAP financial measure and should not be considered as an alternative to cash flows or a measure of liquidity.

        In connection with AECOM's consideration of the merger, after review of the URS projections received from URS (which URS refers to herein as the "URS "Case 1" standalone business projections"), AECOM's management prepared an alternative version toward the end of June 2014 of the URS projections, based on AECOM's due diligence investigation of URS. We refer to these projections as the "Adjusted URS Projections." The Adjusted URS Projections reflect AECOM's management's expectations regarding URS's existing backlog and future prospects of new project awards.

        The Adjusted URS Projections were utilized to assist AECOM's Board of Directors in its evaluation of the quantitative and strategic rationale for the merger. AECOM also provided the Adjusted URS Projections to its financial advisors for use in connection with the delivery of their respective financial analyses described in the section titled "Opinions of AECOM's Financial Advisors". The following table presents the Adjusted URS Projections, as prepared by AECOM's management:

	Year Ended December 31,
($ in millions)	2014E	2015E	2016E	2017E	2018E	2019E
Revenue	10,045	10,099	10,901	11,632	12,358	13,062
EBITDA(1)	631	638	655	683	705	727
EBITDA Margin	6.3%	6.3%	6.0%	5.9%	5.7%	5.6%
Free Cash Flow(2)	562	389	335	356	368	NA	(3)
Net Income Attributable to URS	199	227	253	290	321	NA	(3)

(1)
EBITDA is defined as earnings before interest expense, tax, depreciation and amortization, less non-controlling interests. EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance.

(2)
Free cash flow is defined herein as operating cash flow less capital expenditures and non-controlling interest distributions. Free cash flow is a non-GAAP financial measure and should not be considered as an alternative to cash flows or a measure of liquidity.

(3)
"NA" denotes not applicable.

URS's Reasons for the Merger; Recommendation of the URS Board of Directors

        In approving the merger agreement and recommending its adoption by URS stockholders, URS's Board of Directors considered numerous factors, including the following:

  •
  their perspectives on URS's projections and views on macroeconomic and industry trends, including recent trends towards large consolidations in the engineering and construction industry to develop firms with broader capabilities, geographic reach and strong balance sheets with access to capital and ability to finance projects, and recent trends of Chinese and Korean energy and construction firms beginning to expand outside their home countries, and their views that a transaction with AECOM could enhance URS's ability to compete with other globally expanding firms and pursue large projects;

  •
  their knowledge of URS's business, financial condition, results of operations, industry, competitors and prospects as a standalone company;

  •
  the financial terms of the merger, including the fact that, based on the closing price on the NYSE of AECOM common stock on July 10, 2014 (the last trading day prior to the execution of the merger agreement), the merger consideration represented an approximate 20% premium over the trailing 30-day average closing price of URS common stock on the NYSE ending on July 10, 2014;

  •
  their knowledge of AECOM's business, financial condition, results of operations, industry, competitors and prospects, taking into account the results of the URS Board of Directors' and the Value Creation Committee's due diligence review of AECOM;

  •
  the review of strategic alternatives conducted by the URS Board of Directors and the Value Creation Committee and their financial advisors and the belief of the URS Board of Directors, following such review, that the merger would provide greater value to URS stockholders than other potential strategic alternatives available to URS (including a sale of URS to another buyer, the continued operation of URS as an independent standalone company pursuant to the URS "Case 1" standalone business projections or the URS "Case 2" standalone business projections, the spin-off, split-off or sale of one or more of URS's divisions or a recapitalization of URS), including, among other things, because:

  •
  DBO Partners reached out to 10 private equity firms and did not receive an indication of interest from any private equity firm that was higher than $55.00 per share. See "—Background of the Merger." In addition, the members of the Value Creation Committee determined that a strategic bidder would likely be able to pay more than a private equity bidder given the lack of synergies with a private equity purchaser. In addition, the members of the Value Creation Committee considered that a strategic bidder would likely be more comfortable than a private equity firm with URS's near-term underperformance;

  •
  no strategic party, other than AECOM and Company Y (which did not express any indication of the value at which it would be willing to acquire URS and whose private equity owner URS perceived as not having sufficient capital to consummate a transaction with URS), had contacted URS or its advisors to express serious interest in acquiring URS in recent years (including after URS formed the Value Creation Committee in March 2014 and publicly announced its intention to evaluate alternatives to enhance stockholder value);

  •
  the members of the Value Creation Committee determined that a spin-off/sale of one or more of URS's divisions was not a viable option for a variety of reasons, including the tax implications, the belief that each of URS's businesses did not have a materially different valuation profile, the synergies from sharing resources and clients across each of URS's business and the fact that no formal, written interest had been received from any third parties to acquire any of URS's businesses on a stand-alone basis; and

  •
  the members of the Value Creation Committee also determined that a recapitalization of URS combined with a return of capital to its stockholders was not a viable option for a variety of reasons, including their views that an accelerated share purchase program could positively impact price, but the magnitude would likely be mitigated by a lower trading multiple, and any significant leveraged share repurchase would likely warrant a downgrade to a non-investment grade credit, which could impose a higher cost of borrowing on URS, could increase URS's solvency risk if there were an unexpected downturn in the North American economy, could limit URS's revolver capacity and could require additional pledges of security by URS.

  •
  the fact that URS stockholders would have the right to elect to receive the merger consideration either in cash or shares of AECOM common stock, subject to proration;

  •
  that, on a fully diluted basis, current AECOM stockholders will collectively own approximately 66% of the AECOM common stock and current URS stockholders, together with holders of URS election award shares and URS roll-over award shares, will collectively own approximately

    34% of the AECOM common stock, thus providing URS stockholders with meaningful participation in the upside potential of the combined company;

  •
  their belief that the businesses of URS and AECOM are highly complementary and that the integration of the two companies will be completed in a timely and efficient manner with minimal disruption to customers and employees;

  •
  that the merger is expected to realize $250 million in annual cost-saving synergies, nearly all of which the URS Board of Directors expects will be achieved by the end of the combined company's 2016 fiscal year;

  •
  that the combined company will be a leading provider of fully integrated engineering, construction, and support services, with more than 95,000 employees in 150 countries, will be the second-largest U.S. publicly traded company by revenue in the engineering and construction industry and would be ranked in the top 150 among the Fortune 500;

  •
  their views that a transaction with AECOM could further expand URS into the U.S. and global commercial and public buildings design and construction markets, and significantly increase exposure to growing markets in Asia and the Middle East, while enhancing leading positions in large U.S., UK, Canada, and Australia economies, and providing an improved global competitive position;

  •
  that the combined company would continue to be a broadly diversified enterprise by market, geography and services;

  •
  that combining URS's engineering expertise with AECOM's construction capabilities creates a differentiated service offering that can be leveraged across AECOM's global platform, while offsetting earnings volatility with a larger consulting business;

  •
  that the combined company will be well positioned in the U.S. and global commercial and public buildings design and construction markets;

  •
  that the combined company will be well positioned for the expanding North American oil and gas and industrial markets;

  •
  that joining with AECOM will provide URS with access to a broader client base, allowing URS to deliver more of its services to more clients in more places;

  •
  that in the infrastructure market, AECOM's financing capabilities, combined with URS's expertise delivering large construction projects, will enable the combined company to address the growing number of public-private partnership opportunities, as well as design-build and design-build-operate-maintain contracts;

  •
  that both companies have highly complementary businesses serving federal government clients and, together, URS and AECOM will be a larger contractor to the U.S. federal government and will have the resources and expertise to offer a broader range of services to both defense and civilian agencies around the world—and to deliver these services in a more responsive and cost-effective manner;

  •
  that both companies share a strong culture of business values, including an uncompromising commitment to operational and technical excellence, safety, ethics, sustainability, and corporate responsibility;

  •
  the fact that the combined company's Board of Directors would be comprised of thirteen members, two of which would be current members of the URS Board of Directors, which the URS Board of Directors believes will facilitate business continuity and the integration of the operations of the combined company;

  •
  the signed letter that Michael S. Burke, President and Chief Executive Officer of AECOM, sent to Martin Koffel, Chief Executive Officer of URS, on July 3, 2014 to confirm AECOM's intentions for leadership appointments at the combined company. The letter included a structure chart indicating that certain of URS's executive officers would have roles in the new organization, including in the combined company's integration activities, which the URS Board of Directors believes will positively impact the value of the stock component of the merger consideration by facilitating business continuity and the integration of the operations of the combined company (e.g., URS has certain businesses in which AECOM has no operations);

  •
  the expected treatment of the mergers, taken together, as a "reorganization" for U.S. federal income tax purposes;

  •
  the expectation that the stock portion of the consideration will generally be tax-free to URS stockholders;

  •
  the fact that the merger agreement allows, under certain circumstances, the URS Board of Directors to change or withdraw its recommendation regarding the merger agreement if an unsolicited superior proposal is received from a third party or in response to certain material developments or changes in circumstances, if in either case the URS Board of Directors determines that a failure to change its recommendation would result in a breach of its fiduciary duties under applicable law, subject to the payment of a cash termination fee upon termination under certain circumstances;

  •
  the fact that the merger agreement imposes obligations on AECOM to maintain certain employee benefits through the end of 2015;

  •
  the financial analyses presented by DBO Partners to the URS Board of Directors described below under "—Opinion of URS's Financial Advisor—Dean Bradley Osborne Partners LLC" and the opinion of DBO Partners, delivered orally at the URS Board of Directors' meeting on July 11, 2014, and subsequently confirmed in writing by delivery of a written opinion dated the same date, to the effect that, as of that date and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in such written opinion, the merger consideration pursuant to the merger agreement was fair, from a financial point of view, to the holders of URS common stock;

  •
  the financial analyses presented by Citigroup to the URS Board of Directors described below under "—Opinion of URS's Financial Advisor—Citigroup Global Markets Inc." and the opinion of Citigroup, delivered orally at the URS Board of Directors' meeting on July 11, 2014, and subsequently confirmed in writing by delivery of a written opinion dated the same date, to the effect that, as of that date and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in such written opinion, the cash consideration and the stock consideration, taken in the aggregate pursuant to the merger agreement was fair, from a financial point of view, to the holders of URS common stock (other than shares of URS common stock held in treasury by URS, or owned, directly or indirectly, by AECOM or Merger Sub or as to which dissenters' rights have been perfected); and

  •
  the other terms and conditions of the transaction agreements.

        The URS Board of Directors also considered a number of risks and other factors identified in its deliberations as weighing negatively against the merger, including the following:

  •
  the risk that the combined company will not achieve all of the revenue synergies and cost-saving synergies that the parties anticipate and that other anticipated benefits might not be realized on the expected time frame or at all;

  •
  that URS stockholders would not have the opportunity to continue participating in URS's potentially significant upside as a standalone company, but would rather only participate in URS's upside indirectly as a part of the combined company if they retained the stock portion of the merger consideration following the effective time of the merger. Because URS stockholders will be receiving primarily cash for their stock, they will receive only limited compensation for any increase in the value of URS or AECOM during the pre-closing period or following the closing of the merger;

  •
  that, in the event the transaction financing or alternative financing is not available to AECOM to complete the merger, then AECOM's liability will be limited to paying a termination fee of $240 million, subject to certain exceptions set forth in the merger agreement. The URS Board of Directors considered that URS would have no ability to cause AECOM to complete the merger in circumstances where the transaction financing was not available;

  •
  the potential that the termination fee and other provisions of the merger agreement could have the effect of discouraging a bona fide alternative acquisition proposal for URS;

  •
  the restrictions on the conduct of URS's business during the period between execution of the merger agreement and the consummation of the merger;

  •
  the substantial costs to be incurred in connection with the merger, including transaction expenses arising from the merger;

  •
  the fact that projections of future results of operations are necessarily estimates based on assumptions;

  •
  the risk that governmental entities may not approve the merger or may impose conditions on URS or AECOM in order to gain approval for the merger that may adversely impact the combined company;

  •
  the fact that the cash portion of the consideration in the transaction would be taxable to URS's stockholders that are U.S. holders for U.S. federal income tax purposes;

  •
  the fact that the per share amount of the merger consideration will fluctuate depending on the performance of the AECOM common stock during the pre-closing period, and that the Merger Agreement does not provide termination or walk-away rights to URS in the event of poor performance of AECOM's common stock;

  •
  the possibility that the merger may not be completed, or that completion may be unduly delayed, for reasons beyond the control of URS and/or AECOM;

  •
  the merger agreement's requirement that the URS Board of Directors call and hold a meeting of URS stockholders to vote upon the merger, regardless of whether the URS Board of Directors has withdrawn or adversely modified its recommendation to the URS stockholders regarding the merger in response to an unsolicited superior proposal or certain material developments or changes in circumstances;

  •
  the challenges of combining URS with AECOM, including technical, operational, accounting and other challenges, and the risk of diverting management resources for an extended period of time to accomplish this combination;

  •
  the potential that the loss of key personnel could delay or prevent the combined entity from fully implementing its business strategy and, consequently, significantly and negatively affect its business;

  •
  the risks described in the section entitled "Risk Factors" and "Special Note Regarding Forward-Looking Statements;" and

  •
  the fact that URS's directors and executive officers have interests in the merger that may be different from, or in addition to, those of URS stockholders. See "The Merger—Interests of URS's Directors and Executive Officers in the Merger."

        This discussion of the information and factors considered by the URS Board of Directors in reaching its conclusions and recommendation includes the material factors considered by the URS Board of Directors, but is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the URS Board of Directors did not find it practicable, and did not attempt, to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger agreement and to recommend that URS stockholders vote in favor of the adoption of the merger agreement. The URS Board of Directors conducted an overall analysis of the factors described above, including through discussions with, and questioning of, URS's management and outside legal and financial advisors regarding certain of the matters described above. In considering the factors described above, individual members of the URS Board of Directors may have given differing weights to different factors. It should be noted that this explanation of the reasoning of the URS Board of Directors and certain information presented in this section, is forward-looking in nature and, therefore, that information should be read in light of the "Special Note Regarding Forward Looking Statements."

        The URS Board of Directors unanimously approved and adopted the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of URS and its stockholders. The URS Board of Directors unanimously recommends that URS stockholders vote "FOR" the adoption of the merger agreement.

Opinion of URS's Financial Advisor—Citigroup Global Markets Inc.

        Citigroup was retained to act as financial advisor to the Value Creation Committee, a committee formed by the URS Board of Directors for the purpose of examining, analyzing and considering various strategic alternatives on behalf of the URS Board of Directors that might be available to URS. In connection with this engagement, the Value Creation Committee requested Citigroup to evaluate the fairness, from a financial point of view, to the holders of the common stock of URS of the cash consideration and the stock consideration, taken in the aggregate. On July 11, 2014, at a meeting of the URS Board of Directors, Citigroup, pursuant to their engagement letter with the Value Creation Committee, rendered to the URS Board of Directors an oral opinion, which was confirmed by delivery of a written opinion dated July 11, 2014, to the effect that, as of that date and based on and subject to the matters described in its opinion, the cash consideration and the stock consideration, taken in the aggregate, was fair, from a financial point of view, to the holders of URS common stock (other than shares of URS common stock held in treasury by URS, or owned, directly or indirectly, by AECOM or Merger Sub or as to which dissenters' rights have been perfected).

        The full text of Citigroup's written opinion, dated July 11, 2014, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken, is attached to this joint proxy statement/prospectus as Annex D and is incorporated by reference in its entirety into this joint proxy statement/prospectus. You are urged to read the opinion carefully and in its entirety. Citigroup's opinion was provided for the information of the URS Board of Directors in connection with its evaluation of the proposed merger. Citigroup's opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on, or make an election with respect to, any matters relating to the proposed merger. The following is a summary of Citigroup's opinion and the methodology that Citigroup used to render its opinion.

        In arriving at its opinion, Citigroup:

  •
  reviewed the merger agreement;

  •
  held discussions with certain senior officers, directors and other representatives and advisors of URS and certain senior officers and other representatives and advisors of AECOM concerning the businesses, operations and prospects of URS and AECOM;

  •
  examined certain publicly available business and financial information relating to URS and AECOM;

  •
  examined certain financial projections and other information and data relating to URS and AECOM which were provided to or discussed with Citigroup by the respective managements of URS and AECOM, including information relating to specific risks and uncertainties that management of URS had relating to such projections relating to URS, and information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the managements of URS and AECOM to result from the merger;

  •
  reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things, current and historical market prices and trading volumes of URS common stock and AECOM common stock, the historical and projected earnings and other operating data of URS and AECOM and the capitalization and financial condition of URS and AECOM;

  •
  considered, to the extent publicly available, the financial terms of certain other transactions which Citigroup considered relevant in evaluating the merger;

  •
  analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citigroup considered relevant in evaluating those of URS and AECOM;

  •
  evaluated certain potential pro forma financial effects of the merger on AECOM; and

  •
  conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citigroup deemed appropriate in arriving at its opinion.

        In rendering its opinion, Citigroup assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citigroup and upon the assurances of the managements of URS and AECOM that they were not aware of any relevant information that was omitted or that remained undisclosed to Citigroup. With respect to financial projections and other information and data relating to URS and AECOM provided to or otherwise reviewed by or discussed with Citigroup, Citigroup was advised by the respective managements of URS and AECOM that such projections and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of URS and AECOM as to the future financial performance of URS and AECOM, the potential strategic implications and operational benefits anticipated to result from the merger and the other matters covered thereby, and assumed, with the URS Board of Directors' consent, that the financial results (including the potential strategic implications and operational benefits anticipated to result from the merger) reflected in such projections and other information and data would be realized in the amounts and at the times projected.

        Citigroup assumed, with the URS Board of Directors' consent, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on URS, AECOM or the contemplated benefits of the merger. Citigroup also assumed, with the URS Board of Directors' consent, that the merger would be treated as a tax-free reorganization. Citigroup expressed no opinion as to what the value of AECOM common stock actually would be when issued pursuant to the merger or the price at which AECOM common stock would trade at any time. Citigroup did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of URS or AECOM, and Citigroup did not make any physical inspection of the properties or assets of URS or AECOM. Citigroup's opinion does not address the underlying business decision of URS to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for URS or the effect of any other transaction in which URS might engage. Citigroup expressed no view as to, and its opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the cash consideration and the stock consideration, taken in the aggregate. Citigroup's opinion was necessarily based upon information available to Citigroup, and financial, stock market and other conditions and circumstances existing, as of the date of its opinion.

        In preparing its opinion, Citigroup performed a variety of financial and comparative analyses, including those described below. This summary of the analyses is not a complete description of Citigroup's opinion or the analyses underlying, and factors considered in connection with, Citigroup's opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citigroup arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Citigroup believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

        In its analyses, Citigroup considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of URS and AECOM. No company, business or transaction used in those analyses as a comparison is identical or directly comparable to URS, AECOM or the merger, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

        The estimates contained in Citigroup's analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Citigroup's analyses are inherently subject to substantial uncertainty.

        Citigroup was not requested to, and it did not, recommend the specific consideration payable in the merger. The type and amount of consideration payable in the merger was determined through negotiations between URS and AECOM, and the decision to enter into the merger was solely that of the URS Board of Directors. Citigroup's opinion was only one of many factors considered by the URS Board of Directors in its evaluation of the merger and should not be viewed as determinative of the views of the URS Board of Directors or management with respect to the merger or the cash consideration and the stock consideration, taken in the aggregate.

        In connection with rendering its opinion, Citigroup made a presentation to the URS Board of Directors on July 11, 2014 with respect to the material analyses performed by Citigroup in evaluating the fairness of the cash consideration and the stock consideration, taken in the aggregate. The following is a summary of that presentation. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Citigroup, these tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Citigroup's financial analyses.

URS Financial Analyses

Comparable Companies Analysis

        Citigroup reviewed financial and stock market information and public market trading multiples of URS and the following seven selected publicly held engineering and construction companies:

  •
  AECOM Technology Corporation

  •
  The Babcock & Wilcox Company

  •
  Chicago Bridge & Iron Company N.V.

  •
  Fluor Corporation

  •
  Jacobs Engineering Group Inc.

  •
  KBR, Inc.

  •
  Tetra Tech, Inc.

        Estimated financial data of the selected companies were based on research analysts' estimates, public filings and other publicly available information. Estimated financial data of URS were based on the URS stock price implied by the per share merger consideration as of July 10, 2014 of $56.24, consisting of $33.00 per share in cash and 0.734 of an AECOM common share (with a value of $23.24 as of market close on July 10, 2014) and two alternative internal estimates of URS's management that were made available to Citigroup, which we refer to as the "URS 'Case 1' standalone business projections" and the "URS 'Case 2' standalone business projections." See "The Merger—Certain URS Prospective Financial Information."

        As part of its selected comparable companies analysis, Citigroup calculated and analyzed each selected company's ratio of its enterprise value (calculated as equity value based on closing stock prices on July 10, 2014 plus debt, less cash and cash equivalents) to its EBITDA (calculated as earnings before interest, taxes, depreciation and amortization, including equity in income of unconsolidated joint ventures and noncontrolling interests in income of consolidated affiliates), as estimated for calendar years 2014 and 2015. The selected ranges of low to high estimated enterprise value to EBITDA based on the selected companies (excluding URS due to increases in URS's stock price that occurred following a June 30, 2014 Form 8-K filing by URS which disclosed amendments to certain employment agreements that may have resulted in market speculation regarding a potential transaction) for calendar year 2014 and calendar year 2015 were 7.5x to 9.0x and 6.9x to 7.6x respectively. The results of this analysis indicated an approximate implied per share equity value reference range for URS of: (i) $51.00 to $62.25for the URS "Case 1" standalone business projections and (ii) $50.50 to $61.50 for the URS "Case 2" standalone business projections.

        In addition, Citigroup calculated and analyzed each selected company's ratio of its current stock price (as of market close on July 10, 2014) to its earnings per share as estimated for calendar years 2014 and 2015. The selected ranges of low to high estimated current stock price to earnings per share based on the selected companies (excluding URS) for calendar year 2014 and calendar year 2015 were 12.5x to 16.0x and 11.3x to 14.0x respectively. The results of this analysis indicated an approximate implied per share equity value reference range for URS of: (i) $46.50 to $58.50 for the URS "Case 1" standalone business projections and (ii) $45.75 to $57.75 for the URS "Case 2" standalone business projections.

        Citigroup selected the comparable companies used in the comparable companies analysis because their businesses and operating profiles are reasonably similar to those of URS. However, because of the inherent differences among the businesses, operations and prospects of URS and the businesses, operations and prospects of the selected comparable companies, no comparable company is exactly the same as URS. Therefore, Citigroup believed that it was inappropriate to, and therefore did not rely solely on the quantitative results of the comparable companies analysis. Accordingly, Citigroup made qualitative judgments concerning differences between the financial and operating characteristics and prospects of URS and the companies included in the comparable companies analysis that would affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, end-markets, geographic location, profitability levels and business segments between URS and the companies included in the comparable companies analysis and other matters, many of which are beyond URS's control, such as the impact of competition on its businesses and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of URS or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using peer group data.

Selected Precedent Transaction Analysis

        Citigroup reviewed publicly available information for 12 selected transactions announced since June 28, 2010 involving the acquisition of engineering and construction companies that it deemed appropriate in analyzing the merger. The precedent transactions considered by Citigroup were the following:

Announcement Date	Acquirer	Target
03/12/2014	WSP Global Inc.	Focus Group Holding Inc.
01/13/2014	AMEC plc	Foster Wheeler AG
09/08/2013	Jacobs Engineering Group Inc.	Sinclair Knight Merz
07/29/2013	Integrated Mission Solutions, LLC	Michael Baker Corporation
07/30/2012	Chicago Bridge & Iron Company N.V.	The Shaw Group Inc.
06/07/2012	Genivar Inc.	WSP Group plc
02/20/2012	URS Corporation	Flint Energy Services Ltd.
09/26/2011	CH2M HILL Companies, Ltd.	Halcrow Holdings Limited
12/21/2010	Jacobs Engineering Group Inc.	Process and Construction business of Aker Solutions ASA
12/13/2010	John Wood Group PLC	PSN Limited
08/01/2010	WS Atkins plc	The PBSJ Corporation
06/28/2010	URS Corporation	Scott Wilson Group plc

        As part of its selected precedent transactions analysis, Citigroup calculated and analyzed each target company's ratio of its enterprise value to its EBITDA, as measured for the last twelve months (LTM) prior to the announcement of the transaction and for the next twelve months (NTM) following the announcement of the merger, where available. The selected ranges of low to high estimated enterprise value to LTM EBITDA and NTM EBITDA based on the selected companies were 7.5x to 9.5x and 6.5x to 8.0x respectively. URS's calendar year 2014 EBITDA was based on the URS "Case 1" standalone business projections. URS's LTM EBITDA was based on public filings for the first three quarters of the last twelve-month period ending June 30, 2014 and preliminary results provided by URS's management for the quarter ending June 30, 2014. The results of this selected comparable transaction analysis indicated an approximate implied per share equity value reference range for URS of $46.00 to $63.00.

Discounted Cash Flow Analysis

        Citigroup performed a discounted cash flow analysis to calculate the estimated present value of the standalone unlevered, after-tax free cash flow that URS could generate for the remainder of calendar year 2014 through calendar year 2018. The analysis was based on URS's public filings and the URS "Case 1" standalone business projections and URS "Case 2" standalone business projections. Estimated terminal values for URS were calculated by applying a range of EBITDA terminal value multiples of 6.0x to 7.0x to URS's calendar year 2018 estimated EBITDA. The cash flows and terminal values were then discounted to present value using discount rates ranging from 8.8% to 10.2%. This analysis indicated an approximate implied per share equity reference range for URS of (i) $49.00 to $60.00 for the URS "Case 1" standalone business projections and (ii) $51.00 to $62.75 for the URS "Case 2" standalone business projections.

        Citigroup then performed a similar discounted cash flow analysis, but in the place of URS's calendar year 2018 estimated EBITDA, Citigroup applied a range of EBITDA terminal value multiples of 6.0x to 7.6x to a ten-year average of URS's EBITDA. Citigroup calculated the ten-year average EBITDA based on (i) URS's actual EBITDA from calendar years 2009 through 2013, and added the pro forma EBITDA of Flint Energy Services Ltd. from 2009 through May 2012, prior to the May 2012 acquisition of Flint Energy Services Ltd. by URS, and (ii) URS's estimated EBITDA for calendar years 2014 through 2018. This analysis indicated an approximate implied per share equity reference range for URS of (i) $46.75 to $61.50 for the URS "Case 1" standalone business projections and (ii) $46.25 to $61.00 for the URS "Case 2" standalone business projections.

Theoretical Leveraged Buyout Analysis

        Citigroup performed a leveraged buyout analysis, based on the URS "Case 1" standalone business projections and the URS "Case 2" standalone business projections, to estimate the theoretical purchase price that could be paid by a hypothetical financial buyer in an acquisition of URS, taking into account the potential pro forma leverage structure of URS that could result from financing such acquisition under customary market terms and assuming that such financial buyer would attempt to realize a return on its investment in calendar year 2018. Due to the lack of transparency in the surety bond market, it is challenging to measure the impact on the availability and cost of surety bonding with higher leverage under a leveraged buyout scenario. The impact of this lack of transparency could result in an actual leveraged buyout value at a discount to the theoretical leveraged buyout value illustrated in this analysis, as private equity firms could pursue lower leverage ratios in a leveraged buyout transaction in order to avoid restricting access to surety bonding for URS.

        An implied per share equity reference range was calculated using a pro forma leverage ratio of 5.0x (calculated as total debt to URS's LTM estimated EBITDA) and using an exit multiple equal to the entrance multiple for an illustrative transaction closing on September 30, 2014. URS's LTM estimated EBITDA was based on public filings for the first two quarters of the twelve-month period ending September 30, 2014, on preliminary results provided by URS's management for the quarter ending June 30, 2014, and on the URS "Case 1" standalone business projections and the URS "Case 2" standalone business projections for the quarter ending September 30, 2014. Citigroup then derived a range of theoretical purchase prices based on assumed rates of return of approximately 19.0% to 21.0%, taking into account a number of factors. This analysis indicated an approximate implied per share equity reference range for URS of (i) $52.75 to $57.50 for the URS "Case 1"

standalone business projections and (ii) $56.75 to $62.50 for the URS "Case 2" standalone business projections.

AECOM Financial Analyses

Comparable Companies Analysis

        Citigroup reviewed financial and stock market information and public market trading multiples of AECOM and the following six selected publicly held engineering and construction companies:

  •
  The Babcock & Wilcox Company

  •
  Chicago Bridge & Iron Company N.V.

  •
  Fluor Corporation

  •
  Jacobs Engineering Group Inc.

  •
  KBR, Inc.

  •
  Tetra Tech, Inc.

        As part of its selected comparable companies analysis, Citigroup calculated and analyzed each selected company's ratio of its enterprise value to its EBITDA, as estimated for calendar years 2014 and 2015. The selected ranges of low to high estimated enterprise value to EBITDA based on the selected companies (including AECOM) for calendar year 2014 and calendar year 2015 were 7.5x to 9.0x and 6.9x to 7.6x respectively. Estimated financial data of the selected companies were based on research analysts' estimates, public filings and other publicly available information. Estimated financial data of AECOM were based on the AECOM stock price as of July 10, 2014 and internal estimates of AECOM's management. The results of this analysis indicated an approximate implied per share equity value reference range for AECOM of $29.50 to $34.75.

        In addition, Citigroup calculated and analyzed each selected company's ratio of its current stock price (as of market close on July 10, 2014) to its earnings per share as estimated for calendar years 2014 and 2015. The selected ranges of low to high estimated current stock price to earnings per share based on the selected companies (including AECOM) for calendar year 2014 and calendar year 2015 were 12.5x to 16.0x and 11.3x to 14.0x respectively. The results of this analysis indicated an approximate implied per share equity value reference range for AECOM of $30.00 to $37.75.

        Citigroup selected the comparable companies used in the comparable companies analysis because their businesses and operating profiles are reasonably similar to those of AECOM. However, because of the inherent differences among the businesses, operations and prospects of AECOM and the businesses, operations and prospects of the selected comparable companies, no comparable company is exactly the same as AECOM. Therefore, Citigroup believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable companies analysis. Accordingly, Citigroup made qualitative judgments concerning differences between the financial and operating characteristics and prospects of AECOM and the companies included in the comparable companies analysis that would affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, end-markets, geographic location, profitability levels and business segments between AECOM and the companies included in the comparable companies analysis and other matters, many of which are beyond AECOM's control, such as the impact of competition on its businesses and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of AECOM or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using peer group data.

Discounted Cash Flow Analysis

        Citigroup performed a discounted cash flow analysis to calculate the estimated present value of the standalone unlevered, after-tax free cash flow that AECOM could generate for the remainder of AECOM's fiscal year ending September 30, 2014 through its fiscal year ending September 30, 2018. The analysis was based on AECOM's public filings and internal estimates provided by AECOM's management. Estimated terminal values for AECOM were calculated by applying a range of EBITDA terminal value multiples of 7.0x to 8.0x to AECOM's fiscal year 2018 estimated EBITDA. The cash flows and terminal values were then discounted to present value using discount rates ranging from 8.9% to 10.3%. This analysis indicated an approximate implied per share equity reference range for AECOM of $41.25 to $48.50.

        Citigroup then performed a similar discounted cash flow analysis, but in the place of AECOM's fiscal year 2018 estimated EBITDA, Citigroup applied a range of EBITDA terminal value multiples of 7.0x to 8.0x to an eight-year average of AECOM's EBITDA. Citigroup used an eight-year average as opposed to the ten-year average used for URS above because AECOM's actual EBITDA from fiscal years 2009 and 2010 do not include meaningful EBITDA contributions from approximately $1 billion of AECOM acquisitions of private companies completed in fiscal year 2010. Citigroup calculated the eight-year average EBITDA based on (i) AECOM's actual EBITDA for the fiscal year ending September 30, 2011 through the fiscal year ending September 30, 2013 and (ii) AECOM's estimated EBITDA for the fiscal year ending September 30, 2014 through the fiscal year ending September 30, 2018. This analysis indicated an approximate implied per share equity reference range for AECOM of $32.50 to $37.75.

Other Analyses

Pro Forma Accretion/Dilution Analysis

        Citigroup reviewed, for informational and illustrative purposes, potential accretion/dilution of GAAP earnings per share of AECOM pro forma for the merger under the following two scenarios: (i) estimated financial data of URS and AECOM based on the average of Wall Street equity research estimates ("street estimates") and (ii) estimated financial data of URS and AECOM based on the URS "Case 1" standalone business projections and internal estimates of management of AECOM (collectively, the "management projections"). Citigroup based these calculations on, among other factors, an assumed merger closing date of September 30, 2014 and assumed synergies per estimates from URS and AECOM managements. This analysis indicated that the merger would be accretive to GAAP earnings per share of AECOM pro forma for the merger for the street estimates and the management projections for AECOM's fiscal years ending September 30, 2015 and September 30, 2016.

Miscellaneous

        Under the terms of Citigroup's engagement, pursuant to agreements dated April 11, 2014 and July 9, 2014, URS has agreed to pay Citigroup for its financial advisory services in connection with the merger a transaction fee equal to $20 million, $250,000 of which was payable on June 30, 2014, $4 million of which was payable upon delivery of Citigroup's opinion and $15.75 million of which is payable upon consummation of the merger. Subject to certain limitations, URS also has agreed to reimburse Citigroup for reasonable travel and other out-of-pocket expenses incurred by Citigroup in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Citigroup and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement. In addition, if URS receives a termination fee, expense reimbursement fee or similar fee in connection with the merger, or within 18 months thereafter, Citigroup will be entitled to a fee of up to 15% of such amount, up to a maximum of $10 million.

        Citigroup and its affiliates in the past have provided, and currently provide, services to URS unrelated to the proposed merger, for which services Citigroup and its affiliates have received and expect to receive compensation, including, without limitation, acting as joint lead arranger and lender under URS's existing credit facilities. In the ordinary course of its business, Citigroup and its affiliates may actively trade or hold the securities of URS and AECOM for their own account or for the account of their customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citigroup and its affiliates (including Citigroup Inc. and its affiliates) maintain relationships with URS, AECOM and their respective affiliates.

        URS selected Citigroup to provide certain financial advisory services in connection with the merger based on Citigroup's reputation and experience. Citigroup is an internationally recognized investment banking firm which regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The issuance of Citigroup's opinion was authorized by Citigroup's fairness opinion committee.

Opinion of URS's Financial Advisor—Dean Bradley Osborne Partners LLC

        URS retained DBO Partners to provide it with financial advisory services and a financial fairness opinion in connection with the mergers. URS's Board of Directors selected DBO Partners to act as its financial advisor based on DBO Partners' qualifications, expertise and reputation and its knowledge of the business and affairs of URS. At the meeting of URS's Board of Directors on July 11, 2014, DBO Partners rendered its oral opinion, subsequently confirmed in writing, that as of July 11, 2014, based upon and subject to the assumptions and considerations set forth in its opinion, the merger consideration to be received by the holders of shares of URS common stock pursuant to the merger agreement was fair from a financial point of view to the holders of shares of URS common stock.

        The full text of DBO Partners' opinion, dated as of July 11, 2014, is attached as Annex E hereto, and is incorporated herein by reference. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by DBO Partners in rendering its opinion. We urge you to read the entire opinion carefully. DBO Partners' opinion is directed to URS's Board of Directors and addresses only the fairness from a financial point of view of the merger consideration to be received by holders of shares of URS common stock pursuant to the merger agreement as of the date of the opinion. The opinion does not in any manner address the prices at which the AECOM common stock will trade following consummation of the mergers and does not constitute a recommendation to the stockholders of URS or AECOM as to how to vote at the stockholders' meetings, if any, to be held in connection with the mergers or as to how the stockholders of URS should elect in connection with the mergers. The summary of the opinion of DBO Partners set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

        In connection with rendering its opinion, DBO Partners, among other things:

  •
  reviewed certain publicly available financial statements and other business and financial information of URS and AECOM;

  •
  reviewed certain internal financial statements and other financial and operating data concerning URS and AECOM;

  •
  reviewed certain financial projections prepared by the respective managements of URS and AECOM;

  •
  reviewed information relating to certain strategic, financial and operational benefits anticipated from the mergers, prepared by the managements of URS and AECOM;

  •
  discussed the past and current operations and financial condition and the prospects of URS, including information relating to certain strategic, financial and operational benefits anticipated from the mergers, with senior executives of URS;

  •
  discussed the past and current operations and financial condition and the prospects of AECOM, including information relating to certain strategic, financial and operational benefits anticipated from the mergers, with senior executives of AECOM;

  •
  reviewed the pro forma impact of the mergers on AECOM's earnings per share, cash flow, consolidated capitalization and financial ratios;

  •
  reviewed the reported prices and trading activity for URS common stock and the AECOM common stock;

  •
  compared the financial performance of URS and AECOM and the prices and trading activity of URS common stock and AECOM common stock with that of certain other publicly traded companies comparable with URS and AECOM;

  •
  reviewed the financial terms, to the extent publicly available, of certain acquisition transactions;

  •
  participated in certain discussions and negotiations among representatives of URS and its financial and legal advisors;

  •
  reviewed the merger agreement, the draft commitment letter dated July 1, 2014 and certain related documents; and

  •
  performed such other analyses, reviewed such other information and considered such other factors as DBO Partners has deemed appropriate.

        DBO Partners assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by URS and AECOM. With respect to the financial projections for URS (the "URS financial projections") and AECOM (the "AECOM internal financial forecasts"), including information relating to certain strategic, financial and operational benefits anticipated from the mergers, DBO Partners was advised by management of URS and AECOM, respectively, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of URS and AECOM of the future financial performance of URS and AECOM, respectively. In addition, DBO Partners assumed that the mergers will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that AECOM will obtain financing in accordance with the terms set forth in the commitment letter and the mergers, taken together, would qualify as a "reorganization" within the meaning of Section 368(a) of the Code. DBO Partners also assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed mergers, no delays, limitations, conditions or restrictions will be imposed that would have an adverse effect on URS, AECOM or the contemplated benefits expected to be derived in the proposed mergers. DBO Partners is not a legal, tax or regulatory advisor. DBO Partners is a financial advisor only and relied upon, without independent verification, the assessment of URS and AECOM and their legal, tax and regulatory advisors with respect to legal, tax and regulatory matters. DBO Partners expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of URS's officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of URS's common stock in the Transaction. DBO Partners did not make any independent valuation or appraisal of the assets or liabilities of URS or AECOM, nor was DBO Partners furnished with any such valuations or appraisals. DBO Partners' opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to DBO Partners as of, the date of its opinion. Events occurring after the date of its opinion may affect DBO Partners' opinion and the assumptions used in preparing it, and DBO Partners did not assume any obligation to update, revise or reaffirm its opinion.

        The following is a brief summary of the material financial analyses performed by DBO Partners in connection with its oral opinion and the preparation of its written opinion. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by DBO Partners, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

URS

        Historical Trading Range Analysis.    DBO Partners reviewed the historical trading range of URS common stock for the 52-week period ending July 10, 2014 and noted that, during such period, the maximum intraday trading price for shares for URS common stock was $56 and the minimum intraday trading price for shares of URS common stock was $42. DBO Partners also noted that the closing price for shares of URS common stock on July 10, 2014 was $50.93.

        Discounted Analyst Price Targets.    DBO Partners reviewed the price targets of shares of URS common stock prepared by equity research analysts. These targets reflect each analyst's estimate of the future public market trading price of shares of URS common stock and were discounted one year using a discount rate of 11.5%, which rate was selected based on DBO Partners' professional judgment on URS's cost of equity. The range of discounted analyst price targets for shares of URS common stock was $39 to $48, with a median of $42.

        The public market trading price targets published by securities research analysts do not necessarily reflect current market trading prices for shares of URS common stock and these estimates are subject to uncertainties, including the future financial performance of URS and future financial market conditions.

        Selected Comparable Companies Analysis.    DBO Partners performed a comparable companies analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. DBO Partners reviewed and compared, using publicly available information, certain current and historical financial information for URS, corresponding to current and historical financial information, ratios and public market multiples for publicly traded companies in the engineering and construction sector that have certain similar business and operating characteristics. The following list sets forth the selected publicly traded selected companies that were reviewed in connection with this analysis:

  •
  Fluor Corporation

  •
  Chicago Bridge & Iron Company N.V.

  •
  Jacobs Engineering Group Inc.

  •
  KBR, Inc.

  •
  The Babcock & Wilcox Company

  •
  AECOM Technology Corporation

  •
  Foster Wheeler AG

        DBO Partners analyzed the following statistics for comparative purposes:

  •
  the ratio of aggregate value (which is defined as equity value plus total debt and less cash and cash equivalents), to estimated earnings before interest, taxes, depreciation and amortization, deducting noncontrolling interests in income of consolidated subsidiaries ("Adjusted EBITDA") for calendar year 2015 ("2015 Adjusted EBITDA"); and

  •
  the ratio of stock price to estimated earnings per share for calendar year 2015 ("2015 EPS")

        For purposes of estimated calendar year 2015 Adjusted EBITDA and earnings per share for comparable companies, DBO Partners utilized publicly available estimates prepared by equity research analysts as of July 10, 2014. This analysis indicated the following:

Ratio	High(1)	Low(1)	Mean(1)	Median(1)
Aggregate Value to Estimated CY 2015 Adjusted EBITDA	7.6x	5.9x	7.0x	7.3x
Price to Estimated CY 2015 EPS	15.1x	11.3x	12.7x	12.3x

Note:

(1)
For purposes of this analysis, Foster Wheeler AG's multiples are excluded due to the announcement of its acquisition on January 13, 2014 by AMEC plc.

        Based on its professional judgment and taking into consideration the observed multiples for the comparable companies, URS's management projection case, referred to herein as the "URS 'Case 1' standalone business projections," URS's management projection case referred to herein as the "URS 'Case 2' standalone business projections" (see "The Merger—Certain URS Prospective Financial Information"), and the projections included in publicly available research estimates for URS which are referred to in this discussion as the "URS street case," DBO Partners applied AV/Adjusted EBITDA multiples ranging from 7.0x to 7.5x to estimated Adjusted EBITDA for 2015 and derived a reference range of implied equity values per share of URS common stock of $50 to $55 based on estimated Adjusted EBITDA for 2015 included in the URS "Case 1" standalone business projections, $49 to $54 based on estimated Adjusted EBITDA for 2015 included in the URS "Case 2" standalone business projections, and $47 to $52 based on estimated Adjusted EBITDA for 2015 included in the URS street case. DBO Partners then compared the results of its analysis to $56.24, the sum of $33.00 plus the product of 0.734 multiplied by AECOM's closing stock price on July 10, 2014 (the "implied merger consideration"), noting that the implied merger consideration was above the implied valuation ranges derived from this analysis.

        Based on its professional judgment and taking into consideration, among other things, the observed multiples for the comparable companies and the projections included in the URS "Case 1" standalone business projections, the URS "Case 1" standalone business projections and the URS street case, DBO Partners applied P/E multiples ranging from 11.5x to 12.5x to URS's estimated earnings for 2015 and derived a reference range of implied equity values per share of URS common stock of $50 to $54 based on estimated earnings for 2015 included in URS "Case 1" standalone business projections, $48 to $52 based on estimated earnings for 2015 included in the URS "Case 2" standalone business projections, and $40 to $43 based on estimated earnings for 2015 included in the URS street case. DBO Partners then compared the results of its analysis to the implied merger consideration, noting that the implied merger consideration was above the implied valuation ranges derived from this analysis.

        No company utilized in the comparable company analysis is identical to URS. In evaluating the comparable companies, DBO Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of URS, such as the impact of competition on the businesses of URS and the industry in general, industry growth and the absence of any material adverse change in the financial condition and prospects of URS or the industry or the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable company data.

        Selected Precedent Transactions Analysis.    DBO Partners performed a selected precedent transactions analysis, which is designed to imply the value of a company based on publicly available financial terms of selected transactions that share some characteristics with the mergers. In connection with its analysis, DBO Partners compared publicly available statistics for selected engineering and construction company transactions with transaction values greater than $500 million occurring between January 1, 2010 and July 10, 2014. The transactions reviewed and the date each transaction was announced were as follows:

Announcement Date	Acquirer	Target
June 23, 2014	SNC-Lavalin Group Inc.	Kentz Corporation Limited
January 13, 2014	AMEC plc	Foster Wheeler AG
September 8, 2013	Jacobs Engineering Group Inc.	Sinclair Knight Merz Management Pty Limited and Sinclair Knight Merz Holdings Limited
July 30, 2012	Chicago Bridge & Iron Company N.V.	The Shaw Group Inc.
June 7, 2012	GENIVAR Inc.	WSP Group plc
February 20, 2012	URS Corporation	Flint Energy Services Ltd.
December 21, 2010	Jacobs Engineering Group Inc.	Aker Solutions ASA
December 13, 2010	John Wood Group PLC	PSN Limited
April 12, 2010	Cerberus Capital Management LP	DynCorp International Inc.
February 15, 2010	The Babcock & Wilcox Company	VT Group plc

        For each transaction listed above, DBO Partners noted the ratio of aggregate value of the transaction to the target company's last twelve months ("LTM") Adjusted EBITDA, estimated as of June 30, 2014 based on the URS "Case 1" standalone business projections. This analysis indicated the following:

Precedent Transactions Multiples
Benchmark	High	Low	Mean	Median
Aggregate Value/LTM Adjusted EBITDA	12.5x	6.1x	8.5x	7.6x

        Based on the analysis of the relevant metrics and time frame for each transaction listed above, DBO Partners selected a representative range of multiples of 7.5x to 9.5x and applied this range of multiples to URS's estimated LTM Adjusted EBITDA included in the URS "Case 1" standalone business projections as of June 30, 2014, and derived a reference range of implied equity values per share of URS common stock of $49 to $68. DBO Partners then compared the results of its analysis to the implied merger consideration, noting that the implied merger consideration was within the implied valuation range derived from this analysis.

        No company or transaction utilized in the analysis of selected precedent transactions is identical to URS or AECOM or the mergers. In evaluating the precedent transactions, DBO Partners made judgments and assumptions with regard to industry performance, general business, market and financial conditions and other matters, which are beyond the control of URS and AECOM, such as the impact of competition on the business of URS, AECOM, or the industry in general, industry growth and the absence of any adverse material change in the financial condition and prospects of URS, AECOM or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared. DBO Partners considered a number of factors in analyzing the merger consideration. The fact that points in the range of implied present value per share of URS derived from the valuation of precedent transactions were less than or greater than the merger consideration is not necessarily dispositive in connection with DBO Partners' analysis of the merger consideration, but one of many factors that DBO Partners considered.

        Premiums Paid Analysis.    DBO Partners reviewed the premiums paid on select U.S. M&A transactions that were publicly announced since 7/10/2011 with transaction values greater than $1 billion. Based on these select precedent transactions, DBO Partners applied an illustrative premium range of 12.5% to 37.0% to the closing price of shares of URS common stock on June 30, 2014 of $45.85, which was the last closing price before material increases in URS's trading volume in the days prior to the merger announcement, the closing price for shares of URS common stock on February 13, 2014, of $42.51, which was the first closing price after URS's earnings pre-release for the fourth quarter of 2013 and prior to JANA Partners LLC's February 14, 2014 Schedule 13-F and Schedule 13-G filings and JANA Partners LLC's February 27, 2014 Schedule 13-D filing, and an illustrative premium range of 20.6% to 39.4% to the volume-weighted average price ("VWAP") per share of URS common stock for the 60-day period ending July 10, 2014, of $45.86. This analysis indicated a range of implied equity values per share for shares of URS common stock, as follows:

Implied Value Per Share
Closing Price on June 30, 2014	$52 to $63
Closing Price on February 13, 2014	$48 to $58
60-Day VWAP	$55 to $64

        DBO Partners then compared the results of its analysis to the implied merger consideration, noting that the implied merger consideration was within the implied valuation ranges from this analysis.

        Discounted Equity Value Analysis.    DBO Partners performed an analysis of the implied present values per share of URS common stock as of June 30, 2014. In arriving at the estimated equity values per share of URS, DBO Partners applied a range of multiples of 11.5x to 12.5x to URS's estimated EPS for calendar year 2016. DBO Partners then discounted the equity values back one year to June 30, 2014 using a discount rate of 11.5%, which was selected based on DBO Partners' professional judgment on URS's cost of equity. This analysis indicated a range of implied equity values per share for shares of URS common stock, as follows:

Financial Projection Case	Implied Value Per Share
URS "Case 1" standalone business projections	$51 to $55
URS "Case 2" standalone business projections	$50 to $54
URS street case	$41 to $45

        DBO Partners then compared the results of its analysis to the implied merger consideration, noting that the implied merger consideration was above the implied valuation ranges from this analysis.

        Discounted Cash Flow Analysis.    DBO Partners performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and a terminal value of URS. In preparing its analysis, DBO Partners utilized projections from URS "Case 1" standalone business projections (adding back stock-based compensation ("SBC") expenses), the URS "Case 2" standalone business projections (adding back SBC expenses), the URS "Case 1" standalone business projections (not adding back SBC expenses) and the URS "Case 2" standalone business projections (not adding back SBC expenses) (see "The Merger—Certain URS Prospective Financial Information"). DBO Partners calculated the net present value of unlevered free cash flows, defined as earnings before interest and taxes less taxes, less noncontrolling interests in income of consolidated subsidiaries, plus depreciation and amortization, plus non-cash items included in earnings before interest and taxes, less capital expenditures, and less increases or plus decreases in working capital and other assets and liabilities, respectively, for URS for calendar years 2014 through

2018 and calculated terminal values by applying perpetual growth rates ranging from 0.5% to 1.0% to URS's normalized 2018 estimated unlevered free cash flows. These values were then discounted to present values as of June 30, 2014 assuming a range of discount rates of 9.0% to 10.0% based on DBO Partners' professional judgment on URS's weighted average cost of capital. Based on the foregoing, DBO Partners derived reference ranges of implied equity values per share of URS common stock of $54 to $66 based on the projections included in the URS "Case 1" standalone business projections (adding back SBC expenses), $56 to $68 based on the projections included in the URS "Case 2" standalone business projections (adding back SBC expenses), $47 to $57 based on the projections included in the URS "Case 1" standalone business projections (not adding back SBC expenses) and $48 to $59 based on the projections included in the URS "Case 2" standalone business projections (not adding back SBC expenses). DBO Partners then compared the results of its analysis to the implied merger consideration, noting that the implied merger consideration was within the implied valuation ranges derived in this analysis.

  Pro Forma Trading Analysis

        DBO Partners performed an illustrative analysis of pro forma stockholder value to URS stockholders, based on estimated pro forma EPS for each of the years 2015 and 2016 (derived from the URS "Case 1" standalone business projections and AECOM internal financial forecasts, and taking into account a range of projected synergies, and reflecting an illustrative price-to-earnings multiple range of 10.8x to 13.2x derived from historical trading analyses and based on DBO Partners' judgment, and based on the per share merger consideration of $33.00 in cash and 0.734 shares of AECOM common stock, to determine the implied stockholder value resulting from the mergers. Based on the foregoing, DBO Partners derived reference ranges of implied pro forma equity values per share of URS common stock of $59 to $67 based on CY 2015 pro forma EPS and $61 to $71 based on CY 2016 pro forma EPS, discounted one year to 6/30/2014 at an assumed pro forma cost of equity of 12%, which was selected based on DBO Partners' professional judgment.

AECOM

        Historical Trading Range Analysis.    DBO Partners reviewed the historical trading range of the AECOM common stock for the 52-week period ending July 10, 2014 and noted that, during such period, the maximum intraday trading price for shares for the AECOM common stock was $35 and the minimum intraday trading price for shares of the AECOM common stock was $27. DBO Partners also noted that the closing price for shares of the AECOM common stock on July 10, 2014 was $ 31.66.

        Discounted Analyst Price Target.    DBO Partners reviewed the price targets of shares of AECOM common stock prepared by equity research analysts. These targets reflect each analyst's estimate of the future public market trading price of shares of AECOM common stock and were discounted one year using a discount rate of 12.0%, which rate was selected based on DBO Partners' professional judgment on AECOM's estimated cost of equity. The range of discounted analyst price targets for shares of AECOM common stock was $27.00 to $34.00, with a median of $31.00.

        The public market trading price targets published by securities research analysts do not necessarily reflect current market trading prices for shares of AECOM common stock and these estimates are subject to uncertainties, including the future financial performance of AECOM and future financial market conditions.

        Selected Comparable Companies Analysis.    Based on its professional judgment and taking into consideration the observed multiples for the comparable companies, the AECOM internal financial

1
AECOM Street forecasts based on the median of publicly available Wall Street research estimates for AECOM per S&P Capital IQ as of July 10, 2014.

forecasts and AECOM Wall Street research consensus estimates ("AECOM Street forecasts"1), DBO Partners applied CY AV / Adjusted EBITDA multiples ranging from 7.0x to 7.5x to estimated Adjusted EBITDA for CY 2015 and derived a reference range of implied equity values per share of the AECOM common stock of $31 to $34 based on estimated CY Adjusted EBITDA for 2015 included in the AECOM internal financial forecasts and $32 to $35 based on estimated CY Adjusted EBITDA for 2015 included in the AECOM Street case. DBO Partners then compared the results of its analysis to the price of AECOM common stock on July 10, 2014, noting that the price of AECOM common stock was within or below the implied valuation ranges derived from this analysis.

        Based on its professional judgment and taking into consideration, among other things, the observed multiples for the comparable companies and the forecasts included in AECOM internal financial forecasts and AECOM Street forecasts, DBO Partners applied P/E multiples ranging from 11.5x to 12.5x to AECOM's estimated earnings for CY 2015 and derived a reference range of implied equity values per share of the AECOM common stock of $32 to $35 based on estimated earnings for CY 2015 included in the AECOM internal financial forecasts and $32 to $35 for the AECOM Street forecasts. DBO Partners then compared the results of its analysis to the price of AECOM common stock on July 10, 2014, noting that the price of AECOM common stock was below the implied valuation ranges derived from this analysis.

        No company utilized in the comparable company analysis is identical to AECOM. In evaluating the comparable companies, DBO Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of AECOM, such as the impact of competition on the businesses of AECOM and the industry in general, industry growth and the absence of any material adverse change in the financial condition and prospects of AECOM or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable company data.

        Discounted Equity Value Analysis.    DBO Partners performed an analysis of the implied present values per share of the AECOM common stock as of June 30, 2014. In arriving at the estimated equity values per share of AECOM, DBO Partners applied a range of multiples of 11.5x to 12.5x to AECOM's estimated EPS for CY 2016. DBO Partners then discounted that equity value back one year to June 30, 2014 using a discount rate of 12.0%, which was selected based on DBO Partners' professional judgment on AECOM's cost of equity. This analysis indicated range of implied per share values for shares of AECOM common stock as follows:

Financial Projection Case	Implied Value Per Share
AECOM internal financial forecasts	$32 to $35
AECOM Street forecasts	$33 to $36

        DBO Partners observed the price per share of AECOM common stock on July 10, 2014 of $31.66 was below the estimated reference ranges.

        Discounted Cash Flow Analysis.    DBO Partners performed a discounted cash flow analysis. In preparing its analysis, DBO Partners utilized projections from AECOM's internal financial forecasts (adding back SBC expenses) and AECOM's internal financial forecasts (not adding back SBC Expenses). see "The Merger—Certain AECOM Prospective Financial Information." DBO Partners calculated the net present value of unlevered free cash flows, for AECOM for fiscal years ended September 2014 through 2018 and calculated terminal values by applying perpetual growth rates ranging from 0.75% to 1.25% to the AECOM's normalized fiscal year 2018 estimated unlevered after-tax free cash flows. These values were then discounted to present values as of June 30, 2014 assuming a range of discount rates of 9.5% to 10.5%, which was selected based on DBO Partners' professional judgment on AECOM's weighted average cost of capital. Based on the foregoing, DBO Partners derived reference ranges of implied equity values per share of the AECOM common stock of $43 to $51 based on the forecasts included in the AECOM internal financial forecasts (adding back SBC Expenses) and $38 to $45 based on the forecasts included in AECOM internal financial forecasts (not adding back SBC Expenses). DBO Partners observed that the price per share of the AECOM common stock on July 10, 2014 of $31.66 was below the estimated reference ranges for the discounted cash flow analysis.

        Illustrative Pro Forma Analysis.    Using the URS "Case 1" standalone business projections, the AECOM internal financial forecasts, the URS street case and the AECOM Street forecasts, DBO Partners reviewed the pro forma impact of the merger on AECOM's EPS projections for 2015 through 2017. For purposes of this analysis, the transaction was viewed as pro forma for 2015 with respect to full-year consolidated financial statements.

        This analysis indicated that the mergers could be accretive or dilutive to AECOM's estimated EPS for 2015, 2016 and 2017 as follows:

	2015	2016	2017
URS "Case 1" standalone business projections/AECOM Mgmt Case—with synergies—Calendar Year	20%	31%	31%
URS "Case 1" standalone business projections/AECOM Mgmt Case—with synergies—9/30 FYE	17%	29%	30%
URS "Case 1" standalone business projections/AECOM Mgmt Case—without synergies—Calendar Year	(2)%	1%	4%
URS street case/AECOM Street forecasts—with synergies—Calendar Year	8%	19%	N/A
URS street case/AECOM Street forecasts—without synergies—Calendar year	(14)%	(11)%	N/A

Miscellaneous

        In connection with the review of the transaction by URS's Board of Directors, DBO Partners performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, DBO Partners considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. DBO Partners believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, DBO Partners may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be DBO Partners' view of the actual value of URS or AECOM. In performing its analyses, DBO Partners made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of URS or AECOM. Any estimates contained in DBO Partners' analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

        DBO Partners conducted the analyses described above solely as part of its analysis as to whether the merger consideration to be received by the holders of shares of URS common stock pursuant to the merger agreement is fair from a financial point of view to such holders and in connection with the delivery of its opinion dated July 11, 2014 to URS's Board of Directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of common stock of URS or AECOM might actually trade.

        The merger consideration to be received by holders of URS common stock pursuant to the merger agreement was determined through arm's length negotiations between URS and AECOM and was approved by URS's Board of Directors. DBO Partners provided advice to URS during these negotiations. DBO Partners did not, however, recommend any specific merger consideration to URS or its Board of Directors or that any specific merger consideration constituted the only appropriate consideration for the transaction.

        In addition, DBO Partners' opinion and its presentation to URS's Board of Directors was one of many factors taken into consideration by URS's Board of Directors in deciding to approve the mergers. Consequently, the analyses as described above should not be viewed as determinative of the opinion of URS's Board of Directors of whether URS's Board of Directors would have been willing to agree to different merger consideration.

        URS's Board of Directors retained DBO Partners based upon DBO Partners' qualifications, experience and expertise. DBO Partners provides investment banking and other services to a wide range of persons from which conflicting interest or duties may arise. DBO Partners, its affiliates, directors, members managers and officers may at any time hold long or short positions, and may trade or otherwise structure and effect transactions in debt or equity securities or loans of AECOM, URS, or any other company that may be involved in the mergers.

        Pursuant to engagement letters dated January 24, 2014, July 10, 2014 and July 10, 2014, URS engaged DBO Partners to provide financial advisory services to URS in connection with the mergers and with respect to shareholders matters. Pursuant to the terms of the engagement letters, upon delivery of the opinion, DBO Partners will receive a fee of $4,000,000, and if the mergers are completed, DBO Partners will receive a fee of approximately $16,000,000. In connection with providing advice with respect to shareholder matters, DBO Partners will also receive a $500,000 advisory fee on or before August 1, 2014. Pursuant to an indemnification letter dated July 10, 2014, URS agreed to indemnify DBO Partners and certain related persons against certain liabilities and expenses relating to or arising out of its engagement. In addition, in the event URS receives a break-up, termination, expense reimbursement, earnest money payment or similar fee or payment (including, without limitation, any judgment for damages or amount in settlement of any dispute as a result of such termination, abandonment or failure to occur) in connection with the merger, DBO Partners will receive a fee equal to 15% of such amount received by URS up to a maximum of $10 million.

Certain URS Prospective Financial Information

        URS does not, as a matter of course, make public long-term projections as to future performance or other prospective financial information beyond the current fiscal year, and URS is especially wary of making projections for multiple years due to the unpredictability of the underlying assumptions and estimates. However, in connection with the merger, URS's management prepared and provided to the URS Board of Directors, Citigroup and DBO Partners in connection with their respective evaluations of the fairness of the merger consideration, certain non-public, internal financial projections regarding URS's future operations for fiscal years 2014 through 2018. As described below, certain of these financial projections were also provided to AECOM and its financial advisors and certain third-party private equity firms that signed confidentiality agreements with URS. See "—Background of the Merger." URS has included below a summary of these projections for the purpose of providing stockholders and investors access to certain non-public information that was furnished to certain parties in connection with the merger, and such information may not be appropriate for other purposes, and is not included to influence your decision, if you are a URS stockholder, to vote for the adoption of the merger agreement, or, if you are an AECOM stockholder, to vote for the stock issuance proposal. These projections were also considered by the URS Board of Directors for purposes of evaluating the merger. The URS Board of Directors also considered non-public, financial projections prepared by AECOM regarding AECOM's projected future operations for fiscal years 2014 through 2018 for purposes of evaluating AECOM and the merger. See the section entitled "—Certain AECOM Prospective Financial Information" for more information about the projections prepared by AECOM.

        These internal financial projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, GAAP or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentations of financial projections. The prospective financial information included in this joint proxy statement/prospectus has been prepared by, and is the responsibility of, URS's management. PricewaterhouseCoopers LLP, URS's independent auditor, has neither examined, compiled nor performed any procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this joint proxy statement/prospectus relates to URS's historical financial information. It does not extend to the prospective financial information and should not be read to do so.

        While presented with numeric specificity, these internal financial projections were based on numerous variables and assumptions (including, but not limited to, the assumption that URS would not engage in any acquisitions and other assumptions related to industry performance and competition and general business, economic, market and financial conditions and additional matters specific to URS's businesses) that are inherently subjective and uncertain and are beyond the control of URS's management. Important factors that may affect actual results and cause these internal financial projections to not be achieved include, but are not limited to, risks and uncertainties relating to URS's business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions and other factors described in the sections entitled "Special Note Regarding Forward-Looking Statements" and "Risk Factors." These internal financial projections also reflect numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in these internal financial projections. Accordingly, there can be no assurance that the projected results summarized below will be realized.

        The inclusion of a summary of these internal financial projections in this joint proxy statement/prospectus should not be regarded as an indication that any of URS, AECOM or their respective officers, directors, affiliates, advisors or other representatives considered these internal financial projections to necessarily be predictive of actual future events, and these internal financial projections should not be relied upon as such nor should the information contained in these internal financial projections be considered appropriate for other purposes. None of URS, AECOM or their respective officers, directors, affiliates, advisors or other representatives can give you any assurance that actual results will not differ materially from these internal financial projections. URS undertakes no obligation to update or otherwise revise or reconcile these internal financial projections to reflect circumstances existing after the date these internal financial projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying these projections are shown to be in error. Since the projections cover multiple years, such information by its nature becomes less predictive with each successive year.

        URS has not made and makes no representation to AECOM or any stockholder in the merger agreement or otherwise, concerning these internal financial projections or regarding URS's ultimate performance compared to the information contained in these internal financial projections or that the projected results will be achieved. The below projections do not give effect to the merger. URS urges all stockholders to review URS's most recent SEC filings for a description of URS's reported financial results.

URS "Case 1" Standalone Business Projections

        The following is a summary of the unaudited URS prospective financial information for calendar years ended 2014 through 2018 prepared by URS's management (the "URS 'Case 1' standalone business projections"), based solely on the information available at that time to URS's management. The URS "Case 1" standalone business projections were prepared by URS's management during February and March 2014 at the request of the URS Board of Directors in connection with URS's strategic review process and finalized on March 31, 2014. The URS "Case 1" standalone business projections were provided to the URS Board of Directors, Citigroup, DBO Partners, AECOM, BofA Merrill Lynch, Moelis and other third parties that signed confidentiality agreements with URS. See "—Background of the Merger."

	Year Ended December 31,
	2014E	2015E	2016E	2017E	2018E
	(in millions, except per share data)
Revenues	$10,922	$11,608	$12,529	$13,370	$14,204
Adjusted EBITDA(1)	$718	$733	$753	$785	$810
Operating income	$542	$593	$635	$683	$737
Earnings per share ($/share)	$3.54	$4.32	$4.90	$5.55	$6.09
Free cash flow(2)	$822	$426	$441	$465	$423

(1)
Adjusted EBITDA is defined as earnings before interest expense, tax, depreciation and amortization, is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity. Adjusted EBITDA deducts noncontrolling interests and does not include the impact of any potential synergies or costs related to the merger. URS does not disclose or provide guidance on Adjusted EBITDA in its public filings.

(2)
Free cash flow is defined as net cash flow from operations, less purchases of property, plant and equipment and less distributions to noncontrolling interests. Free cash flow is a non-GAAP financial measure and should not be considered as an alternative to net cash flow from operations as a measure of operating performance. URS does not disclose or provide guidance on free cash flow in its public filings.

URS "Case 2" Standalone Business Projections

        URS's management prepared an adjusted version of the "Case 1" standalone business projections (the "URS 'Case 2' standalone business projections"), based solely on the information available at that time to URS's management. These adjustments assumed that URS would (1) accelerate its investments into emerging markets, (2) expand further into underserved markets and geographies and (3) adjust its risk profile in markets where URS has a significant competitive advantage. After applying an 80% factor to account for potential execution challenges and market changes and delays, the URS "Case 2" standalone business projections assumed an additional $59.2 million in incremental investments in 2015 and 2016 and an additional $24.0 million in incremental investments in the aggregate in 2017 and 2018 (in each case, as compared to the URS "Case 1" standalone business projections). The URS "Case 2" standalone business projections were prepared by URS's management during April and May 2014 at the request of the Value Creation Committee in connection with URS's strategic review process and finalized on May 27, 2014. The URS "Case 2" standalone business projections were provided to the URS Board of Directors, Citigroup and DBO Partners. See "—Background of the Merger." A summary of the "Case 2" standalone business projections follows:

	Year Ended December 31,
	2014E	2015E	2016E	2017E	2018E
	(in millions, except per share data)
Revenues	$10,922	$11,858	$13,129	$14,433	$15,604
Adjusted EBITDA(1)	$718	$720	$747	$824	$863
Operating income	$542	$581	$630	$726	$793
Earnings per share ($/share)	$3.54	$4.20	$4.83	$5.93	$6.59
Free cash flow(2)	$822	$401	$409	$447	$422

(1)
Adjusted EBITDA is defined as earnings before interest expense, tax, depreciation and amortization, is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity. Adjusted EBITDA deducts noncontrolling interests and does not include the impact of any potential synergies or costs related to the merger. URS does not disclose or provide guidance on Adjusted EBITDA in its public filings.

(2)
Free cash flow is defined as net cash flow from operations, less purchases of property, plant and equipment and less distributions to noncontrolling interests. Free cash flow is a non-GAAP financial measure and should not be considered as an alternative to net cash flow from operations as a measure of operating performance. URS does not disclose or provide guidance on free cash flow in its public filings.

Debt Financing

        In connection with the merger agreement, on July 11, 2014, AECOM entered into a commitment letter with Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, which was amended by the parties on July 24, 2014. On August 2, 2014, AECOM entered into an amended and restated commitment letter (the "A&R commitment letter"), with Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, MUFG Union Bank, N.A., The Bank of Nova Scotia, BNP Paribas, BNP Paribas Securities Corp., JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, BBVA Compass, Wells Fargo Bank, National Association, Sumitomo Mitsui Banking Corporation, Crédit Agricole Corporate and Investment Bank, Morgan Stanley Senior Funding, Inc., HSBC Bank USA, National Association and HSBC Securities (USA) Inc. (the "debt financing sources"), pursuant to which the debt financing sources have committed, subject to customary conditions, to provide AECOM with $6.3 billion of debt financing in support of the transactions contemplated by the merger agreement. Prior to closing the merger, AECOM anticipates syndicating the committed debt financings which may modify the size of certain tranches of debt relative to those specified in the A&R commitment letter. The debt financing is currently anticipated to consist of a term loan A facility in an aggregate principal amount of $1.85 billion, a revolving credit facility in an aggregate principal amount of $1.050 billion, and a $1.263 billion term loan B, and an incremental performance letter of credit facility in an aggregate amount of $500 million available solely for the issuance of performance letters of credit. In addition, AECOM anticipates that $1.6 billion of the $3.4 billion "term loan B" facility originally contemplated under the A&R commitment letter will be replaced by issuance of $800 million in 8-year senior unsecured notes, and $800 million in 10-year senior unsecured notes.

        The commitment is subject to the satisfaction of certain conditions, including (among others) the absence of any material adverse effect with respect to URS, completion of the merger, entry into definitive financing documents, the provision of specified financial information by AECOM and URS, the refinancing of certain indebtedness of AECOM and URS, and completion of a marketing period. The debt financing proceeds will be used to, among other things, fund all or a portion of the cash consideration to be paid in the merger, to refinance existing indebtedness of URS and its subsidiaries and certain existing indebtedness of AECOM and its subsidiaries, and to pay transaction related fees and expenses. The completion of the merger is not subject to a financing condition.

        In addition, the definitive documentation governing the debt financing is anticipated to include customary affirmative and negative covenants (including, without limitation, financial covenants and limitations regarding incurrence of indebtedness, sales of assets, liens, investments, and dividends and distributions) and customary events of default.

        A copy of the A&R commitment letter is filed as an exhibit to the Current Report on Form 8-K filed by AECOM on August 5, 2014, which is incorporated by reference in this joint proxy statement/prospectus.

Interests of AECOM's Directors and Executive Officers in the Merger

        Other than continuing roles as executive officers of AECOM after the effective time of the merger as described in further detail below under the heading "—AECOM Board of Directors and Management Following the Merger," the members of the AECOM executive management team do not have any interests in the merger that are different from, or in addition to, the interests of AECOM stockholders generally.

        Other than continuing membership on the Board of Directors of AECOM after the effective time of the merger as described in further detail below under the heading "—AECOM Board of Directors and Management Following the Merger," the members of the AECOM Board of Directors do not have any interests in the merger that are different from, or in addition to, the interests of AECOM stockholders generally.

        AECOM stockholders should take these interests into account in deciding whether to vote "FOR" the stock issuance proposal and "FOR" the AECOM adjournment proposal.

Interests of URS's Directors and Executive Officers in the Merger

        Certain members of the Board of Directors and executive officers of URS have interests in the merger that are in addition to, or different from, the interests of other URS stockholders. URS's Board of Directors was aware of these interests and considered them, among other matters, in approving the merger and the merger agreement and in making the recommendations that the URS stockholders approve and adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement. For purposes of the URS agreements and plans described below, to the extent applicable, the completion of the transactions contemplated by the merger agreement will constitute a change in control or term of similar meaning. These interests are described in further detail below, and certain of them are quantified in the narrative and table below.

Treatment of URS Equity-Based Awards

        If the merger is completed, URS roll-over award shares held by URS's executive officers, including the named executive officers, will be assumed by AECOM and converted into AECOM equity awards as follows:

  •
  Certain URS Time Vesting Restricted Stock Units and Restricted Stock Awards.  Upon consummation of the merger, each outstanding and unvested URS restricted stock unit and URS restricted stock award held by URS's executive officers, including the named executive officers, that vests solely based on the passage of time and that does not vest by its terms upon the consummation of the merger will be assumed by AECOM and converted into restricted stock and restricted stock units with respect to whole shares of AECOM common stock, on the same terms and conditions as applied to such URS restricted stock unit and URS restricted stock awards immediately prior to the consummation of the merger, with the number of shares of AECOM common stock subject to each such assumed share of restricted stock and restricted stock unit determined based upon the exchange ratio, which is the quotient, rounded to the nearest one ten thousandth, obtained by dividing the per share cash amount (which is the amount obtained by adding (i) $33.00 and (ii) the product of 0.734 times the average five-day AECOM closing price) by the average five-day AECOM closing price. Any corresponding accrued but unpaid dividends and dividend equivalents with respect to such URS restricted stock units and URS restricted stock awards will also be assumed by AECOM and remain outstanding as an obligation with respect to the converted award.

        In addition, if the merger is completed, URS's executive officers, including named executive officers, that hold URS election award shares will have the right to elect to receive merger consideration in the form of cash or shares of AECOM common stock, subject to proration:

  •
  Certain URS Time Vesting Restricted Stock Units and Restricted Stock Awards.  Immediately prior to the consummation of the merger, each outstanding URS restricted stock unit and URS restricted stock award held by URS's executive officers, including the named executive officers, that vests solely based on the passage of time and that either is vested, but not yet settled at the time the merger is consummated or that vests by its terms upon the consummation of the merger will immediately and automatically vest and entitle the holder thereof to the merger consideration, subject to proration, and the holder will be entitled to any corresponding accrued but unpaid dividends or dividend equivalents (less applicable withholding), which will be paid and/or delivered, as applicable, within thirty (30) days after the closing date, subject to certain limited exceptions.

  •
  Performance Vesting Restricted Stock Units and Restricted Stock Awards.  Immediately prior to the consummation of the merger, each outstanding URS restricted stock unit and URS restricted stock award held by URS's executive officers, including the named executive officers, that vests, in whole or in part, based on the achievement of performance goals (other than the performance-based awards granted in March 2013 with a two-year performance period ending January 2, 2015, which will only vest if the applicable performance goal is determined to be achieved measured as of the month-end prior to the effective time), will immediately and automatically vest based on the deemed achievement of the performance goals at target level and entitle the holder thereof to the merger consideration, subject to proration, and the holder will be entitled to any corresponding accrued but unpaid dividends or dividend equivalents (less applicable withholding), which will be paid and/or delivered, as applicable, within forty-five (45) days after the closing date, subject to certain limited exceptions.

  •
  Deferred Stock Units and Deferred Restricted Stock Units.  Upon consummation of the merger, each outstanding URS deferred stock award held by a non-employee director and each outstanding URS deferred restricted stock unit held by Mr. Koffel, all of which were fully vested and non-forfeitable by their terms prior to the announcement of the merger, will entitle the holder thereof to the merger consideration, subject to proration. The delivery and/or payment, as applicable, of the merger consideration and any dividend equivalents will be made on the first business day that follows the six (6) month anniversary of the holder's separation from service with URS and AECOM, subject to certain limited exceptions.

        For an estimate of the amounts that would become payable to each of URS's named executive officers on vesting of their unvested equity-based awards, see "—Golden Parachute Compensation" below. We estimate that the aggregate amount that would become payable to URS's six other executive officers on vesting of their unvested equity-based awards (including accrued but unpaid dividends and dividend equivalents) if the effective time of the merger were September 12, 2014, based on a price per share of URS common stock equal to $60.44 (the per share cash amount determined under the merger agreement, obtained by adding (i) $33.00 and (ii) the product of 0.734 times the average (rounded to the nearest one tenth of a cent) five-day AECOM closing price for the period from September 8, 2014 through September 12, 2014 of $37.388) is $16,866,801.

Employment Agreements

        URS is party to employment agreements (and, with respect to Mr. Koffel, a Supplemental Executive Retirement Agreement) with its executive officers that provide for the severance benefits described below upon (i) a termination of employment without cause or for good reason within one year or two years (Mr. Koffel) following the consummation of the merger and, (ii) with respect to Mr. Masters, upon a termination of employment (a) within six months following the consummation of the merger, by Mr. Masters for good reason or by URS or AECOM for any reason, and (b) within the 30-day period following the date that is six months following the consummation of the merger, due to resignation by Mr. Masters for any reason (the circumstances in (i) and (ii), a "qualifying termination").

        Severance Payment.    Upon a qualifying termination, the executive officers would become entitled to a lump sum payment (or, in the case of Mr. Koffel, payment in a lump sum or installments, upon his qualifying election) in an amount equal to the following:

  •
  For Mr. Koffel, the product of three multiplied by his annual base salary plus annual target bonus as in effect on the date of termination;

  •
  For Mr. Masters, the higher of (i) $1,152,000 and (ii) two multiplied by his annual base salary plus annual target bonus, each as in effect on the date of termination;

  •
  For Mr. Hicks, the product of two multiplied by his annual base salary plus annual target bonus, each as in effect on the date of the change in control; and

  •
  For the seven other executive officers, including Mr. Jandegian and Mr. Wotring the product of two multiplied by the executive officer's annual base salary in effect on the date of the change in control.

        In addition, pursuant to Mr. Masters' pre-existing employment agreement, he is entitled to receive an additional payment in respect of any "golden parachute" excise tax imposed by Section 4999 of the Code, in order to keep him whole, on an after-tax basis, for the amount of any such tax. Based on URS's analysis as of the date hereof, assuming a merger effective time of September 12, 2014 and Mr. Masters' employment is terminated at such time, it is anticipated that Mr. Masters will not receive a payment pursuant to this provision of his employment agreement. The other executive officers' employment agreements provide that any "golden parachute" payments subject to the excise tax imposed by Section 4999 of the Code will be reduced to the maximum amount that does not trigger the "golden parachute" excise tax unless such executive officer would be better off (on an after-tax basis) receiving all payments and benefits due and paying all applicable excise and income taxes. Accordingly, certain payments and/or benefits contingent on the merger that may be made to any such executive officer may be reduced pursuant to such executive officer's employment agreement.

        Insurance Continuation.    Upon any termination of employment (whether or not based on or otherwise relating to the merger), Mr. Koffel may elect to receive, for himself and his qualifying dependents, for 18 months following such termination, coverage at URS's expense under URS insurance programs, including life, EAP, disability, medical and dental insurance benefits. After the expiration of the 18-month period and until Mr. Koffel's death (or, with respect to Mr. Koffel's spouse, until the later of Mr. Koffel's death or his spouse's death), Mr. Koffel and his applicable dependents will be entitled to coverage at their own expense under URS insurance programs at URS's group rates. Other executive officers may elect to receive, for one year following a qualifying termination of employment, reimbursement for dental and health COBRA premiums (provided that Ms. Kilgannon or

Mr. Nash alternatively may elect to participate, at his or her own expense, in the URS retiree health plan) and continued coverage under URS's group long-term disability and basic term life insurance plans (or the equivalent if participation is not available or may only be continued at a cost greater than URS would have incurred absent such termination, capped at 150% of URS plan premiums).

        Acceleration of Equity Vesting.    The employment agreements with executive officers other than Mr. Koffel (whose equity awards are all fully vested) provide for automatic vesting of all equity-based awards upon a change in control. The change in control must be consummated on or prior to January 2, 2015 for Ms. Kilgannon, Ms. Perkovic, Mr. Bishop and Mr. Nash to receive the benefit of this accelerated vesting, after which time the vesting of their equity-based awards will accelerate only if they also experience a qualifying termination within one year of a change in control.

        For an estimate of the value of the payments and benefits described above that would become payable under the employment agreements to each of URS's named executive officers, see "—Golden Parachute Compensation" below. We estimate that the aggregate value of the cash severance payments and insurance continuation described above that would become payable to URS's six other executive officers if the effective time of the merger were September 12, 2014 and assuming that all executive officers all experienced a qualifying termination at such time is $7,051,473.

  Indemnification Insurance

        Pursuant to the terms of the merger agreement, URS's directors and executive officers will be entitled to certain ongoing indemnification obligations from AECOM and coverage under a six year directors' and officers' liability insurance policy to be maintained in effect by AECOM following the merger. Such indemnification and insurance coverage is further described in the section entitled "The Merger Agreement—D&O Indemnification."

        Golden Parachute Compensation The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosures of information about certain compensation for each of URS's named executive officers that is based on or otherwise relates to the merger ("merger-based compensation") and assumes, among other things, that the named executive officers will incur a qualifying termination of employment immediately following consummation of the merger. For additional details regarding the terms of the payments described below, see the discussion under the caption "The Merger—Interests of URS's Directors and Executive Officers in the Merger" above.

        Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described below, and do not reflect certain compensation actions that may occur before the completion of the merger. For purposes of calculating such amounts, we have assumed:

  •
  a price per share of URS common stock equal to the per share cash amount determined under the merger agreement, which is the amount obtained by adding (i) $33.00 and (ii) the product of 0.734 times the average five-day AECOM closing price for the period from September 8, 2014 through September 12, 2014 of $37.388;

  •
  September 12, 2014 as the closing date of the merger and thus, the date of the "change in control" as used below; and

  •
  a termination of each named executive officer's employment under circumstances entitling the executive to severance immediately following the closing of the merger.

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Other ($)(4)	Total ($)(5)
Named Executive Officers
Martin Koffel Chief Executive Officer	8,250,000	—	—	—	8,250,000
H. Thomas Hicks Executive Vice President & Chief Financial Officer	2,870,000	6,195,387	20,000	88,900	9,174,287
Gary V. Jandegian Vice President, President—Infrastructure & Environment	1,414,500	5,213,252	25,000	72,651	6,725,403
William J. Lingard President and Chief Operating Officer (former)*	—	—	—	—	—
Randall A. Wotring Vice President, President—Federal Services	1,297,800	5,213,252	14,000	72,651	6,597,703

*
Mr. Lingard resigned effective as of February 10, 2014. No payments, distributions or benefits that are based on or otherwise relate to the merger will be due to Mr. Lingard.

(1)
As described above, this amount equals the "double-trigger" cash severance payments payable to each of the named executive officers upon a qualifying termination of employment within one year (Messrs. Hicks, Jandegian and Wotring) or two years (Mr. Koffel) following the consummation of the merger, which consists of a lump sum payment (or, in the case of Mr. Koffel, payment in a lump sum or installments, upon his qualifying election) in an amount equal to (a) the product of three multiplied by the named executive officer's annual base salary plus annual target bonus, each as of the date of termination, for Mr. Koffel, (b) the product of two multiplied by the named executive officer's annual base salary plus annual target bonus, each as in effect on the date of the change in control for Mr. Hicks and (c) the product of two multiplied by the executive officer's annual base salary as in effect on the date of the change in control for Messrs. Jandegian and Wotring. Any such obligation to Messrs. Hicks, Jandegian, and Wotring is conditioned on the applicable named executive officer providing an effective release of claims. All of the named executive officers have agreed that, during the term of their respective employment agreements and thereafter, they will not disclose any confidential information of URS, subject to certain limited exceptions as set forth in the applicable employment agreement.

(2)
As described in more detail in "The Merger Agreement—Interest of URS's Directors and Executive Officers in the Merger—Treatment of URS Equity-Based Awards," (a) immediately prior to the consummation of the merger, each outstanding URS restricted stock unit and URS restricted stock award held by URS's named executive officers that vests solely based on the passage of time and that either is vested, but not yet settled at the time the merger is consummated or that vests by its terms upon the consummation of the merger will immediately vest and entitle the holder thereof to the merger consideration, subject to proration, with any accrued but unpaid dividends or dividend equivalents (less applicable withholding) generally paid and/or delivered, as applicable, within thirty (30) days after the closing date (subject to limited exceptions) (b) immediately prior to the consummation of the merger, each outstanding URS restricted stock unit and URS restricted stock award held by URS's named executive officers that vests, in whole or in part, based on the achievement of performance goals (other than the performance-based awards granted in March 2013 with a two-year performance period ending January 2, 2015, which will only vest if the applicable performance goal is determined to be achieved measured as of the month-end prior to the effective time) will immediately vest based on the deemed achievement of the performance goals at target level and entitle the holder thereof to the merger consideration, subject to proration, with any accrued but unpaid dividends or dividend equivalents (less applicable withholding) generally paid and/or delivered, as applicable, within forty-five (45) days after the closing date (subject to limited exceptions), and (c) upon the consummation of the merger, each URS deferred restricted stock unit held by Mr. Koffel which were fully vested and non-forfeitable pursuant to their terms prior to the announcement of the merger will entitle Mr. Koffel to the merger consideration, subject to proration, with payment or delivery of the merger consideration and any dividend equivalents generally to be made on the first business day that follows the six (6) month anniversary of Mr. Koffel's separation from service with URS and AECOM (subject to limited exceptions). The amounts above and in the table below assume a price per share of URS common stock equal to the per share cash amount determined under the merger agreement, which is the amount obtained by adding (i) $33.00 and (ii) the product of 0.734 times the average five-day AECOM closing price for the period from September 8, 2014 through September 12, 2014 of $37.388. Set forth below are the values of each type of equity-based award that would vest in connection with the merger. All such amounts are "single-trigger," except for Mr. Koffel's equity-based awards (his deferred restricted stock units), which are fully vested.

	"Single-Trigger" Awards		Vested Awards
Name	Restricted Stock Awards ($)	Restricted Stock Units ($)	Deferred Restricted Stock Units ($)
Named Executive Officers
Martin Koffel Chief Executive Officer	—	—	3,022,140
H. Thomas Hicks Executive Vice President & Chief Financial Officer	1,057,749	5,137,638	—
Gary V. Jandegian Vice President, President—Infrastructure & Environment	1,057,749	4,155,503	—
William J. Lingard President and Chief Operating Officer (former)*	—	—	—
Randall A. Wotring Vice President, President—Federal Services	1,057,749	4,155,503	—
(3)
As described above, this amount equals the estimated value of the "double-trigger" health and welfare benefits provided to each named executive officer (other than Mr. Koffel) under the terms of their employment agreement upon a qualifying termination of employment within one year following the consummation of the merger, specifically, the reimbursement of medical and dental COBRA premiums and continued coverage under URS's group long-term disability and basic term life insurance plans for a 12-month period following the qualifying termination for Messrs. Hicks, Jandegian and Wotring. Pursuant to his Supplemental Executive Retirement Agreement, upon any termination of employment (whether or not based on or otherwise relating to the merger), Mr. Koffel may elect to receive, for himself and his qualyifying dependents, for 18 months following such termination, coverage at URS's expense under URS insurance programs and, after the expiration of such 18-month period, coverage at the insured's expense under URS insurance programs at URS's group rates until Mr. Koffel's death or, in the case of Mr. Koffel's spouse, until the later of Mr. Koffel's death or his spouse's death.

(4)
This amount equals the accrued but unpaid dividends and dividend equivalents, as of September 12, 2014, in respect of the named executive officers' unvested restricted stock and restricted stock unit awards (which awards will vest and be paid out as described in footnote (2) to this table) that will be paid or delivered (as applicable) at the same time as the underlying restricted stock and restricted stock unit awards are paid or delivered. This amount is "single-trigger." This amount does not include any amounts related to the $0.22 per share dividend declared by URS on August 8, 2014, that will be paid on October 10, 2014, as any amounts related to this dividend are not accrued as of September 12, 2014.

(5)
The amount includes the aggregate dollar value of the sum of all amounts reported in the preceding columns.

Positions with AECOM Following the Merger

        As detailed below under "—AECOM Board of Directors and Management Following the Merger," certain of URS's executive officers and members of the URS Board of Directors will continue to serve as officers or directors of AECOM following the merger or URS (as a subsidiary of AECOM) upon completion of the merger. Specifically, upon completion of the merger, the AECOM Board of Directors will be expanded to 13 members and will include two directors who currently serve on the URS Board of Directors. Further, URS executive officers, Tom Bishop, George Nash, Randy Wotring and Wayne Shaw will each have prominent roles in the combined company. AECOM has not entered into an employment agreement with any of the foregoing URS executive officers. It is currently expected that their existing employment agreements with URS will remain in full force and effect after completion of the merger.

        URS does not expect a significant reduction in workforce as a result of the merger, subject to the discussion above regarding the potential difficulty of retaining key management personnel in the section entitled "Risk Factors—Risk Factors Relating to the Merger—Uncertainties associated with the merger may cause a loss of management personnel and other key employees which could adversely affect the future business, operations and financial results of AECOM following the merger."

AECOM Board of Directors and Management Following the Merger

        Following the merger, AECOM will expand the size of its Board of Directors from 11 to 13 directors and elect two persons who were members of the URS Board of Directors immediately prior to the effective time of the merger to the AECOM Board of Directors. The parties have agreed that by August 25, 2014, URS's Chairman and CEO and Lead Independent Director will meet with AECOM's CEO, Chairman of the Nominating, Governance and Risk Committee and Lead Independent Director will meet to develop mutually agreed qualifications for these directors. The election of these directors will be subject to the approval and related processes of AECOM's Nominating, Governance and Risk Committee.

        In addition, certain of URS's executive officers are expected to continue to serve as officers of AECOM or URS (as a subsidiary of AECOM) upon completion of the merger. On July 3, 2014, Michael S. Burke, President and Chief Executive Officer of AECOM, sent Martin Koffel, Chief Executive Officer of URS, a signed letter to confirm AECOM's intentions for leadership appointments at the combined company, which included roles for certain of URS's executive officers, including in the combined company's integration activities. On September 2, 2014, AECOM and URS announced that URS executive officers, Tom Bishop, George Nash, Randy Wotring, and Wayne Shaw would each have prominent roles in the combined company with Mr. Bishop to lead the Design and Consulting Services Group in the Americas, Mr. Nash to be Group President of Energy, Infrastructure, and Industrial Construction, Mr. Wotring to be Group President of Management Services and Mr. Shaw to serve as President of the combined company's Canadian-based Oil & Gas business.

Regulatory Clearances Required for the Merger

United States Antitrust

        Under the HSR Act, and the rules and regulations promulgated thereunder by the FTC, the merger cannot be consummated until, among other things, notifications have been given and the specified waiting period requirements have been satisfied. On July 22, 2014, each of AECOM and URS filed a Pre-Merger Notification and Report Form pursuant to the HSR Act with the FTC and the Antitrust Division. On August 4, 2014, the FTC granted URS and AECOM early termination of the waiting period under the HSR Act.

        The termination of the HSR Act waiting period does not preclude the Antitrust Division or the FTC from challenging the merger on antitrust grounds and seeking to preliminarily or permanently enjoin the proposed merger. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including without limitation, seeking to enjoin the completion of the merger. Private parties may also seek to take legal action under the antitrust laws under some circumstances. Neither AECOM nor URS believes that the merger violates federal antitrust laws, but there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Canada Competition Act Clearance.

        Under the Canada Competition Act ("Competition Act"), the merger cannot be consummated until one of the following have occurred: (a) the issuance of an advance ruling certificate ("ARC") as defined in section 102 of Competition Act; (b) AECOM and URS have given the notice required under section 114 of the Competition Act with respect to the merger, and the applicable waiting period under section 123 of the Competition Act has expired or has been terminated in accordance with the Competition Act; or (c) the obligation to give the requisite notice has been waived pursuant to paragraph 113(c) of the Competition Act. In the case of clause (b) or (c), AECOM shall have been advised in writing by the Commissioner of Competition ("Commissioner") that he does not, at such time, intend to make an application under section 92 of the Competition Act in respect of the merger ("no action letter").

        AECOM and URS filed formal notifications and an advance ruling certificate application pursuant to the Competition Act on August 8, 2014. On August 21, 2014, the Canadian Competition Bureau issued a no action letter indicating the Commissioner of Competition does not at this time intend to the challenge the proposed transaction before the Canadian Competition Tribunal. The expiry or termination of the time period set forth in section 114 of the Competition Act (including the issuance of a no action letter) does not preclude the Commissioner from challenging the merger before the Competition Tribunal in Canada for a period of one year from the closing of the merger.

Dividends

        The holders of AECOM common stock will receive dividends if and when declared by the AECOM Board of Directors out of legally available funds or, in the case of stock dividends, out of authorized and available shares of its common stock. AECOM has not paid a cash dividend since its inception and currently has no plans to pay cash dividends in the foreseeable future. Additionally, AECOM's term credit agreement and revolving credit facility restricts its ability to pay cash dividends. AECOM's debt agreements do not permit it to pay cash dividends unless at the time of and immediately after giving effect to the dividend, (a) there is no default or event of default and (b) the leverage ratio (as defined in AECOM's debt agreements) is less than 3.00 to 1.00. Under the terms of the merger agreement, AECOM is also generally prohibited from paying dividends on its common stock. Any payment of a dividend by AECOM on its common stock during the pendency of the merger would require the prior written consent of URS and would also require AECOM to coordinate with URS with respect to the declaration and record and payment dates in respect of any dividends.

        Under the terms of the merger agreement, URS is generally prohibited from paying dividends on its common stock during the pendency of the merger. However, URS is permitted to pay to its common stockholders regular quarterly dividends consistent with past practice, but must coordinate with AECOM with respect to the declaration and record and payment dates in respect of any dividends.

Listing of AECOM Shares

        It is a condition to the completion of the merger that the shares of AECOM common stock to be issued to URS stockholders, holders of URS election award shares pursuant to the merger be authorized for listing on the NYSE at the effective time of the merger subject to official notice of issuance.

Delisting and Deregistration of URS Common Stock

        Upon completion of the merger, shares of URS common stock currently listed on the NYSE will cease to be listed on the NYSE and will subsequently be deregistered under the Exchange Act.

Appraisal Rights

        Depending upon the elections made by the holders of shares of URS common stock with respect to the forms of consideration to be received in the merger, Delaware law may entitle the holders of shares of URS common stock, who follow the procedures specified in Section 262 of the DGCL, to have their shares appraised by the Delaware Court of Chancery and to receive the "fair value" of such shares as of completion of the merger in place of the merger consideration, as determined by the court. Specifically, holders, if any, of shares of URS common stock who make a stock election (as more fully explained below under "The Merger Agreement—Consideration to Be Received in the Merger—Stock Election") but who are forced to accept cash consideration in respect of such shares by reason of proration (and not simply cash in lieu of fractional shares) (as more fully explained below under "The Merger Agreement—Consideration to Be Received in the Merger—Proration"), would be entitled to have such shares appraised by the Delaware Court of Chancery if they comply with the procedures described below.

        In order to preserve the ability to exercise such rights, a holder must demand and perfect appraisal rights in accordance with Section 262.

        The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed in order to perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex F to this joint proxy statement/prospectus.

        Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the meeting of stockholders to vote on the adoption of the merger agreement. A copy of Section 262 must be included with such notice. This joint proxy statement/prospectus constitutes URS's notice to the holders of shares of URS common stock of the potential availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you are a URS stockholder and wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex F to this joint proxy statement/prospectus since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

        Any URS stockholder wishing to exercise the right to demand appraisal under Section 262 must satisfy the following three conditions:

  •
  deliver to URS a written demand for appraisal of your shares of URS common stock before the vote with respect to the adoption of the merger agreement is taken;

  •
  not vote in favor of the adoption of the merger agreement. A proxy that does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement. Therefore, a URS stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against adoption of the merger agreement or abstain from voting on the merger agreement. However, voting against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will not constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be made in addition to and separate from any proxy you deliver or vote you cast in person; and

  •
  continuously hold your shares of URS common stock through the completion of the merger.

        If you fail to comply with these three conditions and the merger is completed, you will be entitled to receive the merger consideration for your shares of URS common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of URS common stock.

        All demands for appraisal should be addressed to the Secretary of URS at 600 Montgomery Street, 26th Floor, San Francisco, California 94111, before the vote on the merger agreement is taken at the URS special meeting, and must be executed by, or on behalf of, the record holder of the shares for which appraisal rights are being exercised. The demand must reasonably inform URS of the identity of the holder and the intention of the holder to demand appraisal of his, her or its shares of URS common stock.

        If your shares of URS common stock are held of record through a broker, bank, nominee or other third party and you wish to demand appraisal rights, you must act promptly to instruct the applicable broker, bank nominee or other third party to follow the steps summarized in this section. If your shares of URS common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If your shares of URS common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of URS common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of URS common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of URS common stock as to which appraisal is sought. Where no number of shares of URS common stock is expressly mentioned, the demand will be presumed to cover all shares of URS common stock held in the name of the record owner.

        Within 10 days after the effective date of the merger, AECOM must give written notice that the merger has become effective to each URS stockholder who has properly filed a written demand for appraisal. At any time within 60 days after the effective date, any holder who has demanded an appraisal has the right to withdraw the demand and to accept the merger consideration in accordance with the merger agreement for his or her shares of URS common stock. Within 120 days after the effective date, either AECOM or any holder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all holders entitled to appraisal.

        AECOM has no obligation to file such a petition in the event that there are dissenting stockholders. Accordingly, the failure of a URS stockholder to file such a petition within the period specified could nullify the URS stockholder's previously written demand for appraisal. In addition, within 120 calendar days after the effective time of the merger, any stockholder who properly complied with the requirements of Section 262 will be entitled to receive from URS, upon request, a statement setting forth the aggregate number of shares of URS common stock not voted or consented in favor of adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of URS common stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file such a petition or request the statement described in the preceding sentence.

        If a petition for appraisal is duly filed by a holder and a copy of the petition is delivered to URS, URS will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares. After notice to dissenting URS stockholders, the Delaware Chancery Court is empowered to conduct a hearing upon the petition, and to determine those URS stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the URS stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any URS stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that URS stockholder.

        After determination of the URS stockholders entitled to appraisal of their shares, the Chancery Court will appraise the shares of URS common stock, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger. Unless the Chancery Court in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5.0% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the holders entitled to receive the same, upon surrender by such holders of the certificates representing those shares of URS common stock.

        In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a transaction such as the merger is not an opinion as to fair value under Section 262. Although we believe that the per share merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Chancery Court and stockholders should recognize that such an appraisal could result in determination of a value higher or lower than, or the same as, the per share merger consideration. Moreover, we do not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the "fair value" of a share of URS common stock is less than the per share merger consideration.

        In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation of the merger. In Weinberger, the Delaware Supreme Court also stated that "elements of future value, including the nature of the enterprise, which are known or susceptible as proof as of the date of the Merger and not the product of speculation, may be considered." In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder's exclusive remedy.

        Costs of the appraisal proceeding may be imposed upon the parties participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a URS stockholder, the Chancery Court may order all or a portion of the expenses incurred by any URS stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any URS stockholder who has demanded appraisal rights will not, after the effective date, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective date.

        At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with URS's written consent. No appraisal proceeding in the Chancery Court will be dismissed as to any stockholder without the approval of the Chancery Court, and such approval may be conditioned upon such terms as the Chancery Court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective time of the merger. If URS does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder's right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Chancery Court does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be more or less than, or equal to, the consideration being offered pursuant to the merger agreement. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders' rights to appraisal (if available) will cease. Inasmuch as URS has no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis.

        Under the merger agreement, if any dissenting URS stockholder fails to perfect or has effectively withdrawn or lost its appraisal rights before the election deadline, each of such holder's shares of URS common stock will be deemed to be non-election shares unless such stockholder makes a valid election before the election deadline. If any dissenting URS stockholder fails to perfect or has effectively withdrawn or lost its appraisal rights after the election deadline, each of such holder's shares of URS common stock will be converted, as of the effective time of the merger, into the right to receive only the stock consideration or only the cash consideration or a combination of both the stock consideration and the cash consideration, as determined by AECOM in its sole discretion. For further details on the "election deadline," "non-election shares," the "effective time," "stock consideration" and "cash consideration," see "The Merger Agreement—Conversion of Shares; Exchange of Certificates; Elections as to Form of Consideration," "—Effective Time and Completion of the Merger" and "—Consideration to Be Received in the Merger."

        As of the date of the mailing of this joint proxy statement/prospectus, we cannot definitively state whether appraisal rights will be available as a result of the merger because (i) the availability of appraisal rights depends on whether the cash consideration is undersubscribed to the extent that appraisal rights would be available and (ii) we will not know whether the cash consideration is undersubscribed to the extent that appraisal rights would be available until the election deadline (as more fully explained below under "The Merger Agreement—Consideration to Be Received in the Merger"). In the event that the cash consideration is undersubscribed to the extent that appraisal rights would be available, URS stockholders who have otherwise complied with the requirements of Section 262 will be advised of the availability of appraisal rights within 10 days of the merger in the notice of the effective date of the merger required by Section 262. If the cash consideration is not undersubscribed to the extent that appraisal rights would be available, AECOM will issue a public announcement and file a Form 8-K with the SEC informing URS stockholders that appraisal rights will not be available in connection with the merger. If you wish to preserve the ability to exercise appraisal rights, you must make a written demand for appraisal of your shares as described above.

        In view of the complexity of Section 262, holders of shares of URS common stock who may wish to dissent from the merger and pursue appraisal rights should promptly consult their legal advisors.

Litigation Related to the Merger

        In connection with the merger, beginning on July 21, 2014, seven putative class action lawsuits were filed in the Court of Chancery of the State of Delaware by purported URS stockholders: Falato v. URS Corp., et al., Case No. 9921; City of Atlanta Firefighters' Pension Fund v. Creel, et al., Case No. 9924; Petroutson v. URS Corp., et al., Case No. 9938; Miller v. URS Corp., et al., Case No. 9939; Oklahoma Police Pension & Retirement System v. Creel, et al., Case No. 9975; Cambridge Retirement System v. Creel, et al., Case No. 9998; Sheet Metal Workers Local No. 33 Cleveland District Pension Plan v. URS Corp., et al., Case No. 9999. The actions named as defendants URS, the members of the URS board of directors, AECOM, Merger Sub, and Merger Sub I. Two of the actions also named as a defendant JANA Partners LLC. The complaints alleged, among other things, that some or all members of the URS board of directors breached their fiduciary duties by approving the merger, and that the other defendants aided and abetted those alleged breaches. The complaints sought, among other relief, class certification, preliminary and permanent injunctive relief, and damages.

        On August 5, 2014, the Delaware Court denied the motion for expedited proceedings made by plaintiffs in the first six actions, other than the Sheet Metal Workers action. On August 28, 2014, the plaintiffs in the first six actions filed a notice of voluntary dismissal of their actions, which also indicated that plaintiffs' counsel intended to apply for an award of attorneys' fees and reimbursement of expenses.

        On August 21, 2014, plaintiff in the Sheet Metal Workers action filed an amended class action complaint that asserted breach of fiduciary duties claims against the members of the URS board of directors, and claims of aiding and abetting those alleged breaches against AECOM, Merger Sub, Merger Sub I, JANA Partners LLC, and BAML. Plaintiff also filed a motion for expedited proceedings and discovery. At a hearing on August 28, 2014, the Delaware Court denied the motion for expedited proceedings and discovery in the Sheet Metal Workers action. On September 3, 2014, the plaintiff in Sheet Metal Workers filed a notice of voluntary dismissal.

THE MERGER AGREEMENT

        The following section summarizes material provisions of the merger agreement, which is included in this joint proxy statement/prospectus as Annex A and is incorporated herein by reference in its entirety. The rights and obligations of AECOM and URS are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. AECOM stockholders and URS stockholders are urged to read the merger agreement carefully and in its entirety, as well as this joint proxy statement/prospectus, before making any decisions regarding the merger or the stock issuance.

        The merger agreement is included in this joint proxy statement/prospectus only to provide public disclosure regarding its terms and conditions as required by U.S. federal securities laws, and is not intended to provide any factual information about AECOM or URS. The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties:

  •
  were made only for purposes of the merger agreement and as of specific dates and may be subject to more recent developments;

  •
  may not be intended as statements of fact, but rather as a way of allocating the risk between the parties in the event the statements therein prove to be inaccurate;

  •
  have been qualified by certain disclosures that were made between the parties in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement itself; and

  •
  may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.

        Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information."

        This summary is qualified in its entirety by reference to the merger agreement.

Terms of the Merger

        Subject to the terms and conditions of the merger agreement, at the effective time of the merger, Merger Sub will be merged with and into URS, with URS surviving the merger as a wholly owned subsidiary of AECOM. At the effective time of the second merger, which will be immediately following the merger, and as part of a single integrated transaction with the merger, URS will be merged with and into Merger Sub I, with Merger Sub I surviving the second merger as a limited liability company and a wholly owned subsidiary of AECOM. There are no conditions to the second merger other than consummation of the merger.

        Each share of AECOM common stock issued and outstanding at the effective time of the merger will remain issued and outstanding as one share of common stock of AECOM, and each share of URS common stock issued and outstanding at the effective time of the merger (other than shares held in treasury by URS or by AECOM, Merger Sub or any of their respective subsidiaries, which shares will be cancelled) will be converted into either cash or AECOM common stock, as described below. See "—Consideration to Be Received in the Merger."

        The rights of AECOM stockholders will continue to be governed by the AECOM charter and the AECOM bylaws after the completion of the merger. The rights of URS stockholders who receive AECOM common stock as merger consideration will be governed by the AECOM charter and the AECOM bylaws after the completion of the merger.

 Effective Time and Completion of the Merger

        Unless the parties agree otherwise, the closing of the merger will take place at 10:00 a.m., California time, on the later of (i) the second business day after all conditions to the completion of the merger have been satisfied or waived and (ii) the earlier of (a) any business day during the marketing period as AECOM may specify on no less than two business days' notice to URS and (b) two business days after the final day of the "marketing period" (which is defined as the first period of 20 consecutive business days after July 11, 2014 and at the end of which AECOM will have obtained certain required information and the conditions to closing in the merger agreement will have been satisfied). The merger will be effective when the parties duly file a certificate of merger with the Secretary of State of the State of Delaware, or at such other date and time as AECOM and URS agree and specify in the certificate of merger. The second merger will take place immediately after the merger when the parties duly file a certificate of merger with the Secretary of State of the State of Delaware, or at such other date and time as AECOM and URS agree and specify in the certificate of merger; there are no conditions to the second merger other than consummation of the merger.

        AECOM and URS currently expect the closing of the merger to occur on October 17, 2014, the first business day following the AECOM and URS stockholder meetings. However, as the merger is subject to various regulatory approvals and the satisfaction or waiver of other conditions described in the merger agreement, it is possible that factors outside the control of AECOM and URS could result in the merger being completed at a later time or not at all.

Consideration to Be Received in the Merger

        As a result of the merger, each URS stockholder will have the right, with respect to each share of URS common stock held, to elect to receive merger consideration consisting of either cash or shares of AECOM common stock, subject to adjustment as described below. The aggregate value of the merger consideration will fluctuate with the market price of AECOM common stock and will be determined based on the average five-day AECOM closing price at the time the merger is completed.

        Whether a URS stockholder makes a cash election, a stock election or no election, the value of the consideration that such stockholder will receive as of the completion date will be approximately equivalent based on the average five-day AECOM closing price used to calculate the merger consideration. A chart showing the cash and stock merger consideration at various assumed average closing prices of AECOM common stock is provided on page 4 of this joint proxy statement/prospectus.

        An election form is being mailed with this joint proxy statement/prospectus. In order to make a valid election, URS stockholders must return their properly completed and signed election form to the exchange agent prior to the election deadline. If you are a URS stockholder and you do not return your election form by the election deadline or improperly complete or do not sign your election form, you will receive cash, shares of AECOM common stock or a mixture of cash and shares of AECOM common stock, based on what is available after giving effect to the valid elections made by other stockholders, as well as to the adjustments described below.

        If you are a URS stockholder, you may specify different elections with respect to different shares held by you (e.g., if you have 100 shares, you could make a cash election with respect to 50 shares and a stock election with respect to the other 50 shares).

        AECOM will not issue fractional shares of AECOM common stock pursuant to the merger agreement. Instead, each URS stockholder who would have otherwise been entitled to receive a fraction of a share of AECOM common stock (after aggregating all shares represented by the certificates and book-entry shares delivered by such holder) will receive an amount of cash (without interest) equal to the fractional share to which the holder is entitled multiplied by the average five-day AECOM closing price.

Cash Election

        The merger agreement provides that each URS stockholder who makes a valid cash election will have the right to receive, in exchange for each share of URS common stock held by such holder, an amount in cash equal to the per share cash amount, which is the amount obtained by adding (i) $33.00 and (ii) the product of 0.734 times the average five-day AECOM closing price. We sometimes refer to this cash amount as the "cash consideration." Based on the average of the closing sales prices of AECOM common stock for the five trading days ending July 11, 2014, the last trading day prior to announcement of the transaction, if the merger had been completed on July 11, 2014, the cash consideration payable to each URS stockholder making a valid cash election would have been approximately $56.41 per URS share. However, because the aggregate amount of cash to be paid to holders of URS common stock (not including, for this purpose, URS election award shares) as of immediately prior to closing is fixed in the merger agreement at $2,257,950,321, if more URS stockholders make valid elections to receive cash than is available as merger consideration under the merger agreement, URS stockholders electing cash consideration may have their aggregate cash consideration proportionately reduced and may receive a portion of their consideration in AECOM common stock, despite their elections, as more fully described below under "—Proration."

Stock Election

        The merger agreement provides that each URS stockholder who makes a valid stock election will have the right to receive, in exchange for each share of URS common stock held, such number of shares of AECOM common stock equal to the exchange ratio, which is the quotient, rounded to the nearest one ten thousandth, obtained by dividing the per share cash amount (determined as described above) by the average five-day AECOM closing price. We sometimes refer to such number of shares of AECOM common stock as the "stock consideration." Based on the average of the closing prices of AECOM common stock for the five trading days ended July 11, 2014, the last trading day prior to announcement of the transaction, if the merger had been completed on July 11, 2014 the stock consideration payable to each URS stockholder making a valid stock election would have been 1.769 shares of AECOM common stock, having a market value equal to $31.89 per share of AECOM common stock, based on such average closing price. However, because the aggregate amount of cash to be issued to holders of URS common stock (not including, for this purpose, URS election award shares) as of immediately prior to closing is fixed in the merger agreement at $2,257,950,321, if fewer URS stockholders make valid elections to receive cash than is available as merger consideration under the merger agreement, URS stockholders electing stock consideration may have their stock consideration proportionately reduced and may receive a portion of their consideration in cash, despite their elections, as more fully described below under "—Proration."

Non-Election Shares

        If you are a URS stockholder and you do not make an election to receive cash or AECOM common stock in the merger or your elections are not received by the exchange agent by the election deadline, or your forms of election are improperly completed and/or are not signed, you will be deemed not to have made an election. We sometimes refer to shares as to which no election or an invalid election has been made as "non-election shares." Stockholders not making an election may be paid in only cash, in only AECOM common stock or in a mix of cash and shares of AECOM common stock depending on, and after giving effect to, the number of valid cash elections and stock elections that have been made by other URS stockholders using the proration adjustments described below.

Proration

        The aggregate amount of cash to be paid to holders of URS common stock (not including, for this purpose, URS election award shares) as of immediately prior to closing is fixed in the merger agreement at $2,257,950,321. The total number of shares of AECOM common stock that will be issued in the merger in respect of outstanding shares of URS common stock (not including, for this purpose, URS election award shares) would be 50,222,686 shares, based on the number of shares of URS common stock outstanding on July 11, 2014, the last trading day prior to announcement of the merger, or 50,419,214 shares, based on the number of shares of URS common stock outstanding on September 12, 2014, the most recent practicable trading day before filing of this joint proxy statement/prospectus; provided, that if the number of shares of URS common stock outstanding increases prior to the date of completion of the merger due to the vesting of stock-settled awards or as otherwise permitted by the merger agreement, the aggregate number of AECOM shares to be issued as consideration in the merger will be increased accordingly. If the cash consideration is either oversubscribed or undersubscribed, then certain adjustments will be made to the merger consideration to be paid to URS stockholders, in the manner described below.

Adjustment if Cash Pool Is Oversubscribed

        AECOM common stock will be issued to holders of URS common stock who make cash elections if the available $2,257,950,321 cash pool is oversubscribed. The total number of shares of URS common stock for which valid cash elections are made is referred to as the "Cash Election Number." The cash consideration will be oversubscribed if the Cash Election Number exceeds the Cash Conversion Number. The "Cash Conversion Number" is equal to the quotient obtained by dividing (1) $2,257,950,321 by (2) the per share cash amount. For example, if the per share cash amount were $60.44, the Cash Conversion Number would be approximately 37,356,688 URS shares ($2,257,950,321 divided by $60.44).

        If the cash election is oversubscribed, then:

  •
  a URS stockholder making a stock election, no election or an invalid election will receive the stock consideration for each share of URS common stock as to which it made a stock election, no election or an invalid election; and

  •
  a URS stockholder making a cash election will receive:

  •
  cash consideration for a number of shares of URS common stock equal to the product obtained by multiplying (1) the number of shares of URS common stock for which such stockholder has made a cash election by (2) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Cash Election Number; and

  •
  stock consideration for the remaining shares of URS common stock for which the stockholder made a cash election.

Example of Oversubscription of Cash Pool

        Assuming that:

  •
  the Cash Conversion Number was 37,356,688 shares of URS common stock (i.e., 37,356,688 shares of URS common stock must receive the cash consideration) (which assumes that the average five-day AECOM closing price was equal to $37.388); and

  •
  the Cash Election Number was 46,695,861 shares of URS common stock (i.e., only 37,356,688 shares of URS common stock can receive the cash consideration, but URS stockholders have made cash elections with respect to 46,695,861 shares of URS common stock), then a URS stockholder making a cash election with respect to 1,000 shares of URS common stock would receive the cash consideration with respect to 800 shares of URS common stock (1,000 multiplied by 37,356,688 divided by 46,695,861) and the stock consideration with respect to the remaining 200 shares of URS common stock. Therefore, assuming that the average five-day AECOM closing price was equal to $37.388, URS stockholder would receive 323 shares of AECOM common stock and $48,366.36 in cash (including cash in lieu of fractional shares).

Adjustment if the Cash Pool Is Undersubscribed

        Cash may be paid to holders of URS common stock who make stock elections if the available $2,257,950,321 cash pool is undersubscribed. If the Cash Election Number is less than the Cash Conversion Number, the cash election is undersubscribed, in which case cash may be issued to stockholders who make stock elections. The amount by which the Cash Election Number is less than the Cash Conversion Number is referred to as the "Shortfall Number." If the cash election is undersubscribed, then all holders of URS common stock making a cash election will receive the cash consideration for all shares of URS common stock as to which they made a cash election. Holders of URS common stock making a stock election, holders of URS common stock who make no election and holders of URS common stock who have failed to make a valid election will receive cash and/or AECOM common stock based in part on whether the Shortfall Number is lesser or greater than the number of non-election shares, as described below.

        Scenario 1: Undersubscription of Cash Pool and Shortfall Number is Less than or Equal to Number of Non-Election Shares. If the Shortfall Number is less than or equal to the number of non-election shares, then:

  •
  a holder of URS common stock making a stock election will receive the stock consideration for each share of URS common stock as to which it made a stock election; and

  •
  a holder of URS common stock who, with respect to some or all of its shares, made no election or who did not make a valid election will receive:

  •
  the cash consideration with respect to the number of shares of URS common stock equal to the product obtained by multiplying (1) the number of non-election shares held by such holder of URS common stock by (2) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of non-election shares; and

  •
  the stock consideration with respect to the remaining non-election shares held by such stockholder.

  Example of Scenario 1

        Assuming that:

  •
  the Cash Conversion Number is 37,356,688 shares of URS common stock (i.e., 37,356,688 shares of URS common stock must receive the cash consideration) (which assumes that the average five-day AECOM closing price was equal to $37.388);

  •
  the Cash Election Number is 15,000,000 shares of URS common stock (i.e., 37,356,688 shares of URS common stock must be converted into cash consideration but URS stockholders have made a cash election with respect to only 15,000,000 shares of URS common stock, so the Shortfall Number is 22,356,688); and

  •
  the total number of non-election shares is 30,000,000,

then a holder of URS common stock that has not made an election with respect to 1,000 shares of URS common stock would receive the per share cash consideration with respect to 745 shares of URS common stock (1,000 multiplied by 22,356,688 divided by 30,000,000) and the per share stock consideration with respect to the remaining 255 shares of URS common stock. Therefore, assuming that the average five-day AECOM closing price was equal to $37.388, that holder of URS common stock would receive 412 shares of AECOM common stock and $45,038.75 in cash (including cash in lieu of fractional shares).

        Scenario 2: Undersubscription of Cash Pool and Shortfall Number Exceeds Number of Non-Election Shares. If the Shortfall Number exceeds the number of non-election shares, then:

  •
  a holder of URS common stock who made no election or who has not made a valid election will receive the cash consideration for each share of URS common stock for which it did not make a valid election; and

  •
  a holder of URS common stock making a stock election will receive:

  •
  cash consideration with respect to the number of shares of URS common stock equal to the product obtained by multiplying (1) the number of shares of URS common stock with respect to which the stockholder made a stock election by (2) a fraction, the numerator of which is equal to the amount by which the Shortfall Number exceeds the number of non-election shares and the denominator of which is equal to the total number of stock election shares; and

  •
  stock consideration with respect to the remaining shares of URS common stock held by such stockholder as to which it made a stock election.

  Example of Scenario 2

        Assuming that:

  •
  the Cash Conversion Number is 37,356,688 shares of URS common stock (37,356,688 shares of URS common stock must receive the cash consideration) (which assumes that the average five-day AECOM closing price was equal to $37.388);

  •
  the Cash Election Number is 15,000,000 shares of URS common stock (i.e., 37,356,688 shares of URS common stock must be converted into cash consideration, but URS stockholders have made a cash election with respect to only 15,000,000 shares of URS common stock, so the Shortfall Number is 22,356,688);

  •
  the number of non-election shares is 15,000,000 shares of URS common stock (so the Shortfall Number exceeds the number of non-election shares by 7,356,688); and

  •
  the number of stock election shares is 39,000,000 shares of URS common stock,

then a holder of URS common stock that has made a stock election with respect to 1,000 shares of URS common stock would receive the cash consideration with respect to 189 shares of URS common stock (1,000 multiplied by 7,356,688 divided by 39,000,000) and the stock consideration with respect to the remaining 811 shares of URS common stock. Therefore, assuming that the average five-day AECOM closing price was equal to $37.388, that holder of URS common stock would receive 1,311 shares of AECOM common stock, and approximately $11,426.08 in cash (including cash in lieu of fractional shares).

Conversion of Shares; Exchange of Certificates; Elections as to Form of Consideration

        The conversion of URS common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. As soon as reasonably practicable after the effective time of the merger, the exchange agent will exchange certificates representing shares of URS common stock for merger consideration to be received in the merger pursuant to the terms of the merger agreement. Computershare Trust Company, N.A. will be the exchange agent in the merger and will receive your election form, exchange certificates for the merger consideration and perform other duties as explained in the merger agreement.

Election Form

        URS stockholders are being mailed election forms at least 20 business days prior to the election deadline so as to permit each URS stockholder to exercise such holder's right to make an election prior to the election deadline. Each election form will allow you to make cash or stock elections or a combination of both.

        The election deadline is 2:00 p.m., California time, on October 15, 2014.

        If you wish to elect the type of merger consideration you will receive in the merger, you should carefully review and follow the instructions that will be set forth in the election form. Stockholders who hold their shares of URS common stock in "street name" or through a bank, broker or other nominee should follow the instructions of the bank, broker or other nominee for making an election with respect to such shares of URS common stock. Shares of URS common stock as to which the holder has not made a valid election prior to the election deadline will be treated as non-election shares.

        To make a valid election, each URS stockholder must submit a properly completed election form, together with stock certificates duly endorsed in blank or otherwise in a form acceptable for transfer on the books of URS (except with respect to book-entry shares, in which case you should follow the instructions set forth in the election form), to the exchange agent at or prior to the election deadline in accordance with the instructions on the election form.

        An election form will be properly completed only if accompanied by certificates (or book-entry transfer of uncertificated shares) representing all shares of URS common stock covered by the election form (or customary affidavits and indemnification regarding the loss or destruction of such certificates, as will be described in the election form). If you cannot deliver your stock certificates to the exchange agent by the election deadline, you may deliver a notice of guaranteed delivery promising to deliver your stock certificates, as will be described in the election form, so long as the actual stock certificates are in fact delivered to the exchange agent within five business days after the execution of such guarantee of delivery.

        Generally, an election may be changed, but only by written notice received by the exchange agent prior to the election deadline accompanied by a properly completed and signed revised election form. A URS stockholder may also revoke his, her or its election by submitting a written notice to the exchange agent, withdrawing the certificates representing the shares of URS common stock covered by the election form, or guaranteeing the delivery of the certificates that had been previously deposited with the exchange agent, in each case, prior to the election deadline. If an election is revoked, or the merger agreement is terminated, and any certificates (or guarantees of delivery, as appropriate) have been transmitted to the exchange agent, the exchange agent will promptly return those certificates (or guarantees of delivery, as appropriate) to the stockholder who submitted such documents, or, in the case of shares of URS common stock tendered by book-entry transfer, the exchange agent will credit an account maintained by such stockholder promptly following the termination of the merger or revocation of the election. URS stockholders will not be entitled to revoke or change their elections following the election deadline. As a result, if you have made elections, you will be unable to revoke your elections or sell your shares of URS common stock during the interval between the election deadline and the date of completion of the merger.

        Once URS stockholders have tendered their URS stock certificates to the exchange agent, they may not transfer their shares of URS common stock represented by those stock certificates until the merger is completed, unless they revoke their election by written notice to the exchange agent that is received prior to the election deadline.

        Shares of URS common stock as to which the holder has not made a valid election prior to the election deadline, including as a result of revocation, will be deemed non-election shares. The determination of the exchange agent will be binding as to whether an election has been properly made or revoked. If it is determined by the exchange agent that any purported cash election or stock election was not properly made, the purported election will be deemed to be of no force or effect and the holder making the purported election will be deemed not to have made an election for these purposes, unless a proper election is subsequently made on a timely basis.

        The exchange agent will make all computations as to the allocation and the proration contemplated by the merger agreement and any such computation will be conclusive and binding on the holders of URS common stock.

Exchange of Certificates

        Within three business days after the closing of the merger, the exchange agent will mail a letter of transmittal to only those persons who were URS stockholders at the effective time of the merger and who have not previously submitted an election form and properly surrendered shares of URS common stock to the exchange agent. This mailing will contain instructions on how to surrender certificated and book-entry shares of URS common stock (if these shares have not already been surrendered) in exchange for the merger consideration the holder is entitled to receive under the merger agreement.

        In the event of a transfer of ownership of shares of URS common stock that is not registered in the transfer or stock records of URS, any merger consideration payable with respect to such shares of URS common stock may be payable to the transferee if certificates or book-entry shares are presented to the exchange agent, accompanied by all documents evidencing such transfer and payment of any related transfer taxes.

        If a certificate for URS common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of an affidavit as to that loss, theft or destruction and, if required by AECOM or the exchange agent, the posting of a bond in such amount as AECOM or the exchange agent deems reasonably necessary as indemnity against any claim that may be made.

        From and after the effective time of the merger, all holders of certificates representing shares of URS common stock or book-entry shares will cease to have any rights as stockholders of URS other than the right to receive the merger consideration and the stock transfer books of URS will be closed.

Withholding

        The exchange agent will be entitled to deduct and withhold from the cash consideration or cash in lieu of fractional shares, cash dividends or distributions payable to any URS stockholder the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If the exchange agent withholds any amounts, these amounts will be treated for all purposes of the merger as having been paid to the stockholders from whom they were withheld.

Conversion of Shares in the Second Merger

        At the second effective time, solely by virtue of the second merger, each of the membership interests of Merger Sub I that was issued and outstanding immediately prior to the second effective time will be converted into one validly issued, fully paid and non-assessable membership interest in the entity surviving the merger of URS and Merger Sub I. In addition, each share of the common stock of the surviving corporation that was issued and outstanding immediately prior to the second effective time will be cancelled. No consideration will be delivered in exchange for such shares.

 Treatment of URS Equity Awards

        If the merger is completed, URS roll-over award shares will be assumed by AECOM and converted into AECOM equity awards as follows:

  •
  Certain URS Time Vesting Restricted Stock Units and Restricted Stock Awards.  Upon consummation of the merger, each outstanding and unvested URS restricted stock unit and URS restricted stock award that vests solely based on the passage of time and that does not vest by its terms upon the consummation of the merger will be assumed by AECOM and converted into restricted stock and restricted stock units with respect to whole shares of AECOM common stock, on the same terms and conditions as applied to such URS restricted stock unit and URS restricted stock awards immediately prior to the consummation of the merger, with the number of shares of AECOM common stock subject to each such assumed share of restricted stock and restricted stock unit determined based upon the exchange ratio, which is the quotient, rounded to the nearest one ten thousandth, obtained by dividing the per share cash amount (which is the amount obtained by adding (i) $33.00 and (ii) the product of 0.734 times the average five-day AECOM closing price) by the average five-day AECOM closing price. Any corresponding accrued but unpaid dividends and dividend equivalents with respect to such URS restricted stock units and URS restricted stock awards will also be assumed by AECOM and remain outstanding as an obligation with respect to the converted award.

        In addition, if the merger is completed, holders of URS election award shares will have the right to elect to receive merger consideration in the form of cash or shares of AECOM common stock, subject to proration:

  •
  Certain URS Time Vesting Restricted Stock Units and Restricted Stock Awards.  Immediately prior to the consummation of the merger, each outstanding URS restricted stock unit and URS restricted stock award that vests solely based on the passage of time and that either is vested, but not yet settled at the time the merger is consummated or that vests by its terms upon the consummation of the merger will immediately and automatically vest and entitle the holder thereof to the merger consideration, subject to proration, and the holder will be entitled to any corresponding accrued but unpaid dividends or dividend equivalents (less applicable withholding), which will be paid and/or delivered, as applicable, within thirty (30) days after the closing date, subject to certain limited exceptions.

  •
  Performance Vesting Restricted Stock Units and Restricted Stock Awards.  Immediately prior to the consummation of the merger, each outstanding URS restricted stock unit and URS restricted stock award that vests, in whole or in part, based on the achievement of performance goals (other than the performance-based awards granted in March 2013 with a two-year performance period ending January 2, 2015, which will only vest if the applicable performance goal is determined to be achieved measured as of the month-end prior to the effective time), will immediately and automatically vest based on the deemed achievement of the performance goals at target level and entitle the holder thereof to the merger consideration, subject to proration, and the holder will be entitled to any corresponding accrued but unpaid dividends or dividend equivalents (less applicable withholding), which will be paid and/or delivered, as applicable, within forty-five (45) days after the closing date, subject to certain limited exceptions.

  •
  Deferred Stock Units and Deferred Restricted Stock Units.  Upon consummation of the merger, each outstanding URS deferred stock award held by a non-employee director and each outstanding URS deferred restricted stock unit, all of which are vested, will entitle the holder thereof to the merger consideration, subject to proration. The delivery and/or payment, as applicable, of the merger consideration and any dividend equivalents will be made on the first business day that follows the six (6) month anniversary of the holder's separation from service with URS and AECOM, subject to certain limited exceptions.

        Based upon 68,545,117 outstanding shares of URS common stock (that are not URS election award shares), 1,591,993 outstanding URS election award shares and 1,361,164 outstanding URS roll-over award shares on the record date for the URS special meeting, AECOM will issue an aggregate of 50,419,214 shares of AECOM common stock to holders of URS common stock as of immediately prior to closing, issue an aggregate of 1,168,503 shares of AECOM common stock to holders of URS election award shares as of immediately prior to closing and reserve an aggregate of 2,200,458 shares of AECOM common stock in respect of AECOM equity awards issued to holders of URS roll-over award shares as of the consummation of the closing, in each case in connection with the merger, although these numbers may change based on the number of outstanding shares of URS common stock, URS equity award shares and URS roll-over award shares on the closing date. AECOM will pay an aggregate cash consideration of $2,257,950,321 to holders of URS common stock as of immediately prior to closing in connection with the merger and anticipates paying an additional aggregate cash consideration of $52,535,769 to holders of URS election award shares as of immediately prior to closing in connection with the merger, although this number may change based on the number of outstanding URS election award shares on the closing date.

Representations and Warranties

        The merger agreement contains generally reciprocal representations and warranties. Each of AECOM, Merger Sub, Merger Sub I and URS has made representations and warranties regarding, among other things:

  •
  organization, standing and corporate power;

  •
  capital stock;

  •
  ownership of subsidiaries;

  •
  authority with respect to the execution and delivery of the merger agreement, and the due and valid execution and delivery and enforceability of the merger agreement;

  •
  the absence of conflicts with, or violations of, organizational documents, other contracts and applicable laws;

  •
  SEC documents and financial statements;

  •
  the absence of undisclosed material liabilities;

  •
  accuracy of information supplied, or to be supplied, for use in this joint proxy statement/prospectus;

  •
  the absence of certain changes and events;

  •
  the absence of certain litigation;

  •
  compliance with applicable laws and permits;

  •
  benefits matters and ERISA compliance;

  •
  tax matters;

  •
  material contracts;

  •
  related-party transactions;

  •
  the absence of certain payments made in violation of applicable federal and international law;

  •
  governmental contracts;

  •
  trade practices;

  •
  brokers and finders' fees payable in connection with the merger; and

  •
  opinions of financial advisors.

        The merger agreement contains additional representations and warranties of URS, including with respect to:

  •
  collective bargaining agreements and other labor matters;

  •
  environmental matters;

  •
  insurance;

  •
  real property;

  •
  intellectual property;

  •
  inapplicability of state takeover statutes;

  •
  absence of a shareholders rights' plan;

  •
  backlog;

  •
  derivative contracts; and

  •
  customer relations.

        The merger agreement also contains representations and warranties of AECOM, Merger Sub and Merger Sub I, including with respect to:

  •
  financing of the merger consideration;

  •
  the formation of Merger Sub and Merger Sub I;

  •
  solvency; and

  •
  ownership of URS stock.

        Many of the representations and warranties in the merger agreement are qualified by a "materiality" or "material adverse effect" standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would be material or have a material adverse effect). For purposes of the merger agreement, a "material adverse effect" means, with respect to a person, any change, circumstance, occurrence, effect, state of facts or event that (i) is or would be reasonably expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of such person and its subsidiaries, taken as a whole, or (ii) materially impairs the ability of such person to consummate, or prevents or materially delays, the merger or any of the other transactions contemplated by the merger agreement or would reasonably be expected to do so. The definition of "material adverse effect" excludes, in the event of (i), any effect caused by or resulting from

  •
  changes or conditions generally affecting the industries in which such person (or its subsidiaries) operates or the economy or the financial or securities markets or markets or regulatory conditions generally in the United States or any other jurisdiction in which such person (or its subsidiaries) operates, including interest rates or currency exchange rates, or changes therein, and including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments in general;

  •
  changes in global or national political conditions, including the outbreak or escalation of war or acts of terrorism;

  •
  changes (or proposed changes) in law or GAAP (or local equivalents in the applicable jurisdiction);

  •
  earthquakes, hurricanes, tsunamis, typhoons, lightning, hail storms, blizzards, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides, wildfires and other natural disasters, weather conditions or acts of God;

  •
  the failure to meet any revenue, earnings or other projections, forecasts or predictions;

  •
  the announcement or pendency of the merger agreement, the merger or any of the other transactions contemplated by the merger agreement; and

  •
  any action or non-action expressly required to be taken or not taken, by the parties to the merger agreement;

provided that, with respect to the first four bullet points above, the impact of such event, change, circumstance, occurrence, effect or state of facts is not disproportionately adverse to such person and its subsidiaries, taken as a whole, relative to other participants in their industry; and provided that, with respect to the fifth bullet point above, this exception will not prevent or otherwise affect a determination that any events, changes, circumstances, occurrences, effects or state of facts underlying a failure described in the fifth bullet point has resulted in, or contributed to, or would reasonably be expected to result in or contributed to a material adverse effect.

Conduct of Business

Covenants of URS Relating to Conduct of Its Business

        During the period between July 11, 2014 and the effective time of the merger, URS has agreed that URS will, and will cause its subsidiaries to, carry on its business in the ordinary course consistent with past practice and use reasonable best efforts to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it, except as consented to in writing by AECOM (which consent will not be unreasonably withheld, conditioned or delayed), as required by applicable law, or as otherwise specifically required by the merger agreement.

        In addition, URS has specifically agreed not to, and to not permit of any its subsidiaries to, do any of the following prior to the effective time of the merger, except in each case as set forth in the disclosure schedules delivered by URS to AECOM, as required by applicable law, as specifically required by the merger agreement or as consented to in writing by AECOM (which consent will not be unreasonably withheld, conditioned or delayed):

  •
  (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly-owned subsidiary of URS to its parent, (B) purchase, redeem or otherwise acquire shares of its capital stock or other of its equity interests or of its subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests (other than in connection with the exercise or vesting of URS equity awards (including in connection with any required withholding taxes related to such exercise or vesting) outstanding as of the date of the merger agreement in accordance with their terms as in effect on such date) or (C) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

  •
  issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for or exercisable for any such shares or other equity interests, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, "phantom" stock rights, performance units, rights to receive shares of its capital stock on a deferred basis or other rights linked to the value of its shares of common stock, including pursuant to contracts as in effect on July 11, 2014 (other than the issuance of shares of URS common stock, upon the exercise or settlement of URS equity awards, outstanding as of the date of the merger agreement in accordance with their terms as in effect on the date of the merger agreement);

  •
  subject to certain exceptions in the case of non-significant subsidiaries, amend or otherwise change, or authorize or formally propose to amend or otherwise change, its certificate of incorporation or by-laws (or similar organizational documents);

  •
  subject to certain exceptions, directly or indirectly acquire or agree to acquire (A) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof or (B) any assets that are otherwise material to URS and its subsidiaries;

  •
  subject to certain exceptions, directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any lien (other than any permitted lien) or otherwise dispose in whole or in part of any of its properties, assets or rights or any interest therein;

  •
  adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

  •
  (A) incur, create, assume or otherwise become liable for, any indebtedness (other than (i) indebtedness owed by URS or any wholly-owned subsidiary thereof to URS or any wholly-owned subsidiary thereof, (ii) guarantees of indebtedness under URS's existing credit facility and guarantees of up to One Billion Dollars in currently outstanding existing URS notes, (iii) indebtedness in an amount not to exceed $25 million in the aggregate outstanding at any time, (iv) indebtedness incurred under the revolving credit facility of URS's existing credit facility in the ordinary course of business consistent with past practice, (v) indebtedness in respect of capital leases and guarantees thereof, in each case incurred in the ordinary course of business consistent with past practice and (vi)(1) indebtedness and guarantees thereof incurred under certain specified commitments in effect on July 11, 2014, and (2) any indebtedness incurred in the ordinary course of business consistent with past practice to replace or refinance indebtedness incurred pursuant to the foregoing clause (vi)(1), provided that the principal amount of such indebtedness is not increased, (B) repay or prepay, any indebtedness (other than the repayments or prepayments of indebtedness incurred pursuant to clause (i), (iii), (iv), (v) or (vi) above), or (C) make any loans, advances or capital contributions to, or investments in, any other person, other than URS or any direct or indirect wholly owned subsidiary of URS;

  •
  incur or commit to incur any capital expenditure or authorization or commitment with respect thereto that in the aggregate are in excess of $10 million;

  •
  (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $5 million individually or $25 million in the aggregate, other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on July 11, 2014 of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of URS included in certain of URS's recent filing with the SEC (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice,

    (B) cancel any material indebtedness owed to URS or any of its subsidiaries(other than indebtedness owed by URS or any of its subsidiaries to URS or any of its subsidiaries), or (C) waive, release, grant or transfer any right of material value;

  •
  (A) modify or amend in any material respect, or terminate or cancel (excluding terminations or cancellations upon expiration of the term thereof in accordance with their terms) or extend any material contract, except (1) in the ordinary course of business consistent with past practice or (2) solely in order to provide for any guarantee permitted by clause (A)(ii) of the third bullet above this bullet; provided, that any modification or amendment of the consolidated leverage ratio covenant in URS's existing credit facilities or any defined term used therein (including without limitation the defined terms "consolidated leverage ratio," "total debt," and "EBITDA") will be deemed to be a material amendment of URS's existing credit facilities, (B) modify or amend the indentures relating to URS's notes in any respect (except solely to provide for any guarantee permitted by clause (A)(ii) of the third bullet above this bullet, (C) enter into any contract that if in effect on July 11, 2014would be a material contract other than (1) in the ordinary course of business consistent with past practice or (2) relating to an incurrence or guarantee of indebtedness specifically permitted in accordance with the third bullet above this bullet, (D) modify or amend any contract so that it would become a material contract, except in the ordinary course of business consistent with past practice, or (E) obtain any waiver of any default or event of default with respect to the consolidated leverage ratio covenant in URS's existing credit facilities; subject to certain exceptions, commence or settle legal actions;

  •
  change its financial or accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalue any of its material assets;

  •
  settle or compromise any material liability for taxes, file any amended tax return or claim for refund of taxes, knowingly surrender any right to claim a refund of taxes, change any tax accounting method, make, revoke or modify any tax election or file any tax return other than on a basis consistent with past practice;

  •
  take or agree to take any action, fail to take any action or agree to refrain from any action that would, or could reasonably be expected to, prevent or impede the merger and the second Merger, taken together, from qualifying as a "reorganization" under Section 368(a) of the Code;

  •
  change its fiscal year;

  •
  other than in the ordinary course of business consistent with past practice, except as required to comply with any applicable law as in effect from time to time or except as required to comply with any employee benefit plan of URS or AECOM, as applicable, as in effect as of the date hereof, (A) with respect to any current or former director, officer, employee or independent contractor of URS or AECOM, as applicable, whose annual base salary exceeds $250,000 (or whose base salary would exceed $250,000 after giving effect to any proposed increase in compensation), grant such individual any increase in compensation, bonus or other benefits, or any type of compensation or benefits that such individual was not previously receiving or entitled to receive, or pay any bonus of any kind or amount to any such individual, (B) grant or pay to any current or former director, officer, employee or independent contractor of URS or AECOM, as applicable, any material severance, change in control or termination pay, or make modifications thereto or increases therein, (C) pay any benefit or grant or amend any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any URS employee benefit plan or AECOM employee benefit plan, as applicable, or awards made thereunder), (D) except with respect to renewals upon the expiration of any collective bargaining agreement or other labor union contract, adopt or enter into any collective bargaining agreement or other labor union contract, (E) take any action to accelerate the vesting, funding or payment of any compensation or benefit under any URS employee benefit plan or AECOM employee benefit plan, as applicable, or (F) adopt any new employee benefit or compensation plan or arrangement or materially amend, materially modify or terminate any existing URS employee benefit plan or AECOM employee benefit plan, as applicable, in each case for the benefit of any current or former director, officer, employee or independent contractor;

  •
  adopt or otherwise implement any post-signing retention plan or program;

  •
  fail to use reasonable best efforts to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the assets, operations and activities of URS and its subsidiaries as in effect on July 11, 2014 (except to the extent URS and its subsidiaries would not keep such coverage in force in the ordinary course of business);

  •
  renew or enter into any non-compete or similar agreement that would restrict or limit, in any material respect, the operations of URS or any of its subsidiaries;

  •
  enter into any new line of business outside of the ordinary course of business;

  •
  enter into any new lease or amend the terms of any existing lease of real property, in each case, that would require payments over the remaining term of such lease in excess of $25 million;

  •
  take any action (or omit to take any action) if such action (or omission) would reasonably be expected to result in any of the conditions to the merger not being satisfied or take any action that would reasonably be expected to materially impede or delay the consummation of the merger and the other transactions contemplated by the merger agreement; or

  •
  authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

        Notwithstanding the restrictions above, the parties have agreed that, prior to the effective time of the merger, URS may (1) issue one-time grants to new hires of up to $250,000 worth of equity-based awards with respect to URS common stock, individually, not to exceed $1,500,000 of URS common stock in the aggregate and (2) continue to make regular quarterly grants of URS common stock to non-employee directors.

Covenants of AECOM Relating to Conduct of Its Business

        During the period between July 11, 2014 and the effective time of the merger, AECOM has agreed that AECOM will, and will cause its subsidiaries to, carry on its business in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it, except as consented to in writing by URS (which consent will not be unreasonably withheld, conditioned or delayed) or as otherwise specifically required by the merger agreement.

        In addition, AECOM has specifically agreed not to, and to not permit of any its subsidiaries to, do any of the following prior to the effective time of the merger, except in each case as set forth in the disclosure schedules delivered by AECOM to URS, as specifically required by the merger agreement or as consented to in writing by URS (which consent will not be unreasonably withheld, conditioned or delayed):

  •
  declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly owned subsidiary of AECOM to its parent or distributions in respect of any equity securities of AECOM (including, without limitation, AECOM restricted stock units) issued under AECOM's equity incentive plans pursuant to the terms of the applicable plan and/or the award agreement governing such equity security;

  •
  amend or otherwise change, or authorize or propose to amend or otherwise change, its certificate of incorporation or by-laws (or similar organizational documents) in a manner that could reasonably be expected to adversely affect in any material respect the rights of the holders of AECOM common stock;

  •
  make any acquisition of, or investment in, a business, by purchase of stock, securities or assets, or by merger, consolidation or contributions to capital that would reasonably be expected to prevent or delay the closing of the merger beyond the end date or increase the likelihood of a failure to satisfy the closing conditions relating to regulatory approval and the absence of injunctions prohibiting or making illegal the merger;

  •
  authorize or adopt, or publicly propose, a plan or agreement of complete or partial liquidation or dissolution of AECOM;

  •
  enter into any contract that would reasonably be expected to prevent or materially delay or impair the ability of AECOM to consummate the mergers and other transactions contemplated by the merger agreement;

  •
  take any action (or omit to take any action) if such action (or omission) would reasonably be expected to result in any of the conditions to the merger not being satisfied or take any action that would reasonably be expected to materially impede or delay the consummation of the merger and the other transactions contemplated by the merger agreement;

  •
  subject to certain exceptions commence or settle any litigation;

  •
  authorize any of, or commit, resolve or agree to take any of, the foregoing actions; or

  •
  take or agree to take any action, fail to take any action or agree to refrain from any action that would, or could reasonably be expected to, prevent or impede the merger and the second merger, taken together, from qualifying as a "reorganization" under Section 368(a) of the Code.

No Solicitation of Alternative Proposals

        Each of AECOM and URS has agreed that, from the time of the execution of the merger agreement until the earlier of the termination of the merger agreement or the completion of the merger, it will not, and will not permit any of its subsidiaries, or any director, officer, employee, investment banker, financial advisor, attorney, accountant or other advisor, agent or representative to, directly or indirectly, (i) solicit, initiate or endorse, encourage or facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any acquisition proposal, or any inquiry, proposal or offer that is reasonably likely to lead to an acquisition proposal (as defined below), (ii) enter into, continue or otherwise solicit, initiate or encourage or participate in any discussions or negotiations regarding, or furnish to any person any information or data with respect to, or otherwise cooperate in any way with, or facilitate in any way any effort by, any person in connection with any acquisition proposal, (iii) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract regarding, or that is intended to result in, or that would be reasonably expected to lead to, any acquisition proposal or (iv) resolve, agree or formally propose to do any of the foregoing.

        An "acquisition proposal" with respect to a party means any proposal or offer with respect to any direct or indirect acquisition or purchase by a third person or group of persons (other than AECOM, Merger Sub, and Merger Sub I with respect to URS), in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise, of (i) assets or businesses of the party and its subsidiaries that generate 20% or more of the net revenues or net income or that represent 20% or more of the total assets (based on fair market value) of such party, taken as a whole, immediately prior to such transaction, or (ii) beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 20% or more of any class of capital stock, other equity securities or voting power of such party, any of its subsidiaries or any resulting parent company of such party.

        Notwithstanding the restrictions described above, prior to obtaining the relevant stockholder approvals, if (i) AECOM or URS receives a written acquisition proposal that its board believes in good faith to be bona fide, (ii) such acquisition was unsolicited and did not otherwise result from a breach of either party's non-solicitation covenants, (iii) such party's board determines in good faith (after consultation with outside counsel and its financial advisor) that the acquisition proposal constitutes or is reasonably likely to lead to a superior proposal (as described below), (iv) such party's board determines in good faith (after consultation with outside counsel) that the failure to take actions described below in clauses (a) and (b) would constitute a breach of its fiduciary duties to the stockholders of the company under applicable law and (v) such party has provided at least four business days' notice to the other party of its intent to furnish information to or enter into discussions with such person, then the relevant party may (a) furnish information to the person making the acquisition proposal pursuant to a customary confidentiality agreement substantially similar to, and no less favorable to such party than those set forth in the confidentiality agreement between AECOM and URS, including any standstill agreement, and (b) participate in discussions or negotiations with the person making the acquisition proposal regarding the proposal. With respect to the standstill agreement requirement, URS's and AECOM's intent is that the standstill not apply to the competing acquisition proposal itself. Furthermore, URS and AECOM agree that if a confidentiality agreement were to be entered into under these circumstances, the standstill would have a clear exception for such competing acquisition proposal. URS and AECOM will make the operation of the standstill clear to any person with whom URS enters into a confidentiality agreement. No superior proposal has emerged to date. Any non-public information that is provided to a third person pursuant to the foregoing must have been previously provided by the disclosing party to URS or AECOM, as applicable, or must be provided to URS or AECOM, as applicable, concurrently with the time it is provided to such third person.

        A "superior proposal" with respect to a party means any unsolicited bona fide written acquisition proposal that the relevant party's board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects, including the expected timing and risks, of the proposal and the person making the proposal, including the financing terms thereof (which in the case of an acquisition proposal for URS must not include a financing condition and, if financing is required, the financing must be fully committed), and in the case of an acquisition proposal for URS, including any adjustments to the terms and conditions proposed by AECOM in response to such proposal, is (i) more favorable to the stockholders of such party than the merger and the other transactions contemplated by the merger agreement (including, in the case of an acquisition proposal for URS, any adjustments to the terms and conditions proposed by AECOM in response to such a proposal) and (ii) reasonably likely of being completed on terms proposed on a timely basis; provided, that, for purposes of the definition of "superior proposal," references in the term "acquisition proposal" to "20%" shall be deemed to be references to "50%."

        The merger agreement requires that the parties notify each other in writing within 24 hours of the receipt by the party, any of its subsidiaries or any of its representatives of, among other things, any indication by any person that is considering making an acquisition proposal, any inquiry or request for information, discussion or negotiation, that is reasonably likely to lead to or contemplates an acquisition proposal, or any proposal or offer that is likely to lead to an acquisition proposal. Any such notification must include the identity of the person making the inquiry and a copy of any written proposal, offer or draft agreement provided by such person. In addition, the merger agreement requires the parties to continue to update each other of material changes to any acquisition proposal and provide to each other, within 24 hours of receipt, any inquiries, proposals or offers, or written summaries of any material oral inquiries or discussions, received from any third party in connection with an acquisition proposal. The parties must also notify one another within 24 hours, orally and in writing, if it determines to begin providing information or to engage in discussions or negotiations with respect to an acquisition proposal. Such notice must be furnished prior to providing information and engaging in discussions with a third party.

        The merger agreement also requires each of AECOM and URS to, and to cause their subsidiaries, and their directors and officers (including the directors and officers of their subsidiaries) and their representatives, to (i) immediately cease and cause to be terminated all existing discussions and negotiations with any person conducted prior to the execution of the merger agreement with respect to any potential or actual acquisition proposal, (ii) request the prompt return or destruction of all confidential information previously furnished with respect to any acquisition in the prior eighteen months, and (iii) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its affiliates or representatives is a party with respect to any acquisition proposal, and enforce the provisions of any such agreement.

        The merger agreement permits URS and AECOM to take and disclose a position required by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, or to make any "stop, look and listen" communication or any other similar disclosure to its stockholders pursuant to Rule 14d-9(f) under the Exchange Act, if the URS or AECOM Board of Directors, as applicable, determines in good faith, after consultation with outside counsel, that such disclosure is required under applicable law; provided, that any such position or disclosure (other than any stop, look and listen communication or any similar disclosure pursuant to Rule 14d-9(f) under the Exchange Act) will be deemed an adverse recommendation change (as described below) unless such party's board expressly reaffirms its recommendation to its stockholders in favor of the adoption of the merger agreement in the case of the URS Board of Directors, and for the stock issuance proposal in the case of the AECOM Board of Directors. Changes in Board Recommendations; Termination to Enter into a Superior Proposal

        The Board of Directors of each of AECOM and URS has agreed that it will not (a) (i) withdraw (or modify or qualify in a manner adverse to the other party or Merger Sub or Merger Sub I) the recommendation or declaration of advisability by such board or any such committee of the merger agreement or the transactions contemplated by the merger agreement, (ii) recommend or otherwise declare advisable the adoption of any acquisition proposal or (iii) resolve, agree or formally propose to take any such actions (an "adverse recommendation change") or (b) cause or permit such applicable party or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement or contract (an "alternative acquisition agreement") constituting or related to, or which is intended or reasonably likely to lead to, an acquisition proposal, or resolve, agree or publicly propose to take any such actions.

        Notwithstanding the restrictions described above, at any time prior to obtaining the relevant stockholder approvals, the Board of Directors of AECOM or URS, as applicable, may make an adverse recommendation change in response to a superior proposal or intervening event (defined generally as a material event or circumstance that was not known to the party's Board of Directors before the execution of the merger agreement, but that becomes known prior to the receipt of that party's stockholder approval) or terminate the merger agreement in response to a superior proposal received after July 11, 2014 that was unsolicited and did not result from a breach of the party's non-solicit covenants, as described above, if such board determines in good faith (after consultation with outside counsel) that the failure to do so would result in a breach of the board's fiduciary duties under applicable law, taking into account, on URS's part, all adjustments to the terms of the merger agreement that may be offered by AECOM.

        Prior to making an adverse recommendation change in response to a superior proposal or terminating the merger agreement in response to a superior proposal, a party must inform the other party in writing of its decision at least four business days prior to changing its recommendation and specify the reasons therefor, including the terms and conditions of, and the identity of any person making, any acquisition proposal and contemporaneously furnish the proposed alternative acquisition agreement and any other relevant transaction documents. If any amendments are proposed by the third party to the financial terms or any other material terms of such party's superior proposal, then a new written notice must be delivered to AECOM or URS, as applicable, and a new four business day waiting period will commence. In addition, if AECOM proposes to adjust the terms of the merger agreement within four business days of its receipt of the proposal (or a modified proposal), the Board of Directors of URS may make an adverse recommendation change only if determines in good faith (after consultation with outside counsel and its financial advisor) that the superior proposal continues to be a superior proposal (after taking into consideration the adjusted terms and conditions of the agreement proposed by AECOM) and that the failure to make an adverse recommendation change would result in a breach of its fiduciary duties to the stockholders of URS under applicable law. Further, for a party to terminate the merger agreement to enter into a superior proposal the party must concurrently with such termination enter into a binding agreement with respect to such superior proposal and pay to the other party a $140,000,000 termination fee.

        Prior to making an adverse recommendation change in response to an intervening event, URS or AECOM, as applicable, must provide the other party with written information describing the intervening event in reasonable detail as soon as reasonably practicable after becoming aware of it, keep the other party reasonably informed of developments with respect to the intervening event, and inform the other party in writing of its decision at least four business days prior to changing its recommendation and specify the reasons therefor. In addition, if the other party proposes to adjust the terms of the merger agreement within four business days of its receipt of such party's intent to make an adverse recommendation change in response to an intervening event, the board of such party may make an adverse recommendation change only if it determine in good faith (after consultation with outside counsel) that the failure to make an adverse recommendation change would result in a breach of its fiduciary duties to its stockholders under applicable law.

        The merger agreement requires URS to negotiate with AECOM in good faith regarding any revisions to the terms of the merger agreement proposed by AECOM during the four business day period prior to effecting an adverse recommendation change.

        An "intervening event" with respect to a party means a material event or circumstance that was not known to that party's board prior to the execution of the merger agreement (or, if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance or any material consequence thereof, becomes known to such party's board prior to the receipt of such party's stockholder approval. An acquisition proposal or any matter relating thereto does not constitute an intervening event.

        If the Board of Directors of AECOM or URS withdraws or modifies its recommendation, such Board of Directors will nonetheless continue to be obligated to hold its stockholders' meeting and submit the proposals described in this joint proxy statement/prospectus to its stockholders for their vote, as applicable.

Efforts to Obtain Required Stockholder Votes

        AECOM has agreed to hold the AECOM special meeting no later than 30 days after the Form S-4 is declared effective under the Securities Act and to use its reasonable best efforts to obtain stockholder approval for the stock issuance. The merger agreement requires AECOM to submit this proposal to a stockholder vote even if its Board of Directors no longer recommends the proposal. The AECOM Board of Directors has unanimously approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the issuance of shares of AECOM common stock to URS stockholders pursuant to the merger, advisable and in the best interests of

AECOM and its stockholders and adopted resolutions directing that the stock issuance proposal be submitted to AECOM stockholders for their consideration.

        Except in the case of an adverse recommendation change by AECOM specifically permitted by the merger agreement, in connection with the AECOM special meeting, AECOM is required to (a) through the AECOM Board of Directors, (i) recommend approval of the stock issuance proposal to the AECOM stockholders and (ii) include such recommendation in this joint proxy statement/prospectus; and (b) use its reasonable best efforts to obtain the approval of the stock issuance proposal.

        URS has also agreed to hold the URS special meeting no later than 30 days after the Form S-4 is declared effective under the Securities Act and to use its reasonable best efforts to obtain stockholder approval for the adoption of the merger agreement proposal. The merger agreement requires URS to submit the merger agreement to a stockholder vote even if its Board of Directors no longer recommends the adoption of the merger agreement. The Board of Directors of URS has unanimously approved and adopted the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, advisable and in the best interests of URS and its stockholders and adopted resolutions directing that the merger agreement be submitted to the URS stockholders for their consideration.

        Except in the case of an adverse recommendation change by URS specifically permitted by the merger agreement, URS is required to (a) through the URS Board of Directors, (i) recommend to its stockholders that they adopt the merger agreement and the transactions contemplated hereby and (ii) include such recommendation in this joint proxy statement/prospectus; (b) use its reasonable best efforts to obtain the approval of its stockholders in favor of the adoption of the merger agreement; and (c) through the URS Board of Directors, publicly reaffirm within 72 hours its recommendation that URS stockholders adopt the merger agreement and the transactions contemplated thereby after any acquisition proposal or any modification thereto is first publicly announced or distributed to URS's stockholders and is publicly rejected by the URS Board of Directors, upon a request by AECOM.

Efforts to Complete the Merger

        AECOM and URS have each agreed to use reasonable best efforts to take all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement to accomplish the following:

  •
  obtain all required and advisable consents, approvals, clearances or waivers from, or participation in other discussions or negotiations with, third parties;

  •
  obtain all required and advisable actions or nonactions, waivers, consents, approvals, orders and authorizations from governmental entities, make all required and advisable registrations, declarations and filings and take all steps as may be necessary and advisable to obtain an approval or waiver from, or to avoid any action by, any governmental entity;

  •
  promptly and substantially comply with any requests by a governmental entity for additional information or documentary material;

  •
  vigorously resist and contest any action, including administrative or judicial action, and seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that is in effect and that could restrict, prevent or prohibit consummation of the merger and the other transactions contemplated by the merger agreement; and

  •
  execute and deliver any additional instruments necessary to consummate the transactions contemplated by the merger agreement.

        In furtherance of these obligations, AECOM has agreed to, and cause its subsidiaries to, propose, negotiate, offer to commit to and effect, the sale, divestiture or disposition of assets or businesses of the parties or any of their respective subsidiaries, or otherwise take any action, including any action that would limit its freedom of action, ownership or control as may be required to enable the closing to occur no later than the end date; provided, however, that neither AECOM nor its subsidiaries is required to take any such action if such sale, divestiture, disposition, or limitation of its freedom of action would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations or financial condition of URS and its subsidiaries, as a whole, after giving effect to the merger.

Debt Financing Covenants

        The merger agreement obligates AECOM, Merger Sub and Merger Sub I to use its reasonable best efforts to take all actions necessary, proper or advisable to consummate and obtain the proceeds of the debt financing contemplated by the commitment letters (see "The Merger—Debt Financing," including (i) negotiating definitive agreements with respect thereto, (ii) satisfying on a timely basis all conditions applicable to AECOM, Merger Sub and Merger Sub I in the commitment letters that are within its control, (iii) maintaining in effect the commitment letters until the transactions contemplated by the merger agreement are consummated, and (iv) enforcing its rights under the commitment letters in the event of a breach by any counterparty thereto that would reasonably be expected to materially impede or delay the closing. The merger agreement obligates URS to use its reasonable best efforts to cooperate with AECOM in connection with the debt financing.

Governance Matters Following the Merger

        Effective upon the consummation of the merger, AECOM will expand the size of its Board of Directors from 11 to 13 directors and elect two persons who were members of the URS Board of Directors immediately prior to the effective time of the merger to the AECOM Board of Directors. The parties have agreed that by August 25, 2014, URS's Chairman and CEO and Lead Independent Director will meet with AECOM's CEO, Chairman of the Nominating, Governance and Risk Committee and Lead Independent Director to develop mutually agreed qualifications for these directors. The election of these directors will be subject to the approval and related processes of AECOM's Nominating, Governance and Risk Committee.

        Prior to the effective time of the merger, that all directors of URS will resign effective as of the effective time of the merger. In the event that the merger is not completed, the foregoing director elections and director resignations will not take effect.

        Certain of URS's executive officers are expected to continue to serve as officers of AECOM or URS (as a subsidiary of AECOM) upon completion of the merger. On July 3, 2014, Michael S. Burke, President and Chief Executive Officer of AECOM, sent Martin Koffel, Chief Executive Officer of URS, a signed letter to confirm AECOM's intentions for leadership appointments at the combined company, which included roles for certain of URS's executive officers, including in the combined company's integration activities. On September 2, 2014, AECOM and URS announced that URS executive officers, Tom Bishop, George Nash, Randy Wotring, and Wayne Shaw would each have prominent roles in the combined company with Mr. Bishop to lead the Design and Consulting Services Group in the Americas, Mr. Nash to be Group President of Energy, Infrastructure, and Industrial Construction, Mr. Wotring to be Group President of Management Services and Mr. Shaw to serve as President of the combined company's Canadian-based Oil & Gas business.

Employee Benefits Matters

        AECOM has agreed under the merger agreement that it will, and will cause its applicable subsidiaries to:

  •
  from the effective time of the merger until December 31, 2015, provide each employee of URS and its subsidiaries who continues employment with AECOM or any of its subsidiaries (i) 401(k)

    matching contributions, and (ii) medical benefits (including the in-network doctors that are available under Company Plans (as described below) as in effect immediately prior to the effective time of the merger), in each case, that are no less favorable than those in effect immediately prior to the effective time of the merger;

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  from and after the effective time of the merger, use commercially reasonable efforts, to the extent permitted by the terms of the applicable employee benefit plans, programs and policies, provide each employee of URS and its subsidiaries who continues employment with AECOM or any of its subsidiaries with credit for all service with URS or its subsidiaries for purposes of determining eligibility, vesting, levels of benefits and benefit accrual under AECOM's employee benefit and compensation plans to the same extent that such service was credited under a comparable plan of URS or its subsidiaries; provided, that, outside of the United States, such employees will be given credit for service solely as required by applicable law; and

  •
  from and after the effective time of the merger, with respect to any health plan (including mental, dental, vision and prescription drug) of AECOM and its subsidiaries in which any employee of URS and its subsidiaries who continues employment with AECOM or any of its subsidiaries is eligible to participate, use commercially reasonable efforts to, (i) cause to be waived eligibility waiting periods to the extent such limitation would have been waived or satisfied under the Company Plan in which such employee participated immediately prior to the effective time of the merger, and (ii) recognize any healthcare expenses incurred by such employee in the year that includes the effective time of the merger (or, if later, the year in which such employee first becomes eligible to participate in such health plan) for purposes of deductibles and annual out-of-pocket expense requirements.

        In addition (and other than as specified in the first bullet point above), it is AECOM's present intention to provide, from the effective time of the merger through December 31, 2015, comparable compensation and employee benefit plans and programs to any employee of URS and its subsidiaries who continues employment with AECOM or any of its subsidiaries; provided, that such programs will be adjusted as AECOM deems necessary.

        Under the merger agreement, "Company Plan" means each material written "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including all stock purchase, stock option, phantom stock or other equity-based plan, severance, employment, change in control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor in effect as of the date of the merger agreement), whether formal or informal, legally binding or not, under which any current or former employee, director or individual consultant of the Company or its subsidiaries (or any of their dependents) has any present or future right to compensation or benefits or the Company or its subsidiaries has had or has any present or future liability other than "multiemployer plans" (within the meaning of ERISA section 3(37)) and any plans or programs that are mandated and administered by a governmental entity.

D&O Indemnification

        AECOM has agreed to indemnify and hold harmless each present and former director and officer of URS and its subsidiaries against any costs or expenses (including reasonable attorney fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any action, suit or investigation, relating to such parties' service as a director, officer, employee or agent of URS or its subsidiaries. AECOM has also agreed to maintain in effect, for six years after the completion of the merger, URS's current directors' and officers' liability insurance; however, URS may, at its option, prior to the closing of the merger, purchase a six year "tail" directors' and officers' liability insurance policy for URS and its current and former directors and officers and employees who are currently covered by the liability insurance coverage currently maintained by URS. If URS purchases a "tail" directors' and officers' liability insurance policy, then AECOM is obligated to maintain such tail policy in full force and effect for six years following the merger. However, in no event will AECOM or URS be required to pay annual premiums for such insurance coverage in excess of 300% of the amount of the annual premiums paid by URS in fiscal year 2014 for its directors' and officer' liability insurance policy.

Other Covenants and Agreements

        The merger agreement contains certain other covenants and agreements, including covenants relating to:

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  cooperation between AECOM and URS in the preparation of this joint proxy statement/prospectus;

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  confidentiality and access by each party to certain information about the other party during the period prior to the effective time of the merger;

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  cooperation between AECOM and URS in the defense or settlement of any stockholder litigation relating to the merger;

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  causing any dispositions of URS common stock resulting from the merger and any acquisitions of AECOM shares resulting from the merger by each individual who is or may become subject to reporting requirements under the securities laws to be exempt from Section 16(b) of the Exchange Act; and

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  cooperation between AECOM and URS in connection with public announcements.

Conditions to Completion of the Merger

        The obligations of AECOM and URS to complete the merger are subject to the satisfaction of the following conditions:

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  approval by the AECOM stockholders of the stock issuance proposal;

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  adoption by the URS stockholders of the merger agreement;

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  authorization of the listing on the NYSE of the AECOM shares of common stock to be issued in the merger, subject to official notice of issuance;

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  the waiting period (and any extension thereof) applicable to the merger under the HSR Act having expired or been earlier terminated (which condition was satisfied on August 4, 2014 when the FTC granted early termination of the HSR waiting period);

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  receiving antitrust clearance for the merger under the Competition Act (Canada) (which condition was satisfied on August 21, 2014 when the Canadian Competition Bureau issued a no action letter) and the Ireland Competition Act (which Ireland clearance was waived by the parties);

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  effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and the absence of a stop order or proceedings threatened or initiated by the SEC for that purpose; and

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  no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no law shall have been enacted, entered, promulgated, enforced or deemed applicable by any governmental entity that, in any such case, prohibits or makes illegal the consummation of the merger.

        In addition, AECOM's, Merger Sub's and Merger Sub I's obligations to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

  •
  certain of the representations and warranties of URS, including those regarding corporate organization, corporate authorization, the absence of any material adverse effect, SEC reports, information included in this joint proxy statement/prospectus, the absence of a shareholders rights' plan and the absence of any applicable state takeover statutes, must be true and correct as of July 11, 2014, and as of the closing date of the merger, as if made on the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

  •
  certain of the representations and warranties of URS related to capitalization must be true and correct (except for de minimis inaccuracies) as of July 11, 2014 and as of the closing date of the merger as if made as on the closing date of the merger (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

  •
  certain of the representations and warranties of URS related to the vesting of its equity awards must be true and correct in all material respects as of July 11, 2014, and as of the closing date of the merger as if made on the closing date;

  •
  each of the other representations and warranties of URS that are qualified as to materiality or material adverse effect (disregarding all materiality and material adverse effect qualifications contained therein) must be true and correct as of July 11, 2014, and as of the closing date of the merger as if made on the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

  •
  URS having performed or complied with, in all material respects, all of its obligations under the merger agreement at or prior to the effective time of the merger;

  •
  receipt of a certificate executed by an executive officer of URS as to the satisfaction of the conditions described in the preceding five bullet points;

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  the receipt of all consents or approvals of any governmental entity required to be obtained in connection with the merger (other than any consents or approvals under applicable antitrust or competition laws), which approvals shall have been granted without any limitation, restriction or condition that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect;

  •
  the absence, since July 11, 2014, of any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on URS; and

  •
  AECOM having received from its counsel a written opinion to the effect that the mergers, taken together, will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

        In addition, URS's obligations to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

  •
  certain of the representations and warranties of AECOM, Merger Sub and Merger Sub I, including those regarding corporate organization, corporate authorization, the absence of any material adverse effect, SEC reports, and information included in this joint proxy statement/prospectus, must be true and correct as of July 11, 2014, and as of the closing date of the merger, as if made on the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

  •
  certain of the representations and warranties of AECOM, Merger Sub and Merger Sub I related to capital stock must be true and correct (except for de minimis inaccuracies) as of July 11, 2014 and as of the closing date of the merger as if made as on the closing date of the merger (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

  •
  each of the other representations and warranties of AECOM, Merger Sub and Merger Sub I that are qualified as to materiality or material adverse effect (disregarding all materiality and material adverse effect qualifications contained therein) must be true and correct as of July 11, 2014, and as of the closing date of the merger as if made on the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

  •
  AECOM, Merger Sub and Merger Sub I having performed or complied with, in all material respects, all of their obligations under the merger agreement at or prior to the effective time of the merger;

  •
  receipt of a certificate executed by an executive officer of AECOM as to the satisfaction of the conditions described in the preceding four bullet points; and

  •
  URS having received from its counsel a written opinion to the effect that the mergers, taken together, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

        There are no conditions to the second merger other than consummation of the merger.

Termination of the Merger Agreement

        Generally, the merger agreement may be terminated and the merger may be abandoned at any time prior to the completion of the merger (except as specified below, including after the required AECOM stockholder approvals or URS stockholder approvals are obtained):

  •
  by mutual written consent of AECOM and URS;

  •
  by either AECOM or URS:

  •
  if the merger is not consummated on or before April 11, 2015, subject to extension by either AECOM or URS to July 11, 2015, if all of the conditions to closing have been satisfied as of April 11, 2015, other than conditions related to the HSR Act (which condition was satisfied on August 4, 2014), Competition Act (Canada) (which condition was satisfied on August 21, 2014) and the Ireland Competition Act (which condition the parties have waived) (such date, as it may be extended, the "end date"); except that no party may so terminate the merger agreement if such party's failure to fulfill in any material respect any of its obligations under the merger agreement was the primary cause of the failure of the merger to be consummated by the end date;

  •
  if any court of competent jurisdiction or other governmental entity issues a final and nonappealable order enjoining or otherwise prohibiting the completion of the merger; except that neither AECOM nor URS party may so terminate the merger agreement if it has not used its reasonable best efforts to contest, appeal and remove such order;

  •
  if the AECOM stockholders fail to approve the stock issuance at the AECOM special meeting (or any adjournment or postponement thereof);

  •
  if the URS stockholders fail to adopt the merger agreement at the URS special meeting (or any adjournment or postponement thereof);

  •
  if the other party has breached any covenant or agreement, or if any representation or warranty of the other party has become untrue, in either case such that the conditions to the other party's obligations to complete the merger would not then be satisfied and such failure is not reasonably capable of being cured by the earlier of the end date or 30 days after the written notice of such failure; except that neither AECOM nor URS may so terminate the merger agreement if such party is then in material breach of its covenants or agreements under the merger agreement;

  •
  if the other party changes or withdraws its recommendation in favor of the merger agreement (in the case of URS) or the stock issuance proposal (in the case of AECOM);

  •
  if the other party has failed, upon a request to do so, to publicly reaffirm its recommendation of the merger agreement (if the other party is URS) or the stock issuance proposal (if the other party is AECOM) within ten business days after any competing acquisition proposal or material modification thereto is first announced, distributed or disseminated to the other party's stockholders;

  •
  if the other party has materially breached or failed to perform certain of its obligations related to non-solicitation or the requirement to hold a special meeting of its stockholders to approve the merger agreement (if the other party is URS) or the stock issuance proposal (if the other party is AECOM); or

  •
  prior to obtaining stockholder approval in favor of the merger agreement (in the case of URS) or the stock issuance proposal (in the case of AECOM), in order to enter into an agreement with respect to a superior proposal; or

  •
  by URS, if AECOM fails to consummate the merger by a permitted closing date because of failure to receive the proceeds from AECOM's debt financing, as long as the conditions to the merger would have been satisfied if the closing were held at the time of the termination, and URS stands ready, willing and able to consummate the merger at the time of termination.

Expenses and Termination Fees; Liability for Breach

        Each party will generally pay all fees and expenses it incurs by it in connection with the merger and the other transactions contemplated by the merger agreement, except that AECOM and URS will share equally all fees and expenses in relation to the printing, filing and mailing of this joint proxy statement/prospectus and any filing or other paid to the SEC, in each case in connection with the merger (other than attorneys' fees, accountants' fees and related expenses). AECOM will generally reimburse URS for expenses incurred in cooperating with AECOM's debt financing.

        If the merger agreement is validly terminated, the merger agreement will become void and have no effect, without any liability or obligation on the part of AECOM, URS, Merger Sub or Merger Sub I, except that termination will not relieve either party from any liability or damages resulting from fraud or a willful and material breach of the merger agreement and the obligation to pay any of the fees and expenses described below and the confidentiality agreement and certain general provisions of the merger agreement, including those relating to governing law, submission of jurisdiction and waiver of jury trial, will survive the termination of the merger agreement.

        Except as set forth below, if the merger agreement is terminated by AECOM or URS due to the other party's breach or failure to perform any of its representations, warranties, covenants or agreements or if a representation or warranty of the other party will have become untrue, where such breach or failure to perform or to be true, individually or in the aggregate, if occurring or continuing at the effective time, would result in the failure of a condition to closing, or cannot be cured by the earlier of the end date and 30 days after written notice to the other party of the breach or failure, then the non-terminating party will reimburse the terminating party for all of its reasonable out-of-pocket fees and expenses incurred in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of the merger agreement or any of the transactions contemplated thereby, up to a maximum amount of $40,000,000 (the "expense reimbursement").

        AECOM will be obligated to pay a termination fee equal to $140,000,000 to URS (less any previously paid expense reimbursement) if:

  •
  (i) an acquisition proposal, or intention to make an acquisition proposal, for AECOM is made directly to AECOM's stockholders or is otherwise publicly disclosed, (ii) the merger agreement is terminated by either party because AECOM's stockholders do not approve the stock issuance proposal at the AECOM special meeting (or an adjournment or postponement thereof), and (iii) within 12 months after the date of such termination, AECOM enters into an agreement with respect to an acquisition proposal or recommends or submits an acquisition proposal to its stockholders for adoption or a transaction in respect of an acquisition proposal that is consummated, whether or not such acquisition proposal was made, disclosed or communicated prior to the termination of the agreement, provided, that any reference to 20% in the definition of acquisition proposal is deemed to be a reference to 50%;

  •
  the merger agreement is terminated by URS because (i) AECOM's Board of Directors makes an adverse recommendation change, (ii) AECOM fails to publicly reaffirm its recommendation in favor of the stock issuance proposal within 10 business days after the date an acquisition proposal for AECOM or any material modification thereto is first announced, distributed or disseminated to AECOM's stockholders upon a request to do so by URS, (iii) AECOM materially breaches or fails to perform in any material respect its obligations related to non-solicitation or calling a stockholder meeting for the purpose of approving the stock issuance, or (iv) AECOM or its Board of Directors formally resolves or publicly authorizes or proposes to take any of the foregoing actions; or

  •
  prior to the AECOM stockholders approving the stock issuance proposal, AECOM terminates the merger agreement in order to accept a superior proposal.

        AECOM will also be obligated to pay termination a fee equal to $240,000,000 if URS terminates the merger agreement because AECOM or Merger Sub fails to consummate the merger by a permitted closing date because of failure to receive the proceeds from AECOM's debt financing, as long as the conditions to the merger would have been satisfied if the closing were held at the time of the termination, and URS stood ready, willing and able to consummate the merger at the time of termination.

        URS will be obligated to pay a termination fee equal to $140,000,000 (less any previously paid expense reimbursement) to AECOM if:

          (1)   (i) an acquisition proposal, or intention to make an acquisition proposal, for URS is made directly to URS's stockholders or is otherwise publicly disclosed, (ii) the merger agreement is terminated by either party because the merger is not completed by the end date, or because URS's stockholders do not adopt the merger agreement at the URS special meeting (or an adjournment or postponement thereof), or the merger agreement is terminated by AECOM because URS breached or failed to perform any of its representations, warranties, covenants or agreement, and (iii) within 12 months after the date of such termination, URS enters into an agreement in respect of an acquisition proposal or recommends or submits an acquisition proposal to its stockholders for adoption or a transaction in respect of an acquisition proposal that is consummated, whether or not such acquisition proposal was made, disclosed or communicated prior to the termination of the agreement, provided, that any reference to 20% in the definition of acquisition proposal is deemed to be a reference to 50%;

          (2)   AECOM terminates the merger agreement because (i) URS's Board of Directors makes an adverse recommendation change, (ii) URS fails to publicly reaffirm its recommendation in favor of the adoption of the merger agreement within 10 business days after the date an acquisition proposal for URS or any material modification thereto is first announced, distributed or disseminated to URS's stockholders upon a request to do so by AECOM, (iii) URS materially breaches or fails to perform its obligations related to non-solicitation or fails to call a stockholder meeting for the purpose of adopting the merger agreement, or (iv) URS or its Board of Directors formally resolves or publicly authorizes or proposes to take any of the foregoing actions; or

          (3)   prior to the URS stockholders approving the adoption of the merger agreement, URS terminates the merger agreement in order to accept a superior proposal.

 Amendments, Extensions and Waivers

        The merger agreement may be amended by the parties by action taken or authorized by their respective board of directors at any time before the effective time, subject, in the case of certain amendments (including those relating to termination fees, governing law, submission of jurisdiction, and waiver of jury trial) and the prior written consent of AECOM's debt financing sources. However, after the required AECOM and/or URS stockholder approvals are obtained, the parties may not agree to any amendments that by law would require further approval of the AECOM and/or URS stockholders without obtaining such further approval.

        At any time prior to the effective time of the merger, any party may, by action taken or authorized by its respective Board of Directors, (i) extend the time for performance of any obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or any document delivered pursuant to the merger agreement or (iii) waive compliance by the other party with any of the agreements or conditions contained in the merger agreement, subject to applicable law. However, after the required AECOM and/or URS stockholder approvals are obtained, the parties may not agree to any waivers that by law would require further approval of the AECOM and/or URS stockholders without obtaining such further approval. Waiver of any of the conditions described above under "—Conditions to the Merger" may constitute a material change depending on the facts and circumstances of the waiver. While the parties previously waived as a condition to the merger approval of the merger under the antitrust and competition laws of Ireland such waiver was not deemed by the parties to be a material waiver as the parties jointly determined that a filing in Ireland is not required in connection with the merger. While the parties do not currently intend to waive any material conditions to the merger, if a circumstance were to arise in which a waiver of a material condition is deemed necessary and appropriate by the AECOM Board of Directors and/or URS Board of Directors, then the waiving party or parties will promptly disclose such waiver on a current report on Form 8-K and concurrently therewith issue a press release to notify its stockholders of the waiver. The waiving party would also re-solicit approval of the transaction related proposals included herein by its stockholders.

No Third-Party Beneficiaries

        The merger agreement is not intended to, and does not, confer upon you or any person other than AECOM, URS, Merger Sub and Merger Sub I any rights or remedies, except that (1) URS's directors and officers will have the right to enforce AECOM's covenant to continue to provide indemnification and liability insurance coverage after the completion of the merger and (2) AECOM's debt financing sources and their successors and assigns will have the right to enforce certain provisions against URS and its affiliates and their respective representatives.

Remedies; Specific Performance

        The merger agreement provides that, in the event that URS pays the termination fee (as described further under "—Expenses and Termination Fees; Liability for Breach") to AECOM when required, URS will have no further liability to AECOM in connection with the merger agreement. Likewise, the merger agreement provides that, in the event that AECOM pays the reverse termination fee or the financing failure termination fee (as described further under "—Expenses and Termination Fees; Liability for Breach") to URS when required, AECOM will have no further liability to URS in connection with the merger agreement. Notwithstanding the foregoing, nothing in the merger agreement relieves URS or AECOM from liability in the case of fraud or a willful and material breach of the merger agreement.

        The merger agreement also provides that the parties are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement in addition to any other remedy to which they are entitled at law or in equity, except that URS is not entitled to specifically enforce the respective obligations of AECOM, Merger Sub or Merger Sub I, to consummate the merger if AECOM's debt financing is not available in an amount sufficient to permit AECOM to consummate the merger on the date that would otherwise have been the closing date (however, URS is, prior to the termination of the merger agreement, entitled to seek specific performance of AECOM's obligations in the merger agreement to seek to obtain the debt financing).

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following discussion addresses the material United States federal income tax consequences of the merger to holders of URS common stock. The discussion is based on the Code, Treasury regulations, administrative rulings and judicial decisions, all as currently in effect and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to URS stockholders who hold their URS common stock as a capital asset within the meaning of Section 1221 of the Code, each of which we refer to in this joint proxy statement/prospectus as a "holder." Further, this discussion does not address all aspects of U.S. federal taxation that may be relevant to a particular stockholder in light of such stockholder's particular circumstances or to other stockholders subject to special treatment under the U.S. federal income tax laws, including:

  •
  banks or trusts;

  •
  tax-exempt organizations;

  •
  insurance companies;

  •
  dealers in securities or foreign currency;

  •
  traders in securities who elect to apply a mark-to-market method of accounting;

  •
  pass-through entities and investors in such entities;

  •
  foreign persons;

  •
  stockholders who received their URS common stock through the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation; and

  •
  stockholders who hold URS common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment.

        In addition, this discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

        This discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for United States federal income tax purposes) or persons that hold their URS common stock through partnerships or other pass-through entities for U.S. federal income tax purposes. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds shares of URS common stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their own tax advisors regarding the particular tax consequences of the merger to them.

        Each holder of URS common stock should consult its tax advisor with respect to the particular tax consequences of the merger to such holder.

        The completion of the merger is conditioned upon the delivery by each of Wachtell, Lipton, Rosen & Katz, counsel to URS, and Gibson Dunn, counsel to AECOM, of its opinion to the effect that the mergers, taken together, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. Neither of these opinions is binding on the Internal Revenue Service or the courts, and neither URS nor AECOM intends to request a ruling from the Internal Revenue Service regarding the United States federal income tax consequences of the merger.

        Consequently, no assurance can be given that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the representations or assumptions upon which such opinions of counsel are based are inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected. The remainder of this discussion assumes that the mergers will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

        The United States federal income tax consequences of the merger to a holder generally will depend on whether the holder exchanges its URS common stock for cash, AECOM common stock or a combination of cash and AECOM common stock.

        Exchange Solely for Cash.    In general, if, pursuant to the merger, a holder exchanges all of the shares of URS common stock actually owned by it solely for cash, that holder will recognize gain or loss equal to the difference between the amount of cash received and its adjusted tax basis in the shares of URS common stock surrendered, which gain or loss generally will be long-term capital gain or loss if the holder's holding period with respect to the URS common stock surrendered is more than one year at the effective time of the merger. Long-term capital gains of non-corporate taxpayers are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

        Exchange Solely for AECOM Common Stock.    If, pursuant to the merger, a holder exchanges all of the shares of URS common stock actually owned by it solely for shares of AECOM common stock, that holder will not recognize any gain or loss except in respect of cash received instead of a fractional share of AECOM common stock (as discussed below). The aggregate adjusted tax basis of the shares of AECOM common stock received in the merger (including fractional shares deemed received and redeemed as described below) will be equal to the aggregate adjusted tax basis of the shares of URS common stock surrendered for the AECOM common stock, and the holding period of the AECOM common stock (including fractional shares deemed received and redeemed as described below) will include the period during which the shares of URS common stock were held.

        Exchange for AECOM Common Stock and Cash.    If, pursuant to the merger, a holder exchanges all of the shares of URS common stock actually owned by it for a combination of AECOM common stock and cash, the holder will generally recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the AECOM common stock received pursuant to the merger over that holder's adjusted tax basis in its shares of URS common stock surrendered) and (2) the amount of cash received pursuant to the merger. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. Holders should consult their tax advisors regarding the manner in which cash and AECOM common stock should be allocated among different blocks of URS common stock. Any recognized gain will generally be long-term capital gain if the holder's holding period with respect to the URS common stock surrendered is more than one year at the effective time of the merger. If, however, the cash received has the effect of the distribution of a dividend, the gain will be treated as a dividend to the extent of the holder's ratable share of accumulated earnings and profits as calculated for United States federal income tax purposes. See "—Possible Treatment of Cash as a Dividend" below.

        The aggregate tax basis of AECOM common stock received (including fractional shares deemed received and redeemed as described below) by a holder that exchanges its shares of URS common stock for a combination of AECOM common stock and cash pursuant to the merger will be equal to the aggregate adjusted tax basis of the shares of URS common stock surrendered for AECOM common stock and cash, reduced by the amount of cash received by the holder pursuant to the merger (excluding any cash received instead of a fractional share of AECOM common stock) and increased by the amount of gain (including any portion of the gain that is treated as a dividend as described below but excluding any gain or loss resulting from the deemed receipt and redemption of fractional shares described below), if any, recognized by the holder on the exchange. The holding period of the AECOM common stock (including fractional shares deemed received and redeemed as described below) will include the holding period of the shares of URS common stock surrendered.

        Possible Treatment of Cash as a Dividend.    In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the holder's deemed percentage stock ownership of AECOM. For purposes of this determination, the holder is treated as if it first exchanged all of its shares of URS common stock solely for AECOM common stock and then AECOM immediately redeemed (the "deemed redemption"), a portion of the AECOM common stock in exchange for the cash the holder actually received. The gain recognized in the deemed redemption will be treated as capital gain if the deemed redemption is (1) "substantially disproportionate" with respect to the holder or (2) "not essentially equivalent to a dividend."

        The deemed redemption will generally be "substantially disproportionate" with respect to a holder if the percentage described in clause (2) below is less than 80% of the percentage described in clause (1) below. Whether the deemed redemption is "not essentially equivalent to a dividend" with respect to a holder will depend upon the holder's particular circumstances. At a minimum, however, for the deemed redemption to be "not essentially equivalent to a dividend," the deemed redemption must result in a "meaningful reduction" in the holder's deemed percentage stock ownership of AECOM. In general, that determination requires a comparison of (1) the percentage of the outstanding stock of AECOM that the holder is deemed actually and constructively to have owned immediately before the deemed redemption and (2) the percentage of the outstanding stock of AECOM that is actually and constructively owned by the holder immediately after the deemed redemption. In applying the above tests, a holder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or stock underlying a holder's option to purchase in addition to the stock actually owned by the holder.

        The Internal Revenue Service has ruled that a stockholder in a publicly held corporation whose relative stock interest is minimal (e.g., less than 1%) and who exercises no control with respect to corporate affairs is generally considered to have a "meaningful reduction" if that stockholder has a relatively minor (e.g., approximately 3%) reduction in its percentage stock ownership under the above analysis; accordingly, the gain recognized in the exchange by such a stockholder would be treated as capital gain.

        These rules are complex and dependent upon the specific factual circumstances particular to each holder. Consequently, each holder that may be subject to these rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such holder.

        Cash Received Instead of a Fractional Share.    A holder who receives cash instead of a fractional share of AECOM common stock will generally be treated as having received such fractional share and then as having received such cash in redemption of the fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received instead of the fractional share and the portion of the holder's aggregate adjusted tax basis of the shares of URS common stock surrendered that is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of URS common stock is more than one year at the effective time of the merger. Long-term capital gains of non-corporate taxpayers are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

 ACCOUNTING TREATMENT

        Each of AECOM and URS prepares its financial statements in accordance with GAAP. The merger will be accounted for using the acquisition method of accounting with AECOM treated as the acquiror of URS for accounting purposes. This means that the assets, liabilities and commitments of URS, the accounting acquiree, are adjusted to their estimated fair value at the acquisition date. Under the acquisition method of accounting, intangible assets are amortized over their remaining useful lives and tested for impairment at least annually.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following unaudited pro forma condensed combined financial information presents the unaudited pro forma condensed combined statements of income based upon the combined historical financial statements of AECOM Technology Corporation ("AECOM") and URS Corporation ("URS"), after giving effect to the merger between AECOM and URS and adjustments described in the accompanying notes. AECOM's historical financial and operating data for the year ended September 30, 2013 and the nine-month period ended June 30, 2014 is derived from the financial data in its audited consolidated financial statements for the year ended September 30, 2013 and from its unaudited consolidated financial statements for the nine-month period ended June 30, 2014. The historical financial and operating data for URS for the year ended September 27, 2013 is derived by adding the financial data from URS's audited consolidated statement of income for the year ended January 3, 2014 and URS's unaudited condensed consolidated statement of income for the three-month period ended December 28, 2012, and subtracting URS's unaudited condensed consolidated statement of income for the three-month period ended January 3, 2014. The historical financial and operating data for URS for the nine-month period ended July 4, 2014 is derived by adding the financial data from URS's unaudited condensed consolidated statements of income for the six-month period ended July 4, 2014 and URS's unaudited condensed consolidated statement of income for the three-month period ended January 3, 2014.

        The unaudited pro forma condensed combined balance sheet as of June 30, 2014 shows the combined financial position of AECOM and URS as if the merger of the two companies had occurred on June 30, 2014. The unaudited pro forma condensed combined statements of income for the year ended September 30, 2013 and the nine months ended June 30, 2014 reflect the merger as if it had occurred on October 1, 2012 for AECOM and September 29, 2012 for URS, the beginning of the earliest period presented. This unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting, with AECOM considered the acquirer of URS for accounting purposes.

        The unaudited pro forma condensed combined financial information should be read in conjunction with:

  •
  the accompanying notes to the unaudited condensed combined pro forma financial statements;

  •
  the separate historical consolidated financial statements of AECOM as of and for the year ended September 30, 2013, included in AECOM's Annual Report on Form 10-K and incorporated by reference into this joint proxy statement/prospectus;

  •
  the separate historical unaudited condensed consolidated financial statements of AECOM as of and for the nine months ended June 30, 2014, included in AECOM's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 and incorporated by reference into this joint proxy statement/prospectus;

  •
  the separate historical consolidated financial statements of URS as of and for the years ended January 3, 2014 and December 28, 2012, included in URS's Current Report on Form 8-K filed on August 1, 2014 and incorporated by reference into this joint proxy statement/prospectus;

  •
  the separate historical unaudited condensed consolidated interim financial statements of URS as of and for the six months ended July 4, 2014 included in URS's Quarterly Report on Form 10-Q for the quarterly period ended July 4, 2014 and incorporated by reference into this joint proxy statement/prospectus; and

  •
  other information contained or incorporated by reference into this joint proxy statement/prospectus.

        The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma adjustments reflecting the merger have been prepared in accordance with business combination accounting guidance as provided in Accounting Standards Codification 805, Business Combinations, and reflect the preliminary allocation of the purchase price to the acquired assets and liabilities based upon a preliminary estimate of fair values, using the assumptions set forth in the notes to the unaudited pro forma condensed combined financial information.

        The unaudited pro forma condensed combined financial information is provided for informational purposes only and is not necessarily indicative of the operating results that would have occurred if the merger had been completed as of the dates set forth above, nor is it indicative of the future results of the combined company. In connection with the pro forma financial information, the Company allocated the purchase price using its best estimates of fair value. The pro forma acquisition price adjustments are preliminary and subject to change as additional information becomes available and as additional analyses are performed. There can be no assurances that the final valuations will not result in material changes to this preliminary estimated purchase price allocation. The unaudited pro forma condensed combined financial information also does not give effect to the potential impact of current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the merger or any integration costs. The pro forma financial statements do not purport to project the future operating results or financial position of the combined company following the merger. Furthermore, the unaudited pro forma condensed combined statement of income does not include certain nonrecurring charges and the related tax effects which result directly from the merger as described in the notes to the unaudited pro forma condensed combined financial information.

 Unaudited Pro Forma Condensed Combined Balance Sheet
(dollars in millions, except per share amounts)

	Historical
						As of June 30, 2014
	As of June 30, 2014	As of July 4, 2014
			Reclassification Adjustments (3k)	Pro Forma Adjustments		Pro Forma Combined
	AECOM	URS			Notes
Assets
CURRENT ASSETS:
Total cash and cash equivalents	$510	$283	$—	$(50)	3(a)	$743
Net accounts receivable	2,432	2,852	—	—		5,284
Prepaid expenses and other current assets	151	198	62	—		411
Income taxes receivable	9	3	(12)	—		—
Deferred tax assets—net	20	30	(50)	—		—

TOTAL CURRENT ASSETS	3,122	3,366	—	(50)		6,438
PROPERTY AND EQUIPMENT-NET	279	592	—	29	3(b)	900
DEFERRED TAX ASSETS-NET	117	—	(117)	—		—
INVESTMENTS IN UNCONSOLIDATED JOINT VENTURES	134	244	—	272	3(b)	650
GOODWILL	1,896	3,709	—	(3,709)	3(b)	5,416
				3,520	3(b)
INTANGIBLE ASSETS-NET	87	523	—	(523)	3(b)	1,164
				1,077	3(b)
OTHER NON-CURRENT ASSETS	119	221	117	(22)	3(c)	523
				88	3(d)

TOTAL ASSETS	$5,754	$8,655	$—	$682		$15,091

Liabilities and Stockholder's Equity
CURRENT LIABILITIES:
Short-term debt	28	—	—	—		28
Accounts payable	705	692	—	(4)	3(l)	1,393
Accrued expenses and other current liabilities	931	523	327	(12)	3(c)	1,711
				(58)	3(h)
Billings in excess of costs on uncompleted contracts	352	222	—	—		574
Current portion of long-term debt	39	51	—	65	3(e)	155
Other current liabilities	—	327	(327)	—		—

TOTAL CURRENT LIABILITIES	2,055	1,815	—	(9)		3,861
OTHER LONG-TERM LIABILITIES	439	136	(57)	(5)	3(h)	513
LONG-TERM DEBT	977	1,779	—	2,448	3(e)	5,204
Deferred tax liabilities	—	428	—	330	3(i)	758
Self-insurance reserves	—	128	(128)	—		—
Pension and post-retirement benefit obligations	—	281	185	—		466

TOTAL LIABILITIES	3,471	4,567	—	2,764		10,802
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Preferred stock	—	—	—	—		—
Common stock	1	1	—	(1)	3(f)	1
				—	3(j)
Treasury stock	—	(854)	—	854	3(f)	—
Additional paid-in capital	1,848	3,059	—	(3,059)	3(f)	3,790
				1,942	3(j)
Accumulated other comprehensive income	(265)	(178)	—	178	3(f)	(265)
Retained Earnings	613	1,915	—	(188)	3(g)	493
				(1,847)	3(f)

TOTAL AECOM/URS STOCKHOLDERS' EQUITY	2,197	3,943	—	(2,121)		4,019
Noncontrolling interests	86	145	—	39	3(b)	270

TOTAL STOCKHOLDERS' EQUITY	2,283	4,088	—	(2,082)		4,289

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,754	$8,655	$—	$682		$15,091

The accompanying notes are an integral part of, and should be read together with, this unaudited pro forma condensed combined financial information.

 Unaudited Pro Forma Condensed Combined Statement of Income
For the Twelve Months Ended September 30, 2013
(dollars in millions, except per share amounts)

	Historical
						Twelve Months Ended September 30, 2013
	Twelve Months Ended September 30, 2013	Twelve Months Ended September 27, 2013
			Pro Forma Adjustments			Pro Forma Combined
	AECOM	URS		Notes
Revenues	$8,153	$11,303	—			$19,456
Cost of revenue	7,703	10,662	111	4(a	)	18,476

Gross profit	450	641	(111)			980
Equity in earnings of joint ventures	24	90	—			114
General and administrative expenses	(97)	(82)	(73)	4(b	)	(252)

Income from operations	377	649	(184)			842
Other income (expense)	4	(8)	—			(4)
Interest expense	(45)	(86)	(134)	4(c	)	(265)

Income before income tax expense	336	555	(318)			573
Income tax expense	93	158	(127)	4(d	)	124

Net income	243	397	(191)			449
Noncontrolling interest, net of tax	(4)	(99)	—			(103)

Net income attributable to AECOM/URS	$239	$298	$(191)			$346

Net income attributable per AECOM/URS share
Basic	$2.38	$4.03				$2.27
Diluted	$2.35	$3.99				$2.23
Weighted average shares outstanding (shares in thousands)
Basic	100,618	74,089		4(e	)	152,218
Diluted	101,942	74,931		4(e	)	155,266

The accompanying notes are an integral part of, and should be read together with, this unaudited pro forma condensed combined financial information.

 Unaudited Pro Forma Condensed Combined Statement of Income
For the Nine Months Ended June 30, 2014
(dollars in millions, except per share amounts)

	Historical
						Nine Months Ended June 30, 2014
	Nine Months Ended June 30, 2014	Nine Months Ended July 4, 2014
			Period Alignment Adjustments 4(f)	Pro Forma Adjustments		Pro Forma Combined
	AECOM	URS			Notes
Revenues	$5,794	$7,753	$(194)	—		$13,353
Cost of revenue	5,520	7,418	(185)	66	4(a)	12,819

Gross profit	274	335	(9)	(66)		534
Equity in earnings of joint ventures	49	71	(2)	—		118
General and administrative expenses	(73)	(67)	2	(15)	4(b)	(148)
				5	4(g)

Income from operations	250	339	(9)	(76)		504
Other income (expense)	1	(7)	—	—		(6)
Interest expense	(31)	(56)	1	(99)	4(c)	(185)

Income before income tax expense	220	276	(8)	(175)		313
Income tax expense	52	84	(2)	(70)	4(d)	64

Net income	168	192	(6)	(105)		249
Noncontrolling interest, net of tax	(2)	(58)	1	—		(59)

Net income attributable to AECOM/URS	$166	$134	$(5)	$(105)		$190

Net income attributable per AECOM/URS share
Basic	$1.71	$1.88				$1.28
Diluted	$1.69	$1.86				$1.25
Weighted average shares outstanding (shares in thousands)
Basic	96,933	71,237			4(e)	148,533
Diluted	98,295	71,987			4(e)	151,772

The accompanying notes are an integral part of, and should be read together with, this unaudited pro forma condensed combined financial information.

1.     Basis of Presentation

        The historical financial information has been adjusted to give pro forma effect to events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) expected to have a continuing impact on the combined results. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the merger and certain other adjustments. The final determination of the purchase price allocation will be based on the fair values of assets acquired and liabilities assumed as of the date the merger closes, and could result in a significant change to the unaudited pro forma condensed combined financial information, including goodwill.

        AECOM's historical results are derived from AECOM's audited consolidated statement of income for the year ended September 30, 2013 and unaudited interim consolidated statement of income for the nine months ended June 30, 2014. URS's historical results are derived from the audited consolidated statement of income for the year ended January 3, 2014 and unaudited interim condensed consolidated statements of income for the six months ended July 4, 2014 and the three months ended January 3, 2014.

Significant Accounting Policies

        The accounting policies used in the preparation of these unaudited pro forma condensed combined financial information are those set out in AECOM's audited financial statements as of September 30, 2013 and URS's audited financial statements as of January 3, 2014. Management has determined that no significant adjustments are necessary to conform URS's financial statements to the accounting policies used by AECOM in the preparation of these unaudited pro forma condensed combined financial information. Certain reclassifications have been reflected in the pro forma adjustments, as further described in Note 3, to conform URS's presentation to AECOM's in the pro forma balance sheet. These reclassifications have no effect on previously reported total assets, total liabilities, or shareholders' equity of URS or AECOM. However, the pro forma financial statements may not reflect all adjustments necessary to conform the accounting policies of URS to those of AECOM due to limitations on the availability of information as of the date of this proxy statement/prospectus.

Description of the Merger

        On July 11, 2014, AECOM and its newly formed, direct wholly-owned subsidiaries, ACM Mountain I, LLC ("Merger Sub") and ACM Mountain II, LLC ("Merger Sub I"), entered into an Agreement and Plan of Merger (the "merger agreement") with URS. The merger agreement provides that at the effective time of the merger, Merger Sub will be merged with and into URS, with URS surviving the merger as a wholly owned subsidiary of AECOM (the "merger"). At the effective time of the second merger, which will be immediately following the merger, and as part of a single integrated transaction, URS will be merged with and into Merger Sub I, with Merger Sub I surviving the second merger as a limited liability company and a wholly owned subsidiary of AECOM (the "second merger" and together with the merger, the "mergers"). The mergers, taken together, are intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

        Subject to the terms and conditions of the merger agreement, holders of URS common stock will be entitled to receive, in exchange for each share of URS common stock they hold at the effective time of the merger, either stock or cash consideration with a value equal to the sum of (i) 0.734 multiplied by the average five-day AECOM closing price, and (ii) $33.00, subject to proration in the event of oversubscription. Based on the average of the closing sales prices of AECOM common stock for the five trading days ending on August 27, 2014, for each share of URS common stock held, a URS stockholder would receive either approximately $60.54 in cash or 1.6134 shares of AECOM common stock, assuming no proration. The total consideration to be received by URS stockholders would be approximately $4.2 billion.

        The stock component of the total consideration is expected to be tax-free to URS stockholders. The actual value of the merger consideration to be paid at the closing of the merger will depend on the average closing price of AECOM common stock for the five trading days prior to closing, as is more fully described in the merger agreement.

        Pursuant to the merger agreement, the outstanding equity awards of URS will be converted into comparable equity awards or cancelled and converted into the right to receive cash or shares of AECOM stock as follows:

  •
  time vesting restricted stock units and restricted stock awards that do not vest by its terms upon consummation of the merger will be assumed by AECOM and converted into restricted stock units and restricted stock (as applicable) with respect to whole shares of AECOM stock on the same terms and conditions as applied to such URS restricted stock units and URS restricted stock awards immediately prior to consummation of the merger;

  •
  time vesting restricted stock units that vest by its terms upon consummation of the merger will immediately and automatically vest and entitle the holder thereof to the merger consideration, in the form of cash or AECOM common stock, at the holder's election (subject to proration in the event of oversubscription), with payment based on such election made within thirty (30) days after the closing date, subject to certain limited exceptions;

  •
  time vesting restricted stock awards that vest by its terms upon consummation of the merger will immediately and automatically vest and entitle the holder thereof to the merger consideration, in the form of cash or AECOM common stock, at the holder's election (subject to proration in the event of oversubscription), with payment based on such election made within thirty (30) days after the closing date, subject to certain limited exceptions;

  •
  upon consummation of the merger, each outstanding URS deferred stock award held by a non-employee director and each vested URS deferred restricted stock will entitle the holder thereof to the merger consideration, in the form of cash or AECOM stock (subject to proration in the event of oversubscription), with payment based on such election made on the first business day that follows the six (6) month anniversary of the applicable holder's separation from service with URS and AECOM, subject to certain limited exceptions; and

  •
  holders of performance vesting restricted stock units and restricted stock awards (other than performance-based awards granted in March 2013 with a two-year performance period ending January 2, 2015) will immediately and automatically vest based on the achievement of the performance goals at target level, and entitle the holder thereof to the merger consideration, in the form of cash or AECOM stock (subject to proration in the event of oversubscription), with payment based on such election made within forty-five (45) days after the closing date, subject to certain limited exceptions. The March 2013 grant of performance shares will only vest if the URS Board of Directors or Compensation Committee determines that the performance goals at target level applicable to such shares were achieved as of the month-end prior to the effective time.

        In connection with the merger agreement, on July 11, 2014, AECOM entered into a commitment letter with Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated which was amended by the parties on July 24, 2014. (the "debt financing sources"). On August 2, 2014, AECOM entered into an amended and restated commitment letter (the "A&R commitment letter"), with Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, MUFG Union Bank, N.A., The Bank of Nova Scotia, BNP Paribas, BNP Paribas Securities Corp., JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, BBVA Compass, Wells Fargo Bank, National Association, Sumitomo

Mitsui Banking Corporation, Crédit Agricole Corporate and Investment Bank, Morgan Stanley Senior Funding, Inc., HSBC Bank USA, National Association and HSBC Securities (USA) Inc. (the "debt financing sources"), pursuant to which the debt financing sources have committed, subject to customary conditions, to provide AECOM with $6.3 billion of debt financing in support of the merger contemplated by the merger agreement. Prior to closing the merger, AECOM anticipates syndicating the committed debt financings which may modify the size of certain tranches of debt relative to those specified in the A&R commitment letter. The debt financing is currently anticipated to consist of a term loan A facility in an aggregate principal amount of $1.85 billion, a revolving credit facility in an aggregate principal amount of $1.05 billion, a $1.263 billion term loan B, and an incremental performance letter of credit facility in an aggregate amount of $500 million available solely for the issuance of performance letters of credit. In addition, AECOM anticipates that $1.6 billion of the $3.4 billion "term loan B" facility originally contemplated under the A&R commitment letter will be replaced by issuance of $800 million in 8-year senior unsecured notes, and $800 million in 10-year senior unsecured notes.

        AECOM and URS may incur approximately $138 million of transaction costs. This estimate does not include financing fees related to the equity financing, which is estimated to be approximately $2 million, and the debt financing, which is estimated to be approximately $88 million. The financing fees related to the debt financing were reflected in the unaudited pro forma condensed combined financial statements as debt issuance costs.

2.     Calculation of Purchase Consideration

        The fair value of consideration expected to be transferred on the closing date includes the value of the estimated cash consideration, the estimated fair value of the equity transferred as part of the mergers, and the repayment of certain URS debt instruments (term loan, senior notes, revolving line of credit, and swing line of credit). A preliminary estimate of the purchase price, assuming the merger closed on August 27, 2014, is as follows (in millions, except shares and stock price):

	Shares	Per Share	Total
Estimated cash for outstanding URS common stock(1)			$2,258
Estimated shares of AECOM's common stock for outstanding URS's common stock(2)	50,419,957	$37.69	1,900
Estimated cash for URS equity awards(3)			24
Estimated shares of AECOM's common stock for URS equity awards(3)			43
Estimated cash paid on behalf of URS to retire debt			1,712

Total Estimated Purchase Price			$5,937

(1)
The cash component of the estimated merger consideration for each outstanding share of URS common stock and URS equity awards that convert into the right to receive the merger consideration at closing/is $33.00 per share. The aggregate amount of cash to be paid to holders of URS common stock as of immediately prior to closing is fixed in the merger agreement at $2,258 million. As a result, if the cash election is oversubscribed or undersubscribed, then certain adjustments will be made to the merger consideration to proportionately reduce the cash or stock amounts received by the URS stockholders. See discussion of stock consideration component in note (2) below.

(2)
The stock consideration component of the estimated merger consideration for each outstanding share of URS common stock and restricted stock unit is 0.734 shares of AECOM common stock. The estimated total stock consideration and per share consideration above were based on AECOM stock price on August 27, 2014 ($37.69 per share). See the discussion of the cash consideration component in Note 1 above.

(3)
Estimated consideration for settlement of URS outstanding equity awards consists of a cash component and share component. As discussed in Note 4, a portion of the cash payment represents consideration transferred, while a portion represents compensation expense based on the vesting terms of the equity award. The portion of the equity awards not settled in shares are settled by the issuance of AECOM shares or equity awards with similar terms.

        For pro forma purposes only, the fair value of consideration given and thus the estimated purchase price was determined based upon the $37.69 per share closing price of AECOM common stock on August 27, 2014. The final purchase consideration could significantly differ from the amounts presented in the unaudited pro forma condensed combined financial information due to movements in AECOM common stock price as of the closing date of the merger. A sensitivity analysis related to the fluctuation in the AECOM common stock price was performed to assess the impact a hypothetical change of 10% on the closing price of AECOM common stock on August 27, 2014 would have on the estimated purchase price and goodwill as of the closing date.

        The following table shows the change in stock price, estimated purchase price and goodwill (dollars in millions, except stock price):

Change in stock price	Stock price	Estimated Purchase Price	Goodwill
Increase of 10%	$41.46	$6,174	$3,757
Decrease of 10%	$33.92	$5,788	$3,371

Preliminary Purchase Price Allocation

        Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of URS are recorded at the acquisition date fair values and added to those of AECOM. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed as of June 30, 2014 and have been prepared to illustrate the estimated effect of the merger. The allocation is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

        The following table sets forth a preliminary allocation of the estimated purchase consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of URS based on URS's July 4, 2014 balance sheet, with the excess recorded as goodwill (dollars in millions):

Current and other assets	$3,312
Property and equipment, net	621
Goodwill	3,520
Intangible assets, net	1,077
Investments in unconsolidated joint ventures	516
Other noncurrent assets	209

Total assets	9,255
Current liabilities other than current portion of long term debt	(1,692)
Current portion of long term debt	(51)
Pension and post-retirement benefit obligations	(281)
Deferred tax liabilities	(758)
Other long-term liabilities	(259)
Long term debt	(93)

Total liabilities	(3,134)
Noncontrolling interest	(184)
Estimated purchase price	$5,937

        Preliminary identifiable intangible assets in the pro forma financial statements consist of anticipated intangibles derived from customer relationships, acquired backlog, trademarks and trade names, nuclear alliance agreements, internally developed software and patents. The amortization related to these amortizable identifiable intangible assets is reflected as a pro forma adjustment to the pro forma statements of income, as further described in Note 5. The identifiable intangible assets and related amortization are preliminary and are based on management's estimates after consideration of similar transactions. As discussed above, the amount that will ultimately be allocated to identifiable intangible assets and liabilities, and the related amount of amortization, may differ materially from this preliminary allocation. In addition, the periods the amortization impacts will ultimately be based upon the periods in which the associated economic benefits or detriments are expected to be derived, or where appropriate, based on the use of a straight-line method. Therefore, the amount of amortization following the transaction may differ significantly between periods based upon the final value assigned, and amortization methodology used, for each identifiable intangible asset.

        The deferred tax liabilities above represent the tax effect on the amortizable identifiable intangibles as amortization of such intangibles will not be deductible for tax purposes. This determination is preliminary and subject to change based upon the final determination of the fair value of the identifiable intangible assets and liabilities.

        Goodwill represents the excess of the preliminary estimated purchase price over the fair value of the underlying net assets. Goodwill is not amortized to earnings, but instead is reviewed for impairment at least annually, absent any indicators of impairment. Goodwill recognized in the mergers is not expected to be deductible for tax purposes.

        The final determination of the purchase price allocation upon the closing of the merger will be based on URS's net assets acquired as of that date and will depend on a number of factors, which cannot be predicted with any certainty at this time. The purchase price allocation may change materially based on the receipt of more detailed information. Therefore, the actual allocations will differ from the pro forma adjustments presented.

3.
Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

(a)
Represents the use of anticipated existing AECOM and URS cash balances to fund a portion of the estimated purchase price, as described in Note 2, AECOM transaction and financing costs, URS transaction costs and certain historical URS and AECOM debt instruments anticipated to be paid prior to, or concurrent with, closing the mergers, including transaction costs and debt financing fees. AECOM debt financing fees are capitalized as deferred debt issuance costs.

(dollars in millions)
Cash proceeds of new debt	$5,213
Cash consideration paid	(2,282)
Repayment of URS debt, including accrued interest and penalty	(1,712)
Repayment of AECOM debt	(1,013)
Transaction costs paid	(140)
Debt financing fees paid	(88)
Cash settlement of accelerated URS equity awards	(28)

Net cash outflow	$(50)

(b)
Reflects the acquisition method of accounting based on the estimated fair value of the assets and liabilities of URS as discussed in Note 2 above. Additional information regarding the fair value of intangible assets acquired is discussed in Note 5 below.

(c)
Reflects the elimination of debt financing fees of approximately $12 million and accrued interest expense of $12 million on URS's historical balance sheet and elimination of debt financing fees of approximately $10 million on AECOM's historical balance sheet as a result of repayment of existing debt.

(d)
Reflects the recognition of capitalized debt financing fees of $88 million associated with anticipated borrowings to fund the mergers.

(e)
Reflects adjustments to current and long-term debt for anticipated borrowings to fund the mergers net of aggregate reductions in long-term debt (including unamortized original issuance discounts). The adjustments to current and long-term debt are summarized as follows:

(dollars in millions)
Anticipated new borrowings	$5,213
Repayments of existing current and long-term debt	(2,700)

Net increase in borrowings	2,513
Less: Increase to current portion of long-term debt	(65)

Increase to long-term debt	$2,448

(f)
Reflects the elimination of URS's historical stockholders' equity accounts, including treasury stock, additional paid-in capital, and accumulated other comprehensive income. The adjustment in retained earnings is as follows (dollars in millions):

Elimination of URS historical retained earnings	$(1,915)
Adjustment for URS deferred debt financing fees and discounts	16
Adjustment for URS transaction costs	52

Total URS adjusted retained earnings	$(1,847)

(g)
Reflects additional transaction costs and historical debt financing fees anticipated to be expensed by URS and AECOM concurrent with closing the merger, as described in Note 1. These costs primarily consist of historical debt financing fees and commitment fees, investment banking fees, and legal and accounting services.

(dollars in millions)
URS deferred debt financing fees and discounts	$(16)
URS transaction costs	(52)
AECOM deferred debt issuance costs	(10)
AECOM transaction costs	(82)
Cash settlement of URS equity awards	(28)

Adjust to retained earnings	$(188)

(h)
Reflects the elimination of URS's deferred rent liabilities of $63 million ($58 million in current liabilities and $5 million in non-current liabilities) as a purchase accounting adjustment.

(i)
To record a deferred tax liability at an estimated statutory rate of 40% associated with the net increase in estimated amortizable identifiable intangible assets and increase in investments in unconsolidated joint ventures due to purchase accounting, as described in Note 2.

(j)
To reflect the issuance of approximately 50.4 million shares of AECOM common stock ($0.01 par value), plus the equivalent of an additional 1.2 million AECOM shares related to the conversion of URS restricted stock awards and restricted stock units to AECOM restricted stock awards and restricted stock units, in connection with the mergers, as described in Note 1.

(k)
To reclassify certain URS's balances to conform with AECOM's financial statement presentation.

(l)
To reverse existing accruals of $2 million in URS transaction costs and $2 million AECOM transaction costs anticipated to be paid prior to, or concurrent with, closing the transaction. These costs primarily consist of legal and accounting fees.

4.     Notes to Unaudited Pro Forma Condensed Combined Statements of Income

(a)
Represents adjustment to record amortization expense related to other identifiable intangible assets calculated on a straight-line basis. The amortization of intangible assets is based on the periods over which the economic benefits of the intangible assets are expected to be realized. See Note 5 for further details on the amortization lives of the intangible assets expected to be recognized.

The net adjustment to cost of revenue for the amortization of intangible assets is as follows:

(dollars in millions)	Pro Forma Nine Months Ended June 30, 2014	Pro Forma Twelve Months Ended September 30, 2013
Amortization of purchased identifiable intangible assets	$142	$220
Reversal of URS's historical intangible asset amortization	(76)	(109)

Total additional intangibles amortization expense	$66	$111

(b)
Represents the change in stock-based compensation expense due to the equity award modification and resulting remeasurement of the fair value of stock based compensation as a result of the mergers. Under the terms of the merger agreement, the unvested time based restricted stock awards and units in URS common shares will be replaced and converted into equity awards of AECOM common stock. Additional pro forma compensation expense was recognized of approximately $15 million and $73 million for the nine months ended June 30, 2014 and the year ended September 30, 2013, respectively.

(c)
To reverse interest expense, amortization of deferred debt financing fees, commitment fees and original issuance discount associated with credit facilities repaid from the proceeds of the debt commitment financing, and to record estimated incremental interest expense, amortization of debt financing fees and original issuance discount associated with these anticipated borrowings, as described in Note 1.

(dollars in millions)	Pro Forma Nine Months Ended June 30, 2014	Pro Forma Twelve Months Ended September 30, 2013
Interest expense on debt commitment financing	$(152)	$(206)
Amortization of debt financing fees	(11)	(14)
Reversal of URS's interest expense and amortization of deferred debt financing fees	52	69
Reversal of AECOM's interest expense	12	17

Total Additional Interest Expense	$(99)	$(134)

(d)
Represents adjustment to income tax expense as a result of the tax impact on the pro forma adjustments. URS and AECOM utilized their respective statutory tax rates to compute the income tax expense related to each entity's pro forma condensed combined statement of income adjustment as follows:

	Pro Forma Nine Months Ended June 30, 2014			Pro Forma Year Ended September 30, 2013
(dollars in millions)	AECOM	URS	Total	AECOM	URS	Total
Pro forma adjustments	$164	$11	$175	$276	$42	$318
Statutory rate	40%	40%		40%	40%

Tax impact	$66	$4	$70	$110	$17	$127

(e)
Represents the income per share, taking into consideration the pro forma weighted average shares outstanding calculated including the acceleration of the vesting of the restricted stock, the issuance of common stock issued in the mergers, as described in Note 1, assuming the shares were outstanding for the year ended September 30, 2013.

Pro Forma Basic Weighted Average Shares (in millions)	Nine Months Ended June 30, 2014	Twelve Months Ended September 30, 2013
Historical weighted average shares outstanding	97	101
Issuance of shares to URS common stock shareholders	51	50
Issuance of shares to URS equity award holders	1	1

Pro forma weighted average shares (basic)	149	152

Pro Forma Diluted Weighted Average Shares (in millions)	Nine Months Ended June 30, 2014	Twelve Months Ended September 30, 2013
Historical weighted average shares outstanding	98	102
Issuance of shares to URS common stock shareholders	51	50
Issuance of shares to URS equity award holders	1	1
Issuance of AECOM replacement award to URS equity award holders	2	2

Pro forma weighted average shares (diluted)	152	155

(f)
To reflect adjustment of URS's operating results by pro-rated from 40 weeks to 39 weeks to conform with AECOM's financial statement, as the historical nine months ended June 30, 2014 for AECOM consists of 39 weeks, and nine months ended July 4, 2014 for URS consists of 40 weeks.

(g)
To reverse URS's one-time transaction costs incurred to date of $3 million and AECOM's one-time transaction costs and debt issuance/commitment fees incurred to date of $2 million, which were recorded in selling and administrative expense.

5.     Intangible Assets

        The significant intangible assets identified in the preliminary purchase price allocation discussed above include customer relationships, backlog, trademarks and trade names, nuclear alliance agreements, internally developed software, and patents. The table below indicates the estimated fair value of each of the intangibles identified and the approximate useful lives of each (in millions):

Intangible Asset	Approximate Fair Value	Estimated Useful Life
Customer relationships	$516	4 - 14 years
Backlog	478	1 - 6 years
Nuclear alliance agreement	51	5 years
Trademarks and trade name	19	1 year
Other	13	5 - 11 years

Total	$1,077

        Fair value was estimated using inputs primarily from the income approach. The income approach included the use of both the relief from royalties method and the multiple period excess earnings method. The significant assumptions used in estimating fair value includes (i) the estimated life the asset will contribute to cash flows, such as attrition rate of customers or remaining contractual terms, (ii) the estimated discount rate the reflects the level of risk associated with receiving future cash flows, and (iii) profitability.

6.     Financing Agreements

        As of June 30, 2014, AECOM had a term credit agreement under which it has borrowings of $750 million and a revolving credit facility with a borrowing capacity of $1.05 billion, of which no amount was drawn. Additionally, at June 30, 2014, outstanding standby letters of credit under the revolving credit facility, totaled $10 million. As of June 30, 2014, AECOM also had unsecured senior notes of $263 million, which will be repaid at the closing of the merger. Pro forma for the closing of the merger on June 30, 2014, the adjustments represent the increase to current and long-term debt of $65 million (including accrued interest) and $2.448 billion, respectively. The additional debt financing consists of (i) a $1.10 billion "term loan A" (estimated 2.65% interest rate), a $1.263 billion "term loan B" (estimated 3.75% interest rate), $800 million of 8-year senior unsecured notes (estimated 5.75% interest rate), $800 million of 10-year senior unsecured notes (estimated 6.00% interest rate), and a $511 million draw under the revolving credit facility (estimated 2.65% interest rate).

        The unaudited condensed combined pro forma financial statements reflect an estimate of the amount of financing required to complete the mergers. The actual amount of financing required for the mergers will not be determined until the closing date when the actual purchase price, the actual amount of existing cash balances of AECOM and URS, and the total value of AECOM common stock to be issued are known. The actual amount of available cash at closing and the total value of common stock to be issued associated with the mergers may vary materially from preliminary estimates. Specifically, the total stock consideration may vary based upon AECOM's pre-closing stock price and the number of shares of URS common stock and equity awards outstanding on the closing date. The pro forma financial statements also reflect an estimate of interest rates for the various debt facilities based on current market conditions and rates currently available and based on facilities with similar terms and tenors. However, the actual interest incurred may vary significantly based upon, among other things, market considerations, the amount of each debt facility utilized, and success with the note offerings, of various tenors.

        Annual future maturities for term loan A is expected to be 1.25% of the initial principal amount at each quarter, with the final payment of all remaining outstanding principal amounts, plus accrued interest, being due on five years after the closing date. Annual future maturities for term loan B is expected to be 0.25% of the initial principal amount at each quarter, with the final payment of all remaining outstanding principal amounts, plus accrued interest, being due on the maturity date. Principal maturities for the $800 million 8-year senior unsecured notes and 10-year senior unsecured notes are expected to occur at the end of each applicable note term, with interest due semi-annually.

        For more information regarding Financing Consideration, see "The Merger—Debt Financing."

        A sensitivity analysis on interest expense for the year ended September 30, 2013 and the nine month period ended June 30, 2014 has been performed to assess the effect of a change of 12.5 basis points of the hypothetical interest rate would have on the debt financing.

        The following table shows the change in interest expense for the debt financing (in millions):

Interest expense assuming	Nine Months Ended June 30, 2014	Year Ended September 30, 2013
Increase of 0.125%	$167	$226
Decrease of 0.125%	$158	$213

COMPARATIVE STOCK PRICE DATA AND DIVIDENDS

        Shares of AECOM common stock are listed for trading on the NYSE under the symbol "ACM." Shares of URS common stock are listed for trading on the NYSE under the symbol "URS." The following table presents trading information for AECOM and URS common stock on July 11, 2014, the last trading day before announcement of the merger and September 12, 2014, the most recent practicable trading day before the date of this joint proxy statement/prospectus. For illustrative purposes, the following table also provides average high, low and closing sales prices calculated by averaging the high, low and closing sales prices for shares of AECOM common stock on each of the trading days during the period of five trading days ending on such dates. For illustrative purposes, the following table also provides URS equivalent per share information, which amounts are calculated by multiplying such average high, low and closing sales prices for shares of AECOM common stock by 0.734 and adding $33.00, representing the approximate value that URS stockholders will be entitled to receive, in exchange for each share of URS common stock they hold at the effective time of the merger, assuming no proration.

	AECOM Common Stock			AECOM Common Stock (Five-Day Averages)			URS Common Stock			Equivalent Per-Share Value
Date	High	Low	Close	High	Low	Close	High	Low	Close	High	Low	Close
July 11, 2014	$31.91	$31.30	$31.76	$32.25	$31.67	$31.894	$56.70	$50.47	$52.02	$56.67	$56.25	$56.41
September 12, 2014	$37.61	$37.01	$37.17	$37.65	$37.07	$37.388	$60.53	$60.12	$60.27	$60.63	$60.21	$60.44

        The following tables set forth the high and low trading prices of shares of AECOM common stock and URS common stock as reported in the NYSE's consolidated transaction reporting system, and the quarterly cash dividends declared per share, for the calendar quarters indicated.

	URS			AECOM
Calendar Period	High	Low	Cash Dividends Declared	High	Low	Cash Dividends Declared
Year ended December 31, 2011	$48.32	$27.93	$—	$29.98	$16.39	$—
First Quarter	48.32	39.61	—	29.98	26.01	—
Second Quarter	47.12	41.48	—	28.90	25.57	—
Third Quarter	46.18	28.46	—	28.25	17.51	—
Fourth Quarter	37.60	27.93	—	22.03	16.39	—
Year ended December 31, 2012	47.16	32.13	0.80	24.49	14.50	—
First Quarter	47.16	35.40	0.20	24.28	20.57	—
Second Quarter	43.64	32.13	0.20	22.90	14.50	—
Third Quarter	38.88	32.76	0.20	21.72	15.13	—
Fourth Quarter	40.27	33.20	0.20	24.49	18.68	—
Year ended December 31, 2013	55.79	39.99	0.84	35.24	23.95	—
First Quarter	47.49	39.99	0.21	33.09	23.95	—
Second Quarter	49.45	42.44	0.21	32.85	27.71	—
Third Quarter	55.79	45.21	0.21	35.24	28.10	—
Fourth Quarter	55.68	50.10	0.21	32.90	27.35	—
Year ending December 31, 2014	60.88	41.62	0.66	38.24	27.55	—
First Quarter	53.79	41.62	0.22	32.61	27.55	—
Second Quarter	49.75	42.74	0.22	33.74	29.93	—
Third Quarter (through September 15, 2014)	60.88	45.91	0.22	38.24	31.19	—

 DESCRIPTION OF AECOM CAPITAL STOCK

        The following describes the material terms of the capital stock of AECOM. This description is qualified in its entirety by reference to the AECOM charter and AECOM bylaws, each as amended to date, which are incorporated herein by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" for more information about the documents incorporated by reference into this joint proxy statement/prospectus.

        The AECOM charter, as amended, authorizes AECOM to issue 300,000,000 shares of common stock and 8,000,000 shares of preferred stock, consisting of 5,000,000 shares of Class B Stock, no par value ("Class B Preferred Stock"), 2,500,000 shares of Convertible Preferred Stock, no par value ("Convertible Preferred Stock"), and 20 shares of Class E Preferred Stock, no par value ("Class E Preferred Stock"). The AECOM Board of Directors, without further approval of the stockholders, may establish the powers, preferences, rights, qualifications and limitations, including the dividend rights, dividend rates, conversion rights, conversion prices, voting rights and redemption rights, of any series of preferred stock and may authorize the issuance of any such series.

Common Stock

        As of June 30, 2014, AECOM had 99,286,400 shares of common stock (excluding treasury shares) issued and outstanding, and 57,395 shares of common stock held by AECOM in its treasury. Holders of AECOM common stock are entitled to one vote per share on all matters to be voted on by its stockholders. All shares of AECOM common stock have equal voting rights.

        Subject to the rights pertaining to any series of preferred stock, in the event of a liquidation of AECOM, holders of AECOM common stock are entitled to share ratably in AECOM's assets legally available for distribution after the payment of debts. The shares of AECOM common stock have no preemptive, subscription, conversion or redemption rights.

        Subject to the rights of the holders of AECOM preferred stock, the holders of the common stock are entitled to receive dividends, when, as and if declared by the AECOM Board of Directors, from funds legally available for such dividend payments. AECOM's term credit agreement and revolving credit facility restrict its ability to pay cash dividends. AECOM's debt agreements do not permit it to pay cash dividends unless at the time of and immediately after giving effect to the dividend, (a) there is no default or event of default and (b) the leverage ratio (as defined in AECOM's debt agreements) is less than 3.00 to 1.00.

        The AECOM charter was recently amended to provide for phased-in declassification and the annual election of directors. Specifically, the AECOM charter provides that (1) the Class I directors standing for election at the AECOM 2015 annual meeting of stockholders will stand for election for a one-year term and (2) the Class II directors standing for election at the AECOM 2016 annual meeting of stockholders will stand for election for a one-year term, along with the Class I directors. Beginning with AECOM's 2017 annual meeting of stockholders, the entire AECOM Board of Directors will stand for election for a one-year term and there will no longer be any designation by class.

Preferred Stock

        The following is a summary of the material terms of AECOM's authorized classes of preferred stock. As of June 30, 2014, 1 share of preferred stock was issued and outstanding (excluding treasury shares), consisting of no shares of Class B Preferred Stock, no shares of Convertible Preferred and 1 share of Class E Preferred Stock. As of June 30, 2014, AECOM had no shares of preferred stock held in its treasury.

  Class B Preferred Stock

        General.    There are 5,000,000 authorized shares of Class B Preferred Stock, of which 0 shares of Class B Preferred Stock were outstanding as of June 30, 2014. The shares of Class B Stock may only be issued to and held by the Trustee of the AECOM Technology Corporation Supplemental Trust.

        Dividends.    Holders of Class B Preferred Stock are not entitled to receive any dividends.

        Redemption.    AECOM may at any time redeem the whole or any portion of the outstanding shares of Class B Preferred Stock by paying in cash an amount per share equal to the liquidation preference of a share of Class B Preferred Stock.

        Liquidation Preference.    In the event of a voluntary or involuntary liquidation, dissolution or winding up of AECOM, the holders of the Class B Preferred Stock will be entitled to receive, out of the assets of AECOM legally available therefor, an amount equal to $.01 per share of Class B Preferred Stock, before any payment will be made or any assets distributed to holders of any class of common stock.

        Voting Rights.    The holders of the Class B Preferred Stock are entitled to one vote per share on all matters to be voted on by AECOM stockholders. Except as otherwise provided by law or in AECOM's charter, holders of Class B Preferred Stock, together with the holders of common stock and any other series of preferred stock having the right to vote as a class with the common stock, will vote together as one class on all matters to be voted on by AECOM's stockholders.

        Conversion.    The holders of Class B Preferred Stock have no conversion rights whatsoever.

        No Sinking Fund.    The shares of Class B Preferred Stock are not subject to any sinking fund or other obligation on the part of the Corporation to redeem or repurchase.

  Convertible Preferred Stock

        The following is a summary of the material terms of AECOM's Convertible Preferred Stock.

        General.    There are 2,500,000 authorized shares of AECOM's Convertible Preferred Stock, with a par value and liquidation preference of $100 per share, of which 0 shares of Convertible Preferred Stock were outstanding as of June 30, 2014.

        Conversion.    The Convertible Preferred Stock is convertible into common stock, at the election of the holder (after a share has been issued and outstanding for not less than one year, on each January 1, April 1, July 1 and October 1) at a ratio of $100 per share plus accrued and unpaid dividends on the shares to be converted, as of the conversion date, divided by the common stock price per share, as of the conversion date.

        Dividends.    Holders of the Convertible Preferred Stock are entitled to receive dividends payable in additional shares of Convertible Preferred Stock quarterly at a rate determined by an independent appraiser. This rate is established at a level that the appraiser determines is necessary to ensure that the fair value of the Convertible Preferred Stock will be equal to its liquidation preference. In making this determination, the appraiser considers the creditworthiness of AECOM and prevailing market interest rates (i.e., the return on 12-month U.S. Treasury Bills).

        Redemption.    After shares of Convertible Preferred Stock have been outstanding for at least three years, AECOM may redeem such shares at a price equal to 102.5% of the liquidation preference of the shares, plus the payment of any accrued and unpaid dividends to the redemption date. After the Convertible Preferred Stock has been held at least one year, the holder of the shares may convert some or all of the shares to AECOM common stock.

        Liquidation Rights.    In the event of a voluntary or involuntary liquidation, dissolution or winding up, the holders of shares of Convertible Preferred Stock are entitled to receive out of AECOM's assets available for distribution to stockholders, before any distribution of assets is made to holders of AECOM's common stock, liquidating distributions in the amount of $100 per share plus accrued and unpaid dividends. After payment of such liquidating distributions, the holders of shares of Convertible Preferred Stock will not be entitled to any further participation in any distribution of assets by AECOM.

        Voting Rights.    Except as otherwise required by applicable law, the holders of the Convertible Preferred Stock will be entitled to one vote per share on all matters to be voted upon by AECOM's stockholders.

        If the equivalent of six quarterly dividends payable on the Convertible Preferred Stock are in arrears, the number of AECOM directors will be increased by two and the holders of Convertible Preferred Stock, voting as a class with the holders of shares of any one or more other series of preferred stock ranking on a parity with the Convertible Preferred Stock as to dividends and distribution of assets and upon which like voting rights have been conferred and are exercisable, will be entitled to elect two directors to fill such vacancies. Such right to elect two additional directors will continue until all dividends in arrears have been paid or declared and set apart for payment.

        No Sinking Fund.    The shares of Convertible Preferred Stock are not subject to any sinking fund or other obligation on the part of AECOM to redeem or repurchase.

  Class E Preferred Stock

        There are 20 shares of Class E Preferred Stock, no par value, authorized to be issued, of which 1 share was issued and outstanding as of June 30, 2014. Each share of Class E preferred stock is entitled to 100,000 votes only on certain fundamental matters affecting AECOM, such as change of control.

        The Class E Preferred Stock has no right to dividends and has a liquidation and redemption value of $1.00 per share, which will be paid before any assets are distributed to holders of AECOM common stock upon a voluntary or involuntary liquidation. AECOM may redeem the Class E Preferred Stock at any time by paying the redemption value of $1.00 per share. The Class E Preferred Stock is not convertible into common stock.

COMPARISON OF STOCKHOLDERS' RIGHTS

        AECOM and URS are both incorporated under Delaware law. Any differences, therefore, between the rights of AECOM stockholders and the rights of URS stockholders result solely from differences in the companies' respective charter and bylaws. The rights of AECOM stockholders are governed by Delaware law, the AECOM charter and the AECOM bylaws, each as amended to date. The rights of URS stockholders are currently governed by Delaware law, the URS charter and the URS bylaws, each as amended to date. Upon completion of the merger, the rights of URS stockholders who exchange their shares of URS common stock for shares of AECOM common stock in the merger will be governed by the AECOM charter and the AECOM bylaws.

        The following is a summary of the material differences between the rights of holders of AECOM common stock and the rights of holders of URS common stock, but does not purport to be a complete description of those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. The AECOM charter, the AECOM bylaws, the URS charter and the URS bylaws are subject to amendment in accordance with their terms. Copies of these governing corporate instruments as currently in effect are available, without charge, to any person, including any beneficial owner to whom this joint proxy statement/prospectus is delivered, by following the instructions listed under "Where You Can Find More Information."

URS	AECOM
Authorized Shares. The aggregate number of shares which URS is authorized to issue is 203,000,000, consisting of (i) 3,000,000 shares of preferred stock, par value $0.01 per share, and (ii) 200,000,000 shares of common stock, par value $0.01 per share.	Authorized Shares. The aggregate number of shares which AECOM is authorized to issue is 308,000,000, consisting of (i) 8,000,000 shares of preferred stock, par value $0.01 per share, and (ii) 300,000,000 shares of common stock, par value $0.01 per share.
Common Stock. As of the record date, URS had issued and outstanding 88,950,074 shares of common stock, of which 19,828,119 shares were held in treasury.	Common Stock. As of the record date, AECOM had issued and outstanding 99,541,568 shares of common stock, of which 57,395 shares were held in treasury.

Preferred Stock. Under the URS charter, URS has 3,000,000 authorized shares of "blank check" preferred stock, par value $0.01. As such, the URS Board of Directors may fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, the redemption price or prices, and the liquidation preferences of any wholly unissued series of preferred shares, and the number of shares constituting any such series and the designation thereof. The Board of Directors may also increase or decrease the number of shares of any series subsequent to the issue of shares then-outstanding. The rights of preferred stockholders may supersede the rights of common stockholders.
Preferred Stock.    Under the AECOM charter, AECOM has 8,000,000 authorized shares of "blank check" preferred stock, par value $0.01. The AECOM charter authorizes the AECOM Board of Directors to provide for the issuance of preferred stock in series, to establish the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each series and the qualifications, limitations or restrictions thereof. The rights of preferred stockholders may supersede the rights of common stockholders.
As of the record date, AECOM has 1 share of preferred stock issued and outstanding.
As of the record date, URS has 0 shares of preferred stock issued and outstanding.

URS	AECOM
VOTING RIGHTS

Each holder of common stock is entitled to one vote for each share of common stock outstanding in his or her name on the stock record books of URS. Except as otherwise provided in the rights, powers or preferences in any class or series of preferred stock of URS or as required by law, all voting rights of URS will be vested in the holders of common stock.
Under the AECOM charter, each holder of common stock is entitled to one vote for each share of common stock they hold on all matters to be voted on by AECOM's stockholders. Except as otherwise provided in the rights, powers or preferences in any class or series of preferred stock of AECOM or as required by law, all voting rights of AECOM will be vested in the holders of common stock.
SUPERMAJORITY VOTING

Under the URS bylaws, stockholders' right to adopt, amend or repeal the bylaws of URS requires, among other things, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of URS capital stock entitled to vote generally in the election of directors, voting together as a single class.
Under the AECOM charter, in addition to any affirmative vote required by law or the AECOM charter, any business combination (as defined below) requires the affirmative vote of holders of at least 66 2/3% of the outstanding shares of capital stock of AECOM represented and voting at a duly held meeting at which a quorum is present.
AMENDMENTS TO THE CHARTER

Under the DGCL, a charter amendment requires a board resolution advising the amendment and approval by a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon, unless the charter requires a greater proportion for approval. The URS charter does not require any greater proportion for approval.
Under the DGCL, a charter amendment requires a board resolution advising the amendment and approval by a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon, unless the charter requires a greater proportion for approval. The AECOM charter does not require a greater proportion for approval.
AMENDMENT TO THE BYLAWS

Under the URS charter, the URS Board of Directors may make, amend, alter or repeal the URS bylaws by a resolution passed by a majority of the whole board. In addition, under the URS bylaws, the Board of Directors, by majority vote of the authorized number of directors, may adopt, amend or repeal the bylaws of URS. Stockholders also have the power to adopt, amend or repeal the bylaws of URS; provided, however, that, in addition to any vote of the holders of any class or series of stock of URS required by law or by the charter, such action requires the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of URS capital stock entitled to vote generally in the election of directors, voting together as a single class.
Under the AECOM charter, the AECOM Board of Directors may make, amend, alter or repeal any AECOM bylaws without the approval of the stockholders of AECOM. Under the AECOM bylaws, the AECOM bylaws may be amended, altered, repealed or rescinded, or new bylaws may be adopted by the board or the stockholders of AECOM. Any bylaws adopted, amended or altered by the stockholders may be amended, altered or repealed by the board or the stockholders.

URS	AECOM
SPECIAL MEETINGS OF STOCKHOLDERS

Under the URS bylaws, a special meeting of stockholders for any purpose that is a proper matter for stockholder action under the DGCL may be called by (i) the chairman of the Board of Directors, (ii) the chief executive officer, (iii) the president or (iv) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors. A special meeting of stockholders for any purpose that is a proper matter for stockholder action under the DGCL will be called by the Secretary of URS upon written request of stockholders owning 20% of the entire capital stock of URS issued, outstanding, and entitled to vote, provided, that such request conforms with requirements specified in the bylaws.
Under the AECOM bylaws, special meetings of stockholders may be called at any time by the Board of Directors, or by a committee of the board that has been duly designated by the board and whose powers and authority, as expressly provided in a resolution of the board, include the power to call such meetings. Special meetings may not be called by any other person or persons. Business transacted at any special meeting of stockholders is limited to the purposes stated in the notice of the meeting.
Notice of the time and place of each meeting of stockholders must be given in writing not less than 10 days nor more than 60 days prior to the meeting.	Notice of the time and place of every meeting of stockholders must be given in writing not less than 10 days nor more than 60 days prior to the meeting.
STOCKHOLDER PROPOSALS AND NOMINATIONS

Under the URS bylaws, for nominations of directors and other proposals properly brought before an annual meeting of stockholders by a stockholder, timely written notice must be given. In general, to be considered timely, a stockholder's notice must be delivered to URS's Secretary at the principal offices of URS not later than 90 days nor earlier than 120 days prior to the first anniversary of the preceding year's annual meeting. In the event URS calls a special meeting of stockholders to elect one or more directors, stockholder nominations as specified in the notice of meeting must be delivered to the URS Secretary at the principal executive offices of URS not later than the later of the 90th day prior to such meeting or the 10th day following the day on which a public announcement is first made of the date of the special meeting and the nominees proposed by the board.
Under the AECOM bylaws, for nominations of directors and other proposals properly brought before a meeting of stockholders by a stockholder, timely written notice must be given. In general, for nominations of directors at annual meetings that are election meetings and for other proposals properly brought before an annual meeting by a stockholder, to be considered timely, a stockholder's notice must be delivered to or mailed and received by the AECOM Secretary at AECOM's principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting of stockholders. To be considered timely in the case of an election meeting that is a special meeting, a stockholder's notice must be delivered to or mailed and received by the AECOM Secretary at AECOM's principal executive office by the close of business not more than 120 days prior to such special meeting and no later than the close of business on the later of (i) 90 days prior to such special meeting and (ii) on the 10th day following the day on which a public announcement (as defined in the bylaws) is first made by AECOM of the date of the special meeting and of the nominees proposed by the board to be elected at such meeting.

URS	AECOM
STOCKHOLDER ACTION BY WRITTEN CONSENT
Stockholder action by written consent is not prohibited by the URS charter and is contemplated by the URS bylaws.	Stockholder action by written consent is prohibited by the AECOM charter.
BOARD OF DIRECTORS
Number of Directors

The URS bylaws provide that the number of directors will not be less than five, nor more than 15, which number will be determined by resolution of the Board of Directors or by the stockholders at the annual meeting. The size of URS's board is currently fixed at 12 directors.
The AECOM charter provides that the number of directors will not be less than three nor more than 15 as fixed from time to time by vote of a majority of the entire board. Under certain circumstances, holders of one or more series of preferred stock may be entitled to elect one or more directors of AECOM. The Board of Directors of AECOM currently has 11 directors, which will increase to 13 at the effective time of the merger. The AECOM bylaws provide that the number of directors will be fixed from time to time by a resolution adopted by the board.
Classification
The URS Board of Directors is not divided into classes. Under the URS bylaws, each director is elected at the annual meeting of stockholders for a term of one year.
The AECOM charter was recently amended to provide for phased-in declassification and the annual election of directors. Specifically, the AECOM charter provides that (1) the Class I directors standing for election at the AECOM 2015 annual meeting of stockholders will stand for election for a one-year term and (2) the Class II directors standing for election at the AECOM 2016 annual meeting of stockholders will stand for election for a one-year term, along with the Class I directors. Beginning with AECOM's 2017 annual meeting of stockholders, the entire AECOM Board of Directors would stand for election for a one-year term and there would no longer be any designation by class.
Removal

Under the URS bylaws, a director may be removed from office at any time with or without cause by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding capital stock of URS entitled to vote generally at an election of directors.
Under the AECOM charter, until the AECOM 2017 annual meeting of stockholders, any or all directors may be removed from office at any time, but only for cause. From and after the election of directors at the AECOM 2017 annual meeting of stockholders, any and all directors may be removed from office at any time, with or without cause.

URS	AECOM
Vacancies

Under the URS bylaws, any vacancies resulting from death, resignation, disqualification, removal or other causes, and any newly created directorships resulting from any increase in the number of directors, will be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum, unless the board determines by resolution that any such vacancies or newly created directorships will be filled by stockholders. A URS director elected to fill a vacancy will serve for the remainder of the full term of his or her predecessor in office.
Under the AECOM charter, any vacancies in the board for any reason, and any directorships resulting from any increase in the number of directors, may be filled by the board, acting by a majority of the directors then in office, although less than a quorum, and any directors so chosen will hold office until the next election of the class for which such directors will have been chosen and until their successors will be elected and qualified. Under the AECOM bylaws, any newly created directorship resulting from an increase in the number of directors may be filled by a majority of the board then in office, provided, that a quorum is present, and any other vacancy on the board may be filled by a majority of directors then in office, even if less than a quorum. Under the charter, the number of directors constituting the entire AECOM Board of Directors may not be reduced to shorten the term of any incumbent director.
Special Meetings of the Board
Under the URS bylaws, special meetings of the board may be held whenever called by the chairman of the board, the chief executive officer, the president or by any two directors.
Under the AECOM bylaws, the board may be called at any time, and for any purpose permitted by law, by the chairman of the board (or, if the board does not appoint a chairman of the board, the president) or by the secretary on the written request of any two members of the board, unless the board consists of only one director, in which case the special meeting will be called on the written request of the sole director.
Director Liability and Indemnification

Under the URS charter, no director will be personally liable to URS or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under DGCL Section 174, or (iv) for any transaction from which the director derived an improper personal benefit. The URS charter further provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of URS will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Under the AECOM charter, no director will be personally liable to AECOM or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under DGCL Section 174 (concerning unlawful distributions to stockholders), (iv) for any transaction from which the director derived an improper personal benefit or (v) for any act or omission occurring prior to the date when the relevant indemnification provision of the AECOM charter will have become effective pursuant to Sections 242, 245 and 103 of the DGCL.

URS	AECOM

The URS bylaws provide that URS will indemnify its directors and officers to the fullest extent authorized by the DGCL (subject to certain limitations). URS will advance all expenses incurred (including, without limitation, attorneys' fees, court costs, witness fees, judgments, fines and other costs and expenses); provided, however, that if the DGCL requires, the advancement of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) will be made only upon delivery to URS of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it is ultimately determined by final adjudication that the director or officer is not entitled to be indemnified.

URS is not required to indemnify any director in connection with any proceeding (or part thereof) initiated by such person unless such indemnification is required by law, the proceeding was authorized by the board, indemnification is provided by the corporation in its sole discretion or indemnification is required pursuant to the terms of the bylaws.
Such indemnification rights are deemed to be contractual rights and are enforceable by or on behalf of the person holding such right in a court of competent jurisdiction, subject to certain defenses and limitations, if (i) the claim for indemnification or advances is denied or (ii) no disposition of such claim is made within 90 days of the request therefor.
The AECOM bylaws provide that AECOM will indemnify its directors and officers to the fullest extent authorized by the DGCL against all costs, charges, expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. The right to indemnification conferred in the bylaws includes, to the fullest extent not prohibited by law, the right to be paid for the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, will be made only upon delivery to AECOM of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it is ultimately determined by final adjudication that such director or officer is not entitled to be indemnified.

Any indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by such indemnitee, other than proceedings seeking to enforce such person's right to indemnification, will be indemnified only if such proceeding (or part thereof) was authorized or ratified by the AECOM Board of Directors.
The AECOM bylaws also provide that if a claim for indemnification is not paid in full by AECOM within 30 days, or, in the case of a claim for advancement of expenses, within 20 days, the claimant may sue AECOM to recover the unpaid amount, subject to certain defenses and limitations.
STOCKHOLDER RIGHTS PLAN
URS does not have a stockholder rights plan currently in effect, but under Delaware law, the URS Board of Directors could adopt such a plan without stockholder approval.	AECOM does not have a stockholder rights plan currently in effect, but under Delaware law, the AECOM Board of Directors could adopt such a plan without stockholder approval.

URS	AECOM
BUSINESS COMBINATIONS

The URS charter does not require a supermajority vote of stockholders for any action of stockholders related to business combinations.
The DGCL prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" (i.e., a stockholder owning 15% or more of the corporation's voting stock) for three years following the time that the "interested stockholder" becomes such, subject to certain exceptions. URS has not opted out of Section 203 in the URS charter and is therefore governed by the terms of this provision of the DGCL.
Under the AECOM charter, any business combination requires the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of capital stock of AECOM represented and voting at a duly held meeting at which quorum is present. For purposes of this requirement, the term "business combination" means any of the following: (i) any merger of AECOM into, or any consolidation of AECOM with, any other firm, corporation or entity (a "person"), other than any corporation of which a majority of the Voting Securities (as defined below) is owned directly or indirectly by AECOM; or (ii) any sale, lease, exchange or other transfer to any individual or person of all or substantially all of the assets of AECOM (other than a mortgage or pledge of the assets of AECOM) in one or more related transactions; or (iii) the adoption of any plan for the liquidation or dissolution of AECOM. The DGCL prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" (i.e., a stockholder owning 15% or more of the corporation's voting stock) for three years following the time that the "interested stockholder" becomes such, subject to certain exceptions. AECOM has not opted out of Section 203 in the AECOM charter and is therefore governed by the terms of this provision of the DGCL.

LEGAL MATTERS

        The validity of the AECOM shares to be issued pursuant to the merger will be passed upon by Gibson, Dunn & Crutcher LLP, counsel to AECOM. Certain U.S. federal income tax consequences relating to the merger will be passed upon for URS by Wachtell, Lipton, Rosen & Katz and for AECOM by Gibson, Dunn & Crutcher LLP.

EXPERTS

AECOM

        The consolidated financial statements of AECOM appearing in AECOM's Annual Report (Form 10-K) for the year ended September 30, 2013 (including the schedules appearing therein), and the effectiveness of AECOM's internal control over financial reporting as of September 30, 2013 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated by reference in this Amendment No. 1 to the joint proxy statement/prospectus. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

URS

        The consolidated financial statements incorporated in this Amendment No. 1 to the joint proxy statement/prospectus by reference to URS Corporation's Current Report on Form 8-K dated August 1, 2014 and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Annual Report on Internal Control over Financial Reporting) incorporated in this Amendment No. 1 to the joint proxy statement/prospectus by reference to the Annual Report on Form 10-K of URS Corporation for the year ended January 3, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

 FUTURE STOCKHOLDER PROPOSALS

AECOM

        Stockholders who wish to have proposals considered for inclusion in the Proxy Statement and form of proxy for AECOM's 2015 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must cause their proposals to be received in writing by AECOM's Corporate Secretary at AECOM Technology Corporation, 1999 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, no later than September 25, 2014. Any proposal should be addressed to AECOM's Corporate Secretary and may be included in next year's proxy materials only if such proposal complies with AECOM's Bylaws and the rules and regulations promulgated by the Securities and Exchange Commission. Nothing in this section will be deemed to require AECOM to include in its Proxy Statement or its proxy relating to any annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission.

        In addition, AECOM's Bylaws require that AECOM be given advance written notice of nominations for election to AECOM's Board of Directors and other matters that stockholders wish to present for action at an annual meeting of stockholders (other than matters included in AECOM's proxy materials in accordance with Rule 14a-8(e) under the Exchange Act). The Corporate Secretary must receive such notice at the address set forth above not later than December 8, 2014, and no earlier than November 6, 2014, for matters to be presented at the 2015 Annual Meeting of AECOM Stockholders. However, in the event that the date of the 2015 Annual Meeting of AECOM Stockholders is held before February 4, 2015, or after April 7, 2015, for notice by the stockholder to be timely it must be received no more than 120 days prior to the date of the 2015 Annual Meeting of AECOM Stockholders and not less than the later of the close of business (a) 90 days prior to the date of the 2015 Annual Meeting of AECOM Stockholders and (b) the 10th day following the day on which public announcement of such meeting was first made by AECOM. If timely notice is not received by AECOM, then AECOM may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such stockholder proposal or nomination.

URS

        URS held its 2014 annual meeting of stockholders on May 29, 2014. It is not expected that URS will hold an annual meeting of stockholders for 2015 unless the merger is not completed. If the merger is not completed, proposals intended to be presented at the 2015 URS annual meeting, and included in the proxy statement, should be sent to the URS Corporate Secretary at 600 Montgomery Street, 26th Floor, San Francisco, California 94111, and must be received by December 18, 2014. In addition, under URS's bylaws, stockholders must comply with specified procedures to nominate directors or introduce an item of business at an annual meeting. Nominations or an item of business to be introduced at the 2015 URS annual meeting, if there is such a meeting, must be submitted in writing and received by URS not later than the close of business on February 28, 2015 nor earlier than the close of business on January 29, 2015. To be in proper written form, a stockholder's notice must contain the specific information required by URS's bylaws. A copy of the URS bylaws, which describes the advance notice procedures, can be obtained from the URS Corporate Secretary at the address set forth above.

 HOUSEHOLDING OF JOINT PROXY STATEMENT/PROSPECTUS

        The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to stockholders residing at the same address, unless stockholders have notified the company whose shares they hold of their desire to receive multiple copies of the joint proxy statement/prospectus. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies.

        If, at any time, you no longer wish to participate in householding and would prefer to receive a separate joint proxy statement/prospectus, or if you are receiving multiple copies of this joint proxy statement/prospectus and wish to receive only one, please contact the company whose shares you hold at its address identified below. Each of URS and AECOM will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to: AECOM Technology Corporation, Attention: Investor Relations, 1999 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, (213) 593-8000, or to URS Corporation, Attention: Investor Relations, 600 Montgomery Street, 26th Floor, San Francisco, California 94111, (415) 774-2700, or via email at investor_relations@URS.com.

OTHER MATTERS

        As of the date of this joint proxy statement/prospectus, neither the AECOM Board of Directors nor the URS Board of Directors knows of any matters that will be presented for consideration at either the AECOM special meeting or the URS special meeting other than as described in this joint proxy statement/prospectus. If any other matters come before either the AECOM special meeting or the URS special meeting or any adjournment or postponement thereof and will be voted upon, the proposed proxy will be deemed to confer authority to the individuals named therein as authorized to vote the shares represented by the proxy as to any matters that may properly come before the meeting. It is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their best judgment on such matters.

WHERE YOU CAN FIND MORE INFORMATION

        AECOM and URS each file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1 (800) SEC-0330 for further information on the Public Reference Room. The SEC also maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers, including AECOM and URS, who file electronically with the SEC. The address of that website is www.sec.gov.

        Investors may also consult the AECOM and the URS websites for more information about AECOM and URS, respectively. AECOM's website is www.AECOM.com. URS's website is www.URS.com. Additionally, information about the merger is available online at www.aecom-urs.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

        AECOM has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of AECOM common stock to be issued to URS stockholders pursuant to the merger. The registration statement, including the attached exhibits, contains additional relevant information about AECOM and AECOM shares. The rules and regulations of the SEC allow AECOM and URS to omit certain information included in the registration statement from this joint proxy statement/prospectus.

        In addition, the SEC allows AECOM and URS to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus.

        This joint proxy statement/prospectus incorporates by reference the documents listed below that AECOM has previously filed with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about AECOM, its financial condition or other matters.

  •
  Annual Report on Form 10-K for the fiscal year ended September 30, 2013, filed November 13, 2013.

  •
  Proxy Statement on Schedule 14A, filed January 24, 2014.

  •
  Quarterly Reports on Form 10-Q, for the quarterly period ended December 31, 2013 filed February 5, 2014, for the quarterly period ended March 31, 2014, filed May 7, 2014, and for the quarterly period ended June 30, 2014, filed August 6, 2014.

  •
  Current Reports on Form 8-K, filed on December 11, 2013, January 31, 2014, March 12, 2014, June 18, 2014, July 14, 2014, August 5, 2014 and September 10, 2014.

        In addition, AECOM incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the AECOM special meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed.

        You can obtain any of these documents from the SEC through the SEC's website at the address described above, or AECOM will provide you with copies of these documents, without charge, upon written or oral request to:

  AECOM Technology Corporation
  Attention: Investor Relations
  1999 Avenue of the Stars, Suite 2600
  Los Angeles, California 90067
  (213) 593-8000

        This joint proxy statement/prospectus also incorporates by reference the documents listed below that URS has previously filed with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about URS, its financial condition or other matters.

  •
  Annual Report on Form 10-K for the fiscal year ended January 3, 2014, filed March 3, 2014.

  •
  Proxy Statement on Schedule 14A, filed April 17, 2014.

  •
  Quarterly Reports on Form 10-Q for the quarterly period ended April 4, 2014, filed May 13, 2014 and the quarterly period ended July 4, 2014, filed August 12, 2014 (as amended on August 13, 2014).

  •
  Current Reports on Form 8-K filed August 25, 2014, August 1, 2014 (as amended on August 4, 2014), July 14, 2014, June 30, 2014, June 3, 2014, May 13, 2014, April 1, 2014, March 17, 2014 and March 3, 2014.

        In addition, URS incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the URS special meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed.

        You can obtain any of these documents from the SEC through the SEC's website at the address described above, or URS will provide you with copies of these documents, without charge, upon written or oral request to:

  URS Corporation
  Attention: Investor Relations
  600 Montgomery Street, 26th Floor
  San Francisco, California 94111
  (415) 774-2700

        In the event of conflicting information in this joint proxy statement/prospectus in comparison to any document incorporated by reference into this joint proxy statement/prospectus, or among documents incorporated by reference, the information in the latest filed document controls.

        You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated September 17, 2014. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither our mailing of this joint proxy statement/prospectus to AECOM stockholders or URS stockholders nor the issuance by AECOM of shares of AECOM common stock pursuant to the merger will create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

among

AECOM TECHNOLOGY CORPORATION,

ACM MOUNTAIN I, LLC,

ACM MOUNTAIN II, LLC

and

URS CORPORATION

Dated as of July 11, 2014

A-i

A-ii

Exhibit A	Form of Certificate of Formation of the Ultimate Surviving Entity
Exhibit B	Form of Limited Liability Company Agreement of the Ultimate Surviving Entity

A-iii

INDEX OF DEFINED TERMS

Definition	Location
409A Authorities	3.12(e)
Action	3.10
Affiliate	8.3(a)
Agreement	Preamble
Alternative Financing	5.15(a)
Antitrust Laws	5.6(a)
BofA Merrill Lynch	4.19
Book-Entry Shares	2.6(b)
Business Day	8.3(b)
Canada Competition Act	3.5(b)
Canada Competition Act Clearance	8.3(d)
Cash Award Component	2.4(f)
Cash Award Conversion Number	2.9(b)
Cash Award Election	2.9(a)(ii)
Cash Component	2.1(a)(iv)(A)
Cash Consideration	2.1(a)(ii)
Cash Conversion Number	2.2(a)
Cash Election	2.3(a)
Cash Election Award Shares	2.9(a)(ii)
Cash Election Shares	2.1(a)(ii)
Certificate of Merger	1.3(a)
Certificates	2.6(b)
Citi	3.29
Closing	1.2
Closing Date	1.2
Code	8.3(c)
Commitment Letter	4.22
Company	Preamble
Company Acquisition Proposal	5.2(i)(i)
Company Adverse Recommendation Change	5.2(c)(i)
Company Alternative Acquisition Agreement	5.2(c)(ii)
Company Board	Recitals
Company Bylaws	3.1(b)
Company Charter	3.1(b)
Company Common Stock	2.1(a)
Company Deferred Stock	2.4(d)
Company Disclosure Letter	Article III
Company Equity Plans	2.4(a)
Company Financial Advisor Opinions	3.30
Company Intellectual Property	3.19
Company Intervening Event	5.2(i)(iii)
Company Leased Real Property	3.14(h)(ii)
Company Material Contract	3.16(a)
Company Owned Real Property	3.14(h)(i)
Company Participant	3.12(f)
Company PBRSU	2.4(b)
Company Plans	3.12(a)
Company Principal Customers	3.25
Company Restricted Stock	2.4(a)
Company SEC Documents	3.6(a)

A-iv

Definition	Location
Company Stockholder Approval	3.4(a)
Company Stockholders Meeting	5.4(a)
Company Superior Proposal	5.2(i)(ii)
Company TBRSU	2.4(a)
Confidentiality Agreement	5.5(a)
Continuation Period	5.17(a)
Continuing Employee	5.17(a)
Contract	3.5(a)
control	8.3(e)
Current Company Leased Real Property	3.18(a)
Current Company Owned Real Property	3.18(a)
DBOP	3.29
Debt Financing	4.22
Debt Financing Commitments	4.22
Debt Financing Sources	8.3(f)
Delaware Secretary of State	1.3(a)
DGCL	Recitals
Dissenting Shares	2.8
DLLCA	Recitals
Effective Time	1.3(a)
Election	2.3(a)
Election Award Merger Consideration	2.9(a)
Election Award Procedures	2.9(a)
Election Award Shares	8.3(g)
Election Deadline	2.3(c)
Election Form	2.3(a)
Election Form Record Date	2.3(a)
Environment	3.14(h)(iii)
Environmental Claim	3.14(h)(iv)
Environmental Law	3.14(h)(v)
Environmental Permits	3.14(a)
ERISA	3.12(a)
ESPP	2.4(h)
Exchange Act	3.5(b)
Exchange Agent	2.6(a)
Exchange Agent Agreement	2.6(a)
Exchange Fund	2.6(a)
Exchange Ratio	2.1(a)(iv)(B)
Excluded Shares	2.1(b)
Existing Company Credit Facilities	8.3(h)
Existing Company Notes	8.3(i)
Expense Reimbursement	7.3(d)
FCPA	3.23(a)
Fee Letter	4.22
Financing Failure Fee	7.3(c)
First Supplemental Indenture	8.3(j)
Form S-4	5.4(a)
GAAP	3.6(b)
Government Bid	8.3(k)
Government Contract	8.3(l)
Governmental Entity	3.5(b)
Hazardous Materials	3.14(h)(vi)

A-v

Definition	Location
HSR Act	3.5(b)
Indebtedness	8.3(m)
Indemnified Parties	5.9(a)
Indentures	8.3(n)
Ireland Competition Act	3.5(b)
IRS	3.12(b)
Joint Proxy Statement	5.4(a)
Joint Venture	3.3
Knowledge	8.3(o)
Law	3.5(a)
Liens	3.2(a)
Marketing Period	5.15(a)
Material Adverse Effect	3.1(a)
Maximum Premium	5.9(c)
Merger	Recitals
Merger Consideration	2.1(a)
Merger Sub	Preamble
Merger Sub I	Preamble
Mergers	Recitals
Multiemployer Plans	3.12(a)
no-action letter	8.3(d)
Non-Election Award Shares	2.9(a)(iii)
Non-Election Shares	2.1(a)(iii)
Nonqualified Deferred Compensation Plan	3.12(e)
NRC	5.6(a)
NYSE	2.1(a)(iv)(D)
OFAC	3.23(c)
Outside Date	7.1(b)(i)
Parent	Preamble
Parent Acquisition Proposal	5.3(h)(i)
Parent Adverse Recommendation Change	5.3(c)(i)
Parent Alternative Acquisition Agreement	5.3(c)(ii)
Parent Award	2.4(a)
Parent Board	Recitals
Parent Board Recommendation	4.4(b)
Parent Class B Preferred Stock	4.2
Parent Class E Preferred Stock	4.2
Parent Closing Price	2.1(a)(iv)(D)
Parent Common Stock	Recitals
Parent Convertible Preferred Stock	4.2
Parent Disclosure Letter	Article IV
Parent Equity Plans	4.2
Parent Intervening Event	5.3(h)(iii)
Parent Material Contract	4.14
Parent Options	4.2
Parent Organizational Documents	4.1(b)
Parent Participant	4.12(c)
Parent Parties	8.3(p)
Parent PEP RSUs	4.2
Parent Plans	4.12(a)
Parent Preferred Stock	4.2
Parent RSUs	4.2

A-vi

Definition	Location
Parent SEC Documents	4.6(a)
Parent Stock Issuance	Recitals
Parent Stockholder Approval	4.4(a)
Parent Stockholders Meeting	5.4(a)
Parent Superior Proposal	5.3(h)(ii)
PB Restricted Stock	2.4(b)
PBGC	3.12(c)(iv)
Per Share Amount	2.1(a)(iv)(C)
Permits	3.11
Permitted Encumbrances	3.18(a)
Permitted Liens	8.3(q)
Person	8.3(r)
Release	3.14(h)(vii)
Representatives	5.2(a)
Repurchase	5.15(c)
Required Information	5.15(b)(iii)
Restricted Parties	3.23(a)
Sarbanes-Oxley Act	3.6(a)
SEC	3.6(a)
Second Certificate of Merger	1.3(b)
Second Effective Time	1.3(b)
Second Merger	Recitals
Second Supplemental Indenture	8.3(s)
Securities Act	3.5(b)
Share Ratio	2.1(a)(iv)(E)
Shortfall Award Number	2.9(c)(ii)
Shortfall Number	2.2(b)(ii)
Significant Joint Venture	8.3(t)
Significant Subsidiary	8.3(u)
Solvent	4.23
Stock Award Election	2.9(a)(i)
Stock Award Election Shares	2.9(a)(i)
Stock Consideration	2.1(a)(i)
Stock Election	2.3(a)
Stock Election Shares	2.1(a)(i)
Subsidiary	8.3(v)
Surviving Corporation	1.1
Takeover Laws	3.20
Tax	8.3(w)
Tax Return	8.3(x)
TB Restricted Stock	2.4(a)
Termination Date	7.1(b)(i)
Termination Fee	7.3(b)
Total Cash Election Award Number	2.9(c)(i)
Total Cash Election Number	2.2(b)(i)
Ultimate Surviving Entity	1.1
Vesting PBRSU	2.4(b)
Vesting Restricted Stock	2.4(b)
Vesting TB Restricted Stock	2.4(e)
Vesting TBRSU	2.4(c)

A-vii

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of July 11, 2014, by and among AECOM Technology Corporation, a Delaware corporation ("Parent"), ACM Mountain I, LLC, a Delaware limited liability company and a direct wholly-owned Subsidiary of Parent ("Merger Sub"), ACM Mountain II, LLC, a Delaware limited liability company and a direct wholly-owned Subsidiary of Parent ("Merger Sub I"), and URS Corporation, a Delaware corporation (the "Company").

RECITALS

        WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger, on the terms and subject to the conditions set forth herein (the "Merger");

        WHEREAS, the respective Boards of Directors of Parent and the Company have each unanimously approved this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and determined that the Merger is advisable and in the best interests of their respective companies and stockholders;

        WHEREAS, Parent, as the sole member of each of Merger Sub and Merger Sub I, has unanimously approved this Agreement and the transactions contemplated hereby, including the Mergers, in accordance with the Limited Liability Company Act of the State of Delaware (the "DLLCA");

        WHEREAS, the Board of Directors of the Company (the "Company Board") has unanimously resolved and agreed to recommend adoption of this Agreement by the stockholders of the Company;

        WHEREAS, the Board of Directors of Parent (the "Parent Board") has unanimously resolved and agreed to recommend that Parent's stockholders approve the issuance of shares of Parent common stock, par value $0.01 per share (the "Parent Common Stock"), in connection with the Merger (the "Parent Stock Issuance");

        WHEREAS, immediately following the Merger and as part of a single integrated transaction, Parent shall cause the Surviving Corporation to be merged with and into Merger Sub I, with Merger Sub I surviving that merger (the "Second Merger" and together with the Merger, the "Mergers");

        WHEREAS, for United States federal income tax purposes, the parties intend that the Mergers, taken together, shall be treated as a single integrated transaction and qualify as a "reorganization" within the meaning of Section 368(a) of the Code (as defined below) and the parties intend, by executing this Agreement, to adopt a "plan of reorganization" within the meaning of Treasury Regulations Section 1.368-2(g); and

        WHEREAS, Parent, Merger Sub, Merger Sub I and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe certain conditions to the Mergers as specified herein;

AGREEMENT

        NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub, Merger Sub I and the Company hereby agree as follows:

ARTICLE I
THE MERGERS

        Section 1.1    The Mergers.     Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the DLLCA, (a) at the Effective Time, Merger Sub shall be merged with and into the Company, pursuant to which (i) the separate corporate existence of

Merger Sub shall cease, (ii) the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation") and as a direct wholly-owned Subsidiary of Parent and (iii) all of the properties, rights, privileges, powers and franchises of the Company will vest in the Surviving Corporation, and all of the debts, liabilities, obligations and duties of the Company will become the debts, liabilities, obligations and duties of the Surviving Corporation and (b) at the Second Effective Time and as part of a single integrated transaction with the Merger, the Surviving Corporation shall be merged with and into Merger Sub I pursuant to which (i) the separate corporate existence of the Surviving Corporation shall cease, (ii) Merger Sub I shall continue as the surviving company in the Second Merger (the "Ultimate Surviving Entity") and as a direct wholly-owned Subsidiary of Parent and (iii) all of the properties, rights, privileges, powers and franchises of the Surviving Corporation will vest in the Ultimate Surviving Entity, and all of the debts, liabilities, obligations and duties of the Surviving Corporation will become the debts, liabilities, obligations and duties of the Ultimate Surviving Entity. There shall be no conditions to the Second Merger, other than the consummation of the Merger. Parent, Merger Sub and Merger Sub I agree that Merger Sub and Merger Sub I shall each be treated as an entity disregarded from Parent for federal and applicable state and income tax purposes.

        Section 1.2    Closing.     The closing of the Merger (the "Closing") shall take place at 10:00 a.m., pacific time, on the later of (a) the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions) and (b) the earlier of (i) any Business Day during the Marketing Period as may be specified by Parent on no less than two (2) Business Days' notice to the Company (it being understood that such date may be conditioned upon the simultaneous completion of the Debt Financing and, if applicable, the issuance of the New Notes (as defined in the Commitment Letter)) and (ii) two (2) Business Days after the final day of the Marketing Period, unless another date, time or place is agreed to in writing by Parent and the Company, at the offices of Gibson, Dunn & Crutcher LLP, 2029 Century Park East, 40th Floor, Los Angeles, CA 90067; provided, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VI, this Agreement may be terminated pursuant to and in accordance with Section 7.1 such that the parties shall not be required to effect the Closing, regardless of whether the final day of the Marketing Period shall have occurred prior to such termination. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

        Section 1.3    Effective Time.

        (a)   Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware (the "Delaware Secretary of State"), in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL and the DLLCA, and, as soon as practicable on or after the Closing Date, shall make all other filings required under applicable Law in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such other date or time as Parent and the Company shall agree in writing and shall specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

        (b)   Immediately after the Effective Time and as part of a single integrated transaction with the Merger, Parent shall cause the Second Merger to be consummated by filing a certificate of merger (the "Second Certificate of Merger") with the Delaware Secretary of State, in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL and the DLLCA, and, as soon as practicable on or after the Closing Date, shall make all other filings required under applicable Law in connection with the Second Merger. The Second Merger shall become effective at such time as the Second Certificate of Merger is duly filed with the Delaware Secretary of State or at such other date or time as the parties shall agree in writing and shall specify in the Certificate of Merger (the time the Second Merger becomes effective being the "Second Effective Time").

        Section 1.4    Effects of the Mergers.     The Mergers shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL and DLLCA.

        Section 1.5    Organizational Documents.

        (a)   At the Effective Time, the certificate of incorporation of the Company shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.

        (b)   At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of the Company shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.

        (c)   At the Second Effective Time, and without any further action on the part of the Surviving Corporation and the Ultimate Surviving Entity, the Certificate of Formation of Merger Sub I shall be amended so that it reads in its entirety in the form set forth in Exhibit A hereto, and, as so amended, such certificate of formation shall be the certificate of formation of the Ultimate Surviving Entity until thereafter amended in accordance with its terms and as provided by applicable Law.

        (d)   At the Second Effective Time and without any further action on the part of the Surviving Corporation and the Ultimate Surviving Entity, the Limited Liability Company Agreement of Merger Sub I shall be amended so that it reads in its entirety in the form set forth in Exhibit B hereto, and, as so amended, such Limited Liability Company Agreement shall be the Limited Liability Company Agreement of the Ultimate Surviving Entity until thereafter amended in accordance with its terms and as provided by applicable Law.

        Section 1.6    Directors.

        (a)   The directors of the Surviving Corporation shall be Troy Rudd, Ron Osborn and David Gan until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

        (b)   The directors of the Surviving Corporation shall resign effective as of the Second Effective Time and thereafter the Ultimate Surviving Entity shall be managed by and under the direction of Parent as its sole member.

        Section 1.7    Officers.

        (a)   The officers of the Surviving Corporation shall be Troy Rudd (President), Ron Osborn (Treasurer), and David Gan (Secretary) until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

        (b)   The officers of the Surviving Corporation shall resign effective as of the Second Effective Time. The Ultimate Surviving Entity shall have no officers until such time as Parent, as the sole member, of the Ultimate Surviving Entity, duly elects and appoints officers of the Ultimate Surviving Entity.

        Section 1.8    Subsequent Actions.     If, at any time after the Effective Time or the Second Effective Time, the Surviving Corporation or the Ultimate Surviving Entity shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation or Ultimate Surviving Entity its right, title or interest in, to or under any of the rights, properties or assets of either the Company or Merger Sub acquired or to be acquired by the Surviving Corporation or of the Surviving Corporation acquired or to be acquired by the Ultimate Surviving Entity as a result of or in connection with the Mergers or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation and Parent, as the sole member of the Ultimate Surviving Entity, as the case may be, shall be authorized to execute and deliver, in the name of and on behalf of either the Company, Merger Sub, the Surviving Corporation or Merger Sub I all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or the Ultimate Surviving Entity or otherwise to carry out this Agreement.

ARTICLE II
EFFECT ON THE CAPITAL STOCK OR EQUITY INTERESTS OF THE CONSTITUENT ENTITIES; EXCHANGE OF CERTIFICATES

        Section 2.1    Conversion of Capital Stock in the Merger.     At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock or equity interests of the Company, Parent or Merger Sub:

          (a)   Subject to the other provisions of this Article II, each share of common stock, par value $.01 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than (i) Excluded Shares, (ii) Election Award Shares, and (iii) Dissenting Shares) shall thereupon be converted into the right, at the election of such share's holder pursuant to the procedures set forth in Section 2.3, to receive any of the following forms of consideration (the "Merger Consideration"):

              (i)  for each share of Company Common Stock with respect to which a Stock Election (as defined herein) has been validly made and not revoked pursuant to Section 2.3 (collectively, the "Stock Election Shares"), the right to receive from Parent the number of shares of validly issued, fully paid and nonassessable Parent Common Stock as is equal to the Exchange Ratio (collectively, the "Stock Consideration");

             (ii)  for each share of Company Common Stock with respect to which a Cash Election (as defined herein) has been validly made and not revoked pursuant to Section 2.3 (collectively, the "Cash Election Shares"), the right to receive in cash from Parent an amount equal to the Per Share Amount (collectively, the "Cash Consideration"); and

            (iii)  for each share of Company Common Stock other than shares as to which a Cash Election or a Stock Election has been validly made and not revoked pursuant to Section 2.3 (collectively, the "Non-Election Shares"), the right to receive from Parent such Stock Consideration and/or Cash Consideration as is determined in accordance with Section 2.2.

            (iv)  Definitions.

              (A)  "Cash Component" shall mean $2,257,950,321.

              (B)  "Exchange Ratio" shall mean the quotient, rounded to the nearest one ten thousandth, of (a) the Per Share Amount divided by (b) the Parent Closing Price.

              (C)  "Per Share Amount" shall mean the sum, rounded to the nearest one-tenth of a cent, of (A) $33.00 plus (B) the product, rounded to the nearest one tenth of a cent, of the Share Ratio times the Parent Closing Price.

              (D)  "Parent Closing Price" shall mean the average, rounded to the nearest one tenth of a cent, of the closing sales prices of shares of Parent Common Stock on the New York Stock Exchange ("NYSE") as reported by The Wall Street Journal for the five (5) trading days immediately preceding the date on which the Effective Time occurs.

              (E)  "Share Ratio" shall mean 0.734, based on the closing sales price of shares of Parent Common Stock on the NYSE on the last Business Day before the effective date of this Agreement, so that the aggregate stock consideration, valued using such closing sales price, is at least equal to 41% of the total aggregate mix of cash and stock consideration.

  As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration to be issued or paid in accordance with Section 2.6, without interest, and, if applicable, any dividends or other distributions payable pursuant to Section 2.6(d) and cash in lieu of fractional shares of Parent Common Stock payable in accordance with Section 2.6(f); provided, that, notwithstanding anything to the contrary in this paragraph, Election Award Shares shall be treated as provided in the applicable subsection of Section 2.4.

          (b)   Each share of Company Common Stock (i) held in the treasury of the Company or (ii) owned, directly or indirectly, by Parent, Merger Sub or any of their respective Subsidiaries (the shares of Company Common Stock in clauses (i) and (ii) collectively, the "Excluded Shares") immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (c)   Each of the membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

          (d)   The Share Ratio, and any similarly dependent item, as the case may be, shall be equitably adjusted, without duplication, proportionately to reflect the effect of any stock split, reverse stock split, subdivision, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Parent Common Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Company Common Stock (including for this purpose any securities convertible into, or exerciable for, Company Common Stock) or Parent Common Stock having a record date occurring on or after the date of this Agreement and prior to the Effective Time to proportionately reflect such change; provided, that nothing in this Section 2.1(d) shall be construed to permit any party hereto to take any action with respect to its securities that is prohibited by the terms of this Agreement.

          (e)   Notwithstanding any provisions of this Agreement to the contrary, the ratio of (x) the Cash Component to (y) the sum of (A) the Cash Component and (B) the product of (i) the aggregate number of shares of Parent Common Stock to be issued in the Merger to holders of Company Common Stock (excluding Election Award Shares) and (ii) the closing sales price of Parent Common Stock on the NYSE the last Business Day before the date of this Agreement shall under no circumstances exceed 59%. This provision together with the methodologies described above for determining the Cash Component and the aggregate number of shares of Parent Common Stock to be issued in the Merger are intended to satisfy the requirements of Section 1.368-1(e)(2) of the Treasury Regulations.

          (f)    For the avoidance of doubt, the aggregate consideration to be paid by Parent in respect of the Merger Consideration to holders of Company Common Stock (excluding Election Award Shares) shall be equal to the Cash Component (assuming all Dissenting Shares receive cash equal to the Per Share Amount) and 50,222,686 shares of Parent Common Stock (assuming 68,551,348 shares of Company Common Stock (excluding Election Award Shares) are outstanding immediately prior to the Closing and subject to increase or decrease in the event such number is increased or decreased, in each case as provided by this Article II).

        Section 2.2    Proration.

          (a)   Notwithstanding any other provision contained in this Agreement, the total number of shares of Company Common Stock (excluding any Election Award Shares) to be converted into Cash Consideration pursuant to Section 2.1(a)(iii) (which, for this purpose, shall be deemed to include the Dissenting Shares determined as of the Effective Time) (the "Cash Conversion Number") shall be equal to the quotient obtained by dividing (i) the Cash Component by (y) the Per Share Amount. All other shares of Company Common Stock (other than Excluded Shares, any Election Award Shares and Dissenting Shares) shall be converted into Stock Consideration.

          (b)   Within three (3) Business Days after the Effective Time, Parent shall cause the Exchange Agent (as defined herein) to effect the allocation among the holders of shares of Company Common Stock (excluding Election Award Shares) of the rights to receive the Cash Consideration and the Stock Consideration as follows:

              (i)  if the aggregate number of shares of Company Common Stock (excluding Election Award Shares) with respect to which Cash Elections shall have been made (which, for this purpose, shall be deemed to include the Dissenting Shares determined as of the Effective Time) (the "Total Cash Election Number") exceeds the Cash Conversion Number, then (A) all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and (B) Cash Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Total Cash Election Number (with the Exchange Agent to determine, consistent with Section 2.2(a), whether fractions of Cash Election Shares shall be rounded up or down), with the remaining number of such holder's Cash Election Shares being converted into the right to receive the Stock Consideration; and

             (ii)  if the Total Cash Election Number is less than the Cash Conversion Number (the amount by which the Cash Conversion Number exceeds the Total Cash Election Number being referred to herein as the "Shortfall Number"), then all Cash Election Shares shall be converted into the right to receive the Cash Consideration, and the Stock Election Shares and Non-Election Shares shall be treated in the following manner:

              (A)  if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Stock Election Shares shall be converted into the right to receive the Stock Consideration, and the Non-Election Shares of each holder thereof shall convert into the right to receive the Cash Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (1) the number of Non-Election Shares held by such holder by (2) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares (with the Exchange Agent to determine, consistent with Section 2.2(a), whether fractions of Non-Election Shares shall be rounded up or down), with the remaining number of such holder's Non-Election Shares being converted into the right to receive the Stock Consideration; or

              (B)  if the Shortfall Number exceeds the number of Non-Election Shares, then (1) all Non-Election Shares shall convert into the right to receive the Cash Consideration and (2) all Stock Election Shares shall convert into the right to receive the Cash Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (A) the number of Stock Election Shares held by such holder by (B) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares, and the denominator of which is the total number of Stock Election Shares (with the Exchange Agent to determine, consistent with Section 2.2(a), whether fractions of Stock Election Shares shall be rounded up or down), with the remaining number of such holder's Stock Election Shares being converted into the right to receive the Stock Consideration.

        Section 2.3    Election Procedures.

          (a)    Election.    Each Person who is a record holder of shares of Company Common Stock (excluding Election Award Shares) on the Election Form Record Date (as defined herein) shall have the right to submit an Election Form specifying (an "Election") the number of shares of Company Common Stock, if any, held by such Person that such Person desires to have converted into the right to receive Parent Common Stock (a "Stock Election") and the number of such shares that the holder desires to have converted into the right to receive the Per Share Amount in cash (a "Cash Election"). Holders of record of Company Common Stock who hold such Company Common Stock as nominees, trustees or in other representative capacities may submit a separate Election Form on or before the Election Deadline with respect to each beneficial owner for whom such nominee, trustee or representative holds such Company Common Stock. Parent shall prepare and direct the Exchange Agent to mail a form of election, which form shall be subject to the reasonable approval of the Company (the "Election Form"), with the Joint Proxy Statement to the record holders of Company Common Stock and Company Restricted Stock as of the record date for the Company Stockholders Meeting (the "Election Form Record Date"), which Election Form shall be used by each record holder of shares of Company Common Stock who wishes to make an Election.

          (b)    New Holders.    Parent shall make available one or more Election Forms as may reasonably be requested from time to time by all Persons who become holders or beneficial owners of Company Common Stock before the Election Deadline, and the Company shall use reasonable best efforts provide the Exchange Agent with all information reasonably necessary for it to perform its duties as specified herein.

          (c)    Revocations; Exchange Agent.    An Election shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., Eastern time, on a date prior to the Effective Time to be mutually agreed to by the Company and Parent (the "Election Deadline"), an Election Form properly completed and signed and accompanied by Certificates (unless such shares of Company Common Stock are Book-Entry Shares, in which case the holders shall follow the instructions set forth in the Election Form) of Company Common Stock to which such Election Form relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or an appropriate affidavit attesting to the loss, theft, misplacement or destruction, as applicable of such Certificate(s) and a bond of indemnity, in each case in form reasonably acceptable to the Exchange Agent and Parent or by an appropriate guarantee of delivery of such Certificates as set forth in such Election Form; provided that such Certificates are in fact delivered to the Exchange Agent within five (5) Business Days after the date of execution of such guarantee of delivery). Any stockholder may (i) change his Election by written notice received by the Exchange Agent prior to the Election Deadline, accompanied by a properly completed and signed revised Election Form or (ii) revoke his Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his Certificates, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent. All Election Forms shall automatically be revoked if the Exchange Agent is notified in writing by the Company and Parent that the Merger has been abandoned and that this Agreement has been terminated. If an Election Form is revoked, the Certificate(s) (or guarantees of delivery, as appropriate), if any, for the shares of Company Common Stock to which such Election Form relates shall be promptly returned to the stockholder submitting the same to the Exchange Agent.

          (d)    Determination of Exchange Agent Binding.    Subject to the provisions of the Exchange Agent Agreement, the determination of the Exchange Agent shall be binding as to whether an Election shall have been properly made or revoked pursuant to this Section 2.3 with respect to shares of Company Common Stock and when Elections and revocations were received by it. Subject to the provisions of the Exchange Agent Agreement, if the Exchange Agent determines that any Election was not properly made with respect to any shares of Company Common Stock, such shares of Company Common Stock shall be treated by the Exchange Agent as Non-Election Shares. Subject to the provisions of the Exchange Agent Agreement, the Exchange Agent also shall make all computations as to the allocation and the proration contemplated by Section 2.2, and any such computation shall be conclusive and binding on Parent and the holders of shares of Company Common Stock.

        Section 2.4    Treatment of Equity-Based Awards.

          (a)   At the Effective Time, each restricted stock unit award with respect to shares of Company Common Stock that vests based solely on the continued service of the holder of such award (each, a "Company TBRSU") and each share of Company Common Stock subject to restrictions on transfer and/or forfeiture ("Company Restricted Stock") that vests based solely on the continued service of the holder of such award ("TB Restricted Stock"), in each case, granted under any employee or director stock option, stock purchase or equity compensation plan, arrangement or agreement of the Company in effect as of the date hereof (the "Company Equity Plans") that is not vested as of the Effective Time and does not vest in accordance with its terms (as set forth in an applicable award agreement or employment agreement) as a result of the transactions contemplated by this Agreement, and that is outstanding immediately prior to the Effective Time, shall cease to represent Company Common Stock or a right to receive shares of Company Common Stock and shall be converted, at the Effective Time, into an award with respect to shares of Parent Common Stock (a "Parent Award"), on the same terms and conditions (including any vesting or forfeiture provisions or repurchase rights) as were applicable under such TB Restricted Stock or Company TBRSU as of immediately prior to the Effective Time, with the number of shares of Parent Common Stock subject to each such Parent Award to be equal to the number of shares of TB Restricted Stock or the number of shares of Company Common Stock subject to each Company TBRSU immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded to the nearest whole share), with any corresponding accrued but unpaid dividends with respect to any share of TB Restricted Stock and dividend equivalents with respect to any Company TBRSU to be assumed, remain outstanding and continue to represent an obligation with respect to the applicable Parent Award.

          (b)   Immediately prior to the Effective Time, each restricted stock unit award with respect to shares of Company Common Stock that is subject, in whole or in part, to performance-based vesting (each, a "Company PBRSU") and each share of Company Restricted Stock that is subject, in whole or in part, to performance-based vesting ("PB Restricted Stock"), in each case, granted under any Company Equity Plans, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall become fully vested (with any performance-based vesting conditions deemed earned at the target performance level) by virtue of this Agreement and without any action on the part of the holder thereof; provided, however, that, notwithstanding the foregoing, any outstanding Company PBRSU granted in March 2013 with a two-year performance period ending January 2, 2015 (including, for the avoidance of doubt, all such Company PBRSUs that would otherwise vest in accordance with their terms (as set forth in an applicable award agreement or employment agreement) as a result of the transactions contemplated by this Agreement) shall only become vested if and to the extent the Company Board (or appropriate committee thereof) determines prior to the Effective Time that the performance goals applicable to such awards have been achieved based on performance as of the month-end immediately prior to the Effective Time (and the portion that does not so vest will be forfeited immediately prior to the Effective Time without payment of any consideration therefor). With respect to each share of PB Restricted Stock that vests in accordance with this Section 2.4(b) ("Vesting PB Restricted Stock") or Company Common Stock subject to a Company PBRSU that vests in accordance with this Section 2.4(b) (each, a "Vesting PBRSU"), the holder of the PB Restricted Stock or Company PBRSU shall be entitled to receive, at the election of each such PB Restricted Stock or Company PBRSU holder, the Election Award Merger Consideration in accordance with Section 2.9 (without interest and less any applicable Taxes required to be withheld in accordance with Section 2.7, which Taxes shall first be withheld from the aggregate Cash Consideration), plus any accrued but unpaid dividends or dividend equivalents (less any applicable Taxes required to be withheld), to be paid and/or delivered within forty-five (45) days after the Closing Date; provided, that with respect to the Company PBRSUs and related dividend equivalent payments for which delivery or payment in respect thereof as described in this Section 2.4(b) would violate any applicable provision of Section 409A of the Code, such delivery or payment shall be made on the earliest practicable date that delivery or payment may be made without violating any applicable provision of Section 409A of the Code with such Election Award Merger Consideration and related dividend equivalent payments to be held through such permissible payment date in a deferred compensation account for the benefit of the individual holder.

          (c)   Immediately prior to the Effective Time, each Company TBRSU that is vested but has not been settled as of immediately prior to the Effective Time and each Company TBRSU that is unvested and vests in accordance with its terms (as set forth in an applicable award agreement or employment agreement) as a result of the transactions contemplated by this Agreement (each, a "Vesting TBRSU"), in each case, that is outstanding as immediately prior to the Effective Time shall, by virtue of this Agreement and without any action on the part of the holder thereof become fully vested in accordance with its terms and, with respect to each share of Company Common Stock subject to such Company TBRSU, the holder of such Company TBRSU shall be entitled to receive at the election of each such Company TBRSU holder, the Election Award Merger Consideration in accordance with Section 2.9 (without interest and less any applicable Taxes required to be withheld in accordance with Section 2.7, which Taxes shall first be withheld first from the aggregate Cash Consideration), plus any accrued but unpaid dividend equivalents, (less any applicable Taxes required to be withheld), to be paid and/or delivered to the holder of such Company TBRSU within thirty (30) days after the Closing Date; provided, that, with respect to the Company TBRSUs and related dividend equivalent payments for which delivery or payment as described in this Section 2.4(c) would violate any applicable provision of Section 409A of the Code, such delivery or payment shall be made on the earliest practicable date that delivery may be made without violating any applicable provision of Section 409A of the Code with such Election Award Merger Consideration and related dividend equivalent payments to be held through such permissible payment date in a deferred compensation account for the benefit of the individual holder.

          (d)   With respect to each share of Company Common Stock subject to each deferred stock award granted to a non-employee member of the Company Board and the deferred Company RSU listed on Schedule 2.4(d) ("Company Deferred Stock") that is outstanding as immediately prior to the Effective Time, the holder of such Company Deferred Stock shall be entitled to receive, at the election of each such Company Deferred Stock holder, the Election Award Merger Consideration in accordance with Section 2.9 (without interest and less any applicable Taxes required to be withheld in accordance with Section 2.7, which Taxes shall be withheld first from the aggregate Cash Consideration), plus any accrued but unpaid dividend equivalents (less any applicable Taxes required to be withheld). The delivery and/or payment of the Merger Consideration and any dividend equivalents shall be made on the first business day that follows the six (6) month anniversary of Company Deferred Stock holder's "separation from service" as such term is defined in Treasury Regulation Section 1.409A-1(h) or such earlier practicable date that delivery and/or payment may be made without violating any applicable provision of Section 409A of the Code, with such Election Award Merger Consideration and related dividend equivalent payments to be held through such permissible payment date in a deferred compensation account for the benefit of the individual holder.

          (e)   Immediately prior to the Effective Time, with respect to each share of TB Restricted Stock that is unvested and vests in accordance with its terms (as set forth in an applicable award agreement or employment agreement) as a result of the transactions contemplated by this Agreement that is outstanding immediately prior to the Effective Time (such shares being "Vesting TB Restricted Stock"), all restrictions and forfeiture conditions shall lapse and expire by virtue of this Agreement and without any action on the part of the holder thereof, and such shares of TB Restricted Stock shall be converted into the right to receive, at the election of each such TB Restricted Stock holder, the Election Award Merger Consideration in accordance with Section 2.9, treating such Vesting TB Restricted Stock in the same manner as all other shares of Company Common Stock for such purposes. In addition, any accrued but unpaid dividends in respect of the TB Restricted Stock shall vest in full and be paid in cash within thirty (30) days after the Closing Date.

          (f)    For the avoidance of doubt, (1) the aggregate number of Shares of Parent Common Stock available for such Election Award Shares shall be the Share Ratio multiplied by the aggregate number of shares of Company Common Stock subject to such Election Award Shares and (2) the aggregate amount of cash available for such Election Award Shares shall be the product of (i) $33.00 multiplied by (ii) the aggregate number of shares of Company Common Stock subject to such Election Award Shares (such product, the "Cash Award Component").

          (g)   Prior to the Effective Time, the Company shall take all action necessary to effectuate the provisions of Section 2.4(a) through Section 2.4(e). The Company shall ensure that, as of immediately following the Effective Time, no holder of a Company TBRSU, Company PBRSU, Company Deferred Stock or Company Restricted Stock (or former holder of an option to purchase shares of Company Common Stock) or a participant in any Company Equity Plan shall have any rights thereunder to acquire, or other rights in respect of, the capital stock of the Company, the Ultimate Surviving Entity or any of their Subsidiaries, or any other equity interest therein.

          (h)   Parent shall reserve for issuance a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock that will be subject to Parent Awards as a result of the actions contemplated by this Section 2.4. As soon as practicable following the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor form, or if Form S-8 is not available, other appropriate forms, including Form S-3) with respect to the shares of Parent Common Stock subject to such Parent Awards and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent Awards remain outstanding and are required to be registered.

          (i)    The Company shall take such action as may be necessary under the Company's 2008 Employee Stock Purchase Plan (the "ESPP") to cause, no later than ten (10) Business Days prior to the Closing Date, (i) accumulated Contributions (as defined under the ESPP) under any then-ongoing Offering (as defined under the ESPP) to be used to purchase shares of Company Common Stock in accordance with the terms of the ESPP and (ii) the termination of all Purchase Rights (as defined in the ESPP) under all such ongoing Offerings immediately after such purchase. For clarity, the Company shall take such action as may be necessary to terminate the ESPP no later than the Business Day immediately preceding the Closing Date. In addition, the Company shall take such action as may be necessary under the ESPP such that (i) no new Offering shall commence from and after the commencement of the Offering beginning on or about July 1, 2014; (ii) participants in any ongoing Offerings shall not be permitted to increase their level of participation in such Offerings from and after the date of this Agreement; and (iii) with respect to the Offering beginning on or about July 1, 2014, each participant shall be permitted to participate at the level of participation elected by such participant in accordance with the previously delivered election materials.

        Section 2.5    Conversion of Capital Stock in the Second Merger.     At the Second Effective Time, by virtue of the Second Merger and without any action on the part of the Surviving Corporation, Parent, Merger Sub I or the holders of any shares of capital stock or equity interests of the Surviving Corporation, Parent or Merger Sub I:

          (a)   Each of the membership interests of Merger Sub I issued and outstanding immediately prior to the Second Effective Time shall be converted into and become one validly issued, fully paid and non-assessable membership interest of the Ultimate Surviving Entity.

          (b)   Each of the shares of common stock, par value $0.01 per share, of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

        Section 2.6    Exchange and Payment.

          (a)   Prior to the mailing of the Joint Proxy Statement, Parent shall enter into a customary exchange agent agreement (the "Exchange Agent Agreement") providing for the payment of the Merger Consideration in accordance with this Article II, which agreement shall be subject to the reasonable approval of the Company, with a bank or trust company designated by Parent and reasonably acceptable to the Company (the "Exchange Agent"). Prior to or substantially simultaneously with the Effective Time, Parent shall deposit (or cause to be deposited) with the Exchange Agent, in trust for the benefit of holders of shares of Company Common Stock, book-entry shares (or certificates if requested) representing the shares of Parent Common Stock issuable pursuant to Section 2.1(a). In addition, prior to or substantially simultaneously with the Effective Time, Parent shall deposit (or cause to be deposited) with the Exchange Agent cash in an aggregate amount necessary to pay the cash portion of the Merger Consideration, and Parent shall make available by depositing with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or distributions payable pursuant to Section 2.6(d) (such shares of Parent Common Stock and cash provided to the Exchange Agent, together with any dividends or distributions with respect thereto, are hereinafter referred to as the "Exchange Fund"). For the purposes of such deposit, Parent shall assume that there will not be any fractional shares of Parent Common Stock. Parent shall make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 2.6(f). The Exchange Agent shall deliver the Merger Consideration to be issued pursuant to Section 2.1(a) out of the Exchange Fund. Except as provided in Section 2.6(i), the Exchange Fund shall not be used for any other purpose.

          (b)   Promptly after the Effective Time and in any event not later than the third Business Day thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate ("Certificates") that immediately prior to the Effective Time represented outstanding shares of Company Common Stock that were converted into the right to receive the Merger Consideration pursuant to Section 2.1(a) (other than those holders of Certificates who have properly completed and submitted, and have not revoked, Election Forms pursuant to Section 2.3) (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and contain such other provisions as

  Parent, the Company and the Exchange Agent shall reasonably agree upon prior to the Effective Time) and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.6(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.6(f). Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal or an Election Form, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Exchange Agent may reasonably require, the holder of such Certificate shall be entitled to receive in exchange therefor (A) cash or a check in an amount equal to the amount of cash such holder is entitled to receive pursuant to Section 2.1(a) in respect of such Certificates, (B) the number of shares of Parent Common Stock (which shall be in book-entry form unless a certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Certificate pursuant to Section 2.1(a) (after taking into account all other Book-Entry Shares converted and Certificates surrendered by such holder pursuant to this Section 2.6(b)), (C) any dividends or other distributions payable pursuant to Section 2.6(d) and (D) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.6(f), and the Certificate so surrendered shall forthwith be cancelled. Promptly after the Effective Time and in any event not later than the third Business Day thereafter, Parent and the Ultimate Surviving Entity shall cause the Exchange Agent to issue and deliver to each holder of uncertificated shares of Company Common Stock represented by book entry ("Book-Entry Shares") (1) cash or check in an amount equal to the amount such holder is entitled to receive pursuant to Section 2.1(a) in respect of such Book-Entry Shares, (2) the number of shares of Parent Common Stock (which shall be in book-entry form unless a certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Book-Entry Shares pursuant to Section 2.1(a) (after taking into account all other Book-Entry Shares converted and Certificates surrendered by such holder pursuant to this Section 2.6(b)), (C) any dividends or distributions payable pursuant to Section 2.6(d) and (D) cash in lieu of any fractional shares payable pursuant to Section 2.6(f), and the Book-Entry Shares of such holder shall forthwith be cancelled. No interest will be paid or accrued on any unpaid dividends and distributions or cash in lieu of fractional shares, if any, payable to holders of Certificates or Book-Entry Shares. Until surrendered as contemplated by this Section 2.6, each Certificate or Book-Entry Share shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration payable in respect thereof, any dividends or other distributions payable pursuant to Section 2.6(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.6(f).

          (c)   If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share or shall have established to the satisfaction of Parent that such Tax is not applicable.

          (d)   (i) No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any surrendered Certificate with respect to the shares of Parent Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.6(f), in each case until the holder thereof shall surrender such Certificate in accordance with this Article II. Following the surrender of a Certificate in accordance with this Article II, there shall be paid to the record holder thereof, without interest, (A) promptly after such surrender, the amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.6(f) and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

             (ii)  Notwithstanding anything in the foregoing to the contrary, holders of Book-Entry Shares who are entitled to receive shares of Parent Common Stock under this Article II shall be paid (A) at the time of payment of such Parent Common Stock by the Exchange Agent under Section 2.6(b), the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.6(f) and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to the time of such payment by the Exchange Agent under Section 2.6(b) and a payment date subsequent to the time of such payment by the Exchange Agent under Section 2.6(b) payable with respect to such whole shares of Parent Common Stock.

          (e)   The Merger Consideration, any dividends or other distributions payable pursuant to Section 2.6(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.6(f) issued and paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Ultimate Surviving Entity or the Exchange Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II.

          (f)    Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, no dividends or other distributions with respect to the Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of the Company (and holders of Election Award Shares) who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash (without interest) determined by multiplying (i) the fraction of a share of Parent Common Stock which such holder would otherwise be entitled to receive (taking into account all shares of Company Common Stock or Election Award Shares held at the Effective Time by such holder and rounded to the nearest thousandth when expressed in decimal form) pursuant to Section 2.1(a) by (ii) the Parent Closing Price.

          (g)   Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or Book-Entry Shares nine months after the Effective Time shall be delivered to the Ultimate Surviving Entity, upon demand, and any remaining holders of Certificates or Book-Entry Shares shall thereafter look only to the Ultimate Surviving Entity, as general creditors thereof, for payment of the Merger Consideration, any unpaid dividends or other distributions payable pursuant to Section 2.6(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.6(f) (subject to abandoned property, escheat or other similar laws).

          (h)   None of Parent, the Surviving Corporation, the Ultimate Surviving Entity, the Exchange Agent or any other Person shall be liable to any Person in respect of shares of Parent Common Stock (or any dividends or other distributions with respect thereto or cash in lieu of fractional shares of Parent Common Stock) or cash from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (i)    The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis; provided, however, that, no investment gain or loss thereon shall affect the amounts payable to the holders of Company Common Stock pursuant to this Article II; provided, further, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1.0 billion (based on the most recent financial statements of such bank that are then publicly available). Any interest and other income resulting from such investments shall be paid to Parent. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly deposit cash in the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such payment obligations.

          (j)    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Ultimate Surviving Entity with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof, any dividends or other distributions payable pursuant to Section 2.6(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.6(f) had such lost, stolen or destroyed Certificate been surrendered as provided in this Article II.

        Section 2.7    Withholding Rights.     Parent, the Surviving Corporation, the Ultimate Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of Company Common Stock, Company Restricted Stock, Company PBRSUs, Company TBRSUs and Company Deferred Stock or otherwise pursuant to this Agreement such amounts as Parent, the Surviving Corporation, the Ultimate Surviving Entity or the Exchange Agent is required to deduct and withhold under the Code, or any provision of state, local or foreign tax Law, which amounts shall be withheld first from the aggregate Cash Consideration with respect to such payment to the extent applicable. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

        Section 2.8    Dissenting Shares.     Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the Merger and who is entitled to demand and properly demands appraisal of such shares of Company Common Stock pursuant to Section 262 of the DGCL ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder's right to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such share of Company Common Stock of such holder shall thereupon be deemed to be Non-Election Shares for all purposes of this Agreement, unless such holder of Dissenting Shares shall thereafter otherwise make a timely Election under this Agreement. If any holder of Dissenting Shares shall have so failed to perfect or has effectively withdrawn or lost such holder's right to dissent from the Merger after the Election Deadline, each of such holder's shares of Company Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive Stock Consideration or Cash Consideration, or a combination thereof, as determined by Parent in its sole discretion. The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such notices or demands and any other instruments received by the Company relating to rights to appraisal, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, settle or offer to settle, or approve any withdrawal of any such demands.

        Section 2.9    Election Award Proration.

          (a)   Subject to the other provisions of this Section 2.9 and Section 2.4, each Election Award Share issued and outstanding immediately prior to the Effective Time (other than (i) Excluded Shares and (ii) Dissenting Shares) shall thereupon be converted into the right, at the election of such share's holder, pursuant and subject to procedures established by the Company that are separate but consistent with the election procedures set forth in Section 2.3 of this Agreement (the "Election Award Procedures"), to receive any of the following forms of consideration (the "Election Award Merger Consideration"):

              (i)  for each Election Award Share with respect to which an election to receive shares of Parent Common Stock (a "Stock Award Election") has been validly made and not revoked pursuant to the Election Award Procedures (collectively, the "Stock Award Election Shares"), the right to receive from Parent the Stock Consideration;

             (ii)  for each Election Award Share with respect to which an election to receive cash consideration (a "Cash Award Election") has been validly made and not revoked pursuant to the Election Award Procedures (collectively, the "Cash Award Election Shares"), the right to receive the Cash Consideration; and

            (iii)  for each Election Award Share other than Election Award Shares for which a Cash Award Election or Stock Award Election has been validly made and not revoked pursuant to the Election Award Procedures (collectively, the "Non-Election Award Shares"), the right to receive from Parent such Stock Consideration and/or Cash Consideration as is determined in accordance with this Section 2.9.

          (b)   Notwithstanding any other provision contained in this Agreement, the total number of Election Award Shares to be converted into Cash Consideration pursuant to this Section 2.9 (the "Cash Award Conversion Number") shall be equal to the quotient obtained by dividing (x) the Cash Award Component by (y) the Per Share Amount. All other Election Award Shares shall be converted into Stock Consideration.

          (c)   Within three (3) Business Days after the Effective Time, Parent shall effect, or shall cause to be effected, the allocation among the holders of Election Award Shares of the rights to receive the Cash Consideration and the Stock Consideration as follows:

              (i)  if the aggregate number of Election Award Shares with respect to which Cash Award Elections shall have been made (the "Total Cash Election Award Number") exceeds the Cash Award Conversion Number, then (A) all Stock Award Election Shares and all Non-Election Award Shares shall be converted into the right to receive the Stock Consideration, and (B) Cash Award Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration in respect of that number of Cash Award Election Shares equal to the product obtained by multiplying (x) the number of Cash Award Election Shares held by such holder by (y) a fraction, the numerator of which is the Cash Award Conversion Number and the denominator of which is the Total Cash Election Award Number (with the applicable party effecting the allocation to determine, consistent with Section 2.2(a), whether fractions of Cash Award Election Shares shall be rounded up or down), with the remaining number of such holder's Cash Award Election Shares being converted into the right to receive the Stock Consideration; and

             (ii)  if the Total Cash Election Award Number is less than the Cash Award Conversion Number (the amount by which the Cash Award Conversion Number exceeds the Total Cash Election Award Number being referred to herein as the "Shortfall Award Number"), then all Cash Award Election Shares shall be converted into the right to receive the Cash Consideration, and the Stock Award Election Shares and Non-Election Award Shares shall be treated in the following manner:

              (A)  if the Shortfall Award Number is less than or equal to the number of Non-Election Award Shares, then all Stock Award Election Shares shall be converted into the right to receive the Stock Consideration, and the Non-Election Award Shares of each holder thereof shall convert into the right to receive the Cash Consideration in respect of that number of Non-Election Award Shares equal to the product obtained by multiplying (1) the number of Non-Election Award Shares held by such holder by (2) a fraction, the numerator of which is the Shortfall Award Number and the denominator of which is the total number of Non-Election Award Shares (with the applicable party effecting the allocation to determine, consistent with Section 2.2(a), whether fractions of Non-Election Award Shares shall be rounded up or down), with the remaining number of such holder's Non-Election Award Shares being converted into the right to receive the Stock Consideration; or

              (B)  if the Shortfall Award Number exceeds the number of Non-Election Award Shares, then (1) all Non-Election Award Shares shall convert into the right to receive the Cash Consideration and (2) all Stock Award Election Shares shall convert into the right to receive the Cash Consideration in respect of that number of Stock Award Election Shares equal to the product obtained by multiplying (A) the number of Stock Award Election Shares held by such holder by (B) a fraction, the numerator of which is the amount by which (1) the Shortfall Award Number exceeds (2) the total number of Non-Election Award Shares, and the denominator of which is the total number of Stock Award Election Shares (with the applicable party effecting the allocation to determine, consistent with Section 2.2(a), whether fractions of Stock Award Election Shares shall be rounded up or down), with the remaining number of such holder's Stock Award Election Shares being converted into the right to receive the Stock Consideration.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as (x) disclosed in the Company SEC Documents filed with or furnished to the SEC at least one (1) Business Day prior to the date of this Agreement (it being agreed that disclosure of any information in such Company SEC Documents shall be deemed disclosure of such information with respect to only such section or subsection of this Agreement to which the relevance of such information is readily apparent on its face and shall expressly exclude any disclosure contained in any such Company SEC Documents contained in the "risk factors" section or in any forward-looking statement disclaimer and any other disclosures included in such Company SEC Documents to the extent they are predictive or forward-looking in nature) or (y) set forth in the corresponding section or subsection of the disclosure letter delivered by the Company to Parent contemporaneously with the execution of this Agreement (the "Company Disclosure Letter") (it being agreed that the disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), the Company represents and warrants to Parent, Merger Sub and Merger Sub I as follows:

        Section 3.1    Organization, Standing and Power.

          (a)   Each of the Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clauses (ii) or (iii), where the failure to have such power and authority or to be so qualified or licensed or in good standing, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company. For purposes of this Agreement, "Material Adverse Effect" means with respect to any Person, any event, change, circumstance, occurrence, effect or state of facts that (A) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of such Person and its Subsidiaries, taken as a whole, or (B) materially impairs the ability of such Person to consummate, or prevents or materially delays, the Merger or any of the other transactions contemplated by this Agreement or would reasonably be expected to do so; provided, however, that in the case of clause (A) only, Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent caused by or resulting from one or more of (1) changes or conditions generally affecting the industries in which such Person (or its Subsidiaries) operates or the economy or the financial or securities markets or markets or regulatory conditions generally in the United States or any other jurisdiction in which such Person (or its Subsidiaries) operates, including interest rates or currency exchange rates, or changes therein, and including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments in general, (2) changes in global or national political conditions, including the outbreak or escalation of war or acts of terrorism, (3) changes (or proposed changes) in Law or GAAP (or local equivalents in the applicable jurisdiction), (4) earthquakes, hurricanes, tsunamis, typhoons, lightning, hail storms, blizzards, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides, wildfires and other natural disasters, weather conditions or acts of God, (5) the failure to meet any revenue, earnings or other projections, forecasts or predictions (provided that this exception shall not prevent or otherwise affect a determination that any events, changes, circumstances, occurrences, effects or states of facts underlying a failure described in this clause (5) has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect), (6) the announcement or pendency of this Agreement, the Merger or any of the other transactions contemplated by this Agreement, or (7) any action or non-action expressly required to be taken or not taken, as the case may be, by the parties to this Agreement; provided, that, with respect to clauses (1), (2), (3) and (4), the impact of such event, change, circumstance, occurrence, effect or state of facts is not disproportionately adverse to such Person and its Subsidiaries, taken as a whole, relative to other participants in their industry.

          (b)   The Company has previously made available to Parent true and complete copies of the Company's certificate of incorporation (the "Company Charter") and bylaws (the "Company Bylaws") and the certificate of incorporation and by-laws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. The Company is not in violation of any provision of the Company Charter or Company Bylaws. The Company has made available to Parent true and complete copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof as of the date of this Agreement) of all meetings of the Company's stockholders, the Company Board and each committee of the Company Board held between January 1, 2011 and the date of this Agreement, other than portions of such minutes that discuss this Agreement and the transactions contemplated hereby, including the Merger, or any current or prior alternatives thereto considered by the Company Board or any such committee.

        Section 3.2    Capital Stock.

          (a)   The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 3,000,000 shares of preferred stock, par value $0.01 per share (the "Company Preferred Stock"). As of the close of business on July 11, 2014 (the "Measurement Date"), (i) 69,012,375 shares of Company Common Stock (excluding treasury shares) were issued and outstanding, (ii) 19,828,119 shares of Company Common Stock were held by the Company in its treasury, (iii) no shares of Company Preferred Stock were issued and outstanding and no shares of Company Preferred Stock were held by the Company in its treasury, and (iv) 3,158,996 shares of Company Common Stock were reserved for issuance pursuant to Company Equity Plans (of which no shares were subject to outstanding options to purchase shares of Company Common Stock, 1,392,278 were restricted stock unit awards with respect to shares of Company Common Stock that vest based solely on the continued service of the holder of such award, 94,989 were Company Deferred Stock that were vested upon grant, 294,640 were TB Restricted Stock, 1,082,091 were restricted stock unit awards with respect to shares of Company Common Stock that are subject, in whole or in part, to performance-based vesting, and 294,998 were PB Restricted Stock (such awards taken together, the "Company Equity Awards")). All outstanding shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable and are not subject to or issued in violation of any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company Bylaws or any Contract to which the Company is a party or is otherwise bound. No shares of capital stock of the Company are owned by any Subsidiary of the Company. All outstanding shares of capital stock and other voting securities or equity interests of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid, nonassessable and not subject to any preemptive rights. All outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by the Company, free and clear of all pledges, claims, liens, charges, options, rights of first refusal or of first offer, encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, "Liens"), other than transfer restrictions imposed by applicable securities laws. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of the Company or such Subsidiary on any matter.

          (b)   Except as set forth above in Section 3.2(a), there are no outstanding (A) shares of capital stock or other voting securities or equity interests of the Company, (B) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of the Company or other voting securities or equity interests of the Company or any of its Subsidiaries, (C) stock appreciation rights, "phantom" stock rights, performance units, interests in or rights to the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock of the

  Company or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries or rights or interests described in the preceding clause (C) or (E) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries.

          (c)   Section 3.2(c) of the Company Disclosure Letter sets forth a true and complete list of all holders, as of the close of business on the Measurement Date, of Company Equity Awards, indicating as applicable, with respect to each Company Equity Award then outstanding, the type of award granted, the number of shares of Company Common Stock subject to such Company Equity Award, the name of the plan under which such Company Equity Award was granted, the date of grant, exercise or purchase price, vesting schedule, payment schedule (if different from the vesting schedule) and expiration date thereof. The Company Equity Awards constitute all of the outstanding awards granted under the Company Equity Plans. The Company has made available to Parent true and complete copies of all Company Equity Plans and the forms of all award agreements evidencing outstanding Company Equity Awards.

        Section 3.3    Subsidiaries.     Section 3.3 of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of each Subsidiary of the Company, including its jurisdiction of incorporation or formation and whether the Subsidiary is a Significant Subsidiary or not, and each joint venture of the Company and its Subsidiaries ("Joint Venture") that is a Significant Joint Venture or an incorporated joint venture. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries and Joint Ventures and investments in marketable securities and cash equivalents, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing. Neither the Company nor any of its Subsidiaries is, individually or collectively, under any current or prospective obligation to form or participate in, provide funds in excess of $10 million in the next 12 months to, make any loan, capital contribution, financial guarantee, credit enhancement or other investment in excess of $10 million in the next 12 months to, or assume any liability or obligation in excess of $10 million of, any Person.

        Section 3.4    Authority.

          (a)   The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to the receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby to which it is a party (excluding the consummation of the Second Merger and the transactions contemplated thereby). Excluding the consummation of the Second Merger and the transactions contemplated thereby, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby to which it is a party have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby to which it is a party, other than, in the case of the consummation of the Merger, the adoption and approval of this Agreement by the holders of at least a majority in combined voting power of the outstanding shares of Company Common Stock (the "Company Stockholder Approval") and other than the filing of the Certificate of Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent, Merger Sub and

  Merger Sub I, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors' rights generally or by general principles of equity).

          (b)   The Company Board, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company's stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the stockholders of the Company for adoption and approval and (iv) resolving to recommend that the Company's stockholders vote in favor of the adoption and approval of this Agreement, which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as expressly permitted by Section 5.2.

          (c)   The Company Stockholder Approval is the only vote of the holders of any class or series of the Company's capital stock or other securities required in connection with the consummation of the Merger. Excluding the consummation of the Second Merger and the transactions contemplated thereby, no other vote of the holders of any class or series of the Company's capital stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by the Company other than the Merger.

        Section 3.5    No Conflict; Consents and Approvals.

          (a)   Assuming receipt of the Company Stockholder Approval and compliance with, or receipt of, the approvals referred to in, and the expiration of any applicable waiting periods referred to in, Section 3.5(b), the execution, delivery and performance of this Agreement by the Company does not, and the consummation by the Company of the Merger and the other transactions contemplated hereby and compliance by the Company with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Company Charter or Company Bylaws, or the certificate of incorporation or bylaws (or similar organizational documents) of any Significant Subsidiary of the Company, (ii) the certificate of incorporation or bylaws (or similar organizational documents) of any Subsidiary of the Company that is not a Significant Subsidiary, (iii) any bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether oral or written (each, including all amendments thereto, a "Contract") to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound or (iv) any federal, state, local or foreign law (including common law), statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement ("Law") or any rule or regulation of the NYSE applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, except, in the case of (A) clause (ii) above, for such obligations, benefits, rights or entitlements as would not be material to the Company and its Subsidiaries, as a whole, and (B) clauses (iii) and (iv) above, as individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company.

          (b)   No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body (each, a "Governmental Entity") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the pre-merger notification obligations of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), the Competition Act (Canada), as amended, and the regulations promulgated thereunder (the "Canada Competition Act"), the Competition Act 2002 (Ireland), as amended and the regulations promulgated thereunder (the "Ireland Competition Act"), and any applicable requirements of other Antitrust Laws, (ii) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act") and any other applicable state or federal securities, takeover and "blue sky" laws, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL and the DLLCA, (iv) any filings and approvals required under the rules and regulations of the NYSE and (v) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company.

        Section 3.6    SEC Reports; Financial Statements.

          (a)   The Company has filed with or furnished to the Securities and Exchange Commission (the "SEC") on a timely basis, all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2011 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the "Company SEC Documents"). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), (i) the Company SEC Documents complied in all material respects with the then applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), as the case may be, including, in each case, the rules and regulations promulgated thereunder, and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b)   The consolidated financial statements of the Company (including the related notes and schedules thereto) included (or incorporated by reference) in the Company SEC Documents (i) were prepared in accordance with accounting principles generally accepted in the United States ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (ii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount, and other adjustments described therein, including the notes thereto). Since January 3, 2014, the Company has not made any material change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law.

          (c)   The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that information relating to the Company, including its consolidated Subsidiaries, required to be disclosed in the Company's periodic and current reports under the Exchange Act, is made known to the Company's chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act.

          (d)   The Company and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of the Company's financial reporting and the preparation of the Company's financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of the Company's internal control over financial reporting prior to the date hereof, to the Company's auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of the Company's internal control over financial reporting which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting. The Company has made available to Parent a true, correct and complete summary of any such disclosures made by management to the Company's auditors and audit committee.

          (e)   Since January 1, 2011, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) to the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after January 1, 2011, by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.

          (f)    As of the date of this Agreement, to the Knowledge of the Company, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company SEC Documents. To the Knowledge of the Company, none of the Company SEC Documents filed on or prior to the date of this Agreement is subject to ongoing review or outstanding SEC comment or investigation. The Company has made available to Parent true, correct and complete copies of all written material correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, occurring between January 1, 2011 and the date of this Agreement. There are no (i) formal material internal investigations which are being managed by the Company Board (or the audit committee thereof), (ii) SEC inquiries or investigations of which the Company or any of its Subsidiaries has been notified by the SEC or (iii) other material governmental inquiries or investigations of which the Company or any of its Subsidiaries have been notified in writing that are pending or, to the

  Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company.

          (g)   Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any "off balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company's or such Subsidiary's published financial statements or other Company SEC Documents.

          (h)   The Company is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of the NYSE, in each case, that are applicable to the Company.

          (i)    No Subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC.

        Section 3.7    No Undisclosed Liabilities.     Neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due, and whether or not required to be recorded or reflected on a consolidated balance sheet of the Company and its Subsidiaries under GAAP, except (a) to the extent accrued or reserved against in the audited consolidated balance sheet of the Company and its Subsidiaries as at January 3, 2014 included in the Company SEC Documents (including the related notes and schedules thereto), (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since January 3, 2014, and (c) for liabilities and obligations incurred under or, to the extent incurred after the execution hereof, in accordance with this Agreement or in connection with the transactions contemplated by this Agreement.

        Section 3.8    Certain Information.     None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in (a) the Form S-4 to be filed with the SEC by Parent in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued in the Merger will, at the time the Form S-4 is filed with the SEC, at the time of any amendment or supplement thereto and at the time it (or any post-effective amendment or supplement, if prior to the Effective Time) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the Joint Proxy Statement will, at the time it is first mailed to the Company's stockholders and Parent's stockholders, at the time of any amendments or supplements thereto and at the time of the Company Stockholders Meeting and at the time of the Parent Stockholders Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements included or incorporated by reference in the Form S-4 or the Joint Proxy Statement based on information supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference therein.

        Section 3.9    Absence of Certain Changes or Events.     Since January 3, 2014: (a) the Company and its Subsidiaries have conducted their businesses in all material respects only in the ordinary course consistent with past practice; (b) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on the Company; (c) neither the Company nor any of its Subsidiaries has suffered any loss, damage, destruction or other casualty in excess of $10 million, in the aggregate, affecting any of its material properties or assets, whether or not covered by insurance; and (d) neither the Company nor any of its Subsidiaries has taken any action, that if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in (1) Section 5.1(a)(i) [Capital Stock] solely with respect to the Company or any of its Significant Subsidiaries, (2) Section 5.1(a)(iii) [Amendments], (3) Section 5.1(a)(iv) [Acquisitions], (4) Section 5.1(a)(v) [Divestitures], (5) Section 5.1(a)(vi) [Liquidations], (6) Section 5.1(a)(vii) [Indebtedness], (7) Section 5.1(a)(viii) [Capital Expenditures], (8) Section 5.1(a)(ix)(A) [Discharge of Liabilities], provided, that for purposes of this Section 3.9 (d)(8), the dollar threshold shall be $5 million individually and $50 million in the aggregate, (9) Section 5.1(a)(x) [Company Material Contracts], (10) Section 5.1(a)(xi) [Actions], provided, that for purposes of this Section 3.9(d)(10), the dollar threshold with respect to Section 5.1(a)(xi)(B), shall be $5 million individually and $50 million in the aggregate, and (11) Section 5.1(a)(xvii) [Post-Signing Retention Programs].

        Section 3.10    Litigation.     There is no action, suit, claim, arbitration, investigation, inquiry, grievance or other proceeding (each, an "Action") pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual's capacity as such, other than any Action that (a) does not involve an amount in controversy in excess of $10 million, (b) does not seek material injunctive or other non-monetary relief or (c) individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company.

        Section 3.11    Compliance with Laws.     Since January 1, 2011, the Company and each of its Subsidiaries are and have been in compliance with all Laws applicable to their businesses, operations, properties or assets, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received, since January 1, 2011, a written notice or other written communication alleging or relating to a possible violation of any Law applicable to their businesses, operations, properties or assets, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company, the Company and each of its Subsidiaries have in effect all permits, licenses, variances, exemptions, approvals, authorizations, consents, operating certificates, franchises, orders and approvals (collectively, "Permits") of all Governmental Entities necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and there has occurred no violation of, or notice of alleged violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the transactions contemplated hereby.

        Section 3.12    Benefit Plans.

          (a)   The Company has furnished or made available to Parent a true and complete list of each material written "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including all stock purchase, stock option, phantom stock or other equity-based plan, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect), whether formal or informal, legally binding or not, under which any current or former employee, director or individual consultant of the Company or its Subsidiaries (or any of their dependents) has any present or future right to compensation or benefits or the Company or its Subsidiaries has had or has any present or future liability other than "multiemployer plans" (within the meaning of ERISA section 3(37)) ("Multiemployer Plans") and any plans or programs that are mandated and administered by a Governmental Entity. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Company Plans." In addition, the Company has furnished or made available to Parent a true and complete list of each Multiemployer Plan.

          (b)   With respect to each Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter of the Internal Revenue Service (the "IRS"), if applicable, (iii) any summary plan description and other written communications (or a description of any oral communications) by the Company or its Subsidiaries to their employees concerning the extent of the benefits provided under a Company Plan and (iv) the most recent (A) Form 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation reports.

          (c)   With respect to the Company Plans:

              (i)  except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company, each Company Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA and the Code, and no reportable event, as defined in Section 4043 of ERISA, no prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, or accumulated funding deficiency, as defined in Section 302 of ERISA and 412 of the Code, has occurred with respect to any Company Plan, and all contributions required to be made under the terms of any Company Plan have been timely made;

             (ii)  each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and, to the Knowledge of the Company, nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Company Plan;

            (iii)  the aggregate accumulated benefit obligations of the Company Plans subject to Title IV of ERISA (as of the date of the most recent actuarial valuation prepared for such Company Plans and based on the discount rate and other actuarial assumptions used in such valuation) do not exceed the fair market value of the assets of such Company Plans in the aggregate (as of the date of such valuation);

            (iv)  except as, individually or in the aggregate, has not had, and would not reasonably be expected to have a Material Adverse Effect on the Company, there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation (the "PBGC"), the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the Knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof who the Company has an obligation to indemnify with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits), nor, to the Knowledge of the Company, are there facts or circumstances that exist that could reasonably give rise to any such Actions;

             (v)  with respect to any Multiemployer Plan to which the Company, its Subsidiaries or any member of their Controlled Group (defined as any organization which is a member of a controlled group of organizations within the meaning of Code Sections 414(b), (c), (m) or (o)) has any liability or has contributed (or had at any time contributed or had an obligation to contribute) in the six (6) years prior to the date hereof: (A) none of the Company, its Subsidiaries or any member of their Controlled Group has incurred any withdrawal liability in the past six (6) years under Title IV of ERISA that remains unsatisfied or would be subject to any withdrawal liability if, as of the Effective Time, the Company, its Subsidiaries or any member of their Controlled Group were to engage in a complete withdrawal (as defined in ERISA section 4203) or partial withdrawal (as defined in ERISA section 4205) from any such Multiemployer Plan and (B) no such Multiemployer Plan is in reorganization or insolvent (as those terms are defined in ERISA sections 4241 and 4245, respectively), except, in each case, as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company;

            (vi)  except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company, with respect to each Company Plan that is subject to Title IV of ERISA, the Company has not incurred, nor, to the Knowledge of the Company, does it reasonably expect to incur, any liability to the Company Plan or to the PBGC in connection with such Company Plan (other than for premiums to the PBGC); and

           (vii)  each Company Plan that is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code) has been administered and operated in all respects in compliance with the applicable requirements of Section 601 of ERISA and Section 4980B(b) of the Code, and to the Knowledge of the Company the Company and its Subsidiaries are not subject to any fines, penalties or loss of Tax deduction as a result of any operational failures, except, in each case, as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company.

          (d)   Except as set forth in Section 3.12(d) of the Company Disclosure Letter, the execution of this Agreement and the consummation of the transactions contemplated hereby will not, either alone or in combination with another event, (i) entitle any Company Participant to severance pay under the terms of a Company Plan, (ii) accelerate the time of payment, vesting or funding, or increase the amount of compensation due to any Company Participant or (iii) cause or result in a limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Plan or related trust. Section 3.12(d) of the Company Disclosure Letter separately identifies any equity-based incentive awards the vesting of which will be accelerated solely as a result of the consummation of the transactions contemplated by this Agreement. No amount paid or payable by the Company or any of its Subsidiaries or Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement, whether alone or in combination with another event, will be an "excess parachute payment" within the meaning of Section 280G or Section 4999 of the Code or will not be deductible by the Company by reason of Section 280G of the Code.

          (e)   Each Company Plan that is a "nonqualified deferred compensation plan" within the meaning of Section 409A(d)(1) of the Code (a "Nonqualified Deferred Compensation Plan") subject to Section 409A of the Code has been operated in compliance in all material respects with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of (i) Section 409A of the Code and (ii) IRS Notice 2005-1 or any other applicable

  IRS guidance, in each case as modified by IRS Notice 2007-86 (clauses (i) and (ii), together, the "409A Authorities"). No Company Participant is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries under any Company Plan in respect of any Tax (including federal, state, local or foreign income, excise or other Taxes (including Taxes imposed under Section 409A of the Code and/or Section 4999 of the Code)) or interest or penalty related thereto.

          (f)    For purposes of this Agreement, "Company Participant" shall mean current or former director, officer, employee, individual contractor or individual consultant of the Company or any of its Subsidiaries.

        Section 3.13    Labor Matters.

          (a)   The Company and its Subsidiaries are and have been in material compliance with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, workers compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes and continuation coverage with respect to group health plans, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company. Since January 1, 2011, there has not been, and as of the date of this Agreement there is not pending or, to the Knowledge of the Company, threatened in writing, any labor dispute, work stoppage, labor strike or lockout against the Company or any of its Subsidiaries by employees, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company.

          (b)   There are no collective bargaining or other labor union agreements to which the Company or any of its Subsidiaries is a party. To the Knowledge of the Company, there has not been any activity on behalf of any labor organization or employee group to organize any employees of the Company or any Subsidiary. To the Knowledge of the Company, as of the date hereof, there are no (i) unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority and to the Knowledge of the Company no such representations, claims or petitions are threatened, (ii) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) grievances or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement, in each case except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company.

        Section 3.14    Environmental Matters.     With respect to the following Section 3.14(a), (b), (c), (d) and (e) only, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company:

          (a)   With respect to its operations on Company Owned Real Property and Company Leased Real Property, each of the Company and its Subsidiaries (i) is and, since January 1, 2011, has been in compliance with all applicable Environmental Laws and (ii) has received and is and has been in compliance with all Permits required under Environmental Laws for the conduct of its business as currently conducted ("Environmental Permits"). Such Environmental Permits are valid and in full force and effect, and all necessary applications, notices or other documents have been filed to effect timely renewal, issuance or reissuance of such Environmental Permits. To the Knowledge of the Company, all Environmental Permits are expected to be issued or reissued on a timely basis on such terms and conditions as are reasonably expected to enable the Company and its Subsidiaries to continue to conduct their operations in a manner substantially similar to the manner in which such operations are presently conducted.

          (b)   Neither the Company nor any of its Subsidiaries has been, since January 1, 2011, or is presently, the subject of any Environmental Claim and no Environmental Claim is pending or, to the Knowledge of the Company, threatened against either the Company or any of its Subsidiaries or against any Person whose liability for the Environmental Claim was or may have been retained or assumed either contractually or by operation or law by the Company or any of its Subsidiaries.

          (c)   To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has managed, used, stored, or disposed of Hazardous Materials on any Company Owned Real Property or Company Leased Real Property and, to the Knowledge of the Company, no Hazardous Materials have been released or are present, in each case, in, on, at or beneath any Company Owned Real Property or Company Leased Real Property, in each case that would reasonably be expected to form the basis for an Environmental Claim against either the Company or any of its Subsidiaries.

          (d)   To the Knowledge of the Company, no Company Owned Real Property or Company Leased Real Property contains any landfills, surface impoundments, disposal areas, underground storage tanks, above-ground storage tanks, asbestos or asbestos-containing material, polychlorinated biphenyls, radioactive materials or other Hazardous Materials in violation of applicable Environmental Laws.

          (e)   No Lien imposed by any Governmental Entity pursuant to any Environmental Law is currently outstanding and no financial assurance obligation is in force as to any property leased or operated by the Company or any of its Subsidiaries.

          (f)    The Company and its Subsidiaries have made available to Parent true and complete copies of all material audits, reports, studies, assessments and results of investigations between January 1, 2011 and the date of this Agreement addressing or relating to the Company's material compliance with Environmental Law or material environmental liabilities or material Environmental Claims that are in the possession or control of the Company or any of its Subsidiaries, and any such material audits, reports, studies, assessments and results of investigations with respect to all Company Owned Real Property and Company Leased Real Property.

          (g)   Neither the Company nor any of its Subsidiaries has received since January 1, 2011, any written notices, demand letters, subpoenas or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Entity or any other Person asserting that the Company or any of its Subsidiaries is in material violation of, or is materially liable under, any applicable Environmental Law or that any Company Owned Real Property or Company Leased Real Property is in material violation of any Environmental Law.

          (h)   For purposes of the Agreement:

              (i)  "Company Owned Real Property" means any real property currently owned, or owned at any time in the past, by the Company or any of its Subsidiaries (including any of their predecessors in interest).

             (ii)  "Company Leased Real Property" means any real property currently leased by, or leased at any time in the past, by the Company or any of its Subsidiaries (including any of their predecessors in interest).

            (iii)  "Environment" means any ambient air, surface water, drinking water, groundwater, land surface, wetland, subsurface strata, soil, sediment, plant or animal life, any other natural resources, and the sewer, septic and waste treatment, storage and disposal systems servicing real property or physical buildings or structures.

            (iv)  "Environmental Claim" means any claim, cause of action, suit, proceeding, investigation or notice by any Person alleging potential liability (including potential liability for investigatory costs, cleanup or remediation costs, governmental or third party response costs, natural resource damages, property damage, personal injuries, or fines or penalties) on the part of the Company based on or resulting from (A) the presence or Release of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries or (B) any violation of any Environmental Law.

             (v)  "Environmental Law" means any Law (including common law) or any binding agreement, memorandum of understanding or consent order issued or entered by or with any Governmental Entity or Person relating to: (A) the Environment, including pollution, contamination, cleanup, preservation, protection and reclamation of the Environment, (B) human health and safety with regard to exposure to any Hazardous Materials, (C) any Release or threatened Release of any Hazardous Materials, including investigation, assessment, testing, monitoring, containment, removal, remediation and cleanup of any such Release or threatened Release, (D) the management of any Hazardous Materials, including the use, labeling, processing, disposal, storage, treatment, transport, or recycling of any Hazardous Materials or (E) the presence of Hazardous Materials in any building, physical structure, product or fixture.

            (vi)  "Hazardous Materials" means any pollutant, contaminant, constituent, chemical, raw material, product or by-product, substance, material or waste that by virtue of its hazardous, toxic, poisonous, explosive, caustic, flammable, corrosive, infectious, pathogenic, carcinogenic, radioactive, or otherwise dangerous and deleterious properties is defined by or subject to regulation or gives rise to liability under any Environmental Law, including without limitation mold, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, insecticides, fungicides, rodenticides, pesticides, herbicides, and radioactive materials.

           (vii)  "Release" means any release, spill, emission, escape, leak, pumping, injection, emptying, pouring, dumping, deposit, disposal (including the abandonment or discarding of barrels, tanks, containers or other receptacles containing Hazardous Substances), discharge, dispersal, leaching or migration into the indoor or outdoor Environment.

        It is agreed and understood that the only representations and warranties made in this Agreement by the Company with respect to Environmental Laws and environmental matters are those set forth in this Section 3.14.

        Section 3.15    Taxes.     With respect to the following Sections 3.15(a), (b), (c), (e) and (g), except as would not have, and would not reasonably be expected to have, a Material Adverse Effect on the Company:

          (a)   The Company and each of its Subsidiaries has timely filed (after taking into account all applicable extensions) all Tax Returns required to be filed by them, and all such Tax Returns are true, correct and complete.

          (b)   Each of the Company and its Subsidiaries has paid or caused to be paid all Taxes due and payable.

          (c)   No deficiencies for any Taxes have been asserted, proposed or threatened in writing against the Company or any of its Subsidiaries that have not been satisfied by payment, settled or withdrawn.

          (d)   In the last three (3) years, there were no material Tax audits, investigations, examinations, administrative or judicial proceedings with respect to any Taxes of the Company or any of its Subsidiaries and no such audits, investigations, examinations, administrative or judicial proceedings are pending or threatened in writing.

          (e)   There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

          (f)    None of the Company or any of its Subsidiaries has been a "controlled corporation" or a "distributing corporation" in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law).

          (g)   All material amounts of Tax required to be withheld by the Company and each of its Subsidiaries have been timely withheld and paid over to the appropriate Governmental Entity.

          (h)   Neither the Company nor any of its Subsidiaries has agreed to any extension of time with respect to an assessment or deficiency for material Taxes, which assessment or deficiency has not since been settled, and no such requests are pending.

          (i)    Neither the Company nor any of its Subsidiaries has been included in any "consolidated," "unitary" or "combined" Tax Return under U.S. federal, state, local or foreign Law with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group of which the Company or one of its Subsidiaries was the common parent).

          (j)    No material written claim has ever been made by any taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

          (k)   There are no material Tax sharing, allocation, indemnification or similar agreements in effect between the Company or any of its Subsidiaries and any other party under which the Company or any of its Subsidiaries is liable for any material Taxes or other claims of any other party (other than agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes, such as leases, vendor and customer agreements, credit agreements, and purchase agreements).

          (l)    Neither the Company nor any of its Subsidiaries has engaged in any "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

          (m)  Neither the Company nor any of its Subsidiaries is aware of the existence of any fact, or has taken or agreed to take any action (or failed to take any action), that could reasonably be expected to prevent or impede the Merger and the Second Merger, taken together, from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        Section 3.16    Contracts.

          (a)   Section 3.16(a) of the Company Disclosure Letter lists each of the following types of Contracts to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound as of the date hereof (other than any of the foregoing solely between the Company and its wholly-owned Subsidiaries or solely between any wholly-owned Subsidiaries of the Company and other than any Contract that is a Company Plan):

              (i)  any Contract that would be required to be filed by the Company as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

             (ii)  any Contract that by its terms calls for aggregate payment or receipt by the Company or any of its Subsidiaries under such Contract of more than $15 million in any year over the remaining term of such Contract and that either (x) materially limits the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area, (y) materially restricts the right of the Company and its Subsidiaries to sell to or purchase from any Person, or (z) grants the other party or any third Person "most favored nation" status;

            (iii)  any Contract with respect to the formation, creation, operation, management or control of a Significant Joint Venture;

            (iv)  any Contract relating to Indebtedness or pursuant to which a Lien is granted and having an outstanding principal or other amount (or unfunded commitment amount) in excess of $5 million;

             (v)  any Contract entered into after January 1, 2012 involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests for aggregate consideration (in one or a series of transactions) under such Contract of $50 million or more (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice);

            (vi)  any Contract (other than a Government Contract) that by its terms calls for aggregate payment or receipt by the Company and its Subsidiaries under such Contract of more than $100 million in any year over the remaining term of such Contract;

           (vii)  any Contract pursuant to which the Company or any of its Subsidiaries has continuing indemnification, guarantee, "earn-out" or other contingent payment obligations (other than indemnification or performance guarantee obligations provided for in the ordinary course of business consistent with past practice), in each case that could result in payments in excess of $10 million;

          (viii)  any Contract that is a license agreement that is material to the business of the Company and its Subsidiaries, taken as a whole, pursuant to which the Company or any of its Subsidiaries is a party and licenses in Company Intellectual Property or licenses out Company Intellectual Property owned by the Company or its Subsidiaries, other than license agreements for software that is generally commercially available;

            (ix)  any Contract that obligates the Company or any of its Subsidiaries to make any capital commitment, loan or expenditure in an amount in excess of $10 million;

             (x)  any Contract that by its terms calls for aggregate payment or receipt by the Company or its Subsidiaries under such Contract of more than $10 million over the remaining term of such Contract that is between the Company or its Subsidiaries, on the one hand, and any Affiliate thereof other than any Subsidiary of the Company, on the other hand (excluding employment agreements);

            (xi)  any Government Contract that by its terms calls for aggregate payment or receipt by the Company and its Subsidiaries under such Contract of more than $100 million in any year over the remaining term of such Contract; or

           (xii)  (A) any joint venture agreement relating to any of the Company's Significant Joint Ventures, or (B) any Contract that by its terms calls for the aggregate receipt by the Company or any of and its Subsidiaries under such Contract of more than $15 million in any year over the remaining term of such Contract, that in the case of clause (A) or (B) terminates by its terms, gives the counterparty a right to terminate, or requires the consent of the counterparty thereto, in connection with the transactions contemplated by this Agreement.

  Each contract of the type described in clauses (i) through (xii) is referred to herein as a "Company Material Contract."

          (b)   Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company, (i) each Company Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms; (ii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, each other party thereto, has performed all obligations required to be performed by it under each Company Material Contract; and (iii) there is no default under any Company Material Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto under any such Company Material Contract, nor has the Company or any of its Subsidiaries received any notice of any such default, event or condition. The Company has made available to Parent true and complete copies of all Company Material Contracts, including all amendments thereto.

        Section 3.17    Insurance.     The Company and its Subsidiaries are covered by valid and currently effective insurance policies issued in favor of the Company or one or more of its Subsidiaries that are of a scope and coverage consistent with customary industry practice and for a company of the same size as the Company and its Subsidiaries, taken as a whole. Section 3.17 of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favor of the Company or any of its Subsidiaries. With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid and (b) neither the Company nor any of its Subsidiaries is in breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company. No written notice of cancellation or termination has been received with respect to any such policy other than in the ordinary course of business consistent with past practice or such as is normal and customary in the Company's industry.

        Section 3.18    Properties.

          (a)   Section 3.18(a) of the Company Disclosure Letter sets forth a true and complete list of all material real property owned by the Company or any of its Subsidiaries ("Current Company Owned Real Property") and all material property leased for the benefit of the Company or any of its Subsidiaries ("Current Company Leased Real Property"). Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company, each of the Company and its Subsidiaries has (i) good and marketable title in fee simple to all Current Company Owned Real Property and (ii) good and marketable leasehold title to all Current Company Leased Real Property, in each case, free and clear of all Liens except for (A) Liens for current taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established therefor, (B) mechanics', workmen's, repairmen's, warehousemen's, landlords', carriers' or similar Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice, and (C) any matter that would be disclosed on a current title report or survey and such other matters of record, Liens and other imperfections of title, in each case, with respect to Current Company Owned Real Property and Current Company Leased Real Property that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the real property to which they relate in the business of the Company and its Subsidiaries as currently conducted (such matters described in the foregoing clauses (A)-(C), "Permitted Encumbrances"). To the Knowledge of the Company, no parcel of Current Company Owned Real Property or Current Company Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Entity with or without payment of compensation therefor, nor, to the Knowledge of the Company, has any such condemnation, expropriation or taking been proposed by any Governmental Entity.

          (b)   Each of the Company and its Subsidiaries has complied with the terms of all leases of the Current Company Leased Real Property except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company. All leases of Current Company Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no default under any such lease by the Company, any of its Subsidiaries or any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company, any of its Subsidiaries or any other party thereto, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, except for any such failure to do so that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company.

          (c)   There are no contractual or legal restrictions that preclude or restrict the ability to use any Current Company Owned Real Property or Current Company Leased Real Property by the Company or any of its Subsidiaries for the current use of such real property, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company. There are no latent defects or material adverse physical conditions affecting the Current Company Owned Real Property or the Current Company Leased Real Property that, individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect on the Company.

          (d)   The Company or one of its Subsidiaries has good and valid title to, or in the case of leased tangible assets, a valid leasehold interest in, all of its material tangible assets, free and clear of all Liens other than Permitted Liens.

        This Section 3.18 does not relate to intellectual property, which is the subject of Section 3.19.

        Section 3.19    Intellectual Property.     Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses adequate rights to use (in the manner and to the extent it has used the same), all trademarks or servicemarks (whether registered or unregistered), trade names, domain names, copyrights (whether registered or unregistered), patents, trade secrets or other intellectual property of any kind used in their respective businesses as currently conducted (collectively, the "Company Intellectual Property"), free and clear of all Liens except Permitted Liens. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company, (a) there are no pending or, to the Knowledge of the Company, threatened claims by any Person alleging infringement, misappropriation or dilution by the Company or any of its Subsidiaries of the intellectual property rights of any Person; (b) to the Knowledge of the Company, the conduct of the businesses of the Company and its Subsidiaries has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any intellectual property rights of any Person; (c) neither the Company nor any of its Subsidiaries has made any claim of infringement, misappropriation or other violation by others of its rights to or in connection with the Company Intellectual Property; (d) to the Knowledge of the Company, no Person is infringing, misappropriating or diluting any Company Intellectual Property; and (e) the Company and its Subsidiaries have taken reasonable steps to protect the confidentiality of their trade secrets and the security of their computer systems and networks.

        Section 3.20    State Takeover Statutes.     Assuming the accuracy of the representations contained in Section 4.24 [Ownership of Shares], no "moratorium," "fair price," "business combination," "control share acquisition" or similar provision of any state anti-takeover Law (collectively, "Takeover Laws") or any similar anti-takeover provision in the Company Charter or Company Bylaws is, or at the Effective Time will be, applicable to this Agreement, the Merger or any of the other transactions contemplated hereby.

        Section 3.21    No Rights Plan.     There is no stockholder rights plan, "poison pill" anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

        Section 3.22    Related Party Transactions.     No present or former director or executive officer, or, to the Knowledge of the Company, any stockholder, partner, member, employee or Affiliate of the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, any of such Person's Affiliates or immediate family members, is a party to any Contract with or binding upon the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last 12 months, in each case, that is of a type that would be required to be disclosed in the Company SEC Documents pursuant to Item 404 of Regulation S-K that has not been so disclosed.

        Section 3.23    Certain Payments.

          (a)   Neither the Company nor any of its Subsidiaries (nor, to the Knowledge of the Company, any of their respective directors, executives, representatives, agents or employees), except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the "FCPA"), including by making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any "foreign official" (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, (v) has made any illegal bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature or (vi) taken any other action that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any employee, agent or representative of another company or entity in the course of their business dealings with the Company or any of its Subsidiaries, in order to unlawfully induce such person to act against the interest of his or her employer or principal. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company, there is no current, pending, or, to the Knowledge of the Company, threatened charges, proceedings, investigations, audits, or complaints against the Company or any of its Subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or Affiliate of the Company with respect to the FCPA or any other anti-corruption Law or regulation. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, agent, employee or Affiliate of the Company or any of its Subsidiaries: (i) is, or is owned or controlled by, a person or entity subject to the sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or included on the List of Specially Designated Nationals and Blocked Persons or Foreign Sanctions Evaders, Denied Persons List, Entities List, Debarred Parties List, Excluded Parties List and Terrorism Exclusion List, or any other lists of known or suspected terrorists, terrorist organizations or other prohibited Persons made publicly available or provided to the Company or any of its Subsidiaries by any Governmental Entity (such entities, persons or organizations collectively, the "Restricted Parties"); or (ii) has conducted any business with or engaged in any transaction or arrangement with or involving, directly or indirectly, any Restricted Parties or countries subject to economic or trade sanctions imposed by the U.S. Governmental Entity, including without limitation, Burma (Myanmar), Cuba, Iran, Iraq, Libya, North Korea, Sudan and Syria, in violation of applicable Law, or has otherwise been in violation of any such sanctions, restrictions or any similar Law.

          (b)   Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company, none of the Company or its Subsidiaries or, to the Knowledge of the Company, any of their respective directors, officers or employees is, or since January 1, 2011, has been, in violation of any Law applicable to its business, properties or operations and relating to: (i) the use of corporate funds relating to political activity or for the purpose of obtaining or retaining business; (ii) payments to government officials or employees from corporate funds; or (iii) bribes, rebates, payoffs, influence payments or kickbacks (including 42 U.S.C. 1320 a-7b(b), as amended or any applicable state anti-kickback or other similar state or federal laws).

          (c)   The Company and its Subsidiaries are currently, and have at all times been, in compliance in all material respects with all applicable Laws relating to export controls, trade embargoes, and economic sanctions. Neither the Company nor any of its Subsidiaries has conducted any activity, nor caused, permitted, or allowed any other Person to conduct any activity, with respect to its business or its assets in violation in any material respect of Laws relating to export controls, including without limitation the Arms Export Control Act, the International Traffic in Arms Regulations, the International Emergency Economic Powers Act, the Export Administration Regulations, the Trading with the Enemy Act, or the various U.S. economic sanction and embargo programs codified in 31 C.F.R. Chapter V or in Executive Orders issued from time to time by the President of the United States or any other U.S. export regulations. Neither the Company nor any of its Subsidiaries is subject to any action of any Governmental Entity that would restrict its ability to engage in export transactions, bar it from exporting or otherwise limit in any material respect its exporting activities or sales to any Governmental Entity. Neither the Company nor any of its Subsidiaries has received any notice of material deficiencies in connection with any export controls, trade embargoes or economic sanctions matter from U.S. Department of the Treasury's Office of Foreign Assets Control ("OFAC") or any other Governmental Entity in its compliance efforts nor made any voluntary disclosures to OFAC or any other Governmental Entity of facts that could result in any material action being taken or any material penalty being imposed by a Governmental Entity against the Company or any of its Subsidiaries.

        Section 3.24    Backlog.     The Company has disclosed in writing to Parent, the estimated backlog of the Company as of April 4, 2014, including the estimate as of such date of the total revenues remaining to be earned and the manner in which such amounts have been determined. Such estimates have been prepared by senior management of the Company in a reasonable manner appropriate to the respective Company service lines on a basis consistent with its past practice of preparing and tracking the backlog of the Company and its Subsidiaries.

        Section 3.25    Customer Relations.     The Company has set out in Section 3.25 of the Company Disclosure Letter the identity of the ten (10) largest customers of the Company (on a consolidated basis) determined by amounts billed under contract during the 12 month period ending January 3, 2014 (the "Company Principal Customers"), together with, in each case, the amount so billed. Between January 3, 2014 and the date of this Agreement, the Company has not received any written notice that any Company Principal Customer intends to cancel, terminate or otherwise materially modify or not renew its relationship with the Company. Between January 3, 2014 and the date of this Agreement, no Company Principal Customer has provided written notice to the Company that it will stop or materially decrease the rate of buying materials, products or services from the Company.

        Section 3.26    Derivative Contracts.     Neither the Company nor any of its Subsidiaries is party to, or bound by, any options, futures, forwards, swaps, hedging contracts or similar derivative contracts relating to interest rates, foreign exchange, commodity prices or otherwise.

        Section 3.27    Government Contracts.     Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company:

          (a)   Between January 1, 2011 and the date of this Agreement, to the Knowledge of the Company, with respect to each and every Government Contract to which the Company or any of its Subsidiaries is or, during such period, has been a party: (i) the Company or its Subsidiary, as applicable, has complied in all material respects with all material terms and conditions of such Government Contract; (ii) the Company or its Subsidiary, as applicable, complied in all material respects with all requirements of applicable Law pertaining to such Government Contract including but not limited to the Truth in Negotiations Act, the Federal Acquisition Regulation, and the Cost Accounting Standards; (iii) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract were current, accurate and complete as of their effective date, and the Company complied in all material respects with all such representations and certifications; (iv) no termination for default or cure notice or show cause notice under the Federal Acquisition Regulation has been issued in writing and remains unresolved (and is currently in effect as of the date of this Agreement) pertaining to any Government Contract or claim or request for equitable adjustment by the Company or any of its Subsidiaries by any Governmental Entity or prime contractor or subcontractor to a Governmental Entity.

          (b)   To the Knowledge of the Company, the Company and its Subsidiaries have not taken any action or received any written notice from a Governmental Entity, and are not parties to any litigation which would reasonably be expected to give rise to (i) liability under the False Claims Act, (ii) claims for price adjustments under the Truth in Negotiations Act or (iii) other written requests for reductions in the prices of the Government Contracts, including claims based on actual or alleged defective pricing. Excluding routine indirect rate audits and other routine Defense Contract Audit Agency audits (in which no material irregularities, material misstatements or material omissions were identified) within the past three years, to the Knowledge of the Company, there has not been any material audit, inspection, survey or examination of records by a Governmental Entity of the Company or any of its Subsidiaries with respect to any material irregularity, material misstatement or material omission arising under or relating to any of its Government Contracts or Government Bids, or any of their respective employees or representatives with respect to such Government Contracts or Government Bids, nor, to the

  Company's Knowledge, has the Company or any of its Subsidiaries received written or oral notice of any such audit, inspection, survey, examination of records or investigation that is reasonably likely to result in any material liability for the Company or any of its Subsidiaries.

          (c)   To the Company's Knowledge, with respect to any Government Contract under which final payment was received by the Company or any of its Subsidiaries within three (3) years prior to the date hereof, the Company does not have credible evidence that a Principal, Employee, Agent, or Subcontractor (as such terms are defined by FAR 52.203-13(a)) of the Company or any of its Subsidiaries has committed a violation of federal criminal Law involving fraud, conflict of interest, bribery, or gratuity violations found in Title 18 of the United States Code or a violation of the civil False Claims Act and neither the Company nor any of its Subsidiaries has conducted between January 1, 2011 and the date hereof a formal internal investigation (as evidenced by the express authorization of the Company Board (or a committee thereof) or the chief executive officer of the Company to commence a specific investigation) to determine whether credible evidence exists that a Principal, Employee, Agent, or Subcontractor of the Company or any Subsidiary has committed any such violations. Neither the Company nor any of its Subsidiaries has been, since January 1, 2011, nor is, as of the date hereof, a party to any material administrative or civil litigation involving alleged material false statements, false claims or other violations of federal Law with respect to any Government Contract.

          (d)   To the Company's Knowledge, during the past three (3) years, none of the Company, any of its Subsidiaries nor any of their respective officers, directors or employees, has been or is under indictment, or civil, administrative or criminal investigation involving a Government Contract or Government Bid, including but not limited to any allegations of defective performance or work product, mischarging, factual misstatement, failure to act or other material omission or alleged irregularity. Within the past three (3) years, neither the Company nor any of its Subsidiaries has entered into any consent order or administrative agreement relating directly or indirectly to any Government Contract or Government Bid.

          (e)   Neither the Company nor any of its Subsidiaries or any of their respective directors or officers is, or has been during the last three (3) years, formally suspended or debarred or, to the Knowledge of the Company, formally proposed for suspension or debarment by a U.S. Governmental Entity from participation in the award of contracts with any U.S. Governmental Entity or has been declared ineligible for contracting with any U.S. Governmental Entity.

          (f)    The Company and each of its Subsidiaries are in compliance with all applicable national security obligations and security measures required by their Government Contracts or applicable Law, including specifically the National Industrial Security Program Operating Manual, and there are no facts or circumstances that would, or would be reasonably likely to, result in the suspension or termination of government security clearances or that would be reasonably likely to render the Company or any of its Subsidiaries ineligible for such security clearances in the future.

        Section 3.28    Trade Practices.     Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective directors, officers or employees or any other Person acting on behalf of the Company or any of its Subsidiaries, has directly or indirectly, within the past five (5) years violated applicable Laws pertaining to the export, reexport or import of products, software, technologies, technical data, services restrictive trade practices or boycotts.

        Section 3.29    Brokers.     No broker, investment banker, financial advisor or other Person, other than Dean Bradley Osborne Partners LLC ("DBOP"") and Citigroup Global Markets Inc. ("Citi") the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates. The Company has furnished to Parent a true and complete copy of any Contract between the Company, on the one hand, DBOP or Citi, on the other hand, pursuant to which DBOP or Citi could be entitled to any payment from the Company relating to the transactions contemplated hereby.

        Section 3.30    Opinion of Financial Advisor.     The Company Board has received separate opinions of DBOP and Citi, each dated as of the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock (the "Company Financial Advisor Opinions"); signed true and complete copies of such Company Financial Advisor Opinions have been or will promptly be provided to Parent. The Company has been authorized by each of DBOP and Citi to permit their respective Company Financial Advisor Opinion, in its entirety, and references thereto, to be included in the Joint Proxy Statement, subject to prior review and consent by DBOP and Citi, respectively.

        Section 3.31    No Other Representations and Warranties; Disclaimer.

          (a)   Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or joint ventures or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub, Merger Sub I or any of their Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses or operations or (ii) any oral or written information presented to Parent, Merger Sub, Merger Sub I or any of their Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

          (b)   Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that none of Parent, Merger Sub, Merger Sub I, or any other Person has made or is making any representations or warranties whatsoever, express or implied, beyond those expressly given by Parent, Merger Sub or Merger Sub I in Article IV hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent, Merger Sub or Merger Sub I furnished or made available to the Company or any of its Affiliates or Representatives. Without limiting the generality of the foregoing, the Company acknowledges and agrees that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its Affiliates or Representatives.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
PARENT, MERGER SUB AND MERGER SUB I

        Except as (x) disclosed in the Parent SEC Documents filed with or furnished to the SEC at least one (1) Business Day prior to the date of this Agreement (it being agreed that disclosure of any information in such Parent SEC Documents shall be deemed disclosure of such information with respect to only such section or subsection of this Agreement to which the relevance of such information is readily apparent on its face and shall expressly exclude any disclosure contained in any such Parent SEC Documents contained in the "risk factors" section or in any forward-looking statement disclaimer and any other disclosures included in such Parent SEC Documents to the extent they are predictive or forward-looking in nature) or (y) set forth in the corresponding section or subsection of the disclosure letter delivered by Parent, Merger Sub or Merger Sub I to the Company contemporaneously with the execution of this Agreement (the "Parent Disclosure Letter") (it being agreed that the disclosure of any information in a particular section or subsection of the Parent Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), Parent, Merger Sub and Merger Sub I represent and warrant to the Company as follows:

        Section 4.1    Organization, Standing and Power.

          (a)   Each of Parent, Merger Sub and Merger Sub I and their respective Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate, limited liability company or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clauses (ii) or (iii), where the failure to have such power and authority or to be so qualified or licensed or in good standing, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on Parent.

          (b)   Parent has previously made available to the Company true and complete copies of (i) Parent's certificate of incorporation and bylaws and (ii) Merger Sub's and Merger Sub I's certificate of formation and limited liability company agreement, in each case as amended to the date of this Agreement (collectively, the "Parent Organizational Documents"), and each as so delivered is in full force and effect. Neither Parent, Merger Sub nor Merger Sub I is in violation of any applicable provisions of the Parent Organizational Documents. Parent has made available to the Company true and complete copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof as of the date of this Agreement) of all meetings of Parent, Merger Sub and Merger Sub I's stockholders and/or members, as applicable, the Parent Board and each committee of Parent Board held between January 1, 2011 and the date of this Agreement, other than portions of such minutes that discuss this Agreement and the transactions contemplated hereby, including the Merger, or any current or prior alternatives thereto considered by Parent Board or any such committee.

        Section 4.2    Capital Stock.     The authorized capital stock of Parent consists of 300,000,000 shares of Parent Common Stock and 8,000,000 shares of preferred stock, par value $0.1 (the "Parent Preferred Stock"), consisting of 5,000,000 shares of Class B Stock, no par value ("Parent Class B Preferred Stock"), 2,500,000 shares of Convertible Preferred Stock, no par value ("Parent Convertible Preferred Stock"), and 20 shares of Class E Preferred Stock, no par value ("Parent Class E Preferred Stock"). As of the close of business on June 30, 2014, (i) 99,286,400 shares of Parent Common Stock (excluding treasury shares) were issued and outstanding, (ii) 57,395 shares of Parent Common Stock were held by Parent in its treasury, (iii) 1 shares of Parent Preferred Stock were issued and outstanding (excluding treasury shares), consisting of 0 shares of Parent Class B Preferred Stock, 0 shares of Parent Convertible Preferred Stock and 1 shares of Parent Class E Preferred Stock, (v) 0 shares of Parent Convertible Preferred Stock were held by Parent in its treasury, consisting of 0 shares of Parent Class B Preferred Stock, 0 shares of Parent Convertible Preferred Stock and 0 shares of Parent Class E Preferred Stock, (iv) 6,957,302 shares of Parent Common Stock were reserved for issuance pursuant to any employee or director stock option, stock purchase or equity compensation plan, arrangement or agreement of the Company in effect as of the date hereof ("Parent Equity Plans") (of which 1,746,732 shares were subject to outstanding options to purchase shares of Parent Common Stock ("Parent Options"), 0 shares of Parent Restricted Stock, 2,954,091 shares were subject to outstanding restricted stock unit awards in respect of shares of Parent Common Stock ("Parent RSUs"), and 2,256,479 shares were subject to outstanding stock units granted under the Parent's Performance Earnings Program in respect of shares of Parent Common Stock ("Parent PEP RSUs")), and (iv) 0 shares of Parent Common Stock were reserved for issuance pursuant to the conversion of the Convertible Preferred Stock. The authorized equity interests of Merger Sub consist of limited liability company interests, of which all limited liability company interests are issued and outstanding, all of which limited liability company interests are beneficially owned by Parent. The authorized equity interests of Merger Sub I consist of limited liability company interests, of which all limited liability company interests are issued and outstanding, all of which shares are beneficially owned by Parent. All outstanding shares of capital stock of Parent, Merger Sub or Merger Sub I have been duly authorized and validly issued, are fully paid and nonassessable and are not subject to or issued in violation of any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right or any similar right under any provision of the DGCL, the DLLCA, the Parent Organizational Documents or any Contract to which Parent, Merger Sub or Merger Sub I is a party or is otherwise bound. No shares of capital stock of Parent, Merger Sub or Merger Sub I are owned by any Subsidiary of Parent, Merger Sub or Merger Sub I. All outstanding shares of capital stock and other voting securities or equity interests of each Subsidiary of Parent, Merger Sub or Merger Sub I have been duly authorized and validly issued, are fully paid, nonassessable and not subject to any preemptive rights. All outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by Parent, Merger Sub or Merger Sub I, free and clear of all Liens, other than transfer restrictions imposed by applicable securities laws. Neither Parent, Merger Sub or Merger Sub I nor any of their respective Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of Parent, Merger Sub or Merger Sub I or such Subsidiary on any matter. Except as set forth above in this Section 4.2, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of Parent, Merger Sub or Merger Sub I, (B) securities of Parent, Merger Sub or Merger Sub I or any of their respective Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of Parent, Merger Sub or Merger Sub I or other voting securities or equity interests of Parent, Merger Sub or Merger Sub I or any of their respective Subsidiaries, (C) stock appreciation rights, "phantom" stock rights, performance units, interests in or rights to the ownership or earnings of Parent, Merger Sub or Merger Sub I or any of their respective Subsidiaries or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from Parent, Merger Sub or Merger Sub I or any of their respective Subsidiaries, or obligations of Parent, Merger Sub or Merger Sub I or any of their respective Subsidiaries to issue, any shares of capital stock of Parent, Merger Sub or Merger Sub I or any of their respective Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of Parent, Merger Sub or Merger Sub I or any of their respective Subsidiaries or rights or interests described in the preceding clause (C) or (E) obligations of Parent, Merger Sub or Merger Sub I or any of their respective Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. There are no stockholder agreements, voting trusts or other agreements or understandings to which Parent, Merger Sub or Merger Sub I or any of their respective Subsidiaries is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of Parent, Merger Sub or Merger Sub I or any of their respective Subsidiaries.

        Section 4.3    Subsidiaries.     Section 4.3 of the Parent Disclosure Letter sets forth a true and complete list of each Subsidiary of Parent, including its jurisdiction of incorporation or formation, and each Joint Venture of Parent and its Subsidiaries that is a Significant Joint Venture or an incorporated joint venture as of the date hereof. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, joint ventures of Parent and its Subsidiaries and investments in marketable securities and cash equivalents, Parent does not own, directly or indirectly, any equity, incorporated membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing.

        Section 4.4    Authority.

          (a)   Each of Parent, Merger Sub, and Merger Sub I has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to the approval of a majority of the votes cast at the Parent Stockholders Meeting (such approval relating to the Parent Stock Issuance, the "Parent Stockholder Approval"), to consummate transactions contemplated hereby to which it is a party. The execution, delivery and performance of this Agreement by Parent, Merger Sub and Merger Sub I and the consummation by Parent, Merger Sub and Merger Sub I of the transactions contemplated hereby to which it is a party have been duly authorized by all necessary corporate action on the part of Parent, Merger Sub and Merger Sub I, subject, in the case of the Parent Stock Issuance, to receipt of the Parent Stockholder Approval, subject, in the case of consummation of the Merger, to the approval of this Agreement by Parent as the sole member of Merger Sub, and subject, in the case of the consummation of the Second Merger, to the adoption of this Agreement by Parent as the sole member of Merger Sub I. This Agreement has been duly executed and delivered by Parent, Merger Sub and Merger Sub I and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent, Merger Sub and Merger Sub I, enforceable against each of Parent, Merger Sub and Merger Sub I in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors' rights generally or by general principles of equity).

          (b)   The Parent Board, at a meeting duly called and held at which all directors of Parent were present, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement, the Merger, the Parent Stock Issuance and the other transactions contemplated hereby are fair to and in the best interests of Parent and its stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Mergers and Parent Stock Issuance, (iii) directing the Parent Stock Issuance be submitted to the stockholders of Parent for approval and (iv) resolving to recommend that Parent's stockholders vote in favor of the Parent Stock Issuance (the "Parent Board Recommendation"), which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as expressly permitted by Section 5.3.

          (c)   Parent, as the sole member of each of Merger Sub and Merger Sub I, has, by written consent, duly and unanimously approved this Agreement and the transactions contemplated hereby, including the Mergers, in accordance with the DLLCA, which written consent has not been subsequently rescinded, modified or withdrawn in any way and is the only approval of holders of any class of the capital stock of Merger Sub or Merger Sub I necessary to approve the transactions contemplated hereby, including the Mergers. No other vote of the holders of any class or series of the capital stock or other securities of Merger Sub and Merger Sub I is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by Merger Sub and Merger Sub I.

          (d)   The Parent Stockholder Approval is the only vote of holders of any class of Parent's capital stock necessary to approve the Parent Stock Issuance. No other vote of the holders of any class or series of the capital stock or other securities of Parent is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by Parent, including the Mergers.

        Section 4.5    No Conflict; Consents and Approvals.     No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Parent, Merger Sub or Merger Sub I in connection with the execution, delivery and performance of this Agreement by Parent, Merger Sub, Merger Sub I or the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the pre-merger notification obligations of the HSR Act, the Canada Competition Act, the Ireland Competition Act and any applicable requirements of other Antitrust Laws, (ii) such filings and reports as required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state, federal or foreign securities, takeover and "blue sky" laws, (iii) the filing of the Certificate of Merger and Second Certificate of Merger with the Delaware Secretary of State as required by the DGCL and DLLCA, (iv) any filings required under the rules and regulations of the NYSE and (v) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on Parent.

        Section 4.6    SEC Reports; Financial Statements.

          (a)   Parent has filed with or furnished to the SEC on a timely basis, all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by Parent since January 1, 2011 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the "Parent SEC Documents"). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), (i) the Parent SEC Documents complied in all material respects with then applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b)   The consolidated financial statements of Parent (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents (i) were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (ii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iii) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount, and other adjustments described therein, including the notes thereto). Since December 31, 2013, Parent has not made any material change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law.

          (c)   Parent has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that information relating to Parent, including its consolidated Subsidiaries, required to be disclosed in Parent's periodic and current reports under the Exchange Act, is made known to Parent's chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act.

          (d)   Parent and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of Parent's financial reporting and the preparation of Parent's financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on its most recent evaluation of Parent's internal control over financial reporting prior to the date hereof, to Parent's auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Parent's internal control over financial reporting which are reasonably likely to adversely affect Parent's ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal control over financial reporting. Parent has made available to the Company a true, correct and complete summary of any such disclosures made by management to Parent's auditors and audit committee.

          (e)   Since January 1, 2011, (i) neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) to the Knowledge of Parent, no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported in writing evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after January 1, 2011, by Parent or any of its Subsidiaries or any of their respective officers, directors, employees or agents to Parent Board or any committee thereof or to any director or officer of Parent or any of its Subsidiaries.

          (f)    As of the date of this Agreement, to the Knowledge of Parent, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Parent SEC Documents. To the Knowledge of Parent, none of the Parent SEC Documents filed on or prior to the date of this Agreement is subject to ongoing review or outstanding SEC comment or investigation. Parent has made available to the Company true, correct and complete copies of all written material correspondence between the SEC, on the one hand, and Parent and any of its Subsidiaries, on the other hand, occurring between January 1, 2011 and the date of this Agreement. To the Knowledge of Parent, there are no formal SEC inquiries or investigations pending or threatened, in each case regarding any accounting practices of Parent.

          (g)   Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any "off balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent's or such Subsidiary's published financial statements or other Parent SEC Documents.

          (h)   Parent is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of the NYSE, in each case, that are applicable to Parent.

          (i)    No Subsidiary of Parent is required to file any form, report, schedule, statement or other document with the SEC.

        Section 4.7    No Undisclosed Liabilities.     Neither Parent nor any of its Subsidiaries has any material liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due, and whether or not required to be recorded or reflected on a consolidated balance sheet of Parent and its Subsidiaries under GAAP, except (a) to the extent accrued or reserved against in the audited consolidated balance sheet of Parent and its Subsidiaries as at September 30, 2013 included in the Parent SEC Documents (including the related notes and schedules thereto), (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 2013, and (c) for liabilities and obligations incurred under or, to the extent incurred after the execution hereof, in accordance with this Agreement or in connection with the transactions contemplated by this Agreement.

        Section 4.8    Certain Information.     None of the information supplied or to be supplied by or on behalf of Parent, Merger Sub or Merger Sub I specifically for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at the time of any amendment or supplement thereto and at the time it (or any post-effective amendment or supplement, if prior to the Effective Time) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the Joint Proxy Statement will, at the time it is first mailed to the Company's stockholders and Parent's stockholders, at the time of any amendments or supplements thereto and at the time of the Company Stockholders Meeting and at the time of the Parent Stockholders Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement and Form S-4 will comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, neither Parent, Merger Sub I nor Merger Sub makes any representation or warranty with respect to statements included or incorporated by reference in the Form S-4 or the Joint Proxy Statement based on information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference therein.

        Section 4.9    Absence of Certain Changes or Events.     Since September 27, 2013: (a) Parent and its Subsidiaries have conducted their businesses in all material respects only in the ordinary course consistent with past practice; and (b) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent.

        Section 4.10    Litigation.     There is no Action pending or, to the Knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of Parent or any of its Subsidiaries in such individual's capacity as such, other than any Action that (a) does not involve an amount in controversy in excess of $10 million, (b) does not seek material injunctive or other non-monetary relief or (c) individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on Parent.

        Section 4.11    Compliance with Laws.     Since January 1, 2011, Parent and each of its Subsidiaries are and have been in compliance with all Laws applicable to their businesses, operations, properties or assets, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on Parent. None of Parent or any of its Subsidiaries has received, since

January 1, 2011, a written notice or other written communication alleging or relating to a possible material violation of any Law applicable to their businesses, operations, properties or assets, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on Parent. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on Parent, Parent and each of its Subsidiaries have in effect all Permits of all Governmental Entities necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and there has occurred no violation of, or notice of alleged violation, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the transactions contemplated hereby.

        Section 4.12    Benefit Plans.

          (a)   With respect to the "employee benefit plans" (within the meaning of section 3(3) of ERISA) to which Parent or its Subsidiaries has had or has any present or future liability, including all stock purchase, stock option, phantom stock or other equity-based plan, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect), whether formal or informal, written or oral, legally binding or not (the "Parent Plans"):

              (i)  except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect, each Parent Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA and the Code, and no reportable event, as defined in Section 4043 of ERISA, no prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, or accumulated funding deficiency, as defined in Section 302 of ERISA and 412 of the Code, has occurred with respect to any Parent Plan;

             (ii)  each Parent Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and, to the Knowledge of Parent, nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Parent Plan;

            (iii)  the aggregate accumulated benefit obligations of the Parent Plans subject to Title IV of ERISA (as of the date of the most recent actuarial valuation prepared for such Company Plans and based on the discount rate and other actuarial assumptions used in such valuation) do not exceed the fair market value of the assets of such Parent Plans in the aggregate (as of the date of such valuation);

            (iv)  with respect to any Multiemployer Plan to which Parent, its Subsidiaries or any member of their Controlled Group (defined as any organization which is a member of a controlled group of organizations within the meaning of Code Sections 414(b), (c), (m) or (o)) has any liability or has contributed (or had at any time contributed or had an obligation to contribute) in the six (6) years prior to the date hereof: (A) none of Parent, its Subsidiaries or any member of their Controlled Group has incurred any withdrawal liability in the past six (6) years under Title IV of ERISA that remains unsatisfied or would be subject to any material withdrawal liability if, as of the Effective Time, Parent, its Subsidiaries or any member of their Controlled Group were to engage in a complete withdrawal (as defined in ERISA section 4203) or partial withdrawal (as defined in ERISA section 4205) from any such

    Multiemployer Plan and (B) no such Multiemployer Plan is in reorganization or insolvent (as those terms are defined in ERISA sections 4241 and 4245, respectively); and

             (v)  except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, with respect to each Parent Plan that is subject to Title IV of ERISA, Parent has not incurred, nor, to the Knowledge of Parent, does it reasonably expect to incur, any liability to Parent Plan or to the PBGC in connection with such Parent Plan (other than for premiums to the PBGC).

          (b)   The execution of this Agreement and the consummation of the transactions contemplated hereby will not, either alone or in combination with another event, (i) entitle any Parent Participant to severance pay under the terms of a Parent Plan, (ii) accelerate the time of payment, vesting or funding, or increase the amount of compensation due to any Parent Participant or (iii) cause or result in a limitation on the right of Parent or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Parent Plan or related trust.

          (c)   For purposes of this Agreement, "Parent Participant" shall mean current or former director, officer, employee, individual contractor or individual consultant of Parent or any of its Subsidiaries.

        Section 4.13    Taxes.     With respect to the following Sections 4.13(a), (b), (c), (e) and (g), except as would not have, and would not reasonably be expected to have, a Material Adverse Effect on Parent:

          (a)   Parent and each of its Subsidiaries has timely filed (after taking into account all applicable extensions) all Tax Returns required to be filed by them, and all such Tax Returns are true, correct and complete.

          (b)   Each of Parent and its Subsidiaries has paid or caused to be paid all Taxes due and payable.

          (c)   No deficiencies for any Taxes have been asserted, proposed or threatened in writing against Parent or any of its Subsidiaries that have not been satisfied by payment, settled or withdrawn.

          (d)   In the last three (3) years, there were no material Tax audits, investigations, examinations, administrative or judicial proceedings with respect to any Taxes of Parent or any of its Subsidiaries and no such audits, investigations, examinations, administrative or judicial proceedings are pending or threatened in writing.

          (e)   There are no Liens for Taxes on any of the assets of Parent or any of its Subsidiaries other than Permitted Liens.

          (f)    None of Parent or any of its Subsidiaries has been a "controlled corporation" or a "distributing corporation" in any distribution occurring during the two (2)-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law).

          (g)   All material amounts of Tax required to be withheld by Parent and each of its Subsidiaries have been timely withheld and paid over to the appropriate Governmental Entity.

          (h)   Neither Parent nor any of its Subsidiaries has agreed to any extension of time with respect to an assessment or deficiency for material Taxes, which assessment or deficiency has not since been settled, and no such requests are pending.

          (i)    Neither Parent nor any of its Subsidiaries has been included in any "consolidated," "unitary" or "combined" Tax Return under U.S. federal, state, local or foreign Law with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group of which Parent or one of its Subsidiaries was the common parent).

          (j)    No material written claim has ever been made by any taxing authority in a jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that Parent or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

          (k)   There are no material Tax sharing, allocation, indemnification or similar agreements in effect between Parent or any of its Subsidiaries and any other party under which Parent or any of its Subsidiaries is liable for any material Taxes or other claims of any other party (other than agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes, such as leases, vendor and customer agreements, credit agreements, and purchase agreements).

          (l)    Neither Parent nor any of its Subsidiaries has engaged in any "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

          (m)  Neither Parent nor any of its Subsidiaries is aware of the existence of any fact, or has taken or agreed to take any action (or failed to take any action), that could reasonably be expected to prevent or impede the Merger and the Second Merger, taken together, from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        Section 4.14    Contracts.     Section 4.14 of the Parent Disclosure Letter lists each Contract that would be required to be filed by Parent as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by Parent on a Current Report on Form 8-K (each, a "Parent Material Contract"). Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on Parent, (i) each Parent Material Contract is valid and binding on Parent and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the Knowledge of Parent, each other party thereto, and is in full force and effect and enforceable in accordance with its terms; (ii) Parent and each of its Subsidiaries, and, to the Knowledge of Parent, each other party thereto, has performed all obligations required to be performed by it under each Parent Material Contract; and (iii) there is no default under any Parent Material Contract by Parent or any of its Subsidiaries or, to the Knowledge of Parent, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of Parent or any of its Subsidiaries or, to the Knowledge of Parent, any other party thereto under any such Parent Material Contract, nor has Parent or any of its Subsidiaries received any notice of any such default, event or condition. Parent has made available to the Company true and complete copies of all Parent Material Contracts, including all amendments thereto.

        Section 4.15    Related Party Transactions.     No present or former director or executive officer, or, to the Knowledge of Parent, any stockholder, partner, member, employee or Affiliate of Parent or any of its Subsidiaries, nor, to the Knowledge of Parent, any of such Person's Affiliates or immediate family members is a party to any Contract with or binding upon Parent or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last 12 months, in each case, that is of a type that would be required to be disclosed in the Parent SEC Documents pursuant to Item 404 of Regulation S-K that has not been so disclosed.

        Section 4.16    Certain Payments.

          (a)   Neither Parent nor any of its Subsidiaries (nor, to the Knowledge of Parent, any of their respective directors, executives, representatives, agents or employees), except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on Parent (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the FCPA, including by making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any "foreign official" (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, (e) has made any illegal bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature or (f) taken any other action that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any employee, agent or representative of another company or entity in the course of their business dealings with Parent or any of its Subsidiaries, in order to unlawfully induce such person to act against the interest of his or her employer or principal. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on Parent, there is no current, pending, or, to the Knowledge of Parent, threatened charges, proceedings, investigations, audits, or complaints against Parent or any of its Subsidiaries or, to the knowledge of Parent, any director, officer, agent, employee or Affiliate of Parent with respect to the FCPA or any other anti-corruption Law or regulation. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries, nor, to the Knowledge of Parent, any director, officer, agent, employee or Affiliate of Parent or any of its Subsidiaries: (i) is, or is owned or controlled by, any Restricted Party; or (ii) has conducted any business with or engaged in any transaction or arrangement with or involving, directly or indirectly, any Restricted Parties, or countries subject to economic or trade sanctions imposed by a U.S. Governmental Entity, including without limitation, Burma (Myanmar), Cuba, Iran, Iraq, Libya, North Korea, Sudan and Syria, in violation of applicable Law, or has otherwise been in violation of any such sanctions, restrictions or any similar Law.

          (b)   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent, none of Parent or its Subsidiaries or, to the Knowledge of Parent, any of their respective directors, officers or employees is, or since January 1, 2011, has been, in violation of any Law applicable to its business, properties or operations and relating to: (i) the use of corporate funds relating to political activity or for the purpose of obtaining or retaining business; (ii) payments to government officials or employees from corporate funds; or (iii) bribes, rebates, payoffs, influence payments or kickbacks (including 42 U.S.C. 1320 a-7b(b), as amended or any applicable state anti-kickback or other similar state or federal laws).

          (c)   Parent and its Subsidiaries are currently, and have at all times been, in compliance in all materials respects with all applicable Laws relating to export controls, trade embargoes, and economic sanctions. Neither Parent nor any of its Subsidiaries has conducted any activity, nor caused, permitted, or allowed any other Person to conduct any activity, with respect to its business or its assets in violation in any material respect of Laws relating to export controls, including without limitation the Arms Export Control Act, the International Traffic in Arms Regulations, the International Emergency Economic Powers Act, the Export Administration Regulations, the Trading with the Enemy Act, or the various U.S. economic sanction and embargo programs codified in 31 C.F.R. Chapter V or in Executive Orders issued from time to time by the President of the United States or any other U.S. export regulations. Neither Parent nor any of its Subsidiaries is subject to any action of any Governmental Entity that would restrict its ability to engage in export transactions, bar it from exporting or otherwise limit in any material respect its exporting activities or sales to any Governmental Entity. Neither Parent nor any of its Subsidiaries has received any notice of material deficiencies in connection with any export controls, trade embargoes or economic sanctions matter from OFAC or any other Governmental Entity in its compliance efforts nor made any voluntary disclosures to OFAC or any other Governmental Entity of facts that could result in any material action being taken or any material penalty being imposed by a Governmental Entity against Parent or any of its Subsidiaries.

        Section 4.17    Trade Practices.     Neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any of their respective directors, officers or employees or any other Person acting on behalf of Parent or any of its Subsidiaries, has directly or indirectly, within the past five (5) years violated applicable Laws pertaining to the export, reexport or import of products, software, technologies, technical data, services restrictive trade practices or boycotts.

        Section 4.18    Government Contracts.     Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on Parent:

          (a)   Between January 1, 2011 and the date of this Agreement, to the Knowledge of Parent, with respect to each and every Government Contract to which Parent or any of its Subsidiaries is or, during such period, has been a party: (i) Parent or its Subsidiary, as applicable, has complied in all material respects with all material terms and conditions of such Government Contract; (ii) Parent or its Subsidiary, as applicable, complied in all material respects with all requirements of applicable Law pertaining to such Government Contract including but not limited to the Truth in Negotiations Act, the Federal Acquisition Regulation, and the Cost Accounting Standards; (iii) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract were current, accurate and complete as of their effective date, and Parent complied in all material respects with all such representations and certifications; and (iv) no termination for default or cure notice or show cause notice under the Federal Acquisition Regulation has been issued in writing and remains unresolved (and is currently in effect as of the date of this Agreement) pertaining to any Government Contract or claim or request for equitable adjustment by Parent or any of its Subsidiaries by any Governmental Entity or prime contractor or subcontractor to a Governmental Entity.

          (b)   To the Knowledge of Parent, Parent and its Subsidiaries have not taken any action or received any written notice from a Governmental Entity, and are not parties to any litigation which would reasonably be expected to give rise to (i) liability under the False Claims Act, (ii) claims for price adjustments under the Truth in Negotiations Act or (iii) other written requests for reductions in the prices of the Government Contracts, including claims based on actual or alleged defective pricing. Excluding routine indirect rate audits and other routine Defense Contract Audit Agency audits (in which no material irregularities, material misstatements or material omissions were identified) within the past three (3) years, to the Knowledge of Parent, there has not been any material audit, inspection, survey or examination of records by a Governmental Entity of Parent or any of its Subsidiaries with respect to any material irregularity, material misstatement or material omission arising under or relating to any of its Government Contracts or Government Bids, or any of their respective employees or representatives with respect to such Government Contracts or Government Bids, nor, to Parent's Knowledge, has Parent or any of its Subsidiaries received written or oral notice of any such audit, inspection, survey, examination of records or investigation that is reasonably likely to result in any material liability for Parent or any of its Subsidiaries.

          (c)   To Parent's Knowledge, with respect to any Government Contract under which final payment was received by Parent or any of its Subsidiaries within three (3) years prior to the date hereof, Parent does not have credible evidence that a Principal, Employee, Agent, or Subcontractor (as such terms are defined by FAR 52.203-13(a)) of Parent or any of its Subsidiaries has committed a violation of federal criminal Law involving fraud, conflict of interest, bribery, or gratuity violations found in Title 18 of the United States Code or a violation of the civil False Claims Act and neither Parent nor any of its Subsidiaries has conducted between January 1, 2011 and the date hereof a formal internal investigation (as evidenced by the express authorization of

  Parent Board (or a committee thereof) or the chief executive officer of Parent to commence a specific investigation) to determine whether credible evidence exists that a Principal, Employee, Agent, or Subcontractor of Parent or any Subsidiary has committed any such violations. Neither Parent nor any of its Subsidiaries has been, since January 1, 2011, nor is, as of the date hereof, a party to any material administrative or civil litigation involving alleged material false statements, false claims or other violations of federal Law with respect to any Government Contract.

          (d)   To Parent's Knowledge, during the past three (3) years, none of Parent, any of its Subsidiaries nor any of their respective officers, directors or employees, has been or is under indictment, or civil, administrative or criminal investigation involving a Government Contract or Government Bid, including but not limited to any allegations of defective performance or work product, mischarging, factual misstatement, failure to act or other material omission or alleged irregularity. Within the past three (3) years, neither Parent nor any of its Subsidiaries has entered into any consent order or administrative agreement relating directly or indirectly to any Government Contract or Government Bid.

          (e)   Neither Parent nor any of its Subsidiaries or any of their respective directors or officers is, or has been during the last (3) years, formally suspended or debarred or, to the Knowledge of Parent, formally proposed for suspension or debarment by a U.S. Governmental Entity from participation in the award of contracts with any U.S. Governmental Entity or has been declared ineligible for contracting with any U.S. Governmental Entity.

          (f)    Parent and each of its Subsidiaries are in compliance with all applicable national security obligations and security measures required by their Government Contracts or applicable Law, including specifically the National Industrial Security Program Operating Manual, and there are no facts or circumstances that would, or would be reasonably likely to, result in the suspension or termination of government security clearances or that would be reasonably likely to render Parent or any of its Subsidiaries ineligible for such security clearances in the future.

        Section 4.19    Brokers.     No broker, investment banker, financial advisor or other Person, other than Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("BofA Merrill Lynch") and Moelis & Company LLC, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Merger Sub or Merger Sub I.

        Section 4.20    Opinion of Financial Advisor.     The Parent Board has received the separate opinions of BofA Merrill Lynch and Moelis & Company LLC, to the effect that, as of the date of such opinions, the Merger Consideration is fair, from a financial point of view, to Parent. A signed true and complete copy of each such opinion will be provided to the Company solely for informational purposes after receipt thereof by Parent.

        Section 4.21    Merger Sub and Merger Sub I.     Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated hereby, and has engaged in no business other than in connection with the transactions contemplated by this Agreement. Merger Sub I was formed solely for the purpose of engaging in the Second Merger and the other transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement.

        Section 4.22    Financing.     Parent has delivered to the Company true and complete copies of (i) an executed commitment letter dated as of the date hereof (as the same may be amended pursuant to Section 5.15, the "Commitment Letter" and, together with the Fee Letter (as defined below), "Debt Financing Commitments") pursuant to which the lender parties thereto have agreed, subject to the terms and conditions thereof, to provide or cause to be provided the debt amounts set forth therein

(such amounts, the "Debt Financing") and (ii) the fee letters referred to in such commitment letter (with only fee amounts, dates, pricing caps, other economic terms and market flex provisions redacted, none of which would adversely affect the amount or availability of the Debt Financing other than through original issue discount (as may be amended pursuant to Section 5.15, the "Fee Letter"). As of the date of this Agreement, none of the Debt Financing Commitments has been amended or modified, and the respective commitments contained in the Debt Financing Commitments have not been withdrawn or rescinded and, to the Knowledge of Parent, no withdrawal or rescission thereof is contemplated as of the date of this Agreement. As of the date of this Agreement, the Debt Financing Commitments are in full force and effect and constitute the legal, valid and binding obligation of Parent, to the Knowledge of Parent, the other parties thereto (except to the extent that enforceability may be limited by the applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors' rights generally or by general principles of equity). There are no conditions precedent related to the funding of the full amount of the Debt Financing other than as expressly set forth in the Debt Financing Commitments. As of the date of this Agreement, no event has occurred that (with or without notice or lapse of time, or both) would constitute a breach or default under the Debt Financing Commitments by Parent, Merger Sub or Merger Sub I or, to the Knowledge of Parent, any other party to the Debt Financing Commitments. As of the date of this Agreement, assuming the satisfaction of the conditions contained in Section 6.1 and Section 6.2, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition to be satisfied by it and contained in the Debt Financing Commitments. Parent has fully paid any and all commitment fees or other fees required by the terms of the Debt Financing Commitments to be paid on or before the date of this Agreement. Assuming the accuracy of the Company's representations and warranties contained in Article III in all material respects and subject to the satisfaction of the conditions contained in Section 6.1 and Section 6.2, and assuming that the Debt Financing Commitments are funded in accordance with the terms thereof, Parent will have at Closing funds sufficient for the payment of (a) the aggregate cash portion of the Merger Consideration, (b) any and all fees and expenses required to be paid by Parent, Merger Sub and Merger Sub I in connection with the transactions contemplated by this Agreement, including pursuant to the Debt Commitments, (c) any other cash amounts required to be paid by Parent, Merger Sub or Merger Sub I pursuant to Article II hereof and (d) subject to the consummation of the Repurchase on the Closing Date (or, if not so consummated, then provided that any such funds may be subject to delayed draw conditions), the funding of any required refinancings or repayments of any existing Indebtedness of the Company in connection with the Mergers. In no event shall the receipt or availability of any funds or financing, including under the Debt Financing Commitments, by Parent, Merger Sub or Merger Sub I, or any Affiliate thereof be a condition to any of Parent's, Merger Sub's or Merger Sub I's obligations hereunder.

        Section 4.23    Solvency.     None of Parent, Merger Sub nor Merger Sub I is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors thereof. Assuming the accuracy of the Company's representations and warranties contained in Article III in all material respects and the satisfaction in full of the conditions set forth in Section 6.1 and Section 6.2, as of the Closing, immediately after giving effect to the consummation of the transactions contemplated by this Agreement, Parent on a consolidated basis with its Subsidiaries will be Solvent. For purposes of this Section 4.23, "Solvent" means, with respect to any Person, that:

          (a)   the amount of the fair value of the assets of Parent and its subsidiaries, on a consolidated basis as of such date, exceeds, on a consolidated basis, the amount of all liabilities of Parent and its subsidiaries on a consolidated basis, contingent or otherwise;

          (b)   the present fair saleable value of the property (on a going concern basis) of Parent and its subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business;

          (c)   Parent and its subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business; and

          (d)   Parent and its subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, any business or transaction contemplated as of the date hereof for which they have unreasonably small capital.

For purposes of this Section 4.23, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

        Section 4.24    Ownership of Shares.     None of Parent, Merger Sub, Merger Sub I or their respective Affiliates owns (directly or indirectly, beneficially or of record) any shares of Company Common Stock, and none of Parent, Merger Sub, Merger Sub I or their respective Affiliates has any rights to acquire any shares of Company Common Stock except pursuant to this Agreement. Neither Parent, Merger Sub nor Merger Sub I is, nor at any time during the last three (3) years has been, an "interested stockholder" of the Company as defined in Section 203 of the DGCL.

        Section 4.25    No Other Representations and Warranties; Disclaimer.

          (a)   Except for the representations and warranties made by Parent, Merger Sub and Merger Sub I in this Article IV, none of Parent, Merger Sub, Merger Sub I or any other Person makes any express or implied representation or warranty with respect to Parent, Merger Sub or Merger Sub I or any of their Subsidiaries or joint venture of Parent and its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, and each of Parent, Merger Sub and Merger Sub I hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Parent, Merger Sub and Merger Sub I in this Article IV, neither Parent, Merger Sub or Merger Sub In or any other Person makes or has made any representation or warranty to the Company or any of their Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Parent, Merger Sub, Merger Sub I, any of their Subsidiaries or their respective businesses or operations or (ii) any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Parent, Merger Sub or Merger Sub I, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

          (b)   Notwithstanding anything contained in this Agreement to the contrary, each of Parent, Merger Sub and Merger Sub I acknowledges and agrees that neither the Company, nor any other Person has made or is making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Company in Article III hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent, Merger Sub and Merger Sub I or any of their Affiliates or Representatives. Without limiting the generality of the foregoing, Parent, Merger Sub or Merger Sub I acknowledges and agrees that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent, Merger Sub or Merger Sub I or any of their Affiliates or Representatives.

 ARTICLE V
COVENANTS

        Section 5.1    Conduct of Business.

          (a)   Conduct of Business by the Company.    During the period from the date of this Agreement to the Effective Time, (i) except as consented to in writing in advance by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as required by applicable Law or (iii) as otherwise specifically required by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and use reasonable best efforts to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except (1) as set forth in Section 5.1(a) of the Company Disclosure Letter, (2) as required by applicable Law or (3) as specifically required by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries, without Parent's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), to:

              (i)  (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly-owned Subsidiary of the Company to its parent, (B) purchase, redeem or otherwise acquire shares of its capital stock or other of its equity interests or of its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests (other than in connection with the exercise or vesting of Company Equity Awards (including in connection with any required withholding Taxes related to such exercise or vesting) outstanding as of the date of this Agreement in accordance with their terms as in effect on such date) or (C) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

             (ii)  issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for or exercisable for any such shares or other equity interests, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, "phantom" stock rights, performance units, rights to receive shares of its capital stock on a deferred basis or other rights linked to the value of its shares of common stock, including pursuant to Contracts as in effect on the date hereof (other than the issuance of shares of Company Common Stock, upon the exercise or settlement of Company Equity Awards, outstanding as of the date of this Agreement in accordance with their terms as in effect on the date of this Agreement);

            (iii)  amend or otherwise change, or authorize or formally propose to amend or otherwise change, its certificate of incorporation or by-laws (or similar organizational documents); provided, however, that the organizational documents of the Subsidiaries of the Company (other than the Significant Subsidiaries) may be amended in the ordinary course of business consistent with past practice for administrative reasons solely so long as any such amendment does not violate any of the other restrictions or limitations in this Section 5.1(a),would not, individually or in the aggregate, reasonably be expected to be material to such Subsidiary or the Company and its Subsidiaries, as a whole, or prevent or materially delay the consummation of the transactions contemplated by this Agreement or be materially adverse to Parent or its Subsidiaries;

            (iv)  directly or indirectly acquire or agree to acquire (A) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof or (B) any assets that are otherwise material to the Company and its Subsidiaries, other than acquisitions (1) of inventory acquired in the ordinary course of business consistent with past practice or (2) with a purchase price (inclusive of the total of assumed liabilities, including all operating liabilities, reserves and Indebtedness) that does not exceed $10 million individually or $50 million in the aggregate;

             (v)  directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien (other than any Permitted Lien) or otherwise dispose in whole or in part of any of its properties, assets or rights or any interest therein that individually have a fair market value in excess of $10 million or $25 million in the aggregate or are otherwise material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole;

            (vi)  adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

           (vii)  (A) incur, create, assume or otherwise become liable for, any Indebtedness (other than (i) Indebtedness owed by the Company or any wholly-owned Subsidiary thereof to the Company or any wholly-owned Subsidiary thereof, (ii) guarantees of Indebtedness under the Existing Company Credit Facilities and guarantees of up to One Billion Dollars in currently outstanding Existing Company Notes, (iii) Indebtedness in an amount not to exceed $25 million in the aggregate outstanding at any time, (iv) Indebtedness incurred under the revolving credit facility of the Existing Company Credit Facilities in the ordinary course of business consistent with past practice, (v) Indebtedness in respect of capital leases and guarantees thereof, in each case incurred in the ordinary course of business consistent with past practice and (vi)(1) Indebtedness and guarantees thereof incurred under commitments in effect on the date hereof under the agreements set forth in clause 16 of Section 5.1(a) of the Company Disclosure Letter, and (2) any Indebtedness incurred in the ordinary course of business consistent with past practice to re-place or refinance Indebtedness incurred pursuant to the foregoing clause (vi)(1), provided that the principal amount of such Indebtedness is not increased, (B) repay or prepay, any Indebted-ness (other than the repayments or prepayments of Indebtedness incurred pursuant to clause (i), (iii), (iv), (v) or (vi) above), or (C) make any loans, advances or capital contributions to, or in-vestments in, any other Person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company;

          (viii)  incur or commit to incur any capital expenditure or authorization or commitment with respect thereto that in the aggregate are in excess of $10 million;

            (ix)  (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $5 million individually or $25 million in the aggregate, other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Company SEC Documents (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (B) cancel any material Indebtedness owed to the Company or any of its Subsidiaries (other than Indebtedness owed by the Company or any of its Subsidiaries to the Company or any of its Subsidiaries), or (C) waive, release, grant or transfer any right of material value;

             (x)  (A) modify or amend in any material respect, or terminate or cancel (excluding terminations or cancellations upon expiration of the term thereof in accordance with their terms) or extend any Company Material Contract, except (1) in the ordinary course of business consistent with past practice or (2) solely in order to provide for any guarantee permitted by Section 5.1(a)(vii)(A)(ii); provided, that any modification or amendment of the Consolidated Leverage Ratio covenant in the Existing Company Credit Facilities or any defined term used therein (including without limitation the defined terms "Consolidated Leverage Ratio," "Total Debt," and "EBITDA") shall be deemed to be a material amendment of the Existing Company Credit Facilities, (B) modify or amend the Indentures in any respect (except solely to provide for any guarantee permitted by Section 5.1(a)(vii)(A)(ii), (C) enter into any Contract that if in effect on the date hereof would be a Company Material Contract other than (1) in the ordinary course of business consistent with past practice or (2) relating to an incurrence or guarantee of Indebtedness specifically permitted in accordance with Section 5.1(a)(vii) above, (D) modify or amend any Contract so that it would become a Company Material Contract, except in the ordinary course of business consistent with past practice, or (E) obtain any waiver of any default or event of default with respect to the Consolidated Leverage Ratio covenant in the Existing Company Credit Facilities;

            (xi)  (A) except with respect to Actions (1) commenced in the ordinary course whether for monetary damages or equitable relief or (2) commenced outside the ordinary course that seek money damages only of no more than $50 million individually, commence any Action (other than an Action as a result of an Action commenced against the Company or any of its Subsidiaries), or (B) compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages not in excess of $5 million individually or $25 million in the aggregate, in any case without the imposition of any equitable relief on, or the admission of wrongdoing by, the Company;

           (xii)  change its financial or accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalue any of its material assets;

          (xiii)  settle or compromise any material liability for Taxes, file any amended Tax Return or claim for refund of Taxes, knowingly surrender any right to claim a refund of Taxes, change any Tax accounting method, make, revoke or modify any Tax election or file any Tax Return other than on a basis consistent with past practice;

          (xiv)  take or agree to take any action, fail to take any action or agree to refrain from any action that would, or could reasonably be expected to, prevent or impede the Merger and the Second Merger, taken together, from qualifying as a "reorganization" under Section 368(a) of the Code;

            (xv)  change its fiscal year;

          (xvi)  other than in the ordinary course of business consistent with past practice, except as required to comply with any applicable Law as in effect from time to time or except as required to comply with any Company Plan or Parent Plan, as applicable, as in effect as of the date hereof, (A) with respect to any current or former director, officer, employee or independent contractor of the Company or Parent, as applicable, whose annual base salary exceeds $250,000 (or whose base salary would exceed $250,000 after giving effect to any proposed increase in compensation), grant such individual any increase in compensation, bonus or other benefits, or any type of compensation or benefits that such individual was not previously receiving or entitled to receive, or pay any bonus of any kind or amount to any such individual, (B) grant or pay to any current or former director, officer, employee or independent contractor of the Company or Parent, as applicable, any material severance, change in control or termination pay, or make modifications thereto or increases therein, (C) pay any benefit or grant or amend any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company Plan or Parent Plan, as applicable, or awards made thereunder), (D) except with respect to renewals upon the expiration of any collective bargaining agreement or other labor union contract, adopt or enter into any collective bargaining agreement or other labor union contract, (E) take any action to accelerate the vesting, funding or payment of any compensation or benefit under any Company Plan or Parent Plan, as applicable, or (F) adopt any new employee benefit or compensation plan or arrangement or materially amend, materially modify or terminate any existing Company Plan or Parent Plan, as applicable, in each case for the benefit of any current or former director, officer, employee or independent contractor;

         (xvii)  without limiting the generality of Section 5.1(a)(xvi), adopt or otherwise implement any post-signing retention plan or program;

        (xviii)  fail to use reasonable best efforts to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the assets, operations and activities of the Company and its Subsidiaries as currently in effect (except to the extent the Company and its Subsidiaries would not keep such coverage in force in the ordinary course of business);

          (xix)  renew or enter into any non-compete or similar agreement that would restrict or limit, in any material respect, the operations of the Company or any of its Subsidiaries;

            (xx)  enter into any new line of business outside of the ordinary course of business;

          (xxi)  enter into any new lease or amend the terms of any existing lease of real property, in each case, that would require payments over the remaining term of such lease in excess of $25 million;

         (xxii)  take any action (or omit to take any action) if such action (or omission) would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied or take any action that would reasonably be expected to materially impede or delay the consummation of the Merger and the other transactions contemplated hereby; or

        (xxiii)  authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

          (b)   Conduct of Business by Parent.    During the period from the date of this Agreement to the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice. Except as set forth in Section 5.1(b) of the Parent Disclosure Letter or as specifically required by this Agreement, Parent shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it, and shall not, and shall not permit any of its Subsidiaries, without the Company's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), to:

              (i)  declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly owned Subsidiary of Parent to its parent or distributions in respect of any equity securities of Parent (including, without limitation, Parent RSUs) issued under the Parent Equity Plans pursuant to the terms of the applicable Parent Equity Plan and/or the award agreement governing such equity security;

             (ii)  amend or otherwise change, or authorize or propose to amend or otherwise change, its certificate of incorporation or by-laws (or similar organizational documents) in a manner that could reasonably be expected to adversely affect in any material respect the rights of the holders of Parent Common Stock;

            (iii)  make any acquisition of, or investment in, a business, by purchase of stock, securities or assets, or by merger, consolidation or contributions to capital that would reasonably be expected to prevent or delay the Closing beyond the Outside Date or increase the likelihood of a failure to satisfy the conditions set forth in Section 6.1(b) or Section 6.1(c);

            (iv)  authorize or adopt, or publicly propose, a plan or agreement of complete or partial liquidation or dissolution of Parent;

             (v)  enter into any Contract that would reasonably be expected to prevent or materially delay or impair the ability of Parent to consummate the Mergers and other transactions contemplated by this Agreement;

            (vi)  take any action (or omit to take any action) if such action (or omission) would reasonably be expected to result in any of the conditions to the Mergers set forth in Article VI not being satisfied or take any action that would reasonably be expected to materially impede or delay the consummation of the Merger and the other transactions contemplated hereby;

           (vii)  (A) except with respect to Actions (1) commenced in the ordinary course whether for monetary damages or equitable relief or (2) commenced outside the ordinary course that seek money damages only of no more than $50 million individually, commence any Action (other than an Action as a result of an Action commenced against Parent or any of its Subsidiaries), or (B) compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages not in excess of $5 million individually or $25 million in the aggregate, in any case without the imposition of any equitable relief on, or the admission of wrongdoing by, Parent;

          (viii)  authorize any of, or commit, resolve or agree to take any of, the foregoing actions;

            (ix)  take or agree to take any action, fail to take any action or agree to refrain from any action that would, or could reasonably be expected to, prevent or impede the Merger and the Second Merger, taken together, from qualifying as a "reorganization" under Section 368(a) of the Code; or

             (x)  No action or inaction by Parent with respect to matters specifically addressed in another provision of this Agreement (including without limitation Section 5.6) shall be deemed a breach of this Section 5.1(b) unless such action constitutes a breach of such other provision of this Agreement and, in the case of Section 5.6 specifically, a breach of Section 5.6.

          (c)   Nothing contained in this Agreement will give the Company, directly or indirectly, the right to control Parent or any of its Subsidiaries or direct the business or operations of Parent or any of its Subsidiaries prior to the Effective Time. Nothing contained in this Agreement will give Parent, directly or indirectly, the right to control the Company or any of its Subsidiaries or direct the business or operations of the Company or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations and the operations of its respective Subsidiaries. Nothing in this Agreement, including any of the actions, rights or restrictions set forth herein, will be interpreted in such a way as to place the Company or Parent in violation of any applicable Law.

        Section 5.2    Company No Solicitation; Company Recommendation of the Merger.

          (a)   The Company shall not, and shall not permit or authorize any of its Subsidiaries or any director, officer, employee, investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, "Representatives") of the Company or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or endorse, encourage or facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Company Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Company Acquisition Proposal, (ii) enter into, continue or otherwise solicit, initiate or encourage or participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise cooperate in any way with, or facilitate in any way any effort by, any Person in connection with any Company Acquisition Proposal, (iii) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract regarding, or that is intended to result in, or would reasonably be expected to lead to, any Company Acquisition Proposal, or (iv) resolve, agree or formally propose to do any of the foregoing. The Company shall, and shall cause each of its Subsidiaries and any director or officer of the Company or its Subsidiaries to, and the Representatives of the Company and its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Company Acquisition Proposal or potential Company Acquisition Proposal, (B) request the prompt return or destruction of all confidential information previously furnished with respect to any Company Acquisition Proposal or potential Company Acquisition Proposal in the prior eighteen (18) months, and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Company Acquisition Proposal or potential Company Acquisition Proposal, and shall enforce the provisions of any such agreement.

          (b)   Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining the Company Stockholder Approval, (1) the Company receives a written Company Acquisition Proposal that the Company Board believes in good faith to be bona fide, (2) such Company Acquisition Proposal was unsolicited and did not otherwise result from a breach of this Section 5.2, (3) the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Company Acquisition Proposal constitutes or is reasonably likely to lead to a Company Superior Proposal, (4) the Company Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) below would constitute a breach of its fiduciary duties to the stockholders of the Company under applicable Law, and (5) the Company has provided at least four (4) Business Days' notice to Parent of its intent to furnish information to or enter into discussions with such Person, then the Company may (x) furnish information to the Person making such Company Acquisition Proposal pursuant to a customary confidentiality agreement substantially similar to, and no less favorable to the Company than those set forth in the Confidentiality Agreement (including in any standstill agreement set forth therein); provided, that any non-public information provided to any such Person shall have been previously provided to Parent or shall be provided to Parent prior to or concurrently with the time it is provided to such Person, and (y) participate in discussions or negotiations with the Person making such Company Acquisition Proposal regarding such Company Acquisition Proposal.

          (c)   Neither the Company Board nor any committee thereof shall:

              (i)  (A) withdraw (or modify or qualify in any manner adverse to Parent, Merger Sub, or Merger Sub I) the recommendation or declaration of advisability by the Company Board or any such committee of this Agreement, the Merger or any of the other transactions contemplated hereby, (B) recommend or otherwise declare advisable the approval by the Company stockholders of any Company Acquisition Proposal, or (C) resolve, agree or formally propose to take any such actions (each such action set forth in this Section 5.2(c)(i) being referred to herein as an "Company Adverse Recommendation Change"); or

             (ii)  cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract (each, an "Company Alternative Acquisition Agreement") constituting or related to, or which is intended to or is reasonably likely to lead to, any Company Acquisition Proposal, or resolve, agree or publicly propose to take any such actions (other than a confidentiality agreement as permitted by Section 5.2(b)).

            Notwithstanding the foregoing, at any time prior to obtaining Company Stockholder Approval, the Company Board may, if the Company Board determines in good faith (after consultation with outside counsel) that the failure to do so would result in a breach of its fiduciary duties to the stockholders of the Company under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by Parent pursuant to this Section 5.2, (x) make a Company Adverse Recommendation Change in response to either (I) a Company Superior Proposal or (II) a Company Intervening Event, or (y) solely in response to a Company Superior Proposal received after the date hereof that was unsolicited and did not otherwise result from a breach of this Section 5.2, cause the Company to terminate this Agreement in accordance with Section 7.1(d)(iii) and concurrently enter into a binding Alternative Acquisition Agreement with respect to such Company Superior Proposal; provided, however, that the Company may not make a Company Adverse Recommendation Change in response to a Company Superior Proposal or terminate this Agreement in response to a Company Superior Proposal unless:

              (A)  the Company notifies Parent in writing at least four (4) Business Days before taking that action of its intention to do so, and specifies the reasons therefor, including the terms and conditions of, and the identity of the Person making, such Company Superior Proposal, and contemporaneously furnishes a copy (if any) of the proposed Alternative Acquisition Agreement and any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Company Superior Proposal shall require a new written notice by the Company and a new four (4) Business Day period); and

              (B)  if the Parent makes a proposal during such four (4) Business Day period to adjust the terms and conditions of this Agreement, the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Parent, continues to determine in good faith (after consultation with outside counsel and its financial advisor) that such Company Superior Proposal continues to be a Company Superior Proposal and that the failure to make a Company Adverse Recommendation

      Change or terminate this Agreement, as applicable, would result in a breach of its fiduciary duties to the stockholders of the Company under applicable Law;

    provided further, that the Company Board may not make a Company Adverse Recommendation Change in response to a Company Intervening Event unless:

              (1)   the Company provides Parent with written information describing such Company Intervening Event in reasonable detail as soon as reasonably practicable after becoming aware of it;

              (2)   the Company keeps Parent reasonably informed of developments with respect to such Company Intervening Event;

              (3)   the Company notifies Parent in writing at least four (4) Business Days before making a Company Adverse Recommendation Change with respect to such Company Intervening Event of its intention to do so and specifies the reasons therefor; and

              (4)   if Parent makes a proposal during such four (4) Business Day period to adjust the terms and conditions of this Agreement, the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Parent, continues to determine in good faith (after consultation with outside counsel) that the failure to make such Company Adverse Recommendation Change would result in a breach of its fiduciary obligations to the stockholders of the Company under applicable Law.

  During the four (4) Business Day period prior to its effecting a Company Adverse Recommendation Change or terminating this Agreement as referred to above, the Company shall, and shall cause its financial and legal advisors to, negotiate with Parent in good faith (to the extent Parent seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent.

          (d)   In addition to the obligations of the Company set forth in Section 5.2(a), Section 5.2(b) and Section 5.2(c), the Company promptly (and in any event within 24 hours of receipt) shall advise Parent in writing in the event the Company or any of its Subsidiaries or Representatives receives (i) any indication by any Person that it is considering making a Company Acquisition Proposal, (ii) any inquiry or request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates a Company Acquisition Proposal, or (iii) any proposal or offer that is or is reasonably likely to lead to a Company Acquisition Proposal, in each case together with the identity of the Person making any such indication, inquiry, request, proposal or offer, and a copy of any written proposal, offer or draft agreement provided by such Person. The Company shall keep Parent informed (orally and in writing) in all material respects on a timely basis of the status and details (including, within 24 hours after the occurrence of any amendment, modification, development, discussion or negotiation) of any such Company Acquisition Proposal, request, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting any of the foregoing, the Company shall promptly (and in any event within 24 hours) notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning a Company Acquisition Proposal pursuant to Section 5.2(a), Section 5.2(b) and Section 5.2(c), and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

          (e)   The Company agrees that any violation of the restrictions set forth in Section 5.2 by any Representatives of the Company or any of its Subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed a breach of this Agreement by the Company.

          (f)    The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict the Company's ability to comply with any of the terms of this Section 5.2, and represents that neither it nor any of its Subsidiaries is a party to any such agreement.

          (g)   The Company shall not take any action to exempt any Person (other than Parent, Merger Sub, Merger Sub I and their respective Affiliates) from the restrictions on "business combinations" contained in Section 203 of the DGCL (or any similar provision of any other Takeover Law) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing, in each case unless such actions are taken substantially concurrently with a termination of this Agreement pursuant to Section 7.1(d)(iii).

          (h)   (i) Nothing contained in Section 5.2 shall prohibit the Company or its Subsidiaries from taking and disclosing a position required by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act and (ii) no disclosure that the Company Board may determine (after consultation with counsel) that it or the Company is required to make under applicable Law shall constitute a violation of this Agreement; provided, however, that any such disclosure (other than a "stop, look and listen" communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Company Adverse Recommendation Change (including for purposes of Section 7.1(c)(ii)) unless the Company Board expressly reaffirms its recommendation to its stockholders in favor of the approval of this Agreement in such disclosure.

          (i)    For purposes of this Agreement:

              (i)  "Company Acquisition Proposal" means any proposal or offer with respect to any direct or indirect acquisition or purchase by a third Person or group of Persons (other than Parent, Merger Sub, Merger Sub I or their Affiliates), in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise, of (A) assets or businesses of the Company and its Subsidiaries that generate 20% or more of the net revenues or net income or that represent 20% or more of the total assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (B) beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 20% or more of any class of capital stock, other equity securities or voting power of the Company (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such common stock or other securities representing such), any of its Subsidiaries or any resulting parent company of the Company, in each case other than the Mergers and other transactions contemplated by this Agreement.

             (ii)  "Company Superior Proposal" means any unsolicited bona fide written Company Acquisition Proposal that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects, including the expected timing and risks, of the proposal and the Person making the proposal, including the financing terms thereof (which shall not include a financing condition and, if financing is required, such financing is then fully committed) and including any adjustment to the terms and conditions proposed by Parent in response to such proposal, is (A) more favorable to the stockholders of the Company than the Merger and the other transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Parent in response to such proposal) and (B) reasonably likely of being completed on terms proposed on a timely basis; provided, that, for purposes of this definition of "Company Superior Proposal," references in the term "Company Acquisition Proposal" to "20%" shall be deemed to be references to "50%"; and

            (iii)  "Company Intervening Event" means a material event or circumstance that was not known to the Company Board prior to the execution of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance, or any material consequence thereof, becomes known to the Company Board prior to the receipt of the Company Stockholder Approval; provided, that in no event shall the receipt, existence or terms of a Company Acquisition Proposal or any matter relating thereto or consequence thereof constitute a Company Intervening Event.

        Section 5.3    Parent No Solicitation; Parent Recommendation of the Merger.

          (a)   Parent shall not, and shall not permit or authorize any of its Subsidiaries or any of its or its Subsidiaries Representatives to, directly or indirectly, (i) solicit, initiate or endorse, encourage or facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Parent Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Parent Acquisition Proposal, (ii) enter into, continue or otherwise solicit, initiate or encourage or participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise cooperate in any way with, or facilitate in any way any effort by, any Person in connection with any Parent Acquisition Proposal, (iii) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract regarding, or that is intended to result in, or would reasonably be expected to lead to, any Parent Acquisition Proposal, or (iv) resolve, agree or propose to do any of the foregoing. Parent shall, and shall cause each of its Subsidiaries and any director or officer of Parent or its Subsidiaries to, and the Representatives of Parent and its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Parent Acquisition Proposal or potential Parent Acquisition Proposal, (B) request the prompt return or destruction of all confidential information previously furnished with respect to any Parent Acquisition Proposal or potential Parent Acquisition Proposal in the prior eighteen (18) months, and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Parent Acquisition Proposal or potential Parent Acquisition Proposal, and shall enforce the provisions of any such agreement.

          (b)   Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining the Parent Stockholder Approval, (1) Parent receives a written Parent Acquisition Proposal that the Parent Board believes in good faith to be bona fide, (2) such Parent Acquisition Proposal was unsolicited and did not otherwise result from a breach of this Section 5.3, (3) the Parent Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Parent Acquisition Proposal constitutes or is reasonably likely to lead to a Parent Superior Proposal, (4) the Parent Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) below would constitute a breach of its fiduciary duties to the stockholders of Parent under applicable Law, and (5) Parent has provided at least four (4) Business Days' notice to the Company of its intent to furnish information to or enter into discussions with such Person, then Parent may (x) furnish information to the Person making such Parent Acquisition Proposal pursuant to a customary confidentiality agreement substantially similar to, and no less favorable to Parent, than those set forth in the Confidentiality Agreement (including any standstill agreement set forth therein) and (y) shall not include any provision calling for any exclusive right to negotiate with such Person or having the effect of prohibiting Parent from satisfying its obligations under this Agreement); provided, that any non-public information provided to any such Person shall have been previously provided to the Company or shall be provided to the Company prior to or concurrently with the time it is provided to such Person, and (y) participate in discussions or negotiations with the Person making such Parent Acquisition Proposal regarding such Parent Acquisition Proposal.

          (c)   Neither the Parent Board nor any committee thereof shall:

              (i)  (A) withdraw (or modify or qualify in any manner adverse to the Company) the recommendation or declaration of advisability by the Parent Board or any such committee of the Parent Stock Issuance, (B) recommend or otherwise declare advisable the approval by Parent stockholders of any Parent Acquisition Proposal, or (C) resolve, agree or formally propose to take any such actions (each such action set forth in this Section 5.3(c)(i) being referred to herein as an "Parent Adverse Recommendation Change"); or

             (ii)  cause or permit Parent or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract (each, a "Parent Alternative Acquisition Agreement") constituting or related to, or which is intended to or is reasonably likely to lead to, any Parent Acquisition Proposal, or resolve, agree or publicly propose to take any such actions (other than a confidentiality agreement as permitted by Section 5.3(b)).

            Notwithstanding the foregoing, at any time prior to obtaining Parent Stockholder Approval, the Parent Board may, if the Parent Board determines in good faith (after consultation with outside counsel) that the failure to do so would result in a breach of its fiduciary duties to the stockholders of Parent under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by the Company pursuant to this Section 5.3, (x) make a Parent Adverse Recommendation Change in response to either (I) a Parent Superior Proposal or (II) a Parent Intervening Event, or (y) solely in response to a Parent Superior Proposal received after the date hereof that was unsolicited and did not otherwise result from a breach of this Section 5.3, cause Parent to terminate this Agreement in accordance with Section 7.1(c)(iii) and concurrently enter into a binding Parent Alternative Acquisition Agreement with respect to such Parent Superior Proposal; provided, however, that Parent may not make a Parent Adverse Recommendation Change in response to a Parent Superior Proposal or terminate this Agreement in response to a Parent Superior Proposal unless Parent notifies the Company in writing at least four (4) Business Days before taking that action of its intention to do so, and specifies the reasons therefor, including the terms and conditions of, and the identity of the Person making, such Parent Superior Proposal, and contemporaneously furnishes a copy (if any) of the proposed Alternative Acquisition Agreement and any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Parent Superior Proposal shall require a new written notice by Parent and a new four (4) Business Day period);

    provided further, that the Parent Board may not make a Parent Adverse Recommendation Change in response to a Parent Intervening Event unless:

            (1)   Parent provides the Company with written information describing such Parent Intervening Event in reasonable detail as soon as reasonably practicable after becoming aware of it;

            (2)   Parent keeps the Company reasonably informed of developments with respect to such Parent Intervening Event;

            (3)   Parent notifies the Company in writing at least four (4) Business Days before making a Parent Adverse Recommendation Change with respect to such Parent Intervening Event of its intention to do so and specifies the reasons therefor; and

            (4)   if the Company makes a proposal during such four (4) Business Day period to adjust the terms and conditions of this Agreement, the Parent Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by the Company continues to determine in good faith (after consultation with outside counsel) that the failure to make such Parent Adverse Recommendation Change would result in a breach of its fiduciary obligations to the stockholders of Parent under applicable Law.

  During the four (4) Business Day period prior to its effecting a Parent Adverse Recommendation Change or terminating this Agreement as referred to above, Parent shall, and shall cause its financial and legal advisors to, negotiate with the Company in good faith (to the extent the Company seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by the Company.

          (d)   In addition to the obligations of Parent set forth in Section 5.3(a), Section 5.3(b) and Section 5.3(c), Parent promptly (and in any event within 24 hours of receipt) shall advise the Company in writing in the event Parent or any of its Subsidiaries or Representatives receives (i) any indication by any Person that it is considering making a Parent Acquisition Proposal, (ii) any inquiry or request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates a Parent Acquisition Proposal, or (iii) any proposal or offer that is or is reasonably likely to lead to a Parent Acquisition Proposal, in each case together with the identity of the Person making any such indication, inquiry, request, proposal or offer, and a copy of any written proposal, offer or draft agreement provided by such Person. Parent shall keep the Company informed (orally and in writing) in all material respects on a timely basis of the status and details (including, within 24 hours after the occurrence of any amendment, modification, development, discussion or negotiation) of any such Parent Acquisition Proposal, request, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting any of the foregoing, Parent shall promptly (and in any event within 24 hours) notify the Company orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning a Parent Acquisition Proposal pursuant to Section 5.3(a), Section 5.3(b) or Section 5.3(c), and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

          (e)   Parent agrees that any violation of the restrictions set forth in Section 5.3 by any Representatives of Parent or any of its Subsidiaries, whether or not such person is purporting to act on behalf of Parent or any of its Subsidiaries or otherwise, shall be deemed a breach of this Agreement by Parent.

          (f)    Parent shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict Parent's ability to comply with any of the terms of this Section 5.3, and represents that neither it nor any of its Subsidiaries is a party to any such agreement.

          (g)   (i) Nothing contained in Section 5.3 shall prohibit Parent or its Subsidiaries from taking and disclosing a position required by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act and (ii) no disclosure that the Parent Board may determine (after consultation with counsel) that it or Parent is required to make under applicable Law shall constitute a violation of this Agreement; provided, however, that any such disclosure (other than a "stop, look and listen" communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Parent

  Adverse Recommendation Change (including for purposes of Section 7.1(d)(ii)) unless the Parent Board expressly reaffirms its recommendation to its stockholders in favor of the Parent Stock Issuance in such disclosure.

          (h)   For purposes of this Agreement:

              (i)  "Parent Acquisition Proposal" means any proposal or offer with respect to any direct or indirect acquisition or purchase by a third Person or group of Persons, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise, of (A) assets or businesses of Parent and its Subsidiaries that generate 20% or more of the net revenues or net income or that represent 20% or more of the total assets (based on fair market value) of Parent and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (B) beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 20% or more of any class of capital stock, other equity securities or voting power of Parent (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such common stock or other securities representing such), any of its Subsidiaries or any resulting parent company of Parent, in each case other than the Mergers and other transactions contemplated by this Agreement.

             (ii)  "Parent Superior Proposal" means any unsolicited bona fide written Parent Acquisition Proposal that the Parent Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects, including the expected timing and risks, of the proposal and the Person making the proposal, including the financing terms thereof, is (A) more favorable to the stockholders of Parent than the Merger and the other transactions contemplated by this Agreement and (B) reasonably likely of being completed on terms proposed on a timely basis; provided, that, for purposes of this definition of "Parent Superior Proposal," references in the term "Parent Acquisition Proposal" to "20%" shall be deemed to be references to "50%"; and

            (iii)  "Parent Intervening Event" means a material event or circumstance that was not known to the Parent Board prior to the execution of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance, or any material consequence thereof, becomes known to the Parent Board prior to the receipt of the Parent Stockholder Approval; provided, that in no event shall the receipt, existence or terms of a Parent Acquisition Proposal or any matter relating thereto or consequence thereof constitute a Parent Intervening Event.

        Section 5.4    Preparation of Form S-4 and Joint Proxy Statement; Stockholders' Meetings.

          (a)   As promptly as practicable after the date of this Agreement, (i) Parent and the Company shall jointly prepare and file with the SEC a proxy statement (as amended or supplemented from time to time, the "Joint Proxy Statement") to be sent to the stockholders of Parent relating to the special meeting of Parent's stockholders (the "Parent Stockholders Meeting") to be held to consider the Parent Stock Issuance and the stockholders of the Company relating to the special meeting of the Company's stockholders (the "Company Stockholders Meeting") to be held to consider the adoption of this Agreement, (ii) the Company, in consultation with Parent, shall set a record date for the Company Stockholders Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith and (iii) Parent, in consultation with the Company, shall set a record date for the Parent Stockholders Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith. As promptly as practicable following the date of this Agreement, Parent shall prepare (with the Company's reasonable cooperation) and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, the "Form S-4"), in which the Joint Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the Parent Common Stock to be issued in the Merger. Each of the Company and Parent shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement. The Form S-4 and Joint Proxy Statement shall include all information reasonably requested by such other party to be included therein. Each of the Company and Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of shares of Parent Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. The Company and Parent shall use reasonable best efforts to cause the Joint Proxy Statement to be mailed to the Company's stockholders and Parent's stockholders, respectively, as promptly as practicable after the Form S-4 is declared effective under the Securities Act. No filing of, or amendment or supplement to, the Form S-4 or the Joint Proxy Statement will be made by Parent or the Company, as applicable, without providing the other a reasonable opportunity to review and comment thereon and without the other's prior approval (which shall not be unreasonably withheld, conditioned or delayed). Parent or the Company, as applicable, will advise the other promptly after it receives oral or written notice thereof, of the time when the Form S-4 has become effective or any amendment or supplement thereto has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction or any oral or written request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission and a reasonable opportunity to participate in the responses thereto. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required under applicable Law, disseminated to stockholders of the Company and Parent; provided that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any party hereunder or otherwise affect the remedies available hereunder to any party.

          (b)   As promptly as practicable, but in no event more than five (5) Business Days, after the Form S-4 is declared effective under the Securities Act, the Company shall duly call and give notice of, and as promptly as practicable, but in no event later than 30 days, after the Form S-4 is declared effective under the Securities Act, convene and hold the Company Stockholders Meeting for the purpose of obtaining the Company Stockholder Approval and matters related thereto. Except in the case of a Company Adverse Recommendation Change specifically permitted by Section 5.2(c), the Company, (A) through the Company Board, shall (i) recommend to its stockholders that they adopt this Agreement and the transactions contemplated hereby and

  (ii) include such recommendation in the Joint Proxy Statement; (B) use its reasonable best efforts to obtain the Company Stockholder Approval; and (C) through the Company Board, shall publicly reaffirm within 72 hours its recommendation that the Company stockholders adopt this Agreement and the transactions contemplated hereby after any Company Acquisition Proposal or any modification thereto is first publicly announced or distributed to the Company's stockholders and is publically rejected by the Company Board, upon a request by Parent.

          (c)   The Company shall not, without the prior written consent of Parent, adjourn or postpone the Company Stockholders Meeting; provided the Company may, without the prior written consent of Parent, adjourn or postpone the Company Stockholders Meeting for a period not to exceed ten (10) Business Days after the date on which the original Company Stockholders Meeting was scheduled to be held (but prior to the date that is two (2) Business Days prior to the Outside Date) (i) if, as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Joint Proxy Statement), there are insufficient shares of Company Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting, (ii) after consultation with Parent, if the failure to adjourn or postpone the Company Stockholders Meeting would reasonably be expected to be a violation of applicable Law for the distribution of any required supplement or amendment to the Joint Proxy Statement, (iii) after consultation with Parent to solicit additional proxies if necessary to obtain the Company Stockholder Approval, or (iv) if the Company has delivered to Parent a bona fide notice contemplated by Section 5.2(c). Parent may require the Company to adjourn, delay or postpone the Company Stockholders Meeting once for a period not to exceed 30 calendar days after the date on which the original Company Stockholders Meeting was scheduled to be held (but prior to the date that is two (2) Business Days prior to the Outside Date) to solicit additional proxies necessary to obtain the Company Stockholder Approval. Once the Company has established a record date for the Company Stockholders Meeting, the Company shall not change such record date or establish a different record date for the Company Stockholders Meeting without the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned), unless required to do so by applicable Law or the Company's organizational documents. Without the prior written consent of Parent, the adoption of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the Company's stockholders in connection with the approval of this Agreement and the transactions contemplated hereby) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders Meeting. The Company agrees that its obligations pursuant to this Section 5.4 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Acquisition Proposal or Company Superior Proposal or the making of any Company Adverse Recommendation Change.

          (d)   As promptly as practicable, but in no event more than five (5) Business Days, after the Form S-4 is declared effective under the Securities Act, Parent shall duly call and give notice of, and as promptly as practicable, but in no event later than 30 days, after the Form S-4 is declared effective under the Securities Act, convene and hold the Parent Stockholders Meeting for the purpose of obtaining the Parent Stockholder Approval and matters related thereto. Except in the case of a Parent Adverse Recommendation Change specifically permitted by Section 5.3(c), in connection with the Parent Stockholders Meeting, Parent, (A) through the Parent Board, shall (i) recommend approval of the Parent Stock Issuance to the Parent stockholders and (ii) include such recommendation in the Joint Proxy Statement; and (B) use its reasonable best efforts to obtain the Parent Stockholder Approval.

          (e)   Parent shall not, without the prior written consent of the Company, adjourn or postpone the Parent Stockholders Meeting; provided that Parent may, without the prior written consent of the Company adjourn or postpone the Parent Stockholders Meeting for a period not to exceed ten (10) Business Days after the date on which the original Parent Stockholders Meeting was scheduled to be held (but prior to the date that is two (2) Business Days before the Outside Date) (i) if, as of the time for which the Parent Stockholders Meeting is originally scheduled (as set forth in the Joint Proxy Statement), there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders Meeting, (ii) after consultation with the Company, if the failure to adjourn or postpone the Parent Stockholders Meeting would reasonably be expected to be a violation of applicable Law for the distribution of any required supplement or amendment to the Joint Proxy Statement, (iii) after consultation with the Company, to solicit additional proxies if necessary to obtain the Parent Stockholder Approval or (iv) if Parent has delivered to the Company a bona fide notice contemplated by Section 5.3(c). The Company may require Parent to adjourn, delay or postpone the Parent Stockholders Meeting once for a period not to exceed 30 calendar days after the date on which the original Parent Stockholders Meeting was scheduled to be held (but prior to the date that is two (2) Business Days prior to the Outside Date) to solicit additional proxies necessary to obtain the Parent Stockholder Approval. Once Parent has established a record date for the Parent Stockholders Meeting, Parent shall not change such record date or establish a different record date for the Parent Stockholders Meeting without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned), unless required to do so by applicable Law or Parent's organizational documents. Without the prior written consent of the Company, the approval of the Parent Stock Issuance shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by Parent's stockholders in connection with the approval of this Agreement and the transactions contemplated hereby) that Parent shall propose to be acted on by the stockholders of Parent at the Parent Stockholders Meeting. Parent agrees that its obligations pursuant to this Section 5.4 shall not be affected by the commencement, public proposal, public disclosure or communication to the Parent of any Parent Acquisition Proposal or Parent Superior Proposal or the making of any Parent Adverse Recommendation Change.

          (f)    The Company and Parent will use their respective reasonable best efforts to hold the Company Stockholders Meeting and the Parent Stockholders Meeting on the same date.

        Section 5.5    Access to Information; Confidentiality.

          (a)   Each of the Company and Parent shall, and shall cause each of its Subsidiaries to, afford to the other party and its respective Representatives reasonable access during normal business hours, during the period prior to the Effective Time or the termination of this Agreement in accordance with its terms, to all their respective properties, assets, books, contracts, commitments, personnel and records and, during such period, such party shall, and shall cause each of its Subsidiaries to, furnish promptly to the other party: (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request (including Tax Returns filed and those in preparation and the workpapers of its auditors); provided, however, that either party may withhold any document or information (i) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business (provided that the withholding party shall use commercially reasonable efforts to obtain the required consent of such third party to provide such access or disclosure), (ii) to the extent such disclosure would contravene applicable Law (including any fiduciary duty) (provided that the withholding party shall use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law (including any fiduciary duty)) or (iii) that is subject to any attorney-client privilege (provided that the withholding party shall use commercially reasonable efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of attorney-client privilege). Without limiting the generality of the foregoing, each of the Company and Parent shall, within two (2) Business Days of a request by the other party therefor, provide to such other party the information described in Rule 14a-7(a)(2)(ii) under the Exchange Act. All such information shall be held confidential in accordance with the terms of the Confidentiality Agreement between Parent and the Company dated as of March 31, 2014 (the "Confidentiality Agreement"), except that Parent, its Subsidiaries and their respective Representatives shall be permitted to disclose such information to potential financing sources and to rating agencies during the syndication and marketing of the Debt Financing subject to customary confidentiality undertakings by such potential financing sources. The obligations and limitations included in this Section 5.5 shall not be deemed to limit or otherwise affect the Company's obligations in Section 5.15(b) of this Agreement.

          (b)   No investigation pursuant to this Section 5.5 or information provided, made available or delivered to Parent or the Company pursuant to this Agreement shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

        Section 5.6    Reasonable Best Efforts.

          (a)   Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) obtain all required and advisable consents, approvals, clearances or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any Company Material Contract, (ii) obtain all required and advisable actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities, make all required and advisable registrations, declarations and filings and take all steps as may be necessary and advisable to obtain an approval or waiver from, or to avoid any Action by, any Governmental Entity, including (A) any application for approval from the United States Nuclear Regulatory Commission ("NRC") and the relevant state Governmental Entities for approval of the indirect change in control of the Company's nuclear materials licenses, (B) filings under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, under the Canada Competition Act with the Competition Bureau, under the Ireland Competition Act with the Competition Authority of Ireland and under any other federal, state or foreign Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, competition, antitrust or restraint of trade (collectively, "Antitrust Laws"), and (C) notwithstanding any other provision of this Agreement, in the case of the Company assist Parent to promptly make all filings that Parent determines are advisable in Parent's sole discretion with any competition agency, jurisdiction or other Governmental Entity that enforces any Antitrust Law, regardless of whether such filings are voluntary or discretionary, or whether the parties hereto are required by any Law to make any such filings, (iii) promptly and substantially comply with any requests by a Governmental Entity for additional information or documentary material, (iv) vigorously resist and contest any Action, including administrative or judicial Action, and seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the Merger and the other transactions contemplated hereby, including, without limitation, by vigorously pursuing all avenues of administrative and judicial appeal and (v) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby and fully to carry out the purposes of this Agreement; provided, however, that neither the Company nor any of its Subsidiaries shall commit to the payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under any Contract in connection with obtaining any consent without the prior written consent of Parent. Each of the parties hereto shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Subject to applicable Law relating to the exchange of information, Parent and the Company shall each have the right to review in advance, and to the extent practicable each shall consult with the other in connection with any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing rights, each of Parent and the Company shall act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other written communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity and/or third party with respect to such transactions, and, to the extent practicable under the circumstances, shall permit the other to review in advance (and to consider in good faith any comments made by the other in relation to) any proposed communication to a Governmental Entity and shall provide the other party and its counsel with the opportunity to participate in any meeting or other communication with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated hereby, provided, however, that notwithstanding the foregoing, (i) Parent shall be entitled, after consultation with the Company, to make all strategic and tactical decisions as to the manner in which to obtain any consents, waivers, and/or approvals, including, but not limited to any decision to make any filing with any Governmental Entity, and (ii) Parent and the Company may redact materials (x) to remove references concerning the valuation of the Company, (y) as necessary to comply with contractual arrangements and (z) as necessary to address reasonable attorney-client privilege or confidentiality concerns.

          (b)   In furtherance of the foregoing, and subject to the remainder of this Section 5.6(b) and Section 5.6(c), Parent shall and, shall cause its Subsidiaries to, propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or any of its Subsidiaries, or effective as of the Effective Time, the Company or its Subsidiaries, or otherwise offer to take or offer to commit to take any action (including any action that limits its freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, properties or services of Parent, any of its Subsidiaries, the Ultimate Surviving Entity or its Subsidiaries) which it is lawfully capable of taking and if the offer is accepted, take or commit to take such action, in each case, as may be required in order to enable the Closing to occur not later than the Outside Date (or if such date is extended pursuant to the terms of Section 7.1(b)(i), the Termination Date). Notwithstanding the foregoing, neither Parent nor any of its Subsidiaries shall be required to propose, negotiate, commit to or effect any such action that would (i) require or result in the sale, divestiture or other direct or indirect disposition of any assets, businesses or rights of Parent or any of its Subsidiaries or any assets, business, or rights of the Company or any of its Subsidiaries or (ii) limit Parent's, the Company's or any of their respective Subsidiaries' freedom of action with respect to, or its or their ability to retain, contain, conduct, consolidate or otherwise control, any of Parent's or its Subsidiaries' assets, rights or businesses, or any of the Company or its Subsidiaries' assets, rights or businesses, if such sale, divestiture, disposition, or limitation, if agreed to, would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries, as a whole (after giving effect to the Merger and the other transactions contemplated by this Agreement).

          (c)   Notwithstanding anything in this Agreement to the contrary, the Company shall not, without the consent of Parent, publicly or before any Governmental Entity or other third party, offer, suggest, propose or negotiate, and shall not commit to or effect, by consent decree, hold separate order or otherwise, any sale, divestiture, disposition, prohibition or limitation or other action of a type described in Section 5.6(b).

        Section 5.7    Takeover Laws.     The Company, Parent, the Company Board and the Parent Board shall (a) take no action to cause any Takeover Law to become applicable to this Agreement, the Merger, the Second Merger or any of the other transactions contemplated hereby and (b) if any Takeover Law is or becomes applicable to this Agreement, the Merger, the Second Merger or any of the other transactions contemplated hereby, take all action necessary to ensure that the Merger, the Second Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Merger, the Second Merger and the other transactions contemplated hereby.

        Section 5.8    Notification of Certain Matters.     The Company and Parent shall promptly notify each other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (b) any other notice or communication from any Governmental Entity or the NYSE in connection with the transactions contemplated hereby, and (c) any Action commenced or, to such party's Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the transactions contemplated hereby; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not limit or otherwise affect the remedies of the Company or Parent available hereunder and no information delivered pursuant to this Section 5.8 shall update any section of the Company Disclosure Letter or the Parent Disclosure Letter or shall affect the representations or warranties of the parties hereunder.

        Section 5.9    Indemnification, Exculpation and Insurance.

          (a)   From and after the Effective Time, each of Parent, Merger Sub, Merger Sub I, the Surviving Corporation and the Ultimate Surviving Entity agrees that it will indemnify and hold harmless, to the fullest extent permitted under applicable Laws, each present and former director and officer of the Company and its Subsidiaries (the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties' service as a director, officer, employee or agent of the Company or its Subsidiaries or services performed by such Indemnified Parties at the request of the Company or its Subsidiaries at or prior to the Second Effective Time, whether asserted or claimed prior to, at or after the Second Effective Time, including the Mergers. Each of Parent, Merger Sub, Merger Sub I, the Surviving Corporation and the Ultimate Surviving Entity shall also pay expenses (including attorney's fees) incurred by an Indemnified Party in advance of the final disposition of any such claim, action, suit, proceeding or investigation to the fullest extent permitted under applicable Laws.

          (b)   The rights of the Indemnified Parties under this Section 5.9 shall be in addition to any rights such Indemnified Parties may have under the Company Charter or the Company Bylaws and the certificate of incorporation and by-laws (or comparable organizational documents) of each of its Subsidiaries, or under any applicable Contracts or Laws. Parent, Merger Sub and Merger Sub I agree that all rights to indemnification, advancement of expenses and exculpation of liabilities existing in favor of the Indemnified Parties as in effect on the date of this Agreement for acts or omissions occurring prior to the Second Effective Time shall be assumed and performed by the Ultimate Surviving Entity and shall continue in full force and effect in accordance with their terms.

          (c)   For a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect the Company's current directors' and officers' liability insurance covering each Person currently covered by the Company's directors' and officers' liability insurance policy (a correct and complete copy of which has been heretofore made available to Parent) for acts or omissions occurring prior to the Effective Time; provided, that Parent may (i) substitute therefor policies of an insurance company the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the Company's existing policies as of the date hereof or (ii) request that the Company obtain such extended reporting period coverage under its existing insurance programs (to be effective as of the Effective Time); provided, however, the Company may, at its election, obtain prior to the Effective Time a "tail" policy with respect to such directors' and officers' liability insurance with policy limits, terms and conditions at least as favorable to the directors and officers covered under such insurance policy as the limits, terms and conditions in the existing policies of the Company; provided, further, however, that in no event shall Parent or the Company be required to pay annual premiums for insurance under this Section 5.9(c) in excess of 300% of the amount of the annual premiums paid by the Company for fiscal year 2014 for such purpose (which fiscal year 2014 premiums are hereby represented and warranted by the Company to be as set forth in Section 5.9(c) of the Company Disclosure Letter) (the aggregate amount of such annual premiums, the "Maximum Premium"), it being understood that Parent and the Company shall nevertheless be obligated to provide as much coverage as may be obtained for the Maximum Premium. Notwithstanding the preceding, the Company may at its option purchase a "tail" policy prior to the Effective Time, in which case Parent's only obligations pursuant to this Section 5.9(c) shall be to maintain such "tail" policy in full force and effect and continue to honor the obligations thereunder and Parent shall not be otherwise required under this Section 5.9(c) to cause to be maintained in effect the Company's current directors' and officers' liability insurance; provided, further, that the Company may not expend more than the Maximum Premium for such "tail" policy.

          (d)   In the event that Parent, the Ultimate Surviving Entity or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successor and assign of Parent or the Ultimate Surviving Entity assumes the obligations set forth in this Section 5.9.

          (e)   The provisions of this Section 5.9 shall survive consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her legal representatives.

        Section 5.10    Stock Exchange Listing.     Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger, and such other shares of Parent Common Stock to be reserved for issuance in connection with the Merger, to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

        Section 5.11    Stockholder Litigation.     The Company shall give Parent the opportunity to participate in the defense and settlement of any stockholder litigation against the Company and/or its officers or directors relating to the Merger or any of the other transactions contemplated by this Agreement in accordance with the terms of a mutually agreed upon joint defense agreement. The Company shall not enter into any settlement agreement in respect of any stockholder litigation against the Company and/or its directors or officers relating to the Merger or any of the other transactions contemplated hereby without Parent's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Parent shall give the Company the opportunity to participate in the defense and settlement of any stockholder litigation against Parent and/or its officers or directors relating to the Merger or any of the other transactions contemplated by this Agreement in accordance with the terms of a mutually agreed upon joint defense agreement. Parent shall not enter into any settlement agreement in respect of any stockholder litigation against Parent and/or its directors or officers relating to the Merger or any of the other transactions contemplated hereby without the Company's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

        Section 5.12    Dividends.     After the date of this Agreement, each of the Company and Parent shall coordinate with the other the declaration of any dividends in respect of Company Common Stock and Parent Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of Company Common Stock, on the one hand, and any shares of Parent Common Stock any such holder receives in exchange therefor in the Merger, on the other.

        Section 5.13    Public Announcements.     Each of Parent, Merger Sub and Merger Sub I, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any public announcement prior to such consultation and review, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The initial press release of the parties announcing the execution of this Agreement shall be a joint press release of Parent and the Company in a form that is mutually agreed.

        Section 5.14    Section 16 Matters.     Prior to each of the Effective Time and the Second Effective Time, each of Parent and the Company or the Ultimate Surviving Entity, as applicable, shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of Company Common Stock (including derivative securities with respect to such Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to such Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 5.15    Financing.

          (a)   Each of Parent, Merger Sub and Merger Sub I shall use its reasonable best efforts (taking into account the expected timing of the Marketing Period) to take (or cause to be taken) all actions, and to do (or cause to be done) all things necessary, proper or advisable to consummate and obtain the proceeds of the Debt Financing contemplated by the Debt Financing Commitments on the terms and conditions described in the Debt Financing Commitments (including any flex provisions applicable thereto), including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions (including the flex provisions) contained therein or on other terms not materially less favorable, in the aggregate, to Parent (as determined in the reasonable judgment of Parent) and not in violation of this Section 5.15(a) (including clauses (A)-(C) below), (ii) satisfy (or, if deemed advisable by Parent, seek a waiver of) on a timely basis all conditions applicable to Parent, Merger Sub and Merger Sub I in the Debt Financing Commitments that are within its control and otherwise comply with its obligations thereunder and pay related fees and expenses on the Closing Date, (iii) maintain in effect the Debt Financing Commitments in accordance with the terms thereof (except for amendments and supplements not prohibited by this Section 5.15(a)) until the transactions contemplated by this Agreement are consummated or this Agreement is terminated in accordance with its terms, and (iv) enforce its rights under the Debt Financing Commitments in the event of a breach by any counterparty thereto that would reasonably be expected to materially impede or delay the Closing. Parent shall have the right from time to time to amend, supplement, amend and restate or modify the Debt Financing Commitments; provided, that any such amendment, supplement, amendment and restatement or other modification shall not, without the prior written consent of the Company (A) add new (or adversely modify any existing) conditions precedent to the Debt Financing as set forth in the Debt Financing Commitments as in effect on the date hereof, (B) reduce the aggregate amount of the Debt Financing Commitments (including by changing the amount of fees to be paid or original issue discount of the Debt Financing as set forth in the Debt Financing Commitments) in a manner that would adversely impact in any material respect the ability of Parent to consummate the Merger or that would otherwise be expected to delay or impede the Merger or (C) otherwise be reasonably expected to (I) prevent, impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement, (II) make the funding of the Debt Financing as set forth in the Debt Financing Commitments less likely to occur or (III) adversely impact the ability of Parent, Merger Sub or Merger Sub I to enforce their rights against the other parties to the Debt Financing Commitments or the definitive agreements with respect thereto. For the avoidance of doubt, but subject to the foregoing, Parent may amend, supplement, amend and restate, modify or replace the Debt Financing Commitments as in effect at the date hereof (x) to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Financing Commitments as of the date of this Agreement or (y) to increase the amount of Indebtedness contemplated by the Debt Financing Commitments. For purposes of this Section 5.15, references to "Debt Financing" shall include the financing contemplated by the Debt Financing Commitments as permitted to be amended, supplemented or modified by this Section 5.15(a) (and, if applicable, shall include any Alternative Financing used to satisfy the obligations under this Agreement) and references to "Debt Financing Commitments" shall include such documents as permitted to be amended or modified by this Section 5.15(a) (and, if applicable, shall include any commitments in respect of Alternative Financing). For the avoidance of doubt and subject to the foregoing, the syndication of the Debt Financing to the extent permitted by and conducted in accordance with the Debt Financing Commitments as in effect on the date hereof shall not be deemed to violate Parent's obligations under this Agreement. Parent shall (X) give the Company prompt oral and written notice of any material breach or default by any party to the Debt Financing Commitments or any Alternative Financing, in each case of which Parent has become aware, and any purported termination or repudiation by any party of the Debt Financing Commitments or any Alternative Financing, in each case of which Parent has become aware, or upon receipt of written notice of any material dispute or disagreement between or among the parties to the Debt Financing Commitments or any Alternative Financing and (Y) otherwise keep the Company reasonably informed of the status of Parent's efforts to arrange the Debt Financing upon Company's reasonable request. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the Debt Financing Commitments, Parent shall use its reasonable best efforts to promptly arrange to obtain alternative financing ("Alternative Financing") from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement; provided, that Parent shall use its reasonable best efforts to ensure that the terms of such Alternative Financing do not expand upon the conditions precedent or contingencies to the funding of the Debt Financing on the Closing Date as set forth in the Debt Commitment Letters in effect on the date of this Agreement or otherwise include terms (including any "flex" provisions) that would reasonably be expected to prevent, impede or materially delay the consummation of the transactions contemplated by this Agreement. For purposes of this Agreement,

  "Marketing Period" shall mean the first period of 20 consecutive Business Days after the date hereof throughout and at the end of which (1) Parent shall have the Required Information (as defined below) and (2) the conditions set forth in Section 6.1 and Section 6.2 shall be satisfied or waived (other than those conditions that by their nature will not be satisfied until the Closing), and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 6.1 and Section 6.2 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 20 Business Day period; provided, that (v) such 20 consecutive Business Day period shall either end on or prior to August 15, 2014 or, if such 20 consecutive business day period has not ended on or prior to August 15, 2014, then such period shall commence no earlier than September 2, 2014; (w) none of November 26, 27 or 28, 2014, May 22 or 25, 2015 or July 3 or 6, 2015 shall constitute a business day in calculating the 20 consecutive business day period and (x) such 20 consecutive business day period shall either end on or prior to December 19, 2014 or, if such 20 consecutive business day period has not ended on or prior to December 19, 2014, then such period shall commence no earlier than January 5, 2015 (it being understood that any period covering the dates described in clause (w) shall be deemed consecutive for purposes of the foregoing); (y) the "Marketing Period" shall not be deemed to have commenced (A) if, prior to the completion of the Marketing Period, the Company's independent auditors shall have withdrawn its audit opinion with respect to any of the financial statements contained in the Required Information, or (B) if the financial statements included in the Required Information that are available to Parent on the first day of any such 20 Business Day period would not be sufficiently current on any day during such period to permit (x) a registration statement using such financial statements to be declared effective by the SEC on the last day of such period (it being understood that the foregoing shall not require the Required Information to comply at any time with Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, or to include Compensation Disclosure and Analysis required by Regulation S-K Item 402(b) or other information customarily excluded from a Rule 144A offering memorandum, including subsidiary financial statements) and (y) the Company's independent auditors to issue a customary comfort letter (in accordance with its normal practices and procedures) or (C) the Required Information during such time period contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading, and (z) the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is consummated.

          (b)   Prior to the Closing, the Company shall, and shall cause its Subsidiaries, and shall use its reasonable best efforts to cause its and their respective Representatives, to provide to Parent, Merger Sub and Merger Sub I and the Debt Financing Sources all cooperation reasonably requested by Parent or the Debt Financing Sources that is necessary, proper or advisable in connection with the Debt Financing (which term shall include, solely for purposes of this Section 5.15(b), the New Notes) (provided that such requested cooperation shall not unreasonably interfere with the business or operations of the Company and its Subsidiaries), including, without limiting the generality of the foregoing:

              (i)  participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Debt Financing and members of senior management and Representatives of the Company), presentations, road shows, due diligence and drafting sessions and sessions with prospective Debt Financing Sources, investors (including prospective investors in the New Notes) and rating agencies,

             (ii)  assisting with the preparation of customary materials (including reasonable assistance with Parent's preparation of pro forma financial information and pro forma financial statements) for rating agency presentations, offering documents, private placement memoranda (including under Rule 144A under the Securities Act), bank information memoranda, business projections, lender and investor presentations, prospectuses and similar documents required in connection with the Debt Financing and the New Notes, including execution and delivery of customary representation letters in connection with bank information memoranda,

            (iii)  as promptly as reasonably practical, furnishing Parent with (A) all historical financial information regarding the Company and its Subsidiaries reasonably requested by Parent in order to consummate the Debt Financing, including audited consolidated balance sheets and related consolidated statements of income and cash flows of the Company and its subsidiaries for the last three fiscal years ended at least 90 days prior to the Closing Date and unaudited consolidated balance sheets and related consolidated statements of income and cash flows of the Company and its Subsidiaries for each fiscal quarter of the Company (other than the fourth fiscal quarter) ended after December 31, 2013 and at least 45 days prior to the Closing Date and including historical financial information to be used by Parent to prepare a pro forma consolidated balance sheet of Parent as of the end of the fiscal quarter ended March 31, 2014 and each ensuing fiscal quarter or fiscal year of Parent after the date hereof (limited in the case of fiscal quarters after the fiscal quarter ended June 30, 2014 to those ended at least 45 days prior to the Closing Date and in the case of fiscal years to those ended at least 90 days prior to the Closing Date) and related consolidated pro forma statements of income and cash flows of Parent for the prior twelve month period ending on the relevant fiscal quarter or year-end; provided that the Required Information shall not include (1) subsidiary financial statements required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, Compensation Disclosure and Analysis required by Regulation S-K Item 402(b) or other information customarily excluded from a Rule 144A offering memorandum or (2) any post-Closing or pro forma financial information, including post-Closing or pro forma cost savings, synergies, capitalization, ownership, or other post-Closing pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing (all such information in this clause (iii)(A), the "Required Information") and (B) using reasonable best efforts to promptly provide Parent and the Financing Sources and their respective agents with such other information regarding the Company and its Subsidiaries as may be reasonably requested by Parent to prepare customary bank information memoranda, lender presentations, offering memoranda and private placement memoranda (including under Rule 144A under the Securities Act and subject to customary exceptions for offerings under Rule 144A and private placements) including such other information and data as are otherwise reasonably necessary in order to receive customary "comfort" letters with respect to the financial statements and data referred to in clause (A), and other materials in connection with a syndicated bank financing or other debt offering in connection with such Debt Financing and the New Notes (including information reasonably requested by Parent so as to permit Parent to prepare the forecasts contemplated by the Commitment Letter) (it being understood that the Company will have no obligation to (1) prepare subsidiary financial statements required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or Compensation Disclosure and Analysis required by Regulation S-K Item 402(b) or (2) without limiting the Company's obligation under subsection (b)(ii) above to reasonably assist Parent in Parent's preparation of pro forma financial statements, including providing any reasonably requested historical financial information, prepare any post-Closing or pro forma financial information),

            (iv)  using reasonable best efforts to assist Parent in obtaining accountants' comfort letters and consents to the use of accountants' audit reports relating to the Company and its Subsidiaries,

             (v)  using reasonable best efforts to, if requested by Parent, facilitate the obtaining of appraisals, surveys, title insurance and other documentation and items required by the Debt Financing Commitments and relating to the Company and its Subsidiaries,

            (vi)  facilitating the execution and delivery, as of the Effective Time (and, for the avoidance of doubt, not prior thereto), of any definitive financing documents by the Company and its Subsidiaries, including any credit or purchase agreements, guarantees, pledge agreements, security agreements, mortgages, deeds of trust and other security documents or other certificates, documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to the Debt Financing as may be reasonably requested by Parent in connection with the Debt Financing and otherwise reasonably facilitating the pledging of collateral (including cooperation in connection with the pay-off or redemption of existing Indebtedness (including any Indebtedness under the Existing Company Credit Facilities and the Existing Company Notes) and the release of related Liens), and the replacement or backing of any outstanding letter of credit maintained or provided by the Company or its Subsidiaries effective as of the Closing Date,

           (vii)  using reasonable best efforts to obtain waivers, consents, estoppels and approvals in connection with the Debt Financing from other parties to material leases, encumbrances and contracts to which the Company or any Subsidiary of the Company is a party and to arrange discussions among Parent, Merger Sub, Merger Sub I and their Debt Financing Sources with other parties to material leases, encumbrances and contracts, and

          (viii)  taking all corporate actions necessary to permit the consummation of the Debt Financing and to permit the proceeds thereof, to be made available to Parent on the Closing Date to consummate the Merger.

  Regardless of whether the Closing shall occur, Parent shall (i) indemnify and hold harmless the Company and its Subsidiaries and their Affiliates from and against any liability or obligation suffered or incurred by them in connection with the arrangement of the Debt Financing or the Alternative Financing or the Repurchase and any information utilized in connection therewith (other than historical information relating to the Company and its Subsidiaries provided by the Company in writing specifically for use in the Debt Financing offering documents or in any documentation related to the Repurchase) and (ii) promptly upon the Company's request, reimburse the Company for all documented and reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees) incurred by the Company, its Subsidiaries and their Affiliates in connection with the cooperation contemplated by this Section 5.15, in each case, other than to the extent any of the foregoing arise from the willful misconduct of the Company, any of its Subsidiaries, or their respective affiliates and representatives. Notwithstanding the foregoing, (1) neither the Company nor its Subsidiaries shall be required to pass resolutions or consents to approve or authorize the execution of the Debt Financing, other than resolutions or consents of the Subsidiaries (but not of the Company) adopted at the Closing, and (2) no obligation of the Company or any Subsidiary thereof under any certificate, document or instrument (other than the customary representation letters referred to above) executed pursuant to the foregoing shall be effective until the Closing. If the Company at any point believes that it has delivered the Required Information in accordance with this Section 5.15(b), it may deliver to Parent a written notice to such effect, in which case the Company shall be deemed to have delivered the Required Information unless Parent shall provide to the Company within five (5) Business Days a written notice describing in reasonable detail the information constituting Required Information that the Company has not delivered. The Company hereby consents to the use of its and its Subsidiaries' logos in connection with the Debt Financing; provided, that such logos are used in a manner that is not intended to nor reasonably likely to harm or disparage the Company or its Subsidiaries.

          (c)   Parent may make a change of control offer prior to the Closing Date to repurchase all outstanding Existing Company Notes on the Closing Date pursuant to and in accordance with the terms of the Indentures (the "Repurchase") and in accordance with applicable law. Each of the Company and Parent shall use commercially reasonable efforts to cooperate with each other in connection with the Repurchase (provided that such assistance shall not unreasonably interfere with the business or operations of the Company and its Subsidiaries). Parent shall send notice of the offer to repurchase the Existing Company Notes in accordance with the terms of the Indentures in form and substance reasonably satisfactory to the Company, on a date on or after the date of termination or expiration of all waiting periods applicable to the Merger under the HSR Act, it being understood and agreed that such offer to Repurchase shall be made contingent on the occurrence of the Closing.

        Section 5.16    Stock Exchange Delisting.     Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary on its part under applicable Law and the rules and policies of the NYSE to enable the delisting by the Ultimate Surviving Entity of the shares of Company Common Stock from the NYSE and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

        Section 5.17    Post-Closing Employee Benefits.

          (a)   From the Effective Time and through December 31, 2015 (the "Continuation Period"), Parent will provide, or will cause its applicable Subsidiary to provide, each employee of the Company and its Subsidiaries who continues employment with Parent or any Subsidiary of Parent (each such employee, a "Continuing Employee") (i) 401(k) matching contributions that are no less favorable to the Continuing Employee than those in effect immediately prior to the Effective Time, and (ii) medical benefits (including the in-network doctors that are available under the Company Plans as in effect immediately prior to the Effective Time) that are no less favorable to the Continuing Employee than those in effect immediately prior to the Effective Time. Except as set forth in the following sentence, Parent will use commercially reasonable efforts, to the extent permitted by the terms of the applicable employee benefit plans, programs and policies, provide Continuing Employees with credit for all service with the Company or its Subsidiaries as if such service were with Parent and its Subsidiaries for purposes of determining eligibility, vesting, levels of benefits and benefit accrual under Parent's employee benefit and compensation plans to the same extent that such service was credited under a comparable plan of the Company or its Subsidiaries. Outside the U.S., Continuing Employees shall be given credit for service with the Company or its Subsidiaries solely as required by applicable law. Unused vacation days accrued by Continuing Employees under the plans and policies of the Company and its Subsidiaries shall carry over to Parent or the Ultimate Surviving Entity. This Section 5.17(a) shall not operate to duplicate any benefit provided to any employee, require Parent to continue in effect any specific Company Plan or Parent employee benefit plan, or prohibit the termination of any specific employee, following the Effective Time. Other than as specified above in this Section 5.17(a), Parent's present intention is to provide comparable compensation and employee benefit programs to Continuing Employees from the Effective Time through the Continuation Period; provided that such programs shall be adjusted as Parent deems necessary.

          (b)   From and after the Effective Time, and without limiting the generality of Section 5.17(a), with respect to any health plan (which, for the avoidance of doubt, includes medical, dental, vision and prescription drug) of Parent and its Subsidiaries in which such Continuing Employee is eligible to participate for the plan year in which such Continuing Employee is first eligible to participate, Parent shall use commercially reasonable efforts to, or shall cause its applicable Subsidiary to, (i) cause any pre-existing condition limitations or eligibility waiting periods under such Parent or Subsidiary plan to be waived with respect to such Continuing Employee to the extent such limitation would have been waived or satisfied under the Company Plan in which such Continuing Employee participated immediately prior to the Effective Time, and (ii) recognize any healthcare expenses incurred by such Continuing Employee in the year that includes the Effective Time (or, if later, the year in which such Continuing Employee is first eligible to participate in the Parent or Subsidiary health plan) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health plan of Parent or its Subsidiaries.

          (c)   Nothing contained herein, express or implied (i) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement or (ii) shall alter or limit the ability of Parent, the Company or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them. This Section 5.17 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.17, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.17.

        Section 5.18    Tax Certificates.     Each of the Company, Parent, Merger Sub and Merger Sub I hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the tax opinions required by Section 6.2(f) and Section 6.3(d), which certificates shall be effective as of the date of such tax opinions.

        Section 5.19    Governance Matters.     Parent shall take all necessary action to cause, effective as of the Effective Time, two (2persons (the "Continuing Directors") who were members of the Company Board immediately prior to the Effective Time to be elected to the Parent Board, with each Continuing Director to be elected to a different class on the Parent Board. The Chairman and Chief Executive Officer of the Company and the Lead Independent Director of the Company Board, on the one hand, and the Chairman of the Nominating, Governance and Risk Committee of the Parent Board, the Lead Independent Director of the Parent Board and the Chief Executive Officer of Parent on the other hand shall meet within 45 days of the date of this Agreement to develop mutually agreed qualifications for the Continuing Directors. The election of any such Continuing Directors shall be subject to the approval and related processes of Parent's Nominating, Governance and Risk Committee.

ARTICLE VI
CONDITIONS PRECEDENT

        Section 6.1    Conditions to Each Party's Obligation to Effect the Merger.     The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a)    Stockholder Approvals.    (i) The Company Stockholder Approval shall have been obtained in accordance with Delaware law and the Company's organizational documents and (ii) the Parent Stockholder Approval shall have been obtained in accordance with Delaware law and Parent's organizational documents.

          (b)    HSR Act; Competition Acts.    (i) Any applicable waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated, (ii) the Canada Competition Act Clearance shall have been received, and (iii) approval under the Ireland Competition Act shall have been received or the applicable waiting period shall have expired without the Competition Authority of Ireland having made a determination.

          (c)    No Injunctions or Legal Restraints; Illegality.    No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any such case, prohibits or makes illegal the consummation of the Merger.

          (d)    NYSE Listing.    The shares of Parent Common Stock issuable to the stockholders of the Company as provided for in Article II shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (e)    Form S-4.    The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

        Section 6.2    Conditions to the Obligations of Parent, Merger Sub and Merger Sub I.     The obligation of Parent, Merger Sub and Merger Sub I to effect the Mergers is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:

          (a)    Representations and Warranties.    (i) Each of the representations and warranties of the Company set forth in Section 3.1(a) [Organization] solely with respect to the Company and its Significant Subsidiaries, Section 3.4 [Authority], clause (ii) of the last sentence of Section 3.6(a) [SEC Reports], the first two sentences of Section 3.8 [Certain Information], Section 3.9(b) [Absence of Certain Changes or Events], Section 3.20 [State Takeover Statutes] and Section 3.21 [No Rights Plan] shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); (ii) each of the representations and warranties in Section 3.2(a) and (b) with respect to the Company and its capital stock [Capitalization] shall be true and correct of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for de minimis inaccuracies; (iii) each of the representations and warranties in Section 3.2(c) and the second sentence of Section 3.12(d) [Equity Award Vesting] shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date in all material respects, and (iv) each of the remaining representations and warranties of the Company set forth in this Agreement that are qualified as to materiality or Material Adverse Effect (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct (disregarding all materiality and Material Adverse Effect qualifications contained therein), in each case as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except in the case of this clause (iv) only as has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          (b)    Performance of Obligations of the Company.    The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

          (c)    Officers' Certificate.    Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Section 6.2(a) and Section 6.2(b).

          (d)    Governmental Consents.    Each of Parent and Merger Sub shall have obtained any and all consents or approvals of any Governmental Entity required to be obtained in connection with the transactions contemplated by this Agreement (other than any applicable consents, approvals or clearances under the HSR Act, the Canada Competition Act, the Ireland Competition Act, or any other applicable Antitrust Laws, which shall be governed by Section 6.1(b)), which approvals shall have been granted without any limitation, restriction or condition that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (after giving effect to the Merger and the other transactions contemplated by this Agreement).

          (e)    Absence of Material Adverse Effect.    Since the date of this Agreement there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually on in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

          (f)    Tax Opinion.    Parent shall have received an opinion from Gibson, Dunn & Crutcher LLP, counsel to Parent, to the effect that the Merger and the Second Merger, taken together will qualify as a "reorganization" under Section 368(a) of the Code.

        Section 6.3    Conditions to the Obligations of the Company.     The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:

          (a)    Representations and Warranties.    (i) Each of the representations and warranties of Parent, Merger Sub and Merger Sub I set forth in Section 4.1(a) [Organization] with respect to Parent, Merger Sub, Merger Sub I and Parent's Significant Subsidiaries, Section 4.4 [Authority], clause (ii) of the last sentence of Section 4.6(a) [SEC Reports], the first two sentences of Section 4.8 [Certain Information], and Section 4.9(b) [Absence of Certain Changes or Events] shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); (ii) each of the representations and warranties of Parent, Merger Sub and Merger I set forth in the first four sentences of Section 4.2 [Capitalization] shall be true and correct (except for any de minimis inaccuracy) as of the date of this Agreement and as of the Close Date as if made as of the Closing Date (except to the extent such representation and warranties expressly relate to an earlier date, in which case as of such earlier date); and (iii) each of the remaining representations and warranties of Parent, Merger Sub and Merger Sub I set forth in this Agreement that are qualified as to materiality or Material Adverse Effect (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct (disregarding all materiality and Material Adverse Effect qualifications contained therein), in each case as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except in the case of this clause (iii) only as has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          (b)    Performance of Obligations of Parent, Merger Sub and Merger Sub I.    Parent, Merger Sub and Merger Sub I shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

          (c)    Officers' Certificate.    The Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Section 6.3(a) and Section 6.3(b).

          (d)    Tax Opinion.    The Company shall have received an opinion from Wachtell, Lipton, Rosen & Katz, counsel to the Company, to the effect that the Merger and the Second Merger, taken together will qualify as a "reorganization" under Section 368(a) of the Code.

        Section 6.4    Frustration of Closing Conditions.     None of Parent, Merger Sub, or Merger Sub I or the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party's breach of this Agreement.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

        Section 7.1    Termination.     This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval or Parent Stockholder Approval has been obtained (except as otherwise noted below) (with any termination by Parent also being an effective termination by Merger Sub and Merger Sub I):

          (a)   by mutual written consent of Parent and the Company;

          (b)   by either Parent or the Company:

              (i)  if the Merger shall not have been consummated on or before April 11, 2015 (the "Outside Date"); provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the primary cause of, or the primary factor that resulted in, the failure of the Merger to be consummated by the Outside Date; provided further, that if as of the Outside Date, all of the conditions precedent to Closing other than the condition set forth in Section 6.1(b) or Section 6.1(c) (and other than those conditions that by their terms are to be satisfied at the Closing or on the Closing Date) shall have been satisfied as of the Outside Date, then either Parent or the Company may unilaterally extend the Outside Date until July 11, 2015 upon written notice to the other by the original Outside Date, in which case the Outside Date shall be deemed for all purposes to be July 11, 2015 (the "Termination Date");

             (ii)  if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable or any Governmental Entity shall have finally and non-appealably declined to grant any approvals of any Governmental Entity the receipt of which is necessary to satisfy the condition set forth in Section 6.2(d); provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with Section 5.6;

            (iii)  if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken; or

            (iv)  if the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of the Parent Stock Issuance was taken;

          (c)   by Parent:

              (i)  if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a material breach of Section 5.2(a) or Section 5.4(b), as to which Section 7.1(c)(ii)(C) will apply), or if any representation or warranty of the Company shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2 and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice to the Company of such breach or failure; provided, that Parent shall not have the right to terminate this

    Agreement pursuant to this Section 7.1(c)(i) if Parent, Merger Sub or Merger Sub I is then in material breach of any of its covenants or agreements set forth in this Agreement such that Section 6.3(a) or Section 6.3(b) would not be satisfied;

             (ii)  if (A) a Company Adverse Recommendation Change shall have occurred, (B) the Company shall have failed to publicly reaffirm its recommendation for the Merger within ten (10) Business Days after the date a Company Acquisition Proposal or any material modification thereto is first announced, distributed or disseminated to the Company's stockholders upon a request to do so by Parent, (C) the Company shall have materially breached or failed to perform in any material respect any of its obligations set forth in Section 5.2(a) or Section 5.4(b), or (D) the Company or the Company Board (or any committee thereof) shall have formally resolved or publicly authorized or proposed to take any of the foregoing actions; or

            (iii)  at any time prior to obtaining the Parent Stockholder Approval, in order to accept a Parent Superior Proposal in accordance with Section 5.3(c); provided that Parent shall have (A) simultaneously with such termination entered into the associated Parent Alternative Acquisition Agreement, (B) otherwise complied with all provisions of Section 5.3(c), including the notice provisions thereof, and (C) paid any amounts due pursuant to Section 7.3(c).

          (d)   by the Company:

              (i)  if Parent, Merger Sub or Merger Sub I shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a material breach of Section 5.3(a) or Section 5.4(d), as to which Section 7.1(d)(ii) will apply), or if any representation or warranty of Parent, Merger Sub or Merger Sub I shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3 and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice to Parent of such breach or failure; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if it is then in material breach of any of its covenants or agreements set forth in this Agreement such that Section 6.2(a) or Section 6.2(b) would not be satisfied;

             (ii)  if (A) a Parent Adverse Recommendation Change shall have occurred, (B) Parent shall have failed to publicly reaffirm its recommendation for the Merger within ten (10) Business Days after the date a Parent Acquisition Proposal or any material modification thereto is first announced, distributed or disseminated to Parent's stockholders upon a request to do so by the Company, (C) Parent shall have materially breached or failed to perform in any material respect any of its obligations set forth in Section 5.3(a) or Section 5.4(d), or (D) Parent or the Parent Board (or any committee thereof) shall have formally resolved or publicly authorized or proposed to take any of the foregoing actions; or

            (iii)  at any time prior to obtaining the Company Stockholder Approval, in order to accept a Company Superior Proposal in accordance with Section 5.2(c); provided, that the Company shall have (A)  simultaneously with such termination entered into the associated Company Alternative Acquisition Agreement, (B) otherwise complied with all provisions of Section 5.2(c), including the notice provisions thereof, and (C) paid any amounts due pursuant to Section 7.3(b); or

            (iv)  if (A) Parent or Merger Sub fails to consummate the Merger by the date required by Section 1.2 because of a failure to receive the proceeds from the Debt Financing (including any Alternative Financing), (B) all of the conditions set forth in Section 6.1 and Section 6.2 would be satisfied at the time of such termination if the Closing were held at the time of such termination, and (C) the Company stood ready, willing and able to consummate the Merger on the date required by Section 1.2 at the time of termination.

        The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give notice of such termination to the other party.

        Section 7.2    Effect of Termination.     In the event of termination of the Agreement, this Agreement shall immediately become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub, Merger Sub I or the Company, provided, that:

          (a)   the Confidentiality Agreement and the provisions of Section 3.29 and Section 4.19 (Brokers), Section 5.13 (Public Announcements), this Section 7.2, Section 7.3 (Fees and Expenses), Section 8.2 (Notices), Section 8.5 (Entire Agreement), Section 8.6 (No Third Party Beneficiaries), Section 8.7 (Governing Law), Section 8.8 (Submission to Jurisdiction; Limitation on Suits Against Parent Parties and Debt Financing Sources); Section 8.9 (Assignment; Successors), Section 8.10 (Specific Performance), Section 8.12 (Severability), Section 8.13 (Waiver of Jury Trial) and Section 8.16 (No Presumption Against Drafting Party) and the indemnification provisions of Section 5.15(b) (Financing) shall survive the termination hereof;

          (b)   the Company or Parent, as applicable, may have liability as provided in Section 7.3; and

          (c)   subject to Section 7.3(g) (including the limitation on liability set forth therein), no such termination shall relieve any party from any liability or damages resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity.

        Section 7.3    Fees and Expenses.

          (a)   Except as otherwise provided in this Section 7.3 or Section 5.15(b) [Financing], all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that the expenses incurred in connection with the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement, and all filing and other fees paid to the SEC, in each case in connection with the Merger (other than attorneys' fees, accountants' fees and related expenses), shall be shared equally by Parent and the Company.

          (b)   In the event that:

              (i)  (A) a Company Acquisition Proposal (whether or not conditional) or intention to make a Company Acquisition Proposal (whether or not conditional) is made directly to the Company's stockholders or is otherwise publicly disclosed (B) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) [Outside Date] or Section 7.1(b)(iii) [Company Requisite Vote] or by Parent pursuant to Section 7.1(c)(i) [Company Breach], and (C) within 12 months after the date of such termination, the Company enters into an agreement in respect of any Company Acquisition Proposal, or recommends or submits a Company Acquisition Proposal to its stockholders for adoption, or a transaction in respect of any Company Acquisition Proposal is consummated, which, in each case, need not be the same Company Acquisition Proposal that was made, disclosed or communicated prior to termination hereof (provided, that for purposes of this clause (C), each reference to "20%" in the definition of "Company Acquisition Proposal" shall be deemed to be a reference to "50%");

             (ii)  this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii) [Company Adverse Recommendation Change; Breach of Company Non-Solicit]; or

            (iii)  this Agreement is terminated by the Company pursuant to Section 7.1(d)(iii) [Company Superior Proposal];

  then, in any such event, the Company shall pay to Parent a fee of $140 million (the "Termination Fee") less the amount of any Expense Reimbursement previously paid to Parent (if any) pursuant to Section 7.3(d), it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion; provided, that the payment by the Company of the Termination Fee pursuant to this Section 7.3 shall not relieve the Company from any liability or damage resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or for fraud and shall not limit or otherwise affect Parent's rights to specific performance as provided in Section 8.10 or such party's rights as set forth in Section 7.2 or Section 8.6.

          (c)   In the event that:

              (i)  (A) a Parent Acquisition Proposal (whether or not conditional) or intention to make a Parent Acquisition Proposal (whether or not conditional) for Parent is made directly to Parent's stockholders or is otherwise publicly disclosed, (B) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(iv) [Parent Requisite Vote], and (C) within 12 months after the date of such termination, Parent enters into an agreement in respect of any Parent Acquisition Proposal, or recommends or submits a Parent Acquisition Proposal to its stockholders for adoption, or a transaction in respect of any Parent Acquisition Proposal is consummated, which, in each case, need not be the same Parent Acquisition Proposal that was made, disclosed or communicated prior to termination hereof (provided, that for purposes of this clause (C), each reference to "20%" in the definition of "Parent Acquisition Proposal" shall be deemed to be a reference to "50%");

             (ii)  this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii) [Parent Adverse Recommendation Change; Breach of Parent Non-Solicit];

            (iii)  this Agreement is terminated by Parent pursuant to Section 7.1(c)(iii) [Superior Proposal]; or

            (iv)  this Agreement is terminated by the Company pursuant to Section 7.1(d)(iv) [Financing Failure];

  then, (A) in the case of a termination by reasons of clauses (i), (ii) or (iii) above, Parent shall pay the Company the Termination Fee less the amount of any Expense Reimbursement previously paid to the Company (if any) pursuant to Section 7.3(d) and (B) in the case of a termination by reason of clause (iv) above only, Parent shall pay the Company $240 million (the "Financing Failure Fee")], it being understood that in no event shall Parent be required to pay the Termination Fee or Financing Failure Fee, as applicable, on more than one occasion; provided, that the payment by Parent of the Termination Fee or Financing Failure Fee, as applicable, pursuant to this Section 7.3 shall not relieve Parent from any liability or damage resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud and shall not, except as expressly set forth in Section 8.10, limit or otherwise affect the Company's rights to specific performance as provided in Section 8.10 or the Company's rights as set forth in Section 7.2 or Section 8.6.

          (d)   In the event that this Agreement is terminated (x) by Parent pursuant to Section 7.1(c)(i) [Company Breach] under circumstances in which the Termination Fee is not then payable pursuant to Section 7.3(b)(i) or (y) by the Company pursuant to Section 7.1(d)(i) [Parent Breach] under circumstances in which the Termination Fee is not payable pursuant to Section 7.3(c)(i), then the non-terminating party shall reimburse the terminating party and its Affiliates for all of their reasonable, documented out-of-pocket fees and expenses (including all reasonable, documented fees and expenses of its Representatives) incurred by the terminating party or on its behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (the "Expense Reimbursement"), up to a maximum amount of $40 million; provided, that the payment by the Company or Parent, as applicable, of the Expense Reimbursement pursuant to this Section 7.3(d), (i) shall not relieve the Company or Parent, as applicable, of any subsequent obligation to pay the Termination Fee pursuant to Section 7.3(b) or 7.3(c), except to the extent indicated in such Section and (ii) shall not relieve the Company or Parent, as applicable, from any liability or damage resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud and shall not limit or otherwise affect Parent's or the Company's rights to specific performance as provided in Section 8.10 or Parent's or the Company's rights as set forth in Section 7.2 or Section 8.6.

          (e)   Payment of the Termination Fee or Financing Failure Fee, as applicable, shall be made by wire transfer of same day funds to the accounts designated by the party entitled to receive such Termination Fee or Financing Failure Fee, as applicable, (i) on the earliest of the execution of a definitive agreement with respect to, submission to the stockholders of, or consummation of, any transaction contemplated by a Company Acquisition Proposal or Parent Acquisition Proposal, as applicable, in the case of a Termination Fee payable pursuant to Section 7.3(b)(i) or 7.3(c)(i), as applicable, (ii) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof), in the case of a Termination Fee payable pursuant to Section 7.3(b)(ii) or 7.3(c)(ii), as applicable, (iii) simultaneously with, and as a condition to the effectiveness of, termination, in the case of a Termination Fee payable pursuant to Section 7.3(b)(iii) or 7.3(c)(iii), as applicable, or (iv) as promptly as practicable after termination of this Agreement by the Company (and in any event within two (2) Business Days thereof) in the case of a Financing Failure Fee payable pursuant to Section 7.3(c)(iv). Payment of the Expense Reimbursement to the terminating party shall be made by wire transfer of same day funds to the accounts designated by the terminating party within two (2) Business Days after the terminating party notifies the non-terminating party of the amounts thereof.

          (f)    The Company and Parent each acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and the Company would not enter into this Agreement. Accordingly, if the Company or Parent, as applicable fails promptly to pay any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, the owed party commences a suit that results in a judgment against the owing party for the amounts set forth in this Section 7.3, the owing party shall pay to the owed party its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. Each of the parties hereto acknowledges that each of the Expense Reimbursement, the Termination Fee and the Financing Failure Fee is not a penalty, but rather are liquidated damages in a reasonable amount that will compensate a party in the circumstances in which such Expense Reimbursement, the Termination Fee or the Financing Failure Fee is due and payable, as the case may be, which amount would otherwise be impossible to calculate with precision.

          (g)   Notwithstanding anything to the contrary in this Agreement:

              (i)  (1) none of the Parent Parties or Debt Financing Sources (in each case except Parent, Merger Sub or Merger Sub I or any of their Subsidiaries) shall have any liability to the Company, any of its Affiliates or any of their respective Representatives (including without limitation their direct or indirect stockholders), and (2) none of the Company, any of its

    Affiliates or any of their respective Representatives (including, without limitation, their direct or indirect stockholders) shall have any liability to the Debt Financing Sources or any of their Affiliates (except Parent, Merger Sub or Merger Sub I or any of their Subsidiaries), in each case for any claim for any loss suffered as a result of any breach or termination of this Agreement, the Debt Financing Commitments or the Debt Financings (including any willful and material breach), or the failure of the Merger or any other transaction contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise.

             (ii)  without limiting the right of the Company to seek specific performance solely in accordance with Section 8.10, the maximum aggregate liability of Parent, Merger Sub and Merger Sub I for any loss suffered as a result of any breach of this Agreement, the Debt Financing Commitments or the Debt Financing (except for any willful and material breach or fraud), or the failure of the Merger or any other transaction contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, shall be limited to $140 million plus any amounts payable under Section 7.3(f) (inclusive of the Termination Fee and Expense Reimbursement, as applicable); provided, however, that solely in the event of a termination of this Agreement by the Company pursuant to Section 7.1(d)(iv) such amount shall be $240 million plus any amounts payable under Section 7.3(f) (inclusive of the Financing Failure Fee); and

            (iii)  without limiting the right of Parent to seek specific performance in accordance with Section 8.10, the maximum aggregate liability of the Company for any loss suffered as a result of any breach of this Agreement, the Debt Financing Commitments or the Debt Financing (except for any willful and material breach or fraud), or the failure of the Merger or any other transaction contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, shall be limited to $140 million plus any amounts payable under Section 7.3(f) (inclusive of the Termination Fee and the Expense Reimbursement, as applicable).

        Section 7.4    Amendment or Supplement.     This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time, whether before or after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained; provided, however, that after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company or Parent, as applicable, without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment. Notwithstanding anything to the contrary contained herein, Section 7.2, Section 7.3(g), Section 8.1, Section 8.6(b), Section 8.7, Section 8.8, Section 8.9 and Section 8.13 and this Section 7.4 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of Section 7.2, Section 7.3(g), Section 8.1, Section 8.6(b), Section 8.7, Section 8.8, Section 8.9 and Section 8.13 and this Section 7.4) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to the Debt Financing Sources without the prior written consent of the Debt Financing Sources.

        Section 7.5    Extension of Time; Waiver.     At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the Company Stockholder Approval or Parent Stockholder Approval, as applicable, has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company or Parent, as applicable, without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE VIII
GENERAL PROVISIONS

        Section 8.1    Nonsurvival of Representations and Warranties.     None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

        Section 8.2    Notices.     All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

          (i)    if to Parent, Merger Sub, Merger Sub I, the Surviving Corporation or the Ultimate Surviving Entity, to:

      AECOM Technology Corporation
      555 South Flower Street, Suite 3700
      Los Angeles, California 90071
      Attention: Matthew Clark; David Gan
      Facsimile: (213) 593-8730
      E-mail: Matt.Clark@aecom.com; David.Gan@aecom.com

      with a copy (which shall not constitute notice) to:

      Gibson, Dunn & Crutcher LLP
      2029 Century Park East
      40th Floor
      Los Angeles, CA 90067
      Attention: Jonathan K. Layne
      Facsimile: (310) 552-7053
      E-mail: jlayne@gibsondunn.com

          (ii)   if to Company, to:

      URS Corporation
      600 Montgomery Street, 26th Floor
      San Francisco, California 94111-2728
      Attention: Joseph E. Masters, Esq.
      Facsimile: (415) 834-1506
      E-mail: joseph.masters@urs.com

      with a copy (which shall not constitute notice) to:

      Wachtell, Lipton, Rosen & Katz
      51 West 52nd Street
      New York, NY 10019
      Attention: David E. Shapiro; Marshall Shaffer
      Facsimile: (212) 403-2314; (212) 403-2368
      E-mail: DEShapiro@wlrk.com; MPShaffer@wlrk.com

        Section 8.3    Certain Definitions.     For purposes of this Agreement:

          (a)   "Affiliate" of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

          (b)   "Business Day" means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed.

          (c)   "Code" means the Internal Revenue Code of 1986, as amended.

          (d)   "Canada Competition Act Clearance" means (a) the issuance of an Advance Ruling Certificate; (b) Parent and the Company have given the notice required under section 114 of the Canada Competition Act with respect to the transactions contemplated by this Agreement, and the applicable waiting period under section 123 of the Canada Competition Act has expired or has been terminated in accordance with the Competition Act; or (c) the obligation to give the requisite notice has been waived pursuant to paragraph 113(c) of the Canada Competition Act; and in the case of (b) or (c), Parent has been advised in writing by the Commissioner that he does not, at such time, intend to make an application under section 92 of the Canada Competition Act in respect of the transactions contemplated by this Agreement ("no-action letter").

          (e)   "control" (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          (f)    "Debt Financing Sources" means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with the Debt Financing or other financings in connection with the transactions contemplated hereby, including the parties to the Debt Financing Commitments and any joinder agreements or credit agreements (including the definitive agreements executed in connection with the Debt Financing Commitments) relating thereto.

          (g)   "Election Award Shares" means shares of Company Common Stock subject to Vesting PBRSUs, shares of Company Common Stock subject to Vesting TBRSUs, shares of Vesting PB Restricted Stock, shares of Vesting TB Restricted Stock and shares of Company Deferred Stock.

          (h)   "Existing Company Credit Facilities" means the credit facilities pursuant to that certain Credit Agreement among Company, certain subsidiaries of the Company, and the financial institutions party thereto dated as of October 19, 2011 (as amended by the First Amendment thereto dated as of May 23, 2013 and the Second Amendment thereto dated as of December 19, 2013).

          (i)    "Existing Company Notes" means, collectively, the 3.850% Senior Notes due 2017 issued pursuant to the First Supplemental Indenture and the 5.000% Senior Notes due 2022, issued pursuant to the Second Supplemental Indenture.

          (j)    "First Supplemental Indenture" means by the First Supplemental Indenture dated as of March 15, 2012, among the Company, URS Fox US LP, the additional guarantor parties thereto and U.S. Bank National Association.

          (k)   "Government Bid" means any offer made by the Company or any of its Affiliates (including its Subsidiaries) prior to the Closing Date which, if accepted, would result in a Government Contract.

          (l)    "Government Contract" means any Contract arising out of the operation of the business of the Company and its Subsidiaries, including any teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter agreement or other similar arrangement of any kind, between the Company or any of its Subsidiaries on the one hand, and (i) the U.S. Government, (ii) any prime contractor to the United States Government in its capacity as a prime contractor, or (iii) any subcontractor with respect to any Contract described in clause (i) or clause (ii) above, on the other hand. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

          (m)  "Indebtedness" means, with respect to any Person, (i) all obligations of such Person for borrowed money, or with respect to unearned advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person, (iv) all obligations of such Person under installment sale contracts and (v) all guarantees of any Indebtedness of any other Person.

          (n)   "Indentures" means, collectively, the Indenture dated as of March 15, among the Company, URS Fox US LP and U.S. Bank National Association, as supplemented by each of the First Supplemental Indenture and the Second Supplemental Indenture.

          (o)   "Knowledge" of (1) the Company means the actual knowledge of the officers listed on Section 8.3 of the Company Disclosure Letter and (2) Parent means the actual knowledge of the officers listed on Section 8.3 of the Parent Disclosure Letter.

          (p)   "Parent Parties" means collectively, (i) Parent, Merger Sub, Merger Sub I, the Debt Financing Sources and any of their respective current, former or future Affiliates and (ii) the current, former or future directors, officers, general or limited partners, shareholders, members, managers, controlling persons, employees, representatives or agents if any of the Persons listed in the foregoing clause (i).

          (q)   "Permitted Liens" means (A) Permitted Encumbrances, (B) purchase-money Liens and Liens incurred in connection with any capitalized lease in the ordinary course of business, (C) pledges or deposits in the ordinary course of business and on a basis consistent with past practice in connection with workers' compensation, unemployment insurance or other social security legislation, (D) statutory Liens arising by operation of Law with respect to a liability incurred in the ordinary course of business on a basis consistent with past practice not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established therefor, and (E) transfer restrictions imposed by applicable securities laws.

          (r)   "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization, including any Governmental Entity.

          (s)   "Second Supplemental Indenture" means the Second Supplemental Indenture dated as of March 15, 2012, among the Company, URS Fox U.S. LP, the additional guarantor parties thereto and U.S. Bank National Association.

          (t)    "Significant Joint Venture" means each unconsolidated joint venture of a Person and its Subsidiaries which, as of the date hereof, had equity income greater than $5 million during such joint venture's 2013 fiscal year and each consolidated joint venture of a Person and its Subsidiaries which, as of the date hereof, had revenues over $50 million during such joint venture's 2013 fiscal year.

          (u)   "Significant Subsidiary" means each "significant subsidiary" (other than any such subsidiary which is not more than 50% owned by a Person) of a Person within the meaning of Rule 1-02(w) of Regulation S-X of the SEC.

          (v)   "Subsidiary" means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person; provided, that any joint venture which is otherwise a "Subsidiary" of a Person pursuant to the foregoing definition, other than Significant Joint Ventures, shall only be considered a Subsidiary of any Person in this Agreement for purposes of the definition of "Material Adverse Effect", and for purposes of Section 5.9 and 5.17.

          (w)  "Tax" means (i) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, escheat or unclaimed property, windfall profits, customs duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of Law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

          (x)   "Tax Return" means any and all returns, declarations, reports, statements, information statements, elections, claims for refund, amendments, schedules, attachments and other documents filed or required to be filed with a Governmental Entity with respect to Taxes.

        Section 8.4    Interpretation.     When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word "including" and words of similar import when used in this Agreement will mean "including, without limitation," unless otherwise specified. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term

"or" is not exclusive. The word "will" shall be construed to have the same meaning and effect as the word "shall." References to days mean calendar days unless otherwise specified.

        Section 8.5    Entire Agreement.     This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

        Section 8.6    No Third Party Beneficiaries.

          (a)   Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

          (b)   Notwithstanding the foregoing clause (a), (i) following the Effective Time, the provisions of Section 5.9 shall be enforceable as provided in Section 5.9(e) thereof, (ii) the provisions of Section 7.3(g) shall be enforceable against the Company, its Affiliates and each of their respective Representatives, including, without limitation, their direct or indirect stockholders by each of the Parent Parties and the Debt Financing Source and its successors and assigns, and (iii) the provisions of Section 7.4, this Section 8.6 and Section 8.7, 8.8, 8.9, 8.10 and 8.13 shall be enforceable against all parties to this Agreement by each Debt Financing Source and its successors and assigns.

          (c)   The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 7.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the Knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

        Section 8.7    Governing Law.     This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware; provided that, notwithstanding the foregoing, all disputes or controversies arising out of or relating to the Debt Financing Commitments, the Debt Financing or the transactions contemplated thereby, other than any determinations thereunder as to (i) the accuracy of any representations and warranties made by or on behalf of the Company and its Subsidiaries in this Agreement and whether as a result of any inaccuracy thereof the Parent or any of its Subsidiaries that is a party to this Agreement can terminate its obligations under this Agreement or not consummate the Merger, (ii) the determination of whether the Merger has been consummated in accordance with the terms of this Agreement and (iii) the interpretation of the definition of "Material Adverse Effect" and whether a Material Adverse Effect has occurred (each of (i) through (iii) shall be governed by the internal laws of the State of Delaware), shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York.

        Section 8.8    Submission to Jurisdiction; Limitations on Suits Against Parent Parties and Debt Financing Sources.

          (a)   Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

          (b)   Notwithstanding anything in this Agreement to the contrary, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Parent Parties or Debt Financing Sources (other than Parent, Merger Sub or Merger Sub I) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing Commitments or the definitive agreements executed in connection therewith or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

        Section 8.9    Assignment; Successors.     Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that Parent, Merger Sub and Merger Sub I may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to (a) Parent or any of its Affiliates at any time, in which case all references herein to Parent, Merger Sub or Merger Sub I shall be deemed references to such other Affiliate, except that all representations and warranties made herein with respect to Parent, Merger Sub or Merger Sub I as of the date of this Agreement shall be deemed to be representations and warranties made with respect to such other Affiliate as of the date of such assignment or (b) after the Effective Time, any Person; provided further that Parent, Merger Sub and Merger Sub I may assign all or a portion of their respective rights hereunder to any Debt Financing Source, including, without limitation, any agent or other representative thereof, as collateral security for obligations thereto in respect of the Debt Financing, including any refinancings, extensions, refundings or renewals thereof without the consent of Company, but any such assignment shall not relieve Parent, Merger Sub and Merger Sub I of their respective obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        Section 8.10    Specific Performance.

          (a)   The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, prior to any termination of this Agreement pursuant to Section 7.1 and subject to Section 8.10(b), the parties acknowledge and agree that each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

          (b)   Notwithstanding anything to the contrary in this Agreement, the Company shall not be entitled to specifically enforce the respective obligations of Parent, Merger Sub or Merger Sub I, to conduct the Closing or cause the Merger to be consummated if the Debt Financing or, if applicable, any Alternative Financing, is not available in an amount sufficient to permit Parent to consummate the Merger on the date that would otherwise have been the Closing Date (it being understood that the Company shall, prior to the termination of this Agreement, be entitled to seek specific performance of Parent's obligations in Section 5.15 of this Agreement to seek to obtain the Debt Financing or Alternative Financing).

        Section 8.11    Currency.     All references to "dollars" or "$" or "US$" in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

        Section 8.12    Severability.     Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

        Section 8.13    Waiver of Jury Trial.     EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT FINANCING COMMITMENTS, THE DEBT FINANCING OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

        Section 8.14    Counterparts.     This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

        Section 8.15    Facsimile or .pdf Signature.     This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

        Section 8.16    No Presumption Against Drafting Party.     Each of Parent, Merger Sub, Merger Sub I and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective authorized persons or officers thereunto duly authorized.

AECOM TECHNOLOGY CORPORATION
By:	/s/ MICHAEL S. BURKE
	Name:	Michael S. Burke
	Title:	President and Chief Executive Officer
ACM MOUNTAIN I, LLC
By:	/s/ DAVID Y. GAN
	Name:	David Y. Gan
	Title:	Authorized Person
ACM MOUNTAIN II, LLC
By:	/s/ DAVID Y. GAN
	Name:	David Y. Gan
	Title:	Authorized Person
URS CORPORATION
By:	/s/ H. THOMAS HICKS
	Name:	H. Thomas Hicks
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Merger Agreement]

Annex B

[LETTERHEAD OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED]

July 11, 2014

The Board of Directors
AECOM Technology Corporation
555 South Flower Street, Suite 3700
Los Angeles, California 90071

Members of the Board of Directors:

        We understand that AECOM Technology Corporation ("AECOM") proposes to enter into an Agreement and Plan of Merger (the "Agreement") among AECOM, ACM Mountain I, LLC, a Delaware limited liability company and direct wholly owned subsidiary of AECOM ("Merger Sub"), ACM Mountain II, LLC, a Delaware limited liability company and direct wholly owned subsidiary of AECOM ("Merger Sub I"), and URS Corporation, a Delaware corporation ("URS"), pursuant to which, among other things, Merger Sub will be merged with and into URS ("Merger 1") and each outstanding share of the common stock, par value $0.01 per share, of URS ("URS Common Stock") will be converted into the right to receive, at the election of the holder thereof and subject to certain proration and allocation procedures (as to which we express no opinion), (i) that number of shares of the common stock, par value $0.01 per share, of AECOM ("AECOM Common Stock") equal to the quotient of (a) the Per Share Amount (as defined below) divided by the average of the closing sales prices of AECOM Common Stock on the New York Stock Exchange as reported for the five trading days immediately preceding the effective date of the Merger (the "AECOM Closing Price" and, the number of shares of AECOM Common Stock so issuable in the Merger, the "Stock Consideration") and/or (ii) a cash amount equal to the Per Share Amount (such cash amount, the "Cash Consideration" and, together with the Stock Consideration, in the aggregate, the "Consideration"). The Agreement provides that the Per Share Amount will be calculated as the sum of (A) $33.00 plus (B) the product of 0.734 and the AECOM Closing Price and that, on an aggregate basis, the Stock Consideration will comprise at least 41% of the Consideration. We also understand that, immediately following Merger 1 and as part of a single integrated transaction, AECOM will cause URS, as the surviving corporation in Merger 1, to be merged with and into Merger Sub I, with Merger Sub I as the surviving entity in such merger ("Merger 2" and, together with Merger 1, the "Transaction"). The terms and conditions of the Transaction are more fully set forth in the Agreement.

        You have requested our opinion as to the fairness, from a financial point of view, to AECOM of the Consideration to be paid by AECOM in the Transaction.

        In connection with this opinion, we have, among other things:

  (i)
  reviewed certain publicly available business and financial information relating to URS and AECOM;

  (ii)
  reviewed certain internal financial and operating information with respect to the business, operations and prospects of URS furnished to or discussed with us by the management of URS, including certain financial forecasts relating to URS prepared by the management of URS (such forecasts, the "URS Forecasts"), reviewed an alternative version of the URS Forecasts incorporating certain adjustments thereto prepared by the management of AECOM (such forecasts, as adjusted, the "Adjusted URS Forecasts"), and discussed with the management of AECOM its assessments as to the relative likelihood of achieving the future financial results reflected in the URS Forecasts and the Adjusted URS Forecasts;

The Board of Directors
AECOM Technology Corporation

  (iii)
  reviewed certain internal financial and operating information with respect to the business, operations and prospects of AECOM furnished to or discussed with us by the management of AECOM, including certain financial forecasts relating to AECOM prepared by the management of AECOM (such forecasts, the "AECOM Forecasts");

  (iv)
  reviewed certain estimates as to the amount and timing of cost savings (the "Cost Savings") anticipated by the management of AECOM to result from the Transaction;

  (v)
  discussed the past and current business, operations, financial condition and prospects of URS with members of senior managements of URS and AECOM, and discussed the past and current business, operations, financial condition and prospects of AECOM with members of senior management of AECOM;

  (vi)
  reviewed the potential pro forma financial impact of the Transaction on the future financial performance of AECOM, including the potential effect on AECOM's estimated earnings per share;

  (vii)
  reviewed the trading histories for AECOM Common Stock and URS Common Stock and a comparison of such trading histories with each other and with the trading histories of other companies we deemed relevant;

  (viii)
  compared certain financial and stock market information of AECOM and URS with similar information of other companies we deemed relevant;

  (ix)
  compared certain financial terms of the Transaction to financial terms, to the extent publicly available, of other transactions we deemed relevant;

  (x)
  reviewed a draft, dated July 11, 2014, of the Agreement (the "Draft Agreement"); and

  (xi)
  performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

        In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the managements of AECOM and URS that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the URS Forecasts, we have been advised by URS, and we have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of URS as to the future financial performance of URS. With respect to the Adjusted URS Forecasts, we have assumed, at the direction of AECOM, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of AECOM as to the future financial performance of URS and, based on the assessments of the management of AECOM as to the relative likelihood of achieving the future financial results reflected in the URS Forecasts and the Adjusted URS Forecasts, we have relied, at the direction of AECOM, on the Adjusted URS Forecasts for purposes of our analyses and opinion. With respect to the AECOM Forecasts and the Cost Savings, we have assumed, at the direction of AECOM, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of AECOM as to the future financial performance of AECOM, such Cost Savings and the other matters covered thereby, and further have assumed, with the consent of

The Board of Directors
AECOM Technology Corporation

AECOM, that such Cost Savings will be realized in the amounts and at the times projected. At the direction of AECOM, we have relied upon the assessments of the management of AECOM as to (i) the potential impact on AECOM and URS of certain market and other trends and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the engineering and construction industry, (ii) the existing and future relationships, agreements and arrangements with, and the ability to retain key employees, commercial arrangements and contracts of AECOM and URS and (iii) the ability to integrate the businesses and operations of AECOM and URS. We have assumed, at the direction of AECOM, that there will be no developments with respect to any such matters that would have an adverse effect on AECOM, URS or the Transaction (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion.

        We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of AECOM, URS or any other entity, nor have we made any physical inspection of the properties or assets of AECOM, URS or any other entity. We have not evaluated the solvency or fair value of AECOM, URS or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of AECOM, that the Transaction will be consummated in accordance with its terms and in accordance with all applicable laws or other requirements, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on AECOM, URS or the Transaction (including the contemplated benefits thereof) that would be meaningful in any respect to our analyses or opinion. We also have assumed, at the direction of AECOM, that Merger 1 and Merger 2, taken together, will be treated as a single integrated transaction and will qualify for U.S. federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. We further have assumed, at the direction of AECOM, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.

        We express no view or opinion as to any terms or other aspects or implications of the Transaction (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Transaction or any terms, aspects or implications of any arrangements, agreements or understandings entered into in connection with or related to the Transaction or otherwise. Our opinion is limited to the fairness, from a financial point of view, to AECOM of the Consideration and no opinion or view is expressed with respect to any consideration received in connection with the Transaction by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Consideration or otherwise. Furthermore, no opinion or view is expressed as to the relative merits of the Transaction in comparison to other strategies or transactions that might be available to AECOM or in which AECOM might engage or as to the underlying business decision of AECOM to proceed with or effect the Transaction. We also are not expressing any view or opinion with respect to, and we have relied, with the consent of AECOM, upon the assessments of representatives of AECOM regarding, legal, regulatory, accounting, tax and similar matters relating to AECOM, URS and the Transaction

The Board of Directors
AECOM Technology Corporation

(including the contemplated benefits thereof) as to which we understand that AECOM obtained such advice as it deemed necessary from qualified professionals. We further are not expressing any opinion as to what the value of AECOM Common Stock actually will be when issued or the prices at which AECOM Common Stock or URS Common Stock will trade at any time, including following announcement or consummation of the Transaction. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Transaction or any other matter.

        We have acted as financial advisor to AECOM in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and the principal portion of which is contingent upon consummation of the Transaction. We and certain of our affiliates also are participating in the financing for the Transaction, for which services we and our affiliates will receive significant compensation, including potentially acting as (i) arranger and book manager for certain amendments to AECOM's existing credit facilities proposed to be undertaken in connection with the Transaction (the "Amended Credit Facilities"), (ii) arranger, book manager, administrative agent and collateral agent for, and lender under, certain new senior secured credit facilities of AECOM proposed to be entered into in connection with the Transaction (the "New Credit Facilities") and certain incremental term loans and performance letters of credit under the Amended Credit Facilities or New Credit Facilities and/or (iii) bookrunner and initial purchaser for a proposed debt offering by AECOM in connection with the Transaction. In addition, AECOM has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

        We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of AECOM, URS and certain of their respective affiliates.

        We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to AECOM and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as bookrunner, arranger and administrative agent for, and as a lender under, certain credit facilities, term loans and lines of credit of AECOM and its affiliates, (ii) having provided or providing certain foreign exchange trading services to AECOM and (iii) having provided or providing certain treasury and management products and services to AECOM.

        In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to URS and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as bookrunner, arranger and syndication agent for, and as a lender under, certain credit facilities, term loans, lines of credit and leasing facilities of URS and its affiliates, (ii) having acted as agent for a share repurchase by URS in connection with its stock

The Board of Directors
AECOM Technology Corporation

repurchase program, (iii) having provided or providing certain foreign exchange trading services to URS and (iv) having provided or providing certain treasury and management products and services to URS.

        It is understood that this letter is for the benefit and use of the Board of Directors of AECOM (in its capacity as such) in connection with and for purposes of its evaluation of the Transaction.

        Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. As you are aware, the credit, financial and stock markets have experienced volatility and we express no opinion or view as to any potential effects of such volatility on AECOM, URS or the Transaction. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.

        Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be paid by AECOM in the Transaction is fair, from a financial point of view, to AECOM.

Very truly yours,

/s/ MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

MERRILL LYNCH, PIERCE, FENNER & SMITH
       INCORPORATED

Annex C

July 11, 2014

Board of Directors
AECOM Technology Corporation
555 South Flower Street, Suite 3700
Los Angeles, California 90071

The Board of Directors:

        You have requested our opinion as to the fairness, from a financial point of view, to AECOM Technology Corporation (the "Company") of the Consideration (as defined below) to be paid by the Company pursuant to the Agreement and Plan of Merger (the "Agreement") to be entered into by URS Corporation (the "Target"), the Company, ACM Mountain I, LLC, a wholly owned subsidiary of the Company (the "Merger Sub") and ACM Mountain II, LLC, a wholly owned subsidiary of the Company ("Merger Sub I"). As more fully described in the Agreement, Merger Sub will be merged with and into the Target (with Target surviving such merger) and immediately following such merger and, as part of a single integrated transaction, Target will be merged with and into Merger Sub I with Merger Sub I surviving that merger (collectively the "Transaction"). In the Transaction, each issued and outstanding share of the common stock par value $0.01 per share ("Target Common Stock"), of the Target will be converted into the right to receive (subject to certain election, proration and other procedures and limitations set forth in the Agreement, as to which election, proration, procedures and limitations we express no opinion), the Cash Consideration (as defined in the Agreement) and/or (ii) the Stock Consideration (as defined in the Agreement) (the Cash Consideration and the Stock Consideration to be paid in the aggregate by the Company being collectively referred to as the "Consideration").

        We are delivering this opinion to you as your financial advisor and will receive a fee upon our delivery of this opinion, regardless of the conclusion reached herein. Our affiliates, employees, officers and partners may at any time own securities (long or short) of the Company and the Target. During the past two years, we have not been retained to provide investment banking or other services to the Company or to Target. In the future we may provide investment banking and/or other services to the Company unrelated to the Transaction and may receive compensation for such services. We have provided investment banking and other services to significant shareholders of the Target unrelated to the Transaction and currently and in the future may provide such services to significant shareholders of the Target and have received and may receive compensation for such services.

        Our opinion does not address the Company's underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or act with respect to the Transaction or any other matter. At your direction, we have not been asked to, nor do we, offer any opinion as to any terms of the Agreement or any aspect or implication of the Transaction, except for the Consideration to the extent expressly specified herein. Our opinion relates to the relative values of the Company and the Target. With your consent, we express no opinion as to what the value of

Company Common Stock actually will be when issued pursuant to the Transaction or the prices at which Company Common Stock or Target Common Stock may trade at any time. We are not tax, legal, regulatory or accounting experts and have assumed and relied upon, without independent verification, the assessments of the Company and its other advisors with respect to tax, legal, regulatory and accounting matters. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Agreement will not differ in any material respect from the draft that we have reviewed, that the Transaction will be consummated in accordance with its terms and that the parties to the Agreement will comply with all the material terms of the Agreement. We also have assumed, with your consent, that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without the imposition of any delay, limitation, restriction, divestiture or condition that would be adverse in a way that would be material to our analysis. In addition, representatives of the Company have advised us, and we have assumed, with your consent, that the Transaction will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We also have not been requested to, and have not, participated in the structuring or negotiation of the Transaction.

        In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Target and the Company; (ii) reviewed certain information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Target, including (i) financial forecasts prepared by the Target and provided to us by the Company and (ii) adjustments made to those financial forecasts by management of the Company (the "Adjusted Forecasts") and due diligence information conducted by the Company in connection therewith and provided to us by the Company; (iii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company, including financial forecasts provided to or discussed with us by the management of the Company; (iv) reviewed certain internal information relating to cost savings, synergies and related expenses expected to result from the Transaction (the "Expected Synergies") and certain other pro forma financial effects of the Transaction furnished to us by the Company; (v) conducted discussions with members of the senior management and representatives of the Company concerning the information described in clauses (i)—(iv) of this paragraph, as well as the businesses and prospects of the Target and the Company generally; (vi) reviewed publicly available financial and stock market data of certain other companies in lines of business that we deemed relevant; (vi) reviewed the financial terms of certain other transactions that we deemed relevant; (vii) reviewed a draft, dated July 11, 2014, of the Agreement; and (viii) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

        In connection with our review, we have not assumed any responsibility for independent verification of any of the information supplied to, discussed with or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Target or the Company, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts (in the case of the Target, the Adjusted Forecast) and other information relating to the Target and the Company, Expected Synergies and other pro forma financial effects referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Target or the Company, as the case may be, as to the future performance of the Target and the Company, such

Expected Synergies (including the amount, timing and achievability thereof) and such other pro forma financial effects. We also have assumed, at your direction, that the future financial results (including Expected Synergies) reflected in such forecasts and other information will be achieved at the times and in the amounts projected. In addition, at your direction, we have relied on the assessments of the management of the Company as to the Company's ability to retain key employees of the Target and to integrate the businesses of the Target and the Company.

        Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

        This opinion is for the use and benefit of the Board of Directors of the Company (in its capacity as such) in its evaluation of the Transaction and, except as expressly set forth in our engagement letter with the Company regarding the Transaction, may not be disclosed without our prior written consent. This opinion does not address the fairness of the Transaction or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company or the Target.

        In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Consideration or otherwise. This opinion was approved by a Moelis & Company LLC fairness opinion committee.

        Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Consideration to be paid by the Company in the Transaction is fair from a financial point of view to the Company.

Very truly yours,
MOELIS & COMPANY LLC

Annex D

July 11, 2014

The Board of Directors
URS Corporation
600 Montgomery Street
26th Floor
San Francisco, California 94111

Members of the Board:

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of URS Corporation ("URS") of the Cash Consideration and the Stock Consideration (each as defined below), taken in the aggregate, to be received by such holders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of July 11, 2014 (the "Merger Agreement"), by and among AECOM Technology Corporation ("AECOM"), ACM Mountain I, LLC ("Merger Sub"), ACM Mountain II, LLC and URS. As more fully described in the Merger Agreement, (i) Merger Sub will be merged with and into URS (the "Merger"), (ii) immediately following the Merger, URS will be merged with and into ACM Mountain II, LLC (the "Subsequent Merger" and, together with the Merger, the "Transaction") and (iii) each outstanding share of the common stock, par value $0.01 per share, of URS ("URS Common Stock") (other than shares of URS Common Stock held in treasury by URS or owned, directly or indirectly, by AECOM or Merger Sub or any of their respective subsidiaries, or as to which dissenters' rights have been perfected) will be converted into, at the election of the holder thereof (subject to certain proration and other procedures and limitations contained in the Merger Agreement, as to which procedures and limitations we are expressing no opinion), the right to receive one of the following: (A) an amount of cash, without interest, rounded to the nearest one-tenth of a cent, equal to the sum of $33.00 plus the product of 0.734 multiplied by the Parent Closing Price (as defined in the Merger Agreement) (the "Cash Consideration") or (B) that number of shares of the common stock, par value $0.01 per share, of AECOM ("AECOM Common Stock") equal to the quotient (rounded to four decimal places) obtained by dividing the Cash Consideration by the Parent Closing Price (the "Stock Consideration").

        In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of URS and certain senior officers and other representatives and advisors of AECOM concerning the businesses, operations and prospects of URS and AECOM. We examined certain publicly available business and financial information relating to URS and AECOM as well as certain financial forecasts and other information and data relating to URS and AECOM which were provided to or discussed with us by the respective managements of URS and AECOM, including information relating to specific risks and uncertainties that management of URS has relating to such forecasts relating to URS, and information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the managements of URS and AECOM to result from the Transaction. We reviewed the financial terms of the Transaction as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of URS Common Stock and AECOM Common Stock; the historical and projected earnings and other operating data of URS and AECOM; and the capitalization and financial condition of URS and AECOM. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Transaction and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of URS and AECOM. We also evaluated certain potential pro forma financial effects of the Transaction on AECOM. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

        In rendering our opinion, we have assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the managements of URS and AECOM that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to URS and AECOM provided to or otherwise reviewed by or discussed with us, we have been advised by the respective managements of URS and AECOM that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of URS and AECOM as to the future financial performance of URS and AECOM, the potential strategic implications and operational benefits anticipated to result from the Transaction and the other matters covered thereby, and have assumed, with your consent, that the financial results (including the potential strategic implications and operational benefits anticipated to result from the Transaction) reflected in such forecasts and other information and data will be realized in the amounts and at the times projected.

        We have assumed, with your consent, that the Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on URS, AECOM or the contemplated benefits of the Transaction. We also have assumed, with your consent, that the Transaction will be treated as a tax-free reorganization for federal income tax purposes. We are not expressing any opinion as to what the value of the AECOM Common Stock actually will be when issued pursuant to the Transaction or the price at which the AECOM Common Stock will trade at any time. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of URS or AECOM nor have we made any physical inspection of the properties or assets of URS or AECOM. Our opinion does not address the underlying business decision of URS to effect the Transaction, the relative merits of the Transaction as compared to any alternative business strategies that might exist for URS or the effect of any other transaction in which URS might engage. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Cash Consideration and the Stock Consideration, taken in the aggregate. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.

        Citigroup Global Markets Inc. has acted as financial advisor to the Value Creation Committee of the Board of Directors of URS in connection with the proposed Transaction and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Transaction. We also will receive a fee in connection with the delivery of this opinion. We and our affiliates in the past have provided, and currently provide, services to URS unrelated to the proposed Transaction, for which services we and such affiliates have received and expect to receive compensation, including, without limitation, acting as joint lead arranger and lender under URS' existing credit facilities. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of URS and AECOM for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with URS, AECOM and their respective affiliates.

        Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of URS in its evaluation of the proposed Transaction, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on, or make an election with respect to, any matters relating to the proposed Transaction.

        Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Cash Consideration and the Stock Consideration, taken in the aggregate, is fair, from a financial point of view, to the holders of URS Common Stock.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

Annex E

July 11, 2014

Board of Directors
URS Corporation
600 Montgomery Street, 26th Floor
San Francisco, CA 94111

Members of the Board:

        We understand that URS Corporation (the "Company"), AECOM Technology Corporation ("Parent"), ACM Mountain I, LLC, a direct wholly-owned subsidiary of the Parent ("Merger Sub"), and ACM Mountain II, LLC, a direct wholly-owned subsidiary of Parent ("Merger Sub I"), have entered into an Agreement and Plan of Merger, dated as of July 11, 2014 (the "Merger Agreement"), which provides, among other things, for the merger of Merger Sub with and into the Company (the "Merger") and, immediately following the Merger and as part of a single integrated transaction, the merger of the surviving corporation of the Merger with and into Merger Sub I (the "Second Merger" and, together with the Merger, the "Mergers"). Pursuant to the Mergers, each outstanding share of common stock, par value $0.01 per share ("the Company Common Stock") of the Company, other than shares held in treasury or held by Parent, Merger Sub or any of their respective affiliates or as to which dissenters' rights have been perfected, will be converted into the right to receive the value equal to $33.00 in cash plus 0.7340 of a share of the common stock, par value $0.01 per share of Parent (the "Parent Common Stock"), which value will consist of, at the holder's election, either cash or Parent Common Stock, pursuant to the formula set forth in the Merger Agreement (collectively, the "Merger Consideration"). The terms and conditions of the Mergers are more fully set forth in the Merger Agreement.

        You have asked for our opinion as to whether the Merger Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock.

        For purposes of the opinion set forth herein, we have:

  1)
  Reviewed certain publicly available financial statements and other business and financial information of the Company and Parent;

  2)
  Reviewed certain internal financial statements and other financial and operating data concerning the Company and Parent;

  3)
  Reviewed certain financial projections prepared by the respective managements of the Company and Parent;

  4)
  Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Transaction, prepared by the managements of the Company and Parent;

  5)
  Discussed the past and current operations and financial condition and the prospects of the Company, including information relating to certain strategic, financial and operational benefits anticipated from the Mergers, with senior executives of the Company;

  6)
  Discussed the past and current operations and financial condition and the prospects of Parent, including information relating to certain strategic, financial and operational benefits anticipated from the Mergers, with senior executives of Parent;

  7)
  Reviewed the pro forma impact of the Transaction on Parent's earnings per share, cash flow, consolidated capitalization and financial ratios;

  8)
  Reviewed the reported prices and trading activity for the Company Common Stock and the Parent Common Stock;

  9)
  Compared the financial performance of the Company and Parent and the prices and trading activity of the Company Common Stock and the Parent Common Stock with that of certain other publicly-traded companies;

  10)
  Reviewed the financial terms, to the extent publicly available, of certain acquisition transactions;

  11)
  Participated in certain discussions and negotiations among representatives of the Company and its financial and legal advisors;

  12)
  Reviewed the Merger Agreement and certain related documents; and

  13)
  Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

        We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and Parent. With respect to the financial projections for the Company (the "Company Projections") and Parent (the "Parent Projections"), including information relating to certain strategic, financial and operational benefits anticipated from the Mergers, we have been advised by management of the Company and Parent, respectively, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and Parent of the future financial performance of the Company and Parent, respectively. In addition, we have assumed that the Mergers will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Mergers will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended. We have also assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Mergers, no delays, limitations, conditions or restrictions will be imposed that would have an adverse effect on the Company, Parent or the contemplated benefits expected to be derived in the proposed Mergers.

        We are not legal, tax, regulatory or actuarial advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory or actuarial advisors with respect to legal, tax, regulatory or actuarial matters. Our opinion does not address the relative merits of the Mergers as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company's officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of the Company Common Stock in the Mergers. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or Parent, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

        We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Mergers. Dean Bradley Osborne Partners LLC may also seek to provide such services to Parent and the Company in the future and expects to receive fees for the rendering of these services.

        Please note that Dean Bradley Osborne Partners LLC provides investment banking and other services to a wide range of persons from which conflicting interest or duties may arise. Dean Bradley Osborne Partners LLC, its affiliates, directors, members, managers and officers may at any time hold long or short positions, and may trade or otherwise structure and effect transactions in debt or equity securities or loans of the Parent, the Company, or any other company that may be involved in the Merger.

        This opinion has been approved by our opinion committee in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company. In addition, this opinion does not in any manner address the prices at which the Parent Common Stock will trade following consummation of the Merger and Dean Bradley Osborne Partners LLC expresses no opinion or recommendation as to how the stockholders of Parent and the Company should vote at the stockholders' meeting, if any, to be held in connection with the Mergers or as to how the stockholders of the Company shall elect in connection with the Mergers.

        Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock.

Very truly yours,
DEAN BRADLEY OSBORNE PARTNERS LLC
By:	/s/ GORDON G. DEAN Gordon G. Dean Partner

Annex F

8 DEL. C. SEC. 262

Appraisal rights.

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

          (2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (4)   In the event of an amendment to a corporation's certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word "amendment" substituted for the words "merger or consolidation," and the word "corporation" substituted for the words "constituent corporation" and/or "surviving or resulting corporation."

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a non-stock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a non-stock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.